                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                               Washington, DC 20549

                                                    FORM U-3A-2
                                                              File No. 69-344

                                           Statement by Holding Company
                                       Claiming Exemption Under Rule U-3A-2
                                            from the Provisions of the
                                    Public Utility Holding Company Act of 1935

                                       To Be Filed Annually Prior to March 1

                                               EDISON INTERNATIONAL
                                                 (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

1.  NAME, STATE OF ORGANIZATION, LOCATION AND NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF, OTHER
THAN ANY EXEMPT WHOLESALE GENERATOR (EWG) OR FOREIGN UTILITY COMPANY IN WHICH CLAIMANT DIRECTLY OR INDIRECTLY
HOLDS AN INTEREST.

                                                  HOLDING COMPANY
                                                  ---------------

00     EDISON INTERNATIONAL is a corporation organized under the laws of the State of California and having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 999), Rosemead, California 91770.  It
       was organized principally to acquire and hold securities of other corporations for investment purposes.
       Edison International has the following subsidiaries:

                                               UTILITY SUBSIDIARIES
                                               --------------------

01     SOUTHERN CALIFORNIA EDISON COMPANY ("SCE") is a California corporation having its principal place of business at 2244 Walnut Grove Avenue (P.O. Box 800), Rosemead, California 91770.  SCE is a public utility primarily engaged in the business of supplying electric energy to portions of central and southern
       California, excluding the City of Los Angeles and certain other cities.  Unless otherwise indicated, its subsidiaries have the same principal place of business as Southern California Edison Company:

02        CALIFORNIA ELECTRIC POWER COMPANY (inactive).

02        CONSERVATION FINANCING CORPORATION is a California corporation engaged in the remediation and mitigation of environmental liabilities.

02        EDISON ESI is a California corporation engaged in the business of marketing services, products, information, and copyrighted materials to third parties on behalf of SCE.

02        Edison Material Supply is a Delaware limited liability company that provides procurement, inventory and warehousing services.

02        MONO POWER COMPANY is an inactive California corporation that has been engaged in the business of exploring for and developing fuel resources.

03            The Bear Creek Uranium Company is an inactive California partnership between Mono Power Company
              (50%) and RME Holding Company (formerly Union Pacific Resources Group, Inc.) (50%) that is engaged in reclamation of an integrated uranium mining and milling complex in Wyoming.

02        SCE CAPITAL COMPANY (inactive Delaware corporation).

02        SCE Funding LLC is a Delaware limited liability company that acts as a financing vehicle for rate reduction bonds.

02        SCE Trust I is a Delaware business trust organized to act as a financing vehicle.

02        SCE Trust II is a Delaware business trust organized to act as a financing vehicle.

02        SCE UK Services Ltd. is a United Kingdom private limited company having its registered office at
          Lansdowne House, Berkeley Square, London, England W1X 5DH, which provides auditing services for affiliated companies.

02        SOUTHERN STATES REALTY is a California corporation engaged in holding real estate assets for SCE.

                                              NONUTILITY SUBSIDIARIES
                                              -----------------------

01     EDISON DRIVES ELECTRIC is an inactive California corporation having its principal place of business at
       2244 Walnut Grove Avenue, Rosemead, California 91770, which was engaged in administering a vehicle lease program for Edison International employees.

01     EDISON ENERGY (inactive)

01     EDISON INSURANCE SERVICES, INC., is a Hawaii corporation having its principal executive office at 745 Fort
       Street, Suite 800, Honolulu, Hawaii 96813, which provides domestic and foreign property damage and business interruption insurance to Edison International and its subsidiaries.

01     EDISON INTERNATIONAL POWER (inactive)

01     EDISON VENTURES is a California corporation having its principal place of business at 2244 Walnut Grove
       Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of its nonutility subsidiaries.  The subsidiaries of Edison Ventures are as follows:

02        EDISON TRANSENERGY is a California corporation having its principal place of business at 2244 Walnut
          Grove Avenue, Rosemead, California 91770, which is engaged in pipeline development activities to transport crude oil.

01     EIX Trust I is a Delaware business trust that acts as a financing vehicle.

01     EIX Trust II is a Delaware business trust that acts as a financing vehicle.

01     EIX Trust III is a Delaware business trust organized to act as a financing vehicle.

01     THE MISSION GROUP is a California corporation having its principal place of business at 2244 Walnut Grove
       Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of nonutility companies.  The subsidiaries of The Mission Group are as follows:

02        EDISON ENTERPRISES is a California corporation having its principal place of business at 2244 Walnut
          Grove Avenue, Rosemead, California 91770, which owns the stock and coordinates the activities of its nonutility subsidiaries.  The subsidiaries of Edison Enterprises are as follows:

03            EDISON SOURCE is a California corporation having its principal place of business at 18101 Von
              Karman Avenue, Suite 1700, Irvine, California 92612-1046, which owns the stock of its subsidiaries.  The majority of the assets of Edison Source were sold to its former management in
              October 2001.  It is engaged in the business of selling, installing and servicing rapid battery charging products for the electric fork lift market.

04               Edison Source Norvik Company is a Canadian company having its principal place of business at
                 1959 Upper Water Street, Suite 800, Halifax, NS B3J 2X2.  It is principally engaged in the business of research and development, and manufacturing of rapid battery charging products for the electric fork lift market.

04               G.H.V. REFRIGERATION, INC. is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.

02        EDISON ENVIRONMENTAL SERVICES is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.

02        EDISON O&M SERVICES is a California corporation having its principal place of business at 1321 South
          State College Boulevard, Fullerton, California 92831, that provided generation operation and maintenance services.

02        EDISON TECHNOLOGY SOLUTIONS ("ETS") is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.  The subsidiaries of Edison
          Technology Solutions are as follows:

03            EDISON EV is an inactive California corporation having its principal place of business at 2244
              Walnut Grove Avenue, Rosemead, California 91770.

03            FACILICHEM, INC., is a California corporation having its principal place of business at 333
              Ravenswood Avenue, Menlo Park, California 94025, which was organized to engage in the research, development and commercialization of liquid membrane technologies for application in specific industrial and chemical processes.  ETS has a 10% ownership interest.

02        EDISON CAPITAL is a California corporation having its principal place of business at 18101 Von Karman
          Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged in the business of providing capital and financial services in energy and infrastructure projects and affordable housing projects.  Edison
          Capital owns a group of subsidiaries and has interests in various partnerships through its subsidiaries.  The subsidiaries and partnerships of Edison Capital are listed below. Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California, and have the same principal place of business as Edison Capital.

03     BURLINGTON APARTMENTS, INC.
03     Edison Capital Europe Limited (UK corporation)
       Address:  Lansdowne House, Berkeley Square, London, England W1X 5DH
03     EDISON CAPITAL VENTURES (Dissolved)
03     EDISON FUNDING COMPANY
       [directly owns 0.08% of Edison Funding Omicron Incorporated; see listing under Edison Housing
       Consolidation Company)
04        EDISON CAPITAL HOUSING INVESTMENTS
          [directly owns 0.35% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
          [directly owns 35.52% of Edison Funding Omicron Incorporated; see listing under Edison Housing
          Consolidation Co.]
05            1st Time Homebuyer Opportunities LP (Chester County Homes) 99%
05            1732 Champa LP (Buerger Brothers Lofts) 99%
05            18303 Kittridge Associates LP 99%
05            210 Washington Avenue Associates (Renaissance Plaza) (Connecticut partnership) 99%
05            2400 Locust Associates LP (Locust on the Park) 99%
05            3790 Wisconsin Street Partners LP (Wisconsin III) 99.9%
05            Argyle Redevelopment Partnership, Ltd. (Colorado partnership) 99%
05            Auburn Manor L.L.C. 50%
05            Bartlett Hill Associates LP 99%
05            CCS/Bellingham LP (Washington Grocery Building) 99%
05            Cincinnati Ravenwood Apartments LP 99%
05            Conejo Valley Community Housing Associates (Community House Apartments) 99%
05            EAST COAST CAPITAL, INC. (Massachusetts corporation) (Dissolved)
              Address:  160 Federal Street, Boston, MA 02110-1776
05            EC ASSET SERVICES, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
05            EC PROPERTIES, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
06               Corporations for Affordable Housing LP 1%GP
07                  Arbor Lane Associates Phase II LP (Timberwood) 99%
07                  Arroyo Vista Associates LP 99%
07                  Artloft Associates LP 35.6%
07                  Caleb Affordable Housing Associates LP (Ledges/Pinebrook) 99%
07                  The Carlin LP 99%
07                  Diamond Phase III Venture LP 99%
07                  Fairmont Hotel Urban Renewal Associates LP 99%
07                  Mackenzie Park Associates LP 99%

07                  Parkside Associates LP (Parkside Garden) 99%
07                  Pines Housing LP 99%
07                  Pines Housing II, LP 99%
07                  Smyrna Gardens Associates LP 99%
07                  Tioga Gardens LP 99%
07                  Walden Pond, LP (Hamlet) 99%
06               Corporations for Affordable Housing LP II 1%GP
07                  2601 North Broad Street Associates LP (Station House) 99%
07                  Artloft Associates LP 53.39%
07                  Brookline Housing Associates LLC (Bridgewater) 99%
07                  EDA LP (Eagle's Nest) 99%
07                  Edgewood Manor Associates II LP 99%
07                  Gateway Housing LP (Gateway Townhomes) 99%
07                  Homestead Village Associates LP 99%
07                  Junction City Apartments LP (Green Park) 99%
07                  Liberty House Associates LP 99%
07                  Maple Ridge Development Associates LP 99%
07                  Parsonage Cottage Senior Residence LP 99%
07                  Rittenhouse School LP 99%
07                  Silver City Housing LP 99%
07                  South 55th Street, LP 99%
07                  W. M. Housing Associates LP (Williamsport Manor) 99%
07                  Winnsboro Apartments LP (Deer Wood) 99%
05            EC PROPERTIES III, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
06               Corporations for Affordable Housing LP III 1%GP
07                  Piedmont Housing Associates 99%
07                  Pines Housing III LP 99%
07                  Salem Lafayette Urban Renewal Associates, LP 99%
07                  Spring Valley Commons LP 99%
07                  Stevenson Housing Associates (Park Vista) 99%
05            EC-SLP, INC. (Massachusetts corporation)
              Address:  160 Federal Street, Boston, MA 02110-1776
05            ECHI-A COMPANY (Dissolved)
05            ECHI-B COMPANY (Dissolved)
05            ECHI Wyvernwood, Inc. (Dissolved)
05            ECH Investor Partners VI-A LP 1%GP
06               Edison Capital Housing Partners VI LP 61.82%LP
07                  Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
07                  Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
07                  Altamont Hotel Associates LP 99%
07                  Bradley Manor Senior Apartments LP 99%
07                  Double X Associates 1995 LP (Terrace Manor) 99%
07                  Hamilton Place Apartments LP (Larkin Place) 99%
07                  Hamilton Place Senior Living LP 99%
07                  Hearthstone Group 3 LP (Evergreen Court) 99%
07                  KDF Malabar LP 99%
07                  LINC-Bristol Associates I, LP (City Gardens) 99%
07                  MAS-WT, LP (Washington Terrace) 99%
07                  Northwood Manor Associates LP 99%
07                  Silver Lake Properties LP 99%
07                  University Park Properties LP 99%
07                  Upland Senior Housing LP (Coy D. Estes) 99%
07                  Vista Properties LLC (Vista View) 99%
07                  Vista Verde Townhomes II LLC 99%
05            ECH Investor Partners VI-B LP 1%GP
06               Edison Capital Housing Partners VI LP 37.18%LP
07                  Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
07                  Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
07                  Altamont Hotel Associates LP 99%

07                  Bradley Manor Senior Apartments LP 99%
07                  Double X Associates 1995 LP (Terrace Manor) 99%
07                  Hamilton Place Apartments LP (Larkin Place) 99%
07                  Hamilton Place Senior Living LP 99%
07                  Hearthstone Group 3 LP (Evergreen Court) 99%
07                  KDF Malabar LP 99%
07                  LINC-Bristol Associates I, LP (City Gardens) 99%
07                  MAS-WT, LP (Washington Terrace) 99%
07                  Northwood Manor Associates LP 99%
07                  Silver Lake Properties LP 99%
07                  University Park Properties LP 99%
07                  Upland Senior Housing LP (Coy D. Estes) 99%
07                  Vista Properties LLC (Vista View) 99%
07                  Vista Verde Townhomes II LLC 99%
05            ECH/HFC GP Partnership No. 1 34.9%GP
06               Edison Capital Housing Partners VII LP 19.4%GP
07                  C-Court LP (Cawelti Court) 99%
07                  Cottonwood Affordable Housing LP 99%
07                  Fifth and Wilshire Apartments LP 99%
07                  Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
07                  Huff Avenue Associates LP 99%
07                  Mountain View Townhomes Associates LP 99%
07                  Oak Forest Associates LP 99%
07                  Paradise Road Partners LP (Gateway Village) 99%
07                  Woodland Arms Apartments, Ltd. 99%
05            ECH/HFC GP Partnership No. 2 56.7%GP
06               Edison Capital Housing Partners VIII LP 18.54%GP
07                  Catalonia Associates LP 99%
07                  Ohlone Housing Associates LP 99%
05            ECHP INVESTMENT COMPANY
06               ECHP LLC 99.999%GP
07                  Edison Capital Housing Partners XVI LP 0.01%GP
08                      Bouquet Canyon Seniors LP 99%
08                      Diamond Creek Apartments LP 99.9%
08                      Eugene Hotel LP 99.9%
08                      Hilltop Farms LP 99.9%
08                      KDF Park Glenn LP (Park Glenn) 99%
08                      KDF Park Glenn Seniors LP (Park Glenn II) 99.9%
08                      King Road Associates LP 99.9%
08                      LL Housing LP (Maryland partnership) (Laurel Lakes) 99%
08                      Red Lake LP #1 99%
08                      San Martin de Porres LP 99.9%
08                      Southern Hotel LP 99.9%
08                      Terra Cotta Housing Associates LP 99.9%
07                  Edison Capital Housing Partners XVII LP 0.01%GP
08                      Antelope Associates LP 99%
08                      Baker Park Associates LP 99%
08                      Fremont Building LP (Crescent Arms) 99%
08                      Hercules Senior Housing Associates 99.9%
08                      La Terraza Associates LP (Carlsbad Villas at Camino Real) 99%
08                      Parkview Apartments Associates LP (Parkview/Sunburst) 99.9%
08                      Quebec Arms Apartments LP 99.9%
08                      Sky Parkway Housing Associates LP 99%
08                      Sunset Creek Partners LP 99%
08                      University Manor Apartments LP 99.9%
08                      Vista Verde Housing Associates LP 99.9%
07                  Edison Capital Housing Partners XVIII LP 0.01%GP
08                      Aaron Michael Associates LP 99.9%
08                      Bracher Associates LP 99%
08                      Florin Woods Associates LP 99%

08                      Lovejoy Station LP 99.9%
08                      OL Hope LP (Olympic Hope) 99.9%
08                      Palmer Heights, LLC 99.9%
08                      Pinmore Associates LP 99%
08                      SD Regency Centre LP 99.9%
07                  Edison Capital Housing Partners XIX LP 0.01%GP
08                      Cochrane Village Apartments LP 99%
08                      CCS/Mount Vernon Housing LP (La Venture) 99%
08                      Ontario Senior Housing LP (Ontario Plaza) 99%
08                      Pecan Court Associates LP 99.9%
08                      Pellettieri Homes Urban Renewal Associates, LP 99%
08                      Rincon De Los Esteros Associates LP 99%
08                      KDF Santa Paula LP (Santa Paula) 99%
08                      Schoolhouse Court Housing Associates LP 99.9%
08                      Virginia Lane LP 99.9%
08                      Winfield Hill Associates LP 99%
05            EDISON CAPITAL AFFORDABLE HOUSING 97 V (Dissolved)
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VI (Dissolved)
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VII (Dissolved)
05            EDISON CAPITAL AFFORDABLE HOUSING 97 VIII (Dissolved)
05            EDISON CAPITAL AFFORDABLE HOUSING 99A COMPANY (Dissolved)
05            Edison Capital Affordable Housing 99A G.P. 27.69%GP
06               Edison Capital Housing Partners IX LP 13.5533%GP
07                  1010 SVN Associates LP 99.9%
07                  2814 Fifth Street Associates LP (Land Park Woods) 99%
07                  Alma Place Associates LP 99%
07                  Knolls Community Associates LP 99.9%
07                  Monterra Village Associates LP 99%
07                  Pacific Terrace Associates LP 99.9%
07                  PVA LP (Park Victoria) 99%
07                  Sherman Glen, L.L.C. 99%
07                  Strobridge Housing Associates LP 99%
07                  Trolley Terrace Townhomes LP 99.9%
07                  Walnut Avenue Partnership LP 99%
05            EDISON CAPITAL AFFORDABLE HOUSING 99B COMPANY 99.99% (Dissolved)
05            Edison Capital Affordable Housing 99B G.P. 99.99%GP
06               Edison Capital Housing Partners X LP 19.3952%GP
07                  Beacon Manor Associates LP 99.9%
07                  Boulder Creek Apartments LP 99.9%
07                  Burlington Senior Housing LLC 99.9%
07                  CCS/Renton Housing LP (Renton) 99.9%
07                  Coolidge Station Apartments L.L.C. 99%
07                  Lark Ellen LP 99%
07                  Mercy Housing California IX LP (Sycamore) 99.9%
07                  Morgan Hill Ranch Housing LP 99%
07                  Pacifica Community Associates LP (Villa Pacifica) 99.9%
07                  Persimmon Associates LP 99%
07                  Providence-Brown Street Housing LP (Brown Street) 99.9%
07                  San Juan Commons 1996 LP 99.9%
07                  Timber Sound, Ltd. 99%
07                  Timber Sound II, Ltd. 99%
07                  Trinity Park Apartments LP 99.9%
07                  Venbury Trail LP 99.9%
06               Edison Capital Housing Partners XI LP 18.62486%GP
07                  1475 167th Avenue Associates LP (Bermuda Gardens) 99.9%
07                  Auburn Manor Apartments LP 99.9%
07                  Barnsdall Court LP (Villa Mariposa) 99%
07                  Borregas Court LP 99%
07                  Bryson Family Apartments LP 99.9%
07                  Carson Housing LP 98%

07                  Casa Rampart LP (Rampart Apartments) 98.9%
07                  Davis MHA Twin Pines Community Associates LP (Northstar Apartments) 99.9%
07                  Eastwood Homes LP 99%
07                  Electra Arms Senior Associates LP 99%
07                  Grace Housing LP 99%
07                  Stony Point Apartment Investors LP (Panas Place) 99.9%
07                  Wall Street Palmer House LP 99%
07                  Wilmington Housing Associates LP (New Harbor Vista) 99.9%
06               Edison Capital Housing Partners XII LP 13.73759%GP
07                  Cedarshores Limited Dividend Housing Association LP 99.99%
07                  Heritage Partners LP 99%
07                  Osage Terrace LP 99.89%
07                  West Oaks Apartments LP 99.9%
07                  Yale Street LP 99.9%
06               Edison Capital Housing Partners XIII LP 17.03513%GP
07                  Alhambra Apartments LP 99.9%
07                  Chamber Apartments LP 99%
07                  Park Land Senior Apartments Investors LP (Banducci) 99.9%
07                  President John Adams Manor Apartments LP 99.9%
07                  Riverwalk Apartments, Ltd. (Colorado) 99%
07                  Rosecreek Senior Living LP 99.9%
07                  Twin Ponds Apartments LP 99.9%
07                  Woodleaf Village LP 99.89%
07                  Women's Westlake LP (Dorothy Day) 99%
06               Edison Capital Housing Partners XIV LP 7.61%GP
07                  Apollo Development Associates LP (Apollo Hotel) 99.9%
07                  Carson Terrace LP 99.9%
07                  Don Avante Association II LP (Village Avante) 99.9%
07                  Preservation Properties I 99.9%
07                  Preservation Properties II 99.9%
07                  Preservation Properties III 99.9%
07                  Preservation Properties IV 99.9%
07                  Preservation Properties V 99.9%
07                  Rowland Heights Preservation LP 99.9%
07                  Springdale Preservation LP (Springdale West) 99.9%
06               Edison Capital Housing Partners XV LP 9.567%GP
07                  708 Pico LP (Wavecrest Apartments) 99.9%
07                  Benton Green LP 99.9%
07                  Don Avante Association I LP (Don de Dios) 99.9%
07                  Emmanuel Grant Company LLC (Capitol Heights) 99.9%
07                  Highland Village Partners LP 99.9%
07                  I.G. Partners LP (Islands Gardens) 99.9%
07                  Karen Partners LP 99.9%
07                  Lilac Estates LP 99.9%
07                  Mountainlands Housing Partners LP (Holiday Village Apartments) 99.9%
07                  NAHF Brockton LP (Southfield Gardens) 99.9%
07                  Northern Senior Housing LP (St. Johnsbury) 99.9%
07                  Park Place 1998, LLC 99.9%
07                  Park Williams Partners LP 99.9%
07                  Patriots Pointe at Colonial Hills LP 99.9%
07                  PlumTree Preservation LP 99.9%
07                  Poinsettia Housing Associates 99.9%
07                  Project Home I LLC 99.99%
07                  Saratoga Vacaville LP (Saratoga Senior) 99.9%
07                  Serena Sunbow LP (Villa Serena) 99.9%
07                  St. Regis Park LP (Pear Tree) 99.9%
07                  Vista Sonoma Senior Living LP 99.9%
07                  Westfair LLC (Cedar Ridge) 99.9%
07                  Windrush Apartments of Statesville LP 99.9%
07                  Wingate LLC (Regency Park) 99.9%

05            Edison Capital Contributions VI Partners 91.77%GP
06               ECH Investor Partners VI-A LP 15.39%LP
07                  Edison Capital Housing Partners VI LP 61.82%LP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99%
08                      Vista Verde Townhomes II LLC 99%
06               ECH Investor Partners VI-B LP 99%LP
07                  Edison Capital Housing Partners VI LP 37.18%LP
08                      Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
08                      Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
08                      Altamont Hotel Associates LP 99%
08                      Bradley Manor Senior Apartments LP 99%
08                      Double X Associates 1995 LP (Terrace Manor) 99%
08                      Hamilton Place Apartments LP (Larkin Place) 99%
08                      Hamilton Place Senior Living LP 99%
08                      Hearthstone Group 3 LP (Evergreen Court) 99%
08                      KDF Malabar LP 99%
08                      LINC-Bristol Associates I, LP (City Gardens) 99%
08                      MAS-WT, LP (Washington Terrace) 99%
08                      Northwood Manor Associates LP 99%
08                      Silver Lake Properties LP 99%
08                      University Park Properties LP 99%
08                      Upland Senior Housing LP (Coy D. Estes) 99%
08                      Vista Properties LLC (Vista View) 99%
08                      Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING DELAWARE, INC.
06               B.A.I. Edison Ravenwood LP (Ravenwood) 90%GP
07                  Cincinnati Ravenwood Apartments LP 0.1%GP
05            Edison Capital Housing Partners V LP 16.18%GP
06               AMCAL Santa Barbara Fund XXXVI LP (Positano) 99%
06               Bodega Hills Investors LP 99%
06               Mercy Housing California IV LP (Vista Grande) 99%
06               Park Place Terrace LP 99%
06               River Walk Apartments Homes LP 99%
06               San Diego Golden Villa Partners LP (Golden Villa) 99%
06               Santa Alicia Gardens Townhomes LP (The Gardens) 99%
06               St. Hedwig's Gardens LP 99%
06               Sunshine Terrace LP 99%
06               Union Meadows Associates LLC 99%
05            Edison Capital Housing Partners VI LP 1%GP
06               Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
06               Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
06               Altamont Hotel Associates LP 99%
06               Bradley Manor Senior Apartments LP 99%
06               Double X Associates 1995 LP (Terrace Manor) 99%
06               Hamilton Place Apartments LP (Larkin Place) 99%

06               Hamilton Place Senior Living LP 99%
06               Hearthstone Group 3 LP (Evergreen Court) 99%
06               KDF Malabar LP 99%
06               LINC-Bristol Associates I, LP (City Gardens) 99%
06               MAS-WT, LP (Washington Terrace) 99%
06               Northwood Manor Associates LP 99%
06               Silver Lake Properties LP 99%
06               University Park Properties LP 99%
06               Upland Senior Housing LP (Coy D. Estes) 99%
06               Vista Properties LLC (Vista View) 99%
06               Vista Verde Townhomes II LLC 99%
05            EDISON CAPITAL HOUSING FLORIDA (Dissolved)
05            EDISON CAPITAL HOUSING MANAGEMENT
05            EDISON CAPITAL HOUSING NEW JERSEY
              [owns 6.16% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON CAPITAL HOUSING NEW YORK (Dissolved)
06               WPA/Edison LLC (Pier A) 99% (Dissolved)
05            EDISON CAPITAL HOUSING PENNSYLVANIA
              [owns 5.26% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP)
              55.52% [also owned 0.08% by Edison Funding Company and 44.40% by Edison Housing Consolidation Co.]
06               EDISON FUNDING OLIVE COURT 100%GP
07                  Olive Court Housing Associates LP 0.6%
05            EDISON HOUSING NORTH CAROLINA
06               Edison Capital Contributions VI Partners 4.03%GP
07                  ECH Investor Partners VI-A LP 15.39%LP
08                      Edison Capital Housing Partners VI LP 61.82%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 99%LP
08                      Edison Capital Housing Partners VI LP 37.18%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%

09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
05            EDISON HOUSING OREGON, INC. (Dissolved)
05            EDISON HOUSING SOUTH CAROLINA
06               Edison Capital Contributions VI Partners 4.20%GP
07                  ECH Investor Partners VI-A LP 15.39%LP
08                      Edison Capital Housing Partners VI LP 61.82%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
07                  ECH Investor Partners VI-B LP 99%LP
08                      Edison Capital Housing Partners VI LP 37.18%LP
09                         Admiralty Heights Associates II 1995 LP (Kent Manor) 99%
09                         Affordable/Citrus Glenn Phase II, Ltd. (Citrus Glenn Apts. Phase II) 99%
09                         Altamont Hotel Associates LP 99%
09                         Bradley Manor Senior Apartments LP 99%
09                         Double X Associates 1995 LP (Terrace Manor) 99%
09                         Hamilton Place Apartments LP (Larkin Place) 99%
09                         Hamilton Place Senior Living LP 99%
09                         Hearthstone Group 3 LP (Evergreen Court) 99%
09                         KDF Malabar LP 99%
09                         LINC-Bristol Associates I, LP (City Gardens) 99%
09                         MAS-WT, LP (Washington Terrace) 99%
09                         Northwood Manor Associates LP 99%
09                         Silver Lake Properties LP 99%
09                         University Park Properties LP 99%
09                         Upland Senior Housing LP (Coy D. Estes) 99%
09                         Vista Properties LLC (Vista View) 99%
09                         Vista Verde Townhomes II LLC 99%
05            EHI DEVELOPMENT COMPANY
05            EHI DEVELOPMENT FUND
05            Florence Apartments LLC 99%
05            Harry Clark Jr. Residential Center LLC 99%
05            Josephinum Associates LP, The (Washington partnership) 99%
05            Kennedy Lofts Associates LP (Massachusetts partnership) 99%
05            LL Housing L.L.C. 24.5%
05            Madison/Mollison LP (Park Mollison) 99%
05            Maplewood Housing Associates LP 99.9%
05            MH I LP 1%GP
06               California Park Apartments LP 99%
05            MH II LP 1%GP
06               5363 Dent Avenue Associates LP 99%
05            MH III LP 1%GP
06               DeRose Housing Associates LP 99%

05            MH IV LP 1%GP
06               MPT Apartments LP (MacArthur Park) 99%
05            MH V LP 1%GP
06               Centennial Place LP 99%
05            MHICAL 94 COMPANY
              [owns 19.32% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MHICAL 94 LP (Delaware partnership) 1%GP
06               Mayacamas Village Associates LP 99%
06               West Capital Courtyard LP 99%
05            MHICAL 95 LP (Delaware partnership) 1%GP
06               Abby Associates LP (Windmere) 99%
06               Colina Vista LP 99%
06               Mercy Housing California VI LP (205 Jones) 99%
05            MHICAL 96 LP (Delaware partnership) 1%GP
06               Greenway Village Associates LP 99%
06               Kennedy Court Partners LP 99%
06               Klamath Associates LP 99%
06               Westgate Townhomes Associates LP 99%
05            MHICAL 95 COMPANY
06               ECH/HFC GP Partnership No. 2 43.3%GP
07                  Edison Capital Housing Partners VIII LP 18.54%GP
08                      Catalonia Associates LP 99%
08                      Ohlone Housing Associates LP 99%
06               EDISON HOUSING CONSOLIDATION CO. (formerly Edison Housing Georgia) 29.90%
07                  EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron
                    GP) 44.40% [also owned 0.08% by Edison Funding Company and 55.52% by Edison Capital Housing
                    Investments]
08                      16th and Church Street Associates LP 99%
08                      1856 Wells Court Partners, LP (Wells Court) 99%
08                      AE Associates LP (Avenida Espana) 99%
08                      Agape Housing LP 99%
08                      Anglo Edison Ravenwood L.L.C. 99%
08                      Brantwood II Associates LP 99%
08                      Brooks School Associates LP 99%
08                      Bryn Mawr - Belle Shore LP (The) 99%
08                      Bush Hotel LP 99%
08                      Centertown Associates LP (Ravenwood) 99%
08                      Centro Partners LP (El Centro) 99%
08                      Coyote Springs Apartments Associates LP 99%
08                      Cypress Cove Associates 99%
08                      Del Carlo Court Associates LP 99%
08                      Delta Plaza Apartments LP 99%
08                      EAH Larkspur Creekside Associates LP 99%
08                      East Cotati Avenue Partners LP 99%
08                      EDISON FUNDING OLIVE COURT 100%GP
09                         Olive Court Housing Associates LP 0.6%
08                      Edmundson Associates LP (Willows) 99%
08                      El Barrio Academy Urban Renewal Associates, LP (Academy Street) 99%
08                      Elizabeth West and East LP 99%
08                      Farm (The) Associates LP 99%
08                      Gilroy Redwood Associates LP (Redwoods) 99%
08                      Ginzton Associates LP 99%
08                      Grossman Apartments Investors LP 99%
08                      Heather Glen Associates LP 99%
08                      HMB-Atlanta I LP (Spring Branch) 99%
08                      Holy Family Associates LP 99%
08                      Lackawana Housing Associates LLC (Goodwill Neighborhood Residences) 99%
08                      Maplewood School Apartments LP 99%
08                      Mar Associates LP (Frank Mar) 99%
08                      McFarland Press Associates LP 99%

08                      Mercantile Housing LLC (Mercantile Square) 99%
08                      Merrill Road Associates LP 99%
08                      MH I LP 99%
09                         California Park Apartments LP 99%
08                      MHICAL 94 LP (Delaware partnership) 99%LP
09                         Mayacamas Village Associates LP 99%
09                         West Capital Courtyard LP 99%
08                      MHICAL 95 LP (Delaware partnership) 99%LP
09                         Abby Associates LP (Windmere) 99%
09                         Colina Vista LP 99%
09                         Mercy Housing California VI LP (205 Jones) 99%
08                      MHICAL 96 LP (Delaware partnership) 99%LP
09                         Greenway Village Associates LP 99%
09                         Kennedy Court Partners LP 99%
09                         Klamath Associates LP 99%
09                         Westgate Townhomes Associates LP 99%
08                      Mid-Peninsula Century Village Associates LP (Century Village) 99%
08                      Mission Capp LP 99%
08                      Mission Housing Partnership 1996 LP (Delaware partnership) 99%LP
08                      Neary Lagoon Partners LP 99%
08                      North Park Village LLC 99%
08                      Oceanside Gardens LP 99%
08                      Omaha Amber Ridge LP (Amber Ridge) 99%
08                      Open Door Associates LP (West Valley) 99%
08                      Palmer House LP 99%
08                      Richmond City Center Associates LP 99%
08                      Riverside/Liebrandt Partners LP (La Playa) 99%
08                      Roebling Village Inn Urban Renewal LP 99%
08                      Rosebloom Associates LP (Oakshade) 99%
08                      San Pablo Senior Housing Associates LP 99%
08                      San Pedro Gardens Associates LP 99%
08                      Santa Paulan Senior Apartments Associates LP (The Paulan) 99%
08                      South Beach Housing Associates LP (Steamboat) 99%
08                      South Winery Associates LP (The Winery Apartments) 99%
08                      Stoney Creek Associates LP 99%
08                      Studebaker Building LP 99%
08                      Sultana Acres Associates LP 99%
08                      Thomson Rental Housing, LP (Washington Place) 99%
08                      Tuscany Associates LP (Tuscany Villa) 99%
08                      Villa Maria Housing LP 99%
08                      Washington Creek Associates LP 99%
08                      Westport Village Homes Associates LP 99%
08                      Wheeler Manor Associates LP 99%
08                      YWCA Villa Nueva Partners LP 99%
05            MHICAL 96 COMPANY
              [owns 8.96% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               ECH/HFC GP Partnership No. 1 50.4%GP
07                  Edison Capital Housing Partners VII LP 19.4%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 36.47%GP
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%

08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
05            MHICAL 97 COMPANY
06               ECH/HFC GP Partnership No. 1 14.7%GP
07                  Edison Capital Housing Partners VII LP 19.4%GP
08                      C-Court LP (Cawelti Court) 99%
08                      Cottonwood Affordable Housing LP 99%
08                      Fifth and Wilshire Apartments LP 99%
08                      Flagstaff Affordable Housing II, LP (Forest View Apts.) 99%
08                      Huff Avenue Associates LP 99%
08                      Mountain View Townhomes Associates LP 99%
08                      Oak Forest Associates LP 99%
08                      Paradise Road Partners LP (Gateway Village) 99%
08                      Woodland Arms Apartments, Ltd. 99%
06               Edison Capital Affordable Housing 99A G.P. 33.05%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               MHICAL 97 LP 99%LP
07                  Garnet Housing Associates LP 99%
05            MHICAL 97 LP 1%GP
06               Garnet Housing Associates LP 99%
05            MHIFED 94 COMPANY (Dissolved)
05            MHIFED 94 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Berry Avenue Associates LP 99%
06               Carlton Way Apartments LP 99%
06               CDR Senior Housing Associates (Casa del Rio) 99%
06               Corona Ely/Ranch Associates LP 99%
06               Fairview Village Associates LP 99%
06               Fell Street Housing Associates LP 99%
06               Hope West Apartments LP 99%
06               Morrone Gardens Associates LP 99%
06               Pajaro Court Associates LP 99%
06               Tierra Linda Associates LP 99%
06               Tlaquepaque Housing Associates LP 99%
05            MHIFED 95 COMPANY (Dissolved)
05            MHIFED 95 LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               1101 Howard Street Associates LP 99%
06               Avalon Courtyard LP (Carson Senior Housing) 99%
06               Hollywood El Centro LP 99%
06               La Brea/Franklin LP 99%
06               Larkin Pine LP 99%
06               Mercy Housing California III LP (3rd and Reed) 99%

06               Pinole Grove Associates LP 99%
06               Second Street Center LP (Santa Monica) 99%
06               Solinas Village Partners LP 99%
06               Three Oaks Housing LP 99%
05            MHIFED 96 COMPANY (Dissolved)
05            MHIFED 96 LP (Delaware partnership) 5%GP; 95%LP to Cargill
06               Lavell Village Associates LP 99%
06               North Town Housing Partners LP (Villa del Norte Village) 99%
06               Poco Way Associates LP 99%
06               Seasons Affordable Senior Housing LP 99%
05            MHIFED 96A COMPANY (Dissolved)
05            MHIFED 96A LP (Delaware partnership) 1%GP; 99%LP to Bell Atlantic
06               Good Samaritan Associates LP 99%
06               Metro Senior Associates LP 99%
06               Oxnard Housing Associates LP 99%
06               Reseda Village LP 99%
06               Round Walk Village Apartments LP 99%
06               Santa Alicia Family Housing Associates 99%
06               Vine Street Court LP 99%
06               Vine Street Court LP II 99%
05            MHIFED 97 COMPANY (Dissolved)
06               MHIFED 97 LP 99%LP (Dissolved)
05            MHIFED 97 LP 1%GP (Dissolved)
05            Mid-Peninsula Sharmon Palms Associates LP (Sharmon Palms) 99%
05            MISSION HOUSING ALPHA
06               Quebec Arms Apartments LP 0.05% GP
06               University Manor Apartment LP 0.05% GP
05            MISSION HOUSING BETA
              [owns 2.58% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING DELTA
              [owns 1.07% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               MH II LP 99%
07                  5363 Dent Avenue Associates LP 99%
06               MH III LP 99%
07                  DeRose Housing Associates LP 99%
06               MH IV LP 99%
07                  MPT Apartments LP (MacArthur Park) 99%
06               MH V LP 99%
07                  Centennial Place LP 99%
05            MISSION HOUSING DENVER
              [owns 5.67% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION HOUSING EPSILON
              [owns 0.54% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
06               Edison Capital Affordable Housing 99A G.P. 2.78%
07                  Edison Capital Housing Partners IX LP 13.5533%GP
08                      1010 SVN Associates LP 99.9%
08                      2814 Fifth Street Associates LP (Land Park Woods) 99%
08                      Alma Place Associates LP 99%
08                      Knolls Community Associates LP 99.9%
08                      Monterra Village Associates LP 99%
08                      Pacific Terrace Associates LP 99.9%
08                      PVA LP (Park Victoria) 99%
08                      Sherman Glen, L.L.C. 99%
08                      Strobridge Housing Associates LP 99%
08                      Trolley Terrace Townhomes LP 99.9%
08                      Walnut Avenue Partnership LP 99%
06               Hotel Elkhart L.L.C. (The Cornerstone) 99%
05            MISSION HOUSING GAMMA
              [owns 1.73% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]

05            MISSION HOUSING HOLDINGS
              [owns 13.10% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            Mission Housing Partnership 1996 LP (Delaware partnership) 1%GP
05            MISSION HOUSING THETA
06               MISSION FUNDING THETA
                 [owns 0.01% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
07                  Edison Capital Affordable Housing 99A G.P. 0.01%
08                      Edison Capital Housing Partners IX LP 13.5533%GP
09                         1010 SVN Associates LP 99.9%
09                         2814 Fifth Street Associates LP (Land Park Woods) 99%
09                         Alma Place Associates LP 99%
09                         Knolls Community Associates LP 99.9%
09                         Monterra Village Associates LP 99%
09                         Pacific Terrace Associates LP 99.9%
09                         PVA LP (Park Victoria) 99%
09                         Sherman Glen, L.L.C. 99%
09                         Strobridge Housing Associates LP 99%
09                         Trolley Terrace Townhomes LP 99.9%
09                         Walnut Avenue Partnership LP 99%
07                  Edison Capital Affordable Housing 99B G.P. 0.01%
08                      Edison Capital Housing Partners X LP 19.3952%GP
09                         Beacon Manor Associates LP 99.9%
09                         Boulder Creek Apartments LP 99.9%
09                         Burlington Senior Housing LLC 99.9%
09                         CCS/Renton Housing LP (Renton) 99.9%
09                         Coolidge Station Apartments L.L.C. 99%
09                         Lark Ellen LP 99%
09                         Mercy Housing California IX LP (Sycamore) 99.9%
09                         Morgan Hill Ranch Housing LP 99%
09                         Pacifica Community Associates LP (Villa Pacifica) 99.9%
09                         Persimmon Associates LP 99%
09                         Providence-Brown Street Housing LP (Brown Street) 99.9%
09                         San Juan Commons 1996 LP 99.9%
09                         Timber Sound, Ltd. 99%
09                         Timber Sound II, Ltd. 99%
09                         Trinity Park Apartments LP 99.9%
09                         Venbury Trail LP 99.9%
07                  Oakdale Terrace Leased Housing Associates LP 0.01%
07                  Westfield Condominium Investment LP 0.01%
07                  Woodleaf Village LP 0.01%
06               Mission Housing Investors Partnership 5%GP; 95%LP to GECC
07                  1028 Howard Street Associates LP 99%
07                  Forest Winds Associates LP 99%
07                  Glen Eden Associates LP (A Street) 99%
07                  Gray's Meadows Investors LP 99%
07                  Prince Bozzuto LP (Fairground Commons) (Maryland partnership) 99%
07                  Rancho Park Associates LP 99%
07                  Rustic Gardens Associates LP 99%
07                  Sea Ranch Apartments LP 99%
07                  Springdale Kresson Associates LP (Jewish Federation) (New Jersey partnership) 99%
05            MISSION HOUSING ZETA
              [owns 5.35% of Edison Housing Consolidation Co.; see listing under MHICAL 95 Company.]
05            MISSION SA COMPANY (Dissolved)
05            National Boston Lofts Associates LLLP (Boston Lofts) 99%
05            Oakdale Terrace Leased Housing Associates LP 98.99%
05            Olive Court Apartments LP 98.9%
05            Pacific Vista Las Flores LP (Vista Las Flores) 99.9%
05            Pilot Grove LP (Massachusetts partnership) 99%
05            Post Office Plaza LP (Ohio partnership) 99%

05            Tabor Grand LP (Colorado partnership) 99%
05            WGA INVESTORS COMPANY (Dissolved)
05            West Valley Hart LP (Hart and Alabama) 99.9%
05            Westfield Condominium Investment LP 98.99%
05            White Mountain Apache LP 99%
04        EDISON FUNDING OMICRON INCORPORATED (Delaware corporation) (formerly Edison Funding Omicron GP) 0.08%
          [also owned 55.52% by Edison Capital Housing Investments and 44.40% by Edison Housing Consolidation Co.]
05            EDISON FUNDING OLIVE COURT 100%
06               Olive Court Housing Associates LP 0.6%
04        EDISON INTEGRATED ENERGY SERVICES (Dissolved)
04        MISSION FIRST ASSET INVESTMENT (Dissolved)
04        MISSION FUNDING BETA
04        MISSION FUNDING EPSILON
05            Edison Capital (Bermuda) Investments, Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
06               Edison Capital LAI (Bermuda) Ltd. (Bermuda corporation)
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  Trinidad and Tobago Methanol Company Limited (equity) 1.0%
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
                 Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 8%
07                  AIG Emerging Europe Infrastructure Fund LP 22.70%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
05            Edison Capital International (Bermuda) Ltd. (Bermuda corporation)
              Address:  Clarendon House, 2 Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda
06               Edison Capital International Transmission (Bermuda) Ltd. (Bermuda corporation) 100% (Dissolved)
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
08                      Andes Energy XII Ltd. 100%
09                         Paz Holdings Ltd. 43.22%
10                            Compania Adminstradora de Empresas Bolivia S.A. (Cade) 12.55% (Bolivian service company)
                              Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La
                              Paz, Bolivia
10                            Electricidad de La Paz S.A. (Electropaz) (equity) 10% (Bolivian foreign utility company) [See 4.EC01]
                              Address:  Avenida Illimani l973, Casilla 10511, La Paz, Bolivia
10                            Empresa de Luz y Fuerza Electrica de Oruro S.A. (Elfeo) 12.55% (Bolivian foreign utility company) [See 4.EC02]
                              Address:  Calle Junin No. 710, Casilla No. 53, Oruro, Bolivia
10                            Empresa de Servicios Edeser S.A. (Edeser) 12.55% (Bolivian
                              service company)
                              Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
07                  AIG Emerging Europe Infrastructure Fund LP 22.7%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
06               Olmeca Cable Investments Ltd. (Mandeville Mexico, S.A.) 21.7%
06               Paz Holdings Ltd. 30.42%
07                  Compania Adminstradora de Empresas Bolivia S.A. (Cade) 12.55% (Bolivian service company)
                    Address:  Edificio Electropaz SA, subsuelo Plaza Venezuela No. 1401 esq. Loayza, La Paz,
                    Bolivia

07                  Electricidad de La Paz S.A. (Electropaz) (equity) 10% (Bolivian foreign utility company) [See
                    4.EC01]
                    Address:  Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia
07                  Empresa de Luz y Fuerza Electrica de Oruro S.A. (Elfeo) 12.55% (Bolivian foreign utility company) [See 4.EC02]
                    Address:  Calle Junin No. 710, Casilla No. 53, Oruro, Bolivia
07                  Empresa de Servicios Edeser S.A. (Edeser) 12.55% (Bolivian service company)
                    Address:  Iturralde No. 1309, Miraflores, La Paz, Bolivia
05            Edison Capital Latin American Investments Holding Company (Delaware corporation)
06               Edison Capital Latin American Investments (Bermuda) Ltd. (Bermuda corporation) 33.3%
07                  AIG Asian Infrastructure Fund II LP 5.8%
07                  AIG-GE Capital Latin American Infrastructure Fund LP 7.89%
07                  AIG Emerging Europe Infrastructure Fund LP 22.70%
07                  AIG Emerging Europe Infrastructure Management LP 18.05%GP
05            Edison Capital (Netherlands) Holdings B.V.
              Address:  Herengracht 548, 1017 CG Amsterdam, Netherlands
06               Edison Capital (Netherlands) Investments B.V.
                 Address:  Herengracht 548, 1017 CG Amsterdam, Netherlands
05            MISSION FUNDING ALPHA
06               MISSION FUNDING MU
07                  EPZ Mission Funding Mu Trust (equity interest in foreign utility company) [See 4.EC03]
                    Address:  c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square,
                    Wilmington, Delaware 19890-0004
05            MISSION FUNDING DELTA
06               MISSION FUNDING NU
07                  EPZ Mission Funding Nu Trust (equity interest in foreign utility company) [See 4.EC04]
                    Address:  c/o Wilmington Trust Company, Rodney Square North, 1100 North Market Square,
                    Wilmington, Delaware 19890-0004
05            Mission Investments, Inc. (U.S. Virgin Islands corp.)
              Address:  ABN Trustcompany, Guardian Building, Havensight, 2nd Floor, St. Thomas, U.S. Virgin
              Islands
05            Mission (Bermuda) Investments, Ltd. (Bermuda corp.)
              Address:  Clarendon House, 2 Church Street, Hamilton HM CX, Bermuda
04        MISSION FUNDING GAMMA
04        MISSION FUNDING KAPPA
05            ABB Funding Partners, LP 14.27%
04        MISSION FUNDING ZETA
05            Huntington LP (New York partnership) 50%
05            Lakota Ridge LLC 75% [See 4.EC05]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Shaokatan Hills LLC 75% [See 4.EC06]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
05            Woodstock Hills LLC 75% [See 4.EC07]
              Address:  c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164
04        MISSION IOWA WIND COMPANY
05            Storm Lake Power Partners I LLC (99%) [See 4.EC08]
03     EDISON MORTGAGE COMPANY (Dissolved)
03     MISSION BARTLETT HILL COMPANY (Dissolved)
03     MISSION INTERNATIONAL CAPITAL, INC. (Dissolved)
03     RENEWABLE ENERGY CAPITAL COMPANY (Dissolved)

02        MISSION LAND COMPANY is a California corporation having its principal place of business at 18101 Von
          Karman Avenue, Suite 1700, Irvine, California 92612-1046.  It is engaged, directly and through its subsidiaries, in the business of owning, managing and selling industrial parks and other real property investments.  The subsidiaries and partnerships of Mission Land Company are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of
          California, and have the same principal place of business as Mission Land Company.

03     ASSOCIATED SOUTHERN INVESTMENT COMPANY
03     CALABASAS PALATINO, INC. (Inactive)
03     Centrelake Partners, LP (limited partnership) 98%LP (Inactive)
03     IRWINDALE LAND COMPANY (Inactive)
03     MISSION AIRPORT PARK DEVELOPMENT CO. (Inactive)
04        Centrelake Partners, LP (limited partnership) 2%GP (Inactive)
04        Mission Vacaville LP (limited partnership) 1%GP (Inactive)
03     MISSION INDUSTRIAL CONSTRUCTORS, INC. (Inactive)
03     Mission-Oceangate 75%GP
03     MISSION/ONTARIO, INC. (Inactive)
03     MISSION SOUTH BAY COMPANY (Inactive)
04        Mission-Oceangate 25%GP
03     MISSION TEXAS PROPERTY HOLDINGS, INC. (Inactive)
03     Mission Vacaville LP (limited partnership) 99%LP (Inactive)

02        MISSION POWER ENGINEERING COMPANY is an inactive California corporation having its principal place of business at 2244 Walnut Grove Avenue, Rosemead, California 91770.  The subsidiary of Mission Power
          Engineering Company is listed below.

03     ASSOCIATED SOUTHERN ENGINEERING COMPANY (Inactive)

02        MISSION ENERGY HOLDING COMPANY is a Delaware corporation having its principal place of business at 1321
          South State College Boulevard, Fullerton, California 92831.  Mission Energy Holding Company owns the stock of Edison Mission Energy and also acts as a financing vehicle.

03     EDISON MISSION ENERGY is a Delaware corporation having its principal place of business at 18101 Von Karman
       Avenue, Suite 1700, Irvine, California 92612-1046.  Edison Mission Energy owns the stock of a group of corporations which, primarily through partnerships with non-affiliated entities, are engaged in the business of developing, owning, leasing and/or operating cogeneration, geothermal and other energy or energy-related projects pursuant to the Public Utility Regulatory Policies Act of 1978.  Edison Mission
       Energy, through wholly owned subsidiaries, also has ownership interests in a number of independent power projects in operation or under development that either have been reviewed by the Commission's staff for compliance with the Act or are or will be exempt wholesale generators or foreign utility companies under the Energy Policy Act of 1992.  In addition, some Edison Mission Energy subsidiaries have made fuel-related investments and a limited number of non-energy related investments.  The subsidiaries and partnerships of Edison Mission Energy are listed below.  Unless otherwise indicated, all entities are corporations, are organized under the laws of the State of California and have the same principal place of business as Edison Mission Energy.

EDISON MISSION ENERGY DOMESTIC COMPANIES:
04     AGUILA ENERGY COMPANY (LP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 49.5%; 50% with Pleasant Valley
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware limited partnership) 49.5% of 53%
04     ANACAPA ENERGY COMPANY (GP)
05        Salinas River Cogeneration Company 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     ARROWHEAD ENERGY COMPANY (Inactive)
04     BALBOA ENERGY COMPANY (GP)
05        Smithtown Cogeneration, LP (Delaware partnership) 50%; 100% w/ Kingspark

04     BLUE RIDGE ENERGY COMPANY (GP)
05        Bretton Woods Cogeneration, LP (Delaware limited partnership) 50%; 100% w/ Bretton Woods
04     BRETTON WOODS ENERGY COMPANY (GP and LP)
05        Bretton Woods Cogeneration, LP (Delaware LP) 50%; 100% w/ Blue Ridge
04     CAMINO ENERGY COMPANY (GP)
05        Watson Cogeneration Company (general partnership) 49%
05        CPC Cogeneration LLC (Delaware LLC) 49% [To be dissolved in December 2002]
04     CAPISTRANO COGENERATION COMPANY (GP)
       [This entity and its subsidiary were sold on January 11, 2002.]
05        James River Cogeneration Company (North Carolina partnership) 50%
04     CENTERPORT ENERGY COMPANY (GP and LP)
05        Riverhead Cogeneration I, LP (Delaware partnership) 50%; 100% w/ Ridgecrest
04     CHESAPEAKE BAY ENERGY COMPANY (GP)
05        Delaware Clean Energy Project (Delaware general partnership) 50%
04     CHESTER ENERGY COMPANY (no partners; option Chesapeake, VA)
04     CLAYVILLE ENERGY COMPANY
05        Oconee Energy, LP (Delaware LP) 50%; 100% w/Coronado
04     COLONIAL ENERGY COMPANY (Inactive)
04     CORONADO ENERGY COMPANY
05        Oconee Energy, LP (Delaware LP) 50%; 100% with Clayville
04     CRESCENT VALLEY ENERGY COMPANY (Inactive)
04     DEL MAR ENERGY COMPANY (GP)
05        Mid-Set Cogeneration Company 50%
          Address:  13705 Shalae Road, Fellows, CA 93224
04     DELAWARE ENERGY CONSERVERS, INC. (Delaware corporation) (Inactive)
04     DESERT SUNRISE ENERGY COMPANY (Nevada corporation) (Inactive)
04     DEVEREAUX ENERGY COMPANY (LP)
04     EAST MAINE ENERGY COMPANY (Inactive)
04     EDISON ALABAMA GENERATING COMPANY
04     EDISON MISSION DEVELOPMENT, INC. (Delaware corporation) 100%
04     EDISON MISSION ENERGY FUEL
05        EDISON MISSION ENERGY OIL & GAS
06            Four Star Oil & Gas Company 37.196%
              Address:  200 Westchester Avenue, White Plains, NY 10650
05        EDISON MISSION ENERGY PETROLEUM
05        POCONO FUELS COMPANY (Inactive)
05        SOUTHERN SIERRA GAS COMPANY
06            TM Star Fuel Company (general partnership) 50%
04     EDISON MISSION ENERGY FUNDING CORP. (Delaware corporation) 1%
04     Edison Mission Energy Interface Ltd. (British Columbia company)
       Address:  2 Sheppard Ave. E. #200, North York, Ontario, Canada
05        The Mission Interface Partnership (Province of Ontario G.P.) 50%
04     EDISON MISSION ENERGY SERVICES, INC. [formerly Edison Mission
       Energy Fuel Services, Inc.] [PowerGen project]
04     EDISON MISSION FUEL RESOURCES, INC. [Com Ed Project
04     EDISON MISSION FUEL TRANSPORTATION, INC. [Com Ed Project]
04     EDISON MISSION MARKETING & TRADING, INC. [Com Ed Project]
05        Midwest Generation Energy Services, LLC (Delaware LLC, formerly CP Power Sales Eighteen, L.L.C.) 100%
04     EDISON MISSION HOLDINGS CO. (formerly EME Homer City Holdings Co.)
05        CHESTNUT RIDGE ENERGY COMPANY 100%
06            EME HOMER CITY GENERATION LP (Pennsylvania) 99%LP [See 4.EME01]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009
05        EDISON MISSION FINANCE CO. 100%
05        HOMER CITY PROPERTY HOLDINGS, INC. 100%
05        MISSION ENERGY WESTSIDE, INC. 100%
06            EME HOMER CITY GENERATION LP (Pennsylvania) 1%GP [See 4.EME01]
              Address:  1750 Power Plant Road, Homer City, PA 15748-8009

04     EDISON MISSION OPERATION & MAINTENANCE, INC.
05        Mission Operations de Mexico, S.A. de C.V. (Inactive) 99%
          Address:  Bosques de Ciruelos No. 304 2 Piso, Colonia Bosques de las Lomas, 11700 Mexico Distrito
          Federal
04     EDISON MISSION PROJECT CO. (formerly EME UK International, Inc.) (Delaware corporation) 100% [holds 100%
       of the issued and outstanding Class D shares of MEC International B.V. (0.01%)--see INTERNATIONAL section]
04     EL DORADO ENERGY COMPANY (GP)
04     EME CP HOLDINGS CO.
05        Bretton Woods Funding I, L.L.C.
05        CP Power Sales Five, L.L.C. [This entity was sold on June 3, 2002.]
05        CP Power Sales Thirteen, L.L.C. [This entity was sold on June 3, 2002.]
05        CP Power Sales Fourteen, L.L.C. [This entity was sold on June 3, 2002.]
05        CP Power Sales Fifteen, L.L.C. [This entity was sold on June 3, 2002.]
05        CP Power Sales Seventeen, L.L.C.
05        CP Power Sales Nineteen, L.L.C.
05        CP Power Sales Twenty, L.L.C.
05        Sunapee Funding I, L.L.C.
04     EME EASTERN HOLDINGS CO.
05        Athens Funding, L.L.C.
05        Citizens Power Holdings One, LLC
06            CL Power Sales One, L.L.C. 25%
06            CL Power Sales Two, L.L.C. 25%
06            CL Power Sales Six, L.L.C. 25%
06            CL Power Sales Seven, L.L.C. 25%
06            CL Power Sales Eight, L.L.C. 25%
06            CL Power Sales Nine, L.L.C. 25%
06            CL Power Sales Ten, L.L.C. 25%
05        CP Power Sales Twelve, L.L.C.
04     EMOM SERVICES, INC.
04     EMP, INC. (Oregon corporation) (GP and LP) (Inactive)
04     FOUR COUNTIES GAS COMPANY (Inactive)
04     GLOBAL POWER INVESTORS, INC.
04     HANCOCK GENERATION LLC (Inactive)
04     HANOVER ENERGY COMPANY
       [This entity and its subsidiary were sold on January 14, 2002.]
05        CHICKAHOMINY RIVER ENERGY CORPORATION (Virginia corporation) (GP and LP)
06            Commonwealth Atlantic LP (Delaware partnership) 50%
              Address:  2837 South Military Highway, Chesapeake, VA 23323-0286
04     HOLTSVILLE ENERGY COMPANY (GP and LP)
05        Brookhaven Cogeneration, LP (Delaware partnership) 50%; 100% w/ Madera
04     INDIAN BAY ENERGY COMPANY (GP and LP)
05        Riverhead Cogeneration III, LP (Delaware partnership) 50%; 100% w/ Santa Ana
04     JEFFERSON ENERGY COMPANY (GP and LP) (Inactive)
04     KINGS CANYON ENERGY COMPANY (Inactive)
04     KINGSPARK ENERGY COMPANY (GP and LP)
05        Smithtown Cogeneration, LP (Delaware partnership) 50%; 100% w/ Balboa
04     LAGUNA ENERGY COMPANY (Inactive) (former interest in Ambit)
04     LA JOLLA ENERGY COMPANY (Inactive) (used for Belridge)
04     LAKEVIEW ENERGY COMPANY
05        Georgia Peaker, LP (Delaware LP) 50%; 100% w/ Silver Springs
04     LEHIGH RIVER ENERGY COMPANY (Inactive)
04     LONGVIEW COGENERATION COMPANY (held for Weyerhauser)
04     MADERA ENERGY COMPANY (GP)
05        Brookhaven Cogeneration, LP (Delaware partnership) 50%; 100% w/ Holtsville
04     MADISON ENERGY COMPANY (LP)
05        Gordonsville Energy, LP (Delaware partnership) 49%; 50% w/ Rapidan [See 4.EME02]
          Address:  115 Red Hill Road, Gordonsville, VA 22942

04     Majestic Energy Limited (UK private limited company)
       Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
05        EME Royale (New Zealand private limited company)
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Edison Mission Energy Taupo Limited (New Zealand company) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
04     MIDWEST GENERATION EME, LLC (Delaware LLC) 100%
       Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
05        COLLINS HOLDINGS EME, LLC
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
05        EDISON MISSION MIDWEST HOLDINGS CO. 100%
          Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
06            EDISON MISSION ENERGY FUEL SERVICES, LLC
              Address:  One Financial Place, 440 South LaSalle Street, Suite 3500, Chicago, Illinois 60605
06            EDISON MISSION OVERSEAS CO. (Com Ed project) 100%
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
07               Edison Mission Overseas Ltd. (Com Ed project) 100%
                 Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
06            MIDWEST GENERATION, LLC (Com Ed project) 100% [See 4.EME03]
              Address:  One Financial Place, 400 South LaSalle Street, Suite 3410, Chicago, Illinois 60605
              Crawford Station, 3501 South Pulaski Road, Chicago, IL 60608
              Collins Station, 4200 East Pine Bluff Road, Morris, IL 60623
              Fisk Station, 1111 West Cermak Road, Chicago, IL 60608
              Joliet Station, 1800 Channahon Road, Joliet, IL 60436
              Powerton Station, 13082 East Manito Road, Pekin, IL 61554
              Waukegon Station, 10 Greenwood Avenue, Waukegan, IL 60087
              Will County Station, 529 East Romeo Road, Romeoville, IL 60441
04     MIDWEST PEAKER HOLDINGS, INC. (Delaware corporation) 100%
04     Mission Capital, LP (Delaware LP) 3%; MIPS partnership
04     MISSION DEL CIELO, INC. 100%
05        Mission Del Sol, LLC (Delaware LLC) 100%
06            SUNRISE POWER COMPANY, LLC 50% [EWG] [See 4.EME04]
              Address:  12857 Sunrise Power Road, Fellows, CA 93224
07               Mission De Las Estrellas LLC 100%
04     MISSION/EAGLE ENERGY COMPANY (Inactive)
04     MISSION ENERGY CONSTRUCTION SERVICES, INC.
04     MISSION ENERGY GENERATION, INC. (Inactive)
04     MISSION ENERGY HOLDINGS, INC.
05        Mission Capital, LP (Delaware LP) 97%; MIPS partnership
04     MISSION ENERGY HOLDINGS INTERNATIONAL, INC. [holds 100% of the issued and outstanding Class A shares of
       MEC International B.V. (99.97%)--see INTERNATIONAL section]
05        EME Investments, LLC (Delaware LLC) 100% [Contact Energy Acq.]
05        EME SOUTHWEST POWER CORPORATION (Delaware corporation) 100% [holds 100% of the issued and outstanding
          Class C shares of MEC International B.V. (0.01%)--see INTERNATIONAL section]
05        EME UK International LLC (Delaware LLC) 100% [holds 100% of the issued and outstanding Class B stock of
          MEC International B.V. (0.01%)--see INTERNATIONAL section]
04     MISSION ENERGY INDONESIA (Inactive)
04     MISSION ENERGY MEXICO (Inactive) formerly the branch office in Mexico (no partnership)
04     MISSION ENERGY NEW YORK, INC. (GP and LP)
05        Brooklyn Navy Yard Cogeneration Partners, LP (Delaware partnership) 50% [See 4.EME05]
          Address:  Flushing Avenue, Cumberland Street, Building 41, Brooklyn, NY 11205

04     MISSION ENERGY WALES COMPANY
05        Mission Hydro Limited Partnership 30%
          Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            EME Generation Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Victoria Generation Limited (UK company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Energy Capital Partnership (Australia partnership 98%
09                      Enerloy Pty Ltd. (Australia company) 100%
08                  Mission Energy Development Australia Pty Ltd. 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Gippsland Power Pty Ltd 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 49% [See 4.EME06]
                           Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844
07               Energy Capital Partnership (Australia partnership) 1%LP
08                  Enerloy Pty Ltd. (Australia company) 100%
07               First Hydro Holdings Company (Australia partnership) 99%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  First Hydro Company 99% [See 4.EME07]
                    Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales CH5 3XJ
08                  First Hydro Finance plc 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      First Hydro Company 1% [See 4.EME07]
                        Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales CH5 3XJ
07               Loyvic Pty Ltd. (Australia company) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Energy Capital Partnership (Australia partnership) 1%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Enerloy Pty Ltd. (Australia company) 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
04     Mission Operations de Mexico, S.A. de C.V. (Inactive) 1%
       Address:  Bosques de Ciruelos No. 304 2 Piso, Colonia Bosques de las Lomas, 11700 Mexico Distrito Federal
04     MISSION TRIPLE CYCLE SYSTEMS COMPANY (GP)
05        Triple Cycle Partnership (Texas G.P.) 50%
04     NORTH JACKSON ENERGY COMPANY (Inactive)
04     NORTHERN SIERRA ENERGY COMPANY (GP)
05        Sobel Cogeneration Company (general partnership) 50%
04     ORTEGA ENERGY COMPANY
04     PANTHER TIMBER COMPANY (GP)
05        American Kiln Partners, LP (Delaware limited partnership) 2%
04     PARADISE ENERGY COMPANY (Inactive)
04     PLEASANT VALLEY ENERGY COMPANY (GP)
05        American Bituminous Power Partners, LP (Delaware limited partnership) 0.5%; 50% w/ Aguila
          Address:  Grant Town Power Plant, Highway 17, Grant Town, WV 26574
06            American Kiln Partners, LP (Delaware Limited Partnership) 0.5% of 53%
04     QUARTZ PEAK ENERGY COMPANY (LP) (Inactive)

04     RAPIDAN ENERGY COMPANY (GP)
05        Gordonsville Energy, LP (Delaware partnership) 1%; 50% w/ Madison [See 4.EME02]
          Address:  115 Red Hill Road, Gordonsville, VA 22942
04     REEVES BAY ENERGY COMPANY (GP and LP)
05        North Shore Energy LP (Delaware partnership) 50%; 100% w/ Santa Clara
06            Northville Energy Corporation (New York corp.) 100%
04     RIDGECREST ENERGY COMPANY (GP)
05        Riverhead Cogeneration I, LP (Delaware partnership) 50%; 100% w/ Centerport
04     RIO ESCONDIDO ENERGY COMPANY
04     RIVERPORT ENERGY COMPANY (GP and LP)
05        Riverhead Cogeneration II, LP (Delaware partnership) 50%; 100% w/ San Pedro
04     SAN GABRIEL ENERGY COMPANY (Inactive)
04     SAN JOAQUIN ENERGY COMPANY (GP)
05        Midway-Sunset Cogeneration Company, LP 50%
          Address:  3466 West Crocker Springs Road, Fellows, CA 93224
04     SAN JUAN ENERGY COMPANY (GP)
05        March Point Cogeneration Company 50%
04     SAN PEDRO ENERGY COMPANY (GP)
05        Riverhead Cogeneration II, LP (Delaware partnership) 50%; 100% w/ Riverport
04     SANTA ANA ENERGY COMPANY (GP)
05        Riverhead Cogeneration III, LP (Delaware partnership) 50%; 100% w/ Indian Bay
04     SANTA CLARA ENERGY COMPANY (GP)
05        North Shore Energy, LP (Delaware partnership) 50%; 100% w/ Reeves Bay
06            Northville Energy Corporation (New York corporation) 100%
04     SILVERADO ENERGY COMPANY (GP)
05        Coalinga Cogeneration Company 50%
          Address:  32812 West Gate Road, Bakersfield, CA 93210
04     SILVER SPRINGS ENERGY COMPANY
05        Georgia Peaker, LP (Delaware limited partnership) 50%; 100% w/ Lakeview
04     SONOMA GEOTHERMAL COMPANY (Inactive)
04     SOUTH COAST ENERGY COMPANY (GP)
05        Harbor Cogeneration Company 30%
          Address:  420 Henry Ford Avenue, Wilmington, CA 93210
04     SOUTHERN SIERRA ENERGY COMPANY (GP)
05        Kern River Cogeneration Company (general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308
04     THOROFARE ENERGY COMPANY (Inactive)
04     VIEJO ENERGY COMPANY (GP)
05        Sargent Canyon Cogeneration Company 50%
          Address:  Star Route 42, Sargents Road, San Ardo, CA 93450
04     VISTA ENERGY COMPANY (New Jersey corporation) (Inactive)
04     WESTERN SIERRA ENERGY COMPANY (GP)
05        Sycamore Cogeneration Company (general partnership) 50%
          Address:  SW China Grade Loop, Bakersfield, CA 93308

EDISON MISSION ENERGY INTERNATIONAL COMPANIES [all foreign corporation names bold]:
05        MEC International B.V. (Netherlands corporation) (Holding Company 99.99% owned by Mission Energy
          Holdings International, Inc., a California corp. (owns 100% of Class A Shares) and 0.01% by EME UK
          International LLC, a Delaware LLC (owns 100% of Class B shares)
          Address: Apollolaan 15, 1077 AB Amsterdam, The Netherlands
06            Adelaide Ventures Ltd. (Cayman Island company) 100%  (Dissolved 01/14/2003)
              Address:  Walker House, Mary Street, P.O. Box 265GT, George Town, Grand Cayman, Cayman Islands
06            Beheer-en Beleggingsmaatschappij Jydeno B.V. 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Vindoor Investments (Mauritius) Limited 10%
                 Address:  BAI Building, 5th Floor, Pope Hennessey Street, Port Luis, Mauritius
08                  Coaltrade Services International Pte Ltd 100%
                    Address:  10 Anson Road, #18-12, International Plaza, Singapore 079903

06            Edison Mission Advantage B.V. 100%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Edison Mission LYB PEDS Pty Ltd (formerly Edison Mission De Laide Pty Ltd. (Australian company)
                 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
06            Edison Mission Ausone Pty Ltd. (Australian co.) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            Edison Mission Energy Asia Pte Ltd. (Singapore private
              company limited by shares) 100% (EME's Regional Asia Pacific Headquarters)
              Address:  391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
07               Edison Mission Energy Asia Pacific Pte Ltd. (Singapore corporation) 100%
                 Address:  391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
07               Edison Mission Energy Fuel Company Pte Ltd. (Singapore corporation) 100%
                 Address:  391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
07               Edison Mission Operation & Maintenance Services Pte Ltd 100%
                 Address:  391-B Orchard Road, Ngee Ann City, Tower B, 14th Floor, #14-08/10, Singapore 238874
07               P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 99%
                 Address:  Jl. Gen. A Yani No. 54 Probolinggo, East Java, Indonesia
06            Edison Mission Energy International B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            Edison Mission Energy Services B.V. (Netherlands co.) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            Edison Mission Millennium B.V. (Netherlands company) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               EME Caliraya B.V. (formerly Beheer-en Beleggingsmaatschappij Trepo B.V. 75%
                 Address:  Apollolaan 15, 1077 AB Amsterdam, The Netherlands
08                  CBK Power Company Ltd. (Philippine LP) 49%
                    Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                    Philippines [See 4.EME08]
07               EME Kayalaan B.V. (formerly Beheer-en Beleggingsmaatschappij Hagra B.V. 100%
                 Address:  Apollolaan 15, 1077 AB Amsterdam, The Netherlands
08                  CBK Power Company Ltd. (Philippine LP) 1%
                    Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                    Philippines [See 4.EME08]
06            Edison Mission Operation & Maintenance Services B.V. (Netherlands company) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Edison Mission Operation & Maintenance (Thailand) Company Limited 100%
                 Address:  7th Fl. Bubhajit Bldg., 20 North Sathorn Road, Kwaeng Silom, Khet Bangrak, Bangkok,
                 Thailand
07               EME Philippines Services Corporation [formerly EME Philippines OandM Corporation (Philippines
                 co.) 100%
                 Address:  Unit 1105, Tower One, Ayala Triangle, Ayala Avenue, Makati City, Philippines
07               Kalayaan Power Management Corporation 50% [EWG] [See 4.EME09]
                 Address:  1701 One Magnificent Mile Building, San Miguel Avenue, Ortigas Center, Pasig City,
                 Philippines
06            Edison Mission Retail Pty Ltd. (Australian co.) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            Edison Mission Utilities Pty. Ltd. (Australian company) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia

06            Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) 100%
              Address:  Apollolaan 15, 1077 AB Amsterdam, The Netherlands
07               Italian Vento Power Corporation 4 S.r.l. (joint venture) 50% [See 4.EME10]
                 Address:  Via Circumvallazione, 54/h, 83100 Avellino, Italy
06            Edison Mission Vendesi Pty Ltd. (Australian company) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
06            EME Atlantic Holdings Limited (UK company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               EME Ascot Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Buckingham Limited (UK company) 100% [Contact Energy Project, 2nd Stage]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Precision B.V. (Netherlands company) (formerly Beheer-en-Beleggingsmaatschappij Pylamo
                        B.V.) 100% [Contact Energy Project, 2nd Stage]
                        Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
10                         Mission Energy Universal Holdings [formerly EME Universal Holdings (New Zealand company) 100% [Contact Energy Project, 2nd Stage]
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH
                           England
11                            Contact Energy Limited (New Zealand company) 0.624% [See 4.EME11]
                              Address:  Level 1, Harbor City Tower, 29 Brandon Street, Box 10-742, Wellington,
                              New Zealand
11                            Mission Contact Finance Limited (New Zealand company) 100%
                              Address:  Bell Gully, IBM Centre, 171 Featherston Street, Wellington, New Zealand
11                            Mission Energy Five Star (New Zealand company) 100%
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New
                              Zealand
11                            Mission Energy Pacific Holdings [formerly EME Pacific Holdings (New Zealand company) 100% [Contact Energy Project, 2nd Stage]
                              Address:  IBM Centre, 171 Featherston Street, Wellington, New
                              Zealand
12                               Contact Energy Limited (New Zealand company) 50.598%
                                 [See 4.EME11]
06            EME Tri Gen B.V. 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Tri Energy Company Limited (Thai limited liability company) (Tri Energy Project) (EQUITY) 25%
                 [See 4.EME12]
                 Address:  Grand, Amarin Tower, 16th Floor, New Petchburi Road, Ratchathewi, Bangkok 10320
                 Thailand
06            EME Victoria B.V. 100% (Inactive)
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            First Hydro Renewables Limited, a UK company 100%
              Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
07               Celtic Offshore Wind Limited 96%
                 Address:  The Long Barn, Waen Farm, Nercwys Road, Mold, Flintshire, CH7 4ED, Wales
07               First Hydro Renewables (COWL) Limited 100%
                 Address:  Dinorwig Power Station, Llamberis, Gwynedd, LL55 4TY, Wales
06            Global Generation B.V. 100%
              Address: Apollolaan 15, 1077 AB Amsterdam, The Netherlands
07               Caresale Services Limited (UK LLC) 49%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Edison First Power Limited (Guernsey LLC) 65%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison First Power Holdings II (UK LLC) 100% [PowerGen project]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Edison First Power Holdings I (UK LLC) 100% [PowerGen project]
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England

09                      Caresale Services Limited (UK LLC) 51%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Edison First Power Limited (Guernsey LLC) 65%
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Edison Mission Marketing and Services Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Finance UK Limited (UK LLC) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      South Australian Holdings Ltd. 100% [Currently being liquidated]
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         EME International Dragon Limited (UK) 100% [Currently being liquidated]
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            EME Adelaide Energy Limited (UK company) 100% [Currently being liquidated]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            EME Monet Ltd. (UK company) 100% [Currently being liquidated]
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Energy Generation Finance PLC (UK) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Maplekey Holdings Limited (UK LLC) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Maplekey UK Finance Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Maplekey UK Limited (UK LLC) 100%
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            Edison First Power Limited (Guernsey LLC) 35%
                              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Redbill Contracts Limited (UK LLC) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Hydro Energy B.V. (Netherlands LLC) 10%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Iberica de Energias, S.L. (Spain corporation) 96.65% [See 4.EME13]
                 Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32% [See 4.EME14]
                    Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
09                      Monasterio de Rueda, S.L. (Spain) 100%
                        Address:  Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain
06            Iberian Hy-Power Amsterdam B.V. (Netherlands LLC) 100%
              Address:  Strawinskylaan 1725, Amsterdam, NOORD-HOLL 1077 XX
07               EME Desarrello Espana S.L. 100%
                 Address:  Paseo de Gracia 18, 4o. Piso, 08007, Barcelona, Spain
07               Hydro Energy B.V. (Netherlands company) 90%
08                  Iberica de Energias, S.L. (Spain corporation) 95.77% [See 4.EME13]
09                      Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32%
                        [See 4.EME14]
10                         Monasterio de Rueda, S.L. (Spain) 100%
07               Iberica de Energias, S.L. (Spain corporation) 4.23% [See 4.EME13]
08                  Electrometalurgica del Ebro, S.L. ("EMESA") (Spain corporation) 91.32%
                    [See 4.EME14]
09                      Monasterio de Rueda, S.L. (Spain) 100%
06            Latrobe Power Pty. Ltd. (Australian corporation) 99%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Mission Victoria Partnership (Australian partnership) 52.31% (100% w/ Traralgon PPL 46.69% and
                 MEVALP 1%)
08                  Latrobe Power Partnership (Australian partnership) 99%
09                      Loy Yang B Joint Venture 51% [See 4.EME06]
                        Address:  Bartons Lane, Loy Yang, Victoria, Australia 3844

06            Latrobe Valley B.V. [formerly Beheer-en Beleggingsmaatschappij Botara B.V.] (LYB Peakers Project)
              100%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Valley Power Pty Ltd. (proprietary limited Australia company; LYB Peakers Project)
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
06            Loy Yang Holdings Pty Ltd (Australia corporation) 100%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Edison Mission Energy Holdings Pty Ltd (Australian corporation) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Edison Mission Energy Australia Ltd. (Australian public company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Latrobe Power Partnership (Australian partnership) 1%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Loy Yang B Joint Venture 51% [See 4.EME06]
08                  Edison Mission Energy Australia Pilbara Power Ltd. (Australia company) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Kwinana Pty Ltd. (Australia) 100% (Operator of Kwinana
                    Project)
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
08                  Edison Mission Operation & Maintenance Loy Yang Pty Ltd. (Australian corporation) 100%
                    Address:  P.O. Box 1792, Traralgon, Victoria 3844, Australia
08                  Mission Energy Holdings Superannuation Fund Pty Ltd. (retirement fund required by Australia law) 100%
08                  Mission Energy (Kwinana) Pty Ltd. (Australia) 100%
                    Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                    Victoria, Australia
09                      Kwinana Power Partnership (Australian G.P.) 1%
                        Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000
10                         Perth Power Partnership 70% (Kwinana Project) [See 4.EME15]
                           Address:  James Court, Kwinana Beach 6167, Western Australia
07               Latrobe Power Pty. Ltd. (Australian corporation) 1%
08                  Mission Victoria Partnership (Australian partnership) 52.31%
09                      Latrobe Power Partnership (Australian partnership) 99%
10                         Loy Yang B Joint Venture 51% [See 4.EME06]
07               Mission Energy Ventures Australia Pty. Ltd. (Australian company) 100%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Mission Victoria Partnership (Australian partnership) 1%
09                      Latrobe Power Partnership (Australian partnership) 99%
10                         Loy Yang B Joint Venture 51% [See 4.EME06]
07               Traralgon Power Pty. Ltd. (Australian corporation) 1%
                 Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
                 Australia
08                  Mission Victoria Partnership (Australian partnership) 46.69%
09                      Latrobe Power Partnership (Australian partnership) 99%
10                         Loy Yang B Joint Venture 51% [See 4.EME06]

06            MEC Esenyurt B.V. (Netherlands company) (Doga Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Doga Enerji Uretim Sanayi ve Ticaret L.S. (Turkish corp.) (Project company) 80% [See 4.EME16]
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish corporation) (Heat company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
07               Doga Isletme ve Bakim Ticaret Ltd. Sirketi (Turkish corporation) (OandM company) 80%
                 Address:  Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt, Istanbul, Turkey
06            MEC IES B.V. (Netherlands company) (ISAB Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               ISAB Energy Services s.r.l. 49% (services co ISAB Project)
                 Address:  Ex S.S. 114km 146, 96100 Priolo G (SR), Sicily, Italy
06            MEC India B.V. (Netherlands company) (Jojobera Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Edison Mission Energy Power (Mauritius corporation) (Branch office in India)
                 Address:  Louis Leconte Street, Curepipe, Mauritius
06            MEC Indo Coal B.V. (Netherlands co.) (Adaro Project) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               P. T. Adaro Indonesia (EQUITY) 8.17%
                 Address:  Suite 704, World Trade Centre, Jl. Jend. Sudirman Kav. 31, Jakarta 12920 Indonesia
06            MEC Indonesia B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               P. T. Paiton Energy (Indonesia company) (EQUITY) (Paiton Project) 40% [See 4.EME17]
                 Address:  Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java, Indonesia
06            MEC International Holdings B.V. (Netherlands corporation) 100%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Edison Mission Energy International B.V. (Netherlands company) 1%
07               MEC Esenyurt B.V. (Netherlands co.) (Doga Project) 1%
08                  Doga Enerji Uretim Sanayi ve Ticaret L.S. (Turkish corp.) (Project company) 80% [See 4.EME16]
08                  Doga Isi Satis Hizmetleri ve Ticaret L.S. (Turkish corporation) (Heat company) 80%
08                  Doga Isletme ve Bakim Ticaret Ltd. Sirketi (Turkish corporation) (OandM company) 80%
07               MEC IES B.V. (Netherlands company) (ISAB Project) 1%
08                  ISAB Energy Services s.r.l. 49%
07               MEC India B.V. (Netherlands company) 1%
08                  Edison Mission Energy Power (Mauritius corporation)
07               MEC Indo Coal B.V. (Netherlands co.) (Adaro Project) 1%
08                  P. T. Adaro Indonesia (EQUITY) 8.17%
07               MEC Indonesia B.V. (Netherlands company) 1%
08                  P. T. Paiton Energy (Indonesia company) (EQUITY) (Paiton Project) 40% [See 4.EME17]
07               MEC Laguna Power B.V. (Netherlands company) (Thailand Project) 1%
08                  Gulf Power Generation Co. Ltd. (Bangkok corp.) 40%
07               MEC Perth B.V. (Netherlands company) (Kwinana Project) 1%
08                  Kwinana Power Partnership (Australian G.P.) 99%
09                      Perth Power Partnership 70% (Kwinana Project) [See 4.EME15]
07               MEC Priolo B.V. (Netherlands company) (ISAB Project) 1%
08                  ISAB Energy, s.r.l. (Italian J.V. company) (EQUITY) 1% of 49% (quota, not shares)
                    [See 4.EME18]
07               MEC San Pascual B.V. (Netherlands company) 1%
08                  San Pascual Cogeneration Company International B.V. 50%
09                      San Pascual Cogeneration Company (Philippines) Ltd. (San Pascual Project) (EQUITY) 1%GP
                        and 74%LP
08                  Morningstar Holdings B.V. (formerly Beheer-en Beleggingsmaatschappij Vestra B.V.) 50%

07               MEC Sidi Krir B.V. (Netherlands company) 1%
07               MEC Sumatra B.V. (Netherlands company) 1%
07               MEC Wales B.V. (Netherlands Company) 1%
08                  Mission Hydro Limited Partnership (UK LP)
09                      EME Generation Holdings Limited (UK Co.) 100%
10                         Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
10                         EME Victoria Generation Limited (UK co.) 100%
11                            Energy Capital Partnership (Australia partnership 98%
12                               Enerloy Pty Ltd. (Australia company) 100%
11                            Mission Energy Development Australia Pty Ltd.
12                               Gippsland Power Pty Ltd 100%
13                                   Loy Yang B Joint Venture 49% [See 4.EME06]
10                         Energy Capital Partnership (Australia partnership) 1%LP
11                            Enerloy Pty Ltd. (Australia company) 100%
10                         First Hydro Holdings Company (Australia partnership) 99%
11                            First Hydro Company 99% [See 4.EME07]
11                            First Hydro Finance plc 100%
12                               First Hydro Company 1% [See 4.EME07]
10                         Loyvic Pty Ltd. (Australia company) 100%
11                            Energy Capital Partnership (Australia partnership) 1%
12                               Enerloy Pty Ltd. (Australia co.) 100%
07               Mission Energy Italia s.r.l. 10% (Office in Italy)
                 Address:  via Mar della Cina, 304, 00144 Rome, Italy
07               P.T. Edison Mission Operation and Maintenance Indonesia (Indonesian company) 1%
                 Address:  Jl. Raya Surabaya Situbondo Km 141, P.O. Box
                 78, Paiton 67291, Probolinggo, East Java, Indonesia
06            MEC Laguna Power B.V. (Netherlands co) (Malaya Proj) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Gulf Power Generation Co. Ltd. (Bangkok corporation) 40%
                 Address:  888/101 Mahatun Plaza Tower, 10th Floor, Ploenchit, Lumphini, Patumwan, Bangkok 10330
06            MEC Perth B.V. (Netherlands co.) (Kwinana Project) 99%
07               Kwinana Power Partnership (Australian G.P.) 99%
                 Address:  Level 23, St. Martins Tower, 44 St George's Terrace, Perth WA 6000
08                  Perth Power Partnership 70% (Kwinana Project) [See 4.EME15]
                    Address:  James Court, Kwinana Beach 6167, Western Australia
06            MEC Priolo B.V. (Netherlands co.) (ISAB Project) 99%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               ISAB Energy, s.r.l. (Italian J.V. company) (EQUITY) 99% of 49% (quota, not shares)
                 [See 4.EME18]
                 Address:  Corso Gelone No. 103, Siracusa, Sicily, Italy
06            MEC San Pascual B.V. (Netherlands company) 99%
              Address: Croeselaan 18, 3521 CB Utrecht, The Netherlands
07               San Pascual Cogeneration Company International B.V. 50%
                 Address: Croeselaan 18, 3521 CB Utrecht, The Netherlands
08                  San Pascual Cogeneration Company (Philippines) Ltd (San Pascual Project) (EQUITY) 1%GP and
                    74%LP
                    Address:  Unit 1610/1611, Tower One, Ayala Triangle, Ayala Ave, 1200 Makati City, Metro
                    Manila, Philippines
07               Morningstar Holdings B.V. (formerly Beheer-en Beleggingsmaatschappij Vestra B.V.) 50%
                 Address: Croeselaan 18, 3521 CB Utrecht, The Netherlands
06            MEC Sidi Krir B.V. (Netherlands company) 99%
              Address: Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            MEC Sumatra B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands

06            MEC Wales B.V. (Netherlands company) 99%
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
07               Mission Hydro Limited Partnership 69%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  EME Generation Holdings Limited (UK company) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
09                      EME Victoria Generation Limited (UK company) 100%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         Energy Capital Partnership (Australia partnership 98%
11                            Enerloy Pty Ltd. (Australia company) 100%
10                         Mission Energy Development Australia Pty Ltd. 100%
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Gippsland Power Pty Ltd 100%
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
12                               Loy Yang B Joint Venture 49% [See 4.EME06]
                                 Address: Bartons Lane, Loy Yang, Victoria, Australia 3844
09                      Energy Capital Partnership (Australia partnership) 1%LP
10                         Enerloy Pty Ltd. (Australia company) 100%
09                      First Hydro Holdings Company (Australia partnership) 99%
                        Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
10                         First Hydro Company 99% [See 4.EME07]
                           Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales CH5 3XJ
10                         First Hydro Finance plc 100%
                           Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
11                            First Hydro Company 1% [See 4.EME07]
                              Address:  Bala House, St. David's Park, Ewloe, Deeside, Flintshire, Wales CH5 3XJ
09                      Loyvic Pty Ltd. (Australia company) 100%
                        Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                        Victoria, Australia
10                         Energy Capital Partnership (Australia partnership) 1%
                           Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205
                           Victoria, Australia
11                            Enerloy Pty Ltd. (Australia company) 100%
                              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne,
                              3205 Victoria, Australia
06            Mission Energy Company (UK) Limited (United Kingdom private limited company) 100%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Derwent Cogeneration Limited (United Kingdom private limited liability company) (EQUITY) 33%
                 [See 4.EME19]
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Energy Limited (UK private limited company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Edison Mission Services Limited (UK private limited company) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Mission Hydro (UK) Limited 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  First Hydro Holdings Company 1%
09                      First Hydro Company 99% [See 4.EME07]
09                      First Hydro Finance plc 100%
10                         First Hydro Company 1% [See 4.EME07]

08                  Mission Hydro Limited Partnership 1%GP
09                      EME Generation Holdings Limited (UK co.) 100%
10                         Edison Mission Operation & Maintenance Limited (a United Kingdom corporation) 100%
10                         EME Victoria Generation Limited (UK co.) 100%
11                            Energy Capital Partnership (Australia partnership 98%
12                               Enerloy Pty Ltd. (Australia co.) 100%
11                            Mission Energy Development Australia Pty Ltd.
12                               Gippsland Power Pty Ltd 100%
13                                   Loy Yang B Joint Venture 49% [See 4.EME06]
10                         Energy Capital Partnership (Australia partnership) 1%LP
11                            Enerloy Pty Ltd. (Australia company) 100%
10                         First Hydro Holdings Company (Australia partnership) 99%
11                            First Hydro Company 99% [See 4.EME07]
11                            First Hydro Finance plc 99%
12                               First Hydro Company 1% [See 4.EME07]
10                         Loyvic Pty Ltd. (Australia company) 100%
11                            Energy Capital Partnership (Australia partnership) 1%
12                               Enerloy Pty Ltd. (Australia co.) 100%
07               Pride Hold Limited (United Kingdom corp.) 99%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
08                  Lakeland Power Ltd. (United Kingdom private limited liability company) 100%
                    [See 4.EME20]
                    Address:  Roosecote Power Station, Barrow-In-Furness, Cumbria, England LA13 OPQ
08                  Lakeland Power Development Company (UK corp.) 100%
                    Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Rapid Energy Limited
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
06            Mission Energy Italia s.r.l. 90% Rep Office in Italy
              Address: Villa Brasini, Via Flaminia 497, 00191 Rome Italy
06            Mission NZ Operations B.V. 100% (Inactive)
              Address:  Croeselaan 18, 3500 GT Utrecht, The Netherlands
06            Pride Hold Limited (United Kingdom corporation) 1%
              Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Lakeland Power Development Company (UK corp.) 100%
                 Address:  Lansdowne House, Berkeley Square, London W1X 5DH England
07               Lakeland Power Ltd. (United Kingdom private limited liability company) 100% [See 4.EME20]
                 Address:  Roosecote Power Station, Barrow-In-Furness, Cumbria, England LA13 OPQ
06            EcoElectrica S.a.r.l. (Luxemburg)
              Address:  12-16, Avenue Monterey, L-2163 Luxembourg
07               EME del Caribe Holding GmbH (Austria)
                 Address:  4020 Linz, Landstrasse 12, Austria
08                  EME del Caribe (Cayman Islands)
                    Address:  First Floor, Caledonian House, Mary St, George Town, Grand Cayman, Cayman Islands
09                      EcoElectrica Holdings, Ltd. (Cayman Islands) 50%
                        Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
10                         EcoElectrica Ltd. (Cayman Islands) 100%
                           Address:  1350 GT, The Huntlaw Building, Fort Street, Grand Cayman, Cayman Islands
11                            EcoElectrica LP (Bermuda partnership) (EQUITY) 1% [See 4.EME21]
                              Address:  Plaza Scotiabank, 273 Ponce de Leon Avenue, Suite 902, Hato Rey, Puerto
                              Rico 00918
10                         EcoElectrica LP (Bermuda partnership) (EQUITY) 99% [See 4.EME21]
                           Address:  Plaza Scotiabank, Suite 902, Avenida Ponce de Leon 273, Hato Rey, Puerto
                           Rico 00918

06            Southwestern Generation B.V. 100%
              Address:  Croeselaan 18, 3521 CB Utrecht, The Netherlands
06            Traralgon Power Pty. Ltd. (Australian corporation) 99%
              Address:  Southgate Complex, Level 20, HWT Tower, 40 City Road, South Melbourne, 3205 Victoria,
              Australia
07               Mission Victoria Partnership (Australian partnership) 46.69% (100% w/ Latrobe PPL 52.31% and
                 MEVALP 1%)
08                  Latrobe Power Partnership (Australian partnership) 99%
09                      Loy Yang B Joint Venture 51% [See 4.EME06]

2.  A BRIEF DESCRIPTION OF THE PROPERTIES OF CLAIMANT AND EACH OF ITS SUBSIDIARY PUBLIC UTILITY COMPANIES USED
FOR THE GENERATION, TRANSMISSION, AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE, OR FOR THE PRODUCTION,
TRANSMISSION AND DISTRIBUTION OF NATURAL OR MANUFACTURED GAS, INDICATING THE LOCATION OF PRINCIPAL GENERATING
PLANTS, TRANSMISSION LINES, PRODUCING FIELDS, GAS MANUFACTURING PLANTS, AND ELECTRIC AND GAS DISTRIBUTION
FACILITIES, INCLUDING ALL SUCH PROPERTIES WHICH ARE OUTSIDE THE STATE IN WHICH CLAIMANT AND ITS SUBSIDIARIES ARE
ORGANIZED AND ALL TRANSMISSION OR PIPELINES WHICH DELIVER OR RECEIVE ELECTRIC ENERGY OR GAS AT THE BORDERS OF
SUCH STATE.

Claimant is not a "public utility company" as that term is defined in the Public Utility Holding Company Act of
1935 (the "Act") and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas.
None of Claimant's subsidiaries, other than SCE, is a public utility company.  SCE is an "electric utility company" as defined in the Act and owns properties used for the generation, transmission and distribution of electric energy for sale, as described herein.

SCE owns and operates one diesel-fueled generating plant, 37hydroelectric plants (plus two fishwater generators shown in the detail below) and an undivided 75.05% interest in Units 2 and 3 of the San Onofre Nuclear Generating
Station.  These plants are located in Central and Southern California.  Of the above mentioned hydroelectric plants, one of them, along with the diesel-fueled generating plant, serve isolated load on Catalina Island.  SCE also owns an undivided 15.8% interest in Units 1, 2 and 3 of the Palo Verde Nuclear Generating Station, located near Phoenix, Arizona, and an undivided 48% interest in Units 4 and 5 of the Four Corners Project, a coal-fueled steam electric generating plant in New Mexico, all of which are operated by other utilities.  SCE operates and owns a 56% undivided interest in two coal-fueled steam electric generating units at the Mohave Project in Clark
County, Nevada.  Schedule I attached hereto contains a list of all of the SCE-owned generating plants with their locations, initial dates of operation and generator nameplate ratings.

SCE's transmission facilities consist of approximately 7,208.21 circuit miles of 33kV, 55kV, 66kV, 115kV and
161kV lines, 3,523.6 circuit miles of 220kV lines, and 1237.59 circuit miles of 500kV lines consisting of
1,000.14 miles in California, 125.4 miles in Nevada and 112.1 miles in Arizona.  SCE's distribution facilities consist of approximately 60,644.52 overhead circuit miles and 34,756.9 underground circuit miles, and 558 distribution substations, all of which are located in California.

3.  THE FOLLOWING INFORMATION FOR THE LAST CALENDAR YEAR WITH RESPECT TO CLAIMANT AND EACH OF ITS SUBSIDIARY
PUBLIC UTILITY COMPANIES:

(a)  NUMBER OF KWH. OF ELECTRIC ENERGY SOLD (AT RETAIL OR WHOLESALE), AND MCF. OF NATURAL OR MANUFACTURED GAS
DISTRIBUTED AT RETAIL.

Claimant:  None.
SCE:
(1)  79,661,279,000 kwh of electric energy sold at retail.
(2)  $8,613,847,531 of total revenues from such sales.

(b)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS DISTRIBUTED AT RETAIL OUTSIDE THE
STATE IN WHICH EACH COMPANY IS ORGANIZED.

Claimant:  None.
SCE:  None.

(c)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS SOLD AT WHOLESALE OUTSIDE THE
STATE IN WHICH EACH SUCH COMPANY IS ORGANIZED, OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  5,366,000 kwh of electric energy sold at wholesale outside of California or at the state line.
(2)  $1,181,119 of total revenues from such sales.

(d)  NUMBER OF KWH. OF ELECTRIC ENERGY AND MCF. OF NATURAL OR MANUFACTURED GAS PURCHASED OUTSIDE THE STATE IN
WHICH EACH SUCH COMPANY IS ORGANIZED OR AT THE STATE LINE.

Claimant:  None.
SCE:
(1)  1,528,888,721 kwh of electric energy purchased at wholesale outside of California or at the state line.
(2)  $131,094,932 of total expenses from such purchases.

4.  THE FOLLOWING INFORMATION FOR THE REPORTING PERIOD WITH RESPECT TO CLAIMANT AND EACH INTEREST IT HOLDS
DIRECTLY OR INDIRECTLY IN AN EWG OR A FOREIGN UTILITY COMPANY, STATING MONETARY AMOUNTS IN UNITED STATES DOLLARS:

(a)  NAME, LOCATION, BUSINESS ADDRESS AND DESCRIPTION OF THE FACILITIES USED BY THE EWG OR FOREIGN UTILITY
COMPANY FOR THE GENERATION, TRANSMISSION AND DISTRIBUTION OF ELECTRIC ENERGY FOR SALE OR FOR THE DISTRIBUTION AT
RETAIL OF NATURAL OR MANUFACTURED GAS.

(b)  NAME OF EACH SYSTEM COMPANY THAT HOLDS AN INTEREST IN SUCH EWG OR FOREIGN UTILITY COMPANY; AND DESCRIPTION
OF THE INTEREST HELD.

(c)  TYPE AND AMOUNT OF CAPITAL INVESTED, DIRECTLY OR INDIRECTLY, BY THE HOLDING COMPANY CLAIMING EXEMPTION; ANY
DIRECT OR INDIRECT GUARANTEE OF THE SECURITY OF THE EWG OR FOREIGN UTILITY COMPANY BY THE HOLDING COMPANY
CLAIMING EXEMPTION; AND ANY DEBT OR OTHER FINANCIAL OBLIGATION FOR WHICH THERE IS RECOURSE, DIRECTLY OR
INDIRECTLY, TO THE HOLDING COMPANY CLAIMING EXEMPTION OR ANOTHER SYSTEM COMPANY, OTHER THAN THE EWG OR FOREIGN
UTILITY COMPANY.

(d)  CAPITALIZATION AND EARNINGS OF THE EWG OR FOREIGN UTILITY COMPANY DURING THE REPORTING PERIOD.

(e)  IDENTIFY ANY SERVICE, SALES OR CONSTRUCTION CONTRACT(S) BETWEEN THE EWG OR FOREIGN UTILITY COMPANY AND A
SYSTEM COMPANY, AND DESCRIBE THE SERVICES TO BE RENDERED OR GOODS SOLD AND FEES OR REVENUES UNDER SUCH
AGREEMENT(S).

                                                  EDISON CAPITAL

4.EC01  ELECTRICIDAD DE LA PAZ S.A. [FUCO]

(a)  Electricidad de la Paz S.A. ("Electropaz"), Avenida Illimani 1973, Casilla 10511, La Paz, Bolivia.

Electropaz's facilities consists of substations and distribution lines serving approximately 316,000 retail customers in La Paz and El Alto, Boliva.  Electropaz does not own generation or transmission facilities.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding Epsilon; Mission
Funding Epsilon through its wholly owned subsidiary, Edison Capital International (Bermuda) Ltd. owns a 14%
interest in Electropaz.  Iberdrola II Investimentos Ltda is the majority owner of Electropaz; Banco Santander
Central Hispanoamericano S.A. owns a 10% interest; and Paz Holdings Ltd. owns a 32.9% interest. The voting securities of Paz Holdings Ltd, 30.42%, are held by Edison Capital International (Bermuda) Ltd., with 43.22% held by Andes Energy XII Ltd. and 26.36% held by GE Capital Services Structured Finance Group, Inc.  Andes Energy XII
is wholly-owned by AIG-GE Capital Latin American Infrastructure Fund L.P. in which Edison Capital Latin American
Investments (Bermuda) Ltd. holds an indirect 7.89% interest.  Edison Capital Latin American Investments (Bermuda)
Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd., in the amount of $7.0 million.

(d)  Capitalization or total equity for the period ending December 31, 2001 = $45,162,120
Net income after taxes for 2001 = $3,104,160

(e)  There are no service, sales or construction contracts between Electropaz and any system company.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A. [FUCO]

(a)  Empresa de Luz y Fuerza Electrica de Oruro S.A. ("Elfeo"), Calle Junin No. 710, Casilla 53, Oruro, Boliva.

Elfeo's facilities used for the generation, transmission, or distribution of electric energy for sale consist primarily of substations and distribution lines serving approximately 43,300 retail customers in the cities of
Oruro and Huaruni.  Elfeo does not own generation or transmission facilities.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company; Edison Funding Company owns 100% of Mission Funding Epsilon; Mission
Funding Epsilon through its wholly owned subsidiary, Edison Capital International (Bermuda) Ltd. owns a 14%
interest in Elfeo. Iberdrola II Investimentos Ltda. is the majority owner of Elfeo with 60.52% interest, and Paz
Holdings Ltd. owns a 32.9% interest. The voting securities of Paz Holdings Ltd., 30.42%, are held by Edison
Capital International (Bermuda) Ltd., with 43.22% held by Andes Energy XII Ltd. and 26.36% held by GE Capital
Services Structured Finance Group, Inc.  Andes Energy XII is wholly-owned by AIG-GE Capital Latin American
Infrastructure Fund L.P. in which Edison Capital Latin American Investments (Bermuda) Ltd. holds an indirect
7.89% interest.  Edison Capital Latin American Investments (Bermuda) Ltd. is a wholly owned indirect subsidiary of Edison Capital.

(c)  Capital contributions were made by Edison Capital through its indirectly, wholly owned subsidiary Edison
Capital International (Bermuda) Ltd, in the amount of $0.4 million.

(d)  Capitalization or total equity for the period ending December 31, 2001 = $5,159,240
Net income after taxes for 2001 = $235,180

(e)  There are no service, sales or construction contracts between Elfeo and any system company.

4.EC03  EPZ MISSION FUNDING MU TRUST [FUCO]

(a)  EPZ Mission Funding MU Trust ("EPZMFMT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFMT owns a 7.88% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFMT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFMT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFMT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission
Funding Alpha, which owns 100% of Mission Funding Mu.  EPZMFMT is a business trust created under the laws of the
State of Delaware.  Mission Funding Mu is the 100% beneficial owner of the beneficial interest in EPZMFMT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Mu made a $13,000,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $87,000,000, in order to acquire the interest in the asset with a total cost of $100,000,000.  Mission Funding Mu also incurred out-of-pocket costs and fees of approximately $1,750,000.

The Mission Funding Mu investment and the related obligations have been guaranteed by its parent, Mission Funding
Alpha.

(d)  Capitalization or total equity for the period ending December 31, 2002 = $24,081,532
Net income after taxes for 2002 = $215,146

(e)  There are no contracts between EPZ and any system company.

4.EC04  EPZ MISSION FUNDING NU TRUST [FUCO]

(a)  EPZ Mission Funding Nu Trust ("EPZMFNT") c/o Wilmington Trust Company, Rodney Square North, 1100 North
Market Square, Wilmington, Delaware 19890-0004

EPZMFNT owns a 17.72% interest in the Amercentrale Power Station Unit 9, which is leased to N.V.
Elektriciteits-Produktiemaatshappij Zuid-Nederland ("EPZ"), a Netherlands Public Utility.  The Amercentrale Power
Station Unit 9 is a 600 megawatt (net) coal-fired cogeneration facility, with natural gas back-up capability, located on 50 hectares (approximately 125 acres) at the Brabandt site in Geertruidenberg, approximately 50 kilometers southeast of Rotterdam, The Netherlands.

EPZMFNT has also acquired an undivided interest in or the right to use certain transmission facilities leading from the Amercentrale Power Station to the 150 kV grid owned by Provinciale Noordbrabantse Energie-Maatschappij
("PNEM"), the distribution company that receives the power from Unit 9.  EPZMFNT also owns an interest in or rights to use transformers and associated equipment of EPZ designed to step up the power from the 21 kV level at the generator to the 150 kV level required to enter the PNEM system.  EPZMFNT has also acquired rights to use certain other common facilities necessary to permit operation of Unit 9.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital, which owns 100% of Edison Funding Company, which owns 100% of Mission Funding Epsilon, which owns 100% of Mission
Funding Delta, which owns 100% of Mission Funding Nu.  EPZMFNT is a business trust created under the laws of the
State of Delaware.  Mission Funding Nu is the 100% beneficial owner of the beneficial interest in EPZMFNT, the foreign utility company.  Wilmington Trust Company is the trustee of the Trust.

(c)  Mission Funding Nu made a $29,250,000 equity investment in the sale/leaseback, and funds were borrowed on a non-recourse basis in the amount of $195,750,000, in order to acquire the interest in the asset with a total cost of $225,000,000.  Mission Funding Nu also incurred out-of-pocket costs and fees of approximately $3,937,500.

The Mission Funding Nu investment and the related obligations have been guaranteed by an affiliate, Mission
Housing Investments.

(d)  Capitalization or total equity for the period ending December 31, 2002 = $53,701,760
Net income after taxes for 2002 = $1,784,166

(e)  There are no contracts between EPZ and any system company.

4.EC05  LAKOTA RIDGE LLC [EWG]

(a)  Lakota Ridge, L.L.C. ("Lakota"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota 56164.

Lakota is an 11.25 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 15 Micon M1800 750 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary,
Mission Funding Zeta, owns a 75% interest in Lakota and Heller Financial, Inc. owns a 24.9% interest.  Northern
Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary, Mission Funding Zeta, made a capital contribution of $4,667,030.

(d)  Capitalization or total equity for the period ending December 31, 2001 = $4,758,458
Net loss after taxes for 2001 = ($402,359)

(e)  There are no service, sales or construction contracts between Lakota and any system company.

4.EC06  SHAOKATAN HILLS LLC [EWG]

(a)  Shaokatan Hills L.L.C. ("Shaokatan"), c/o DanMar & Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Shaokatan is a 11.9 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in southwestern Minnesota, consisting of 18 Vestas V-44 660 kW wind turbines atop tubular type towers.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary,
Mission Funding Zeta, owns a 75% interest in Shaokatan and Heller Financial, Inc. owns a 24.9% interest.
Northern Alternative Energy owns 0.1%.  The manager of the Facility is DanMar & Associates.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Funding Zeta, made a capital contribution of $5,161,500.

(d)  Capitalization or total equity for the period ending December 31, 2001 = $5,486,088
Net loss after taxes for 2001 = ($401,726)

(e)  There are no service, sales or construction contracts between Shaokatan and any system company.

4.EC07  WOODSTOCK HILLS LLC [EWG]

(a)  Woodstock Hills L.L.C. ("Woodstock"), c/o DanMar and Associates, 520 Fifth Avenue SE, Pipestone, Minnesota
56164.

Woodstock is a 10.2 megawatt windpowered electric generation facility (the "Facility") located on the Buffalo
Ridge in Southwestern Minnesota, consisting of 17 Vestas V-44 600 kW wind turbines atop tubular-type towers.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary,
Mission Funding Zeta, owns a 75% interest in Woodstock and Heller Financial, Inc. owns a 24.9% interest.
Woodstock owns a 0.1% interest and is the manager of the Facility.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Funding Zeta, made a capital contribution of $4,200,000.

39>

(d)  Capitalization or total equity for the period ending December 31, 2001 = $4,725,058
Net loss after taxes for 2001 = ($366,551)

(e)  There are no service, sales or construction contracts between Woodstock and any system company.

4.EC08  STORM LAKE PARTNERS I LLC [EWG]

(a)  Storm Lake Power Partners I LLC ("Storm Lake"), 18101 Von Karman Avenue, Suite 1700, Irvine, CA 92612.

Storm Lake is a 112.5 megawatt wind-driven electric generation facility (the "Facility") located on the Buffalo
Ridge in northwestern Iowa, consisting of 150 Zond, Z-50 750 kW wind turbines atop lattice towers.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Edison Capital; Edison
Capital owns 100% of Edison Funding Company.  Edison Funding Company, through its wholly owned subsidiary,
Mission Iowa Wind Company, owns a 99% interest in Storm Lake and Enron Storm Lake I LLC owns 1.0% interest.  The
Facility is operated and managed by EMOM Services, Inc.

(c)  Edison Capital through its indirectly, wholly owned subsidiary,
Mission Iowa Wind Company, made a capital contribution of $92,500,000.

(d)  Capitalization or total equity for the period ending December 31, 2001 = $79,753,000
Net loss after taxes for 2001 = ($3,320,000)

(e)  There are no service, sales or construction contracts between Storm Lake and any system company.

                                               EDISON MISSION ENERGY

4.EME01  EME HOMER CITY GENERATION L.P. [EWG]

(a)  EME Homer City Generation L.P. ("Homer City"), 1750 Power Plant Road, Homer City, PA  15748-8009

Homer City operates a 1,884 MW coal-fired generating station located in Indiana County, approximately 45 miles northeast of Pittsburgh, Pennsylvania.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Edison Mission Holdings Co.; Edison Mission Holdings Co., through its wholly owned subsidiary Mission Energy
Westside, Inc., owns a 1% general partnership interest in Homer City and through its wholly owned subsidiary
Chestnut Ridge Energy Company, owns a 99% limited partnership interest in Homer City, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Holdings Co.
in the amount of $1,363,948,000.

Guarantees:

Pursuant to a Guaranty dated as of August 1, 1998 (the "EME Guaranty"), EME guaranteed all of the obligations under the Asset Purchase Agreement pursuant to which it agreed to acquire Homer City.  On March 18, 1999, Edison
Mission Holdings Co., a wholly owned subsidiary of EME ("EM Holdings"), closed a $1.1 billion financing and EME closed a $700 million financing the proceeds of which, together with approximately $300 million of cash, were used to finance the acquisition pursuant to the terms of the Asset Purchase Agreement.  The EM Holdings financing is structured on a limited recourse basis, in which the lenders look primarily to the cash revenues of Homer City to repay the debt.  In connection with the EM Holdings financing and the issuance of $830 million senior secured bonds by EM Holdings in May 1999, EME entered into a Credit Support Guarantee under which EME agreed to guarantee the payment and performance of the obligations of EM Holdings to the bond holders, banks and other secured parties which

financed the acquisition of Homer City in an aggregate amount not to exceed approximately $42 million.  In addition, to satisfy the requirements under the EM Holdings financing to have a Debt Service Reserve Requirement in an amount equal to six months' debt service projected to be due following the payment of a distribution, EME entered into a Debt Service Reserve Guarantee in which EME agreed to guarantee the payment and performance of the obligations of EM Holdings in the amount of approximately $35 million.  As of April 2, 2001, the Debt Service
Reserve Guarantee by EME was replaced by a Letter of Credit in the amount of $35,350,600 for the account of EM
Holdings.  As of March 18, 2001, EME provided a guarantee of EM Holdings' debt service obligations in the amount of $9 million to the lenders involved in the bank financing (the "EM Holdings Guarantee").

In connection with the acquisition of Homer City, Homer City L.P. provided several surety bonds to the
Pennsylvania Department of Environmental Protection ("DEP").  The DEP requires operators of facilities in the
State of Pennsylvania to provide collateral bonds to the DEP for the purpose of guarantying reclamation obligations in the event the site is abandoned.  Safeco Insurance Company of America ("Safeco"), on behalf of
Homer City L.P., issued three surety bonds to the DEP in the aggregate amount of $6,860,913.  On September 14,
1999, EME provided a general indemnity to Safeco to indemnify them against all loss and expenses incurred by
Safeco in connection with the surety bonds.  In addition to the indemnification, Safeco demanded additional collateral for the surety bonds.  Therefore, on August 21, 2002, EME deposited $6,860,913 in an account controlled by Safeco for additional collateral.  Both the collateral and the indemnity will stay in place until the surety bonds are replaced or another source of collateral is provided to the DEP.

On December 7, 2001, Homer City was sold to and leased back from eight special purpose vehicles.  Under this arrangement, the $830 million senior secured bonds were assumed by the eight special purpose vehicles.  These bonds will be serviced by a portion of the lease rental payments to be paid by Homer City L.P. to the new owners of Homer City.  In connection with the sale-leaseback, the Credit Support Guarantee, which was due to expire on
December 31, 2001, and the EM Holdings Guarantee, were terminated.

Pursuant to eight Special Tax Indemnity Agreements executed in connection with the sale-leaseback, each dated as of December 7, 2001, with Homer City L.P. and General Electric Capital Corporation ("GECC"), EME agreed to indemnify GECC against certain tax losses which might arise either (i) as a result of the existence of certain provisions in the operative documents relating to the sale-leaseback transaction, or (ii) as a result of certain actions by Homer City L.P. during the term of the lease.

(d)  Capitalization or total equity = $738,997,000
Net income after taxes for 2002 = $22,258,000

(e)  Edison Mission Energy Services, Inc. (formerly Edison Mission Energy Fuel Services, Inc.) provides services to Homer City relating to arranging for the supply of fuel to the facility pursuant to the Fuel Services
Agreement (the "Agreement") between Edison Mission Energy Services, Inc. and Homer City.  As of December 31,
2002, Edison Mission Energy Services, Inc. has received payment in the amount of $337,721 for services provided pursuant to the Agreement.

Edison Mission Financial Marketing & Trading Co.("EMFM&T"), now Edison Mission Marketing & Trading, Inc. as
EMFM&T merged into Edison Mission Marketing & Trading, Inc. ("EMMT") on June 28, 2000, a wholly owned subsidiary of Edison Mission Energy, entered into an NOx Allowance Sales Agreement with Homer City, wherein EMMT is to purchase from and/or sell to Homer City, SO2 or NOx Allowances available to Homer City and as required for the use in the operation and maintenance of the Homer City facility.  As of December 31, 2002, Homer City paid $5.1 million to EMMT for Allowances.

EMMT entered into an Energy Sales Agreement with Homer City, wherein EMMT shall purchase Energy (defined as electric energy, expressed in megawatt hours or capacity, of the character commonly known as three-phase, sixty hertz electric energy that is delivered at the nominal voltage of the delivery point) from Homer City.  As of
December 31, 2002, Homer City paid $337,121 to EMMT for energy provided pursuant to the Agreement.

4.EME02  GORDONSVILLE ENERGY, L.P. [EWG]

(a)  Gordonsville Energy, L.P. ("GELP"), 115 Red Hill Road, Gordonsville, VA 22942

GELP is a gas-fired cogeneration facility with an anticipated net capacity during the winter months of 290 megawatts and 220 megawatts during the summer months.  The electricity generated by the facility is sold to
Virginia Electric & Power Company under two 30-year Power Purchase Agreements.  The steam generated by the facility is sold to Rapidan Service Authority.  This facility is located one mile southwest of Gordonsville,
Virginia, in Louisa County.  GELP went into operation on June 1, 1994.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Madison Energy Company ("Madison") owns a 49% limited partnership interest in GELP and, through its wholly owned subsidiary Rapidan Energy Company ("Rapidan"), owns a 1% general partnership interest in
GELP, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiaries Madison in the amount of
$25,237,450 and Rapidan in the amount of $515,050, providing a total amount of $25,752,500.  As a condition to receiving the extension of credit necessary to develop GELP, Madison, Rapidan and Jefferson Energy Company
("Jefferson"), a wholly owned subsidiary of Edison Mission Energy which sold its interest to Northern Hydro
Limited, entered into separate Equity Subscription Agreements with GELP with the condition that Edison Mission
Energy guarantee the obligations under such agreements by entering into an Equity Subscription Agreement Guaranty for each of Madison, Rapidan and Jefferson in an amount not to exceed an aggregate of $55,250,000.

(d)  Capitalization or total equity = $36,087,046
Net income after taxes for 2002 = $5,247,224

(e)  Edison Mission Operation & Maintenance, Inc. ("EMOM") operates this facility.  EMOM received $718,860 in compensation as operator in 2002.

4.EME03  MIDWEST GENERATION, LLC. [EWG]

(a)  Midwest Generation, LLC ("Midwest"), One Financial Place, 440 South LaSalle Street, Suite 3410, Chicago, IL
60605

Midwest owns and/or leases and operates 9,287 MW of generating capacity ("Facilities") acquired from Commonwealth
Edison Company and sells electric energy at wholesale.  Facilities consist of:

(a.1)  Six coal-fired plants located in Illinois totaling 5,645 MW:
542 MW Crawford plant in Chicago
326 MW Fisk plant in Chicago
789 MW Waukegan plant in Waukegan
1358 MW Joliet plant in Joliet
1092 MW Will County plant in Lockport
1538 MW Powerton plant in Pekins

(a.2)  2,698 MW dual-fueled Collins Station in Morris, Illinois

(a.3)  71 dual-fueled peaking units, totaling 944 MW, located at the Crawford, Fisk, Waukegan, Calumet, Joliet,
Bloom, Electric Junction, Sabrooke, and Lombard Stations.

 (b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Midwest Generation EME, LLC; Midwest Generation EME, LLC owns 100% of Edison Mission Midwest Holdings Co.
("Holdings") which owns 100% of Midwest, the exempt wholesale generator.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Holdings in the amount of
$2,500,000,100.

Guarantees:
On March 22, 1999, EME entered into an Asset Sale Agreement to acquire 100% of the fossil-fuel generating assets of Commonwealth Edison Co. ("Com Ed") totaling 9,722 MW for a purchase price of $4,813,121,000.  This agreement was assigned to Midwest Generation, LLC, a wholly owned subsidiary of EME, on December 15, 1999, at the closing of the transaction.  Midwest Generation, LLC operates the plants, which are all located in Illinois.  Pursuant to the Asset Sale Agreement, EME agreed to unconditionally and irrevocably guarantee to ComEd and all of its successors and assigns, the due and punctual performance by any assignee of all covenants, agreements, terms, conditions, undertakings, indemnities and other obligations to be performed and observed by such assignee under the related agreements, including the transition power purchase agreements.
Pursuant to the Agency Agreement, dated as of December 15, 1999, between Commonwealth Edison Company, Edison
Mission Midwest Holdings Co. and Edison Mission Energy, relating to Coal Purchase Contract and Railcar Lease
Agreement, EME and its affiliates receive the benefits of and are responsible for the liabilities under the agreements listed below (the "Unassigned Agreements") to which Commonwealth Edison Company is a party.
Commonwealth Edison Company acts as EME's agent with respect to the Unassigned Agreements and EME is responsible for 78% of Commonwealth Edison Company's costs in managing the Unassigned Agreements.  The Unassigned Agreements
include:

(a)      Amended and Restated Coal Purchase Contract between Commonwealth Edison Company and Decker Coal Company dated January 1, 1993, as further amended by Amendment No. 1 in 1993; Amendment No. 2 on June 16, 1994;
         Amendment No. 3 on May 1, 1995; Amendment No.4 on January 1, 1996; Amendment No. 5 on February 1, 1997;
         Amendment No. 6 on January 1, 1997; and Amendment No. 7 on February 1, 1999.

(b)      Railcar Lease Agreement dated July 15, 1993 between Commonwealth Edison Company and Society National
         Bank and related documents.

On June 10, 2000, Midwest Generation, LLC, ("Midwest Generation") completed an approximate $300 million synthetic lease transaction of the "on-site" and "off-site" peaking units acquired from Commonwealth Edison Company in
December 1999.  Together, the on-site peakers and off-site peakers transferred by Midwest Generation consist of
70 combustion turbines and related equipment.  The proceeds from the transaction ($300 million) were loaned by
Midwest Generation to EME, and in exchange EME issued Midwest Generation an intercompany note in the same amount.  Simultaneously, the `lessor trust' leased the peaking units to Midwest Generation, as Lessee, for an approximate five-year term.  EME, as guarantor, agreed to unconditionally guaranty Midwest Generation's obligations under the Synthetic Lease except for Midwest Generation's environmental obligations.  On August 9,
2002, Midwest Generation exercised its option to purchase the on-site and off-site peaking units that were subject to the Synthetic Lease.  In order to effect the exercise of the purchase option, Midwest Generation obtained repayment of its $300 million loan plus interest from EME and paid $300 million plus outstanding amounts due under the lease to the owner-lessor.

On August 24, 2000, Midwest Generation entered into a sale-leaseback transaction with respect to the Powerton and
Joliet power facilities to third party lessors for an aggregate purchase price of $1.367 billion.  Under the terms of the leases (33.75 years for Powerton and 30 years for Joliet), Midwest Generation will make semi-annual lease payments on each January 2 and July 2, beginning January 2, 2001.  Recourse to Midwest Generation under the leases is limited to amounts which would otherwise be distributable to Edison Mission Midwest Holdings Co.  EME guaranteed the payments under a Guarantee dated August 24, 2000.

Pursuant to four Tax Indemnity Agreements, each dated as of August 17, 2000, EME agreed to indemnify the lessors against certain tax losses which might arise as a result of certain actions by Midwest during the term of the lease.

(d)  Capitalization or total equity = $2,644,795,846
Net income after taxes for 2002 = $94,738,000

(e)

Administrative services such as payroll, employee benefits programs and information technology, all performed by
Edison International or Edison Mission Energy, are shared among all affiliates of Edison International, and the costs of these corporate support services are allocated to all affiliates, including Midwest.  Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor, including operating revenues, operating expenses, total assets and number of employees.  In addition, Midwest sometimes directly requests services of Edison International or Edison
Mission Energy, and those services are performed for Midwest's benefit.  Labor and expenses of these directly requested services are specifically identified and billed at cost.  Midwest made reimbursements for the costs of these programs and other services, which amounted to $124.7 million for the year ended December 31, 2002.

Midwest entered into an agreement with Midwest Generation EME, LLC to provide support services, including construction and construction management, operations and maintenance management, technical services and training, environmental, health and safety services, administrative and IT support, and other managerial and technical services needed to operate and maintain electric power facilities.  Under the terms of the agreement, Midwest reimburses Midwest Generation EME, LLC for actual costs incurred by functional area in providing support services, or in the case of specific tasks Midwest requests, the amount negotiated for the task.  Actual costs billable under this agreement for the year ended December 31, 2002, were $6.8 million.

Midwest entered into an agreement with EMMT for the purchase and sale of energy and to provide services related to purchasing, transportation and storage of natural gas.  Under the terms of the agreement, EMMT pays Midwest for the actual price of energy contracted with third parties, less $.02/megawatt-hour.  Also under the terms of the agreement, Midwest pays EMMT a service fee of $0.02 for each MMBtu of natural gas delivered to Midwest, plus the actual cost of the gas.  As of December 31, 2002, Midwest paid $1.2 million to EMMT pursuant to the agreement.

Midwest entered into an agreement with Edison Mission Energy Services, Inc. to provide fuel and transportation services related to coal and fuel oil.  Under the terms of the agreement, Midwest pays Edison
Mission Energy Services, Inc. a service fee of $0.06 for each ton of coal delivered to Midwest and $0.05 for each barrel of fuel oil delivered to Midwest, plus the actual cost of the commodities.  The amount billable under this agreement for the year ended December 31, 2002, was $1.1 million.

4.EME04  SUNRISE POWER COMPANY LLC (EWG)

(a)  Sunrise Power Company, LLC 50% [EWG], 12857 Sunrise Power Road, Fellows, CA 93224

Sunrise consists of a 320 MW simple-cycle peaking facility which became operational on June 27, 2001 ("Phase 1")
and Phase 2 which is to convert the peaking facility to a 560 MW combined-cycle operation is anticipated to become operational in 2003.

Edison Mission Energy purchased Sunrise Power Company, a Delaware corporation  through its subsidiary Mission Del
Sol LLC, a Delaware limited liability company on November 17, 2000.

Sunrise was originally to be developed as an enhanced oil recovery ("EOR") cogeneration project.  By the summer of 2000, Texaco Gasification and Power Holdings, Inc. ("Texaco") decided to abandon the project due to changes in the oil field cogen economics.  EME approached Texaco and suggested that the original EOR project be reconfigured and developed in two phases.  EME purchased the rights to the project, including two GE Fram 7FA gas turbines and other major equipment that had already been procured.  On May 29, 2001, Sunrise Power Company was converted to
Sunrise Power Company, LLC a Delaware limited liability company and Texaco exercised its option to buy back 50%
of Sunrise.

(b)    Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission del Cielo, Inc.; Mission del Cielo, Inc. owns 100% of Mission del Sol LLC; Mission del Sol LLC owns 50%
of Sunrise Power Company LLC

(c)  Under the Sunrise partnership agreement, EME is obligated to provide 50% capital budget for the project.  As of December 31, 2002, EME has paid $122,130,179.

(d) Capitalization or total equity = $151,711,659
Net income after taxes for 2002 = $15,812,617

(e)  Edison Mission Operation & Maintenance, Inc. and Sunrise have entered into that certain Amended and Restated
Operation and Maintenance Agreement, dated as of June 25, 2001.  As of December 31, 2002, EMOM has received
$220,126 for providing O&M services to Sunrise.

EMMT, a wholly owned subsidiary of Edison Mission Energy entered into an Energy Services Agreement with Sunrise,
wherein EMMT provides fuel procurement and power management services to Sunrise.   As of December 31, 2002,
Sunrise paid $4,381,011 to EMMT for services rendered under this agreement.

4.EME05  BROOKLYN NAVY YARD COGENERATION PARTNERS, L.P. [EWG]

(a)  Brooklyn Navy Yard Cogeneration Partners, L.P. ("BNY"), Flushing Avenue, Cumberland Street, Building 41,
Brooklyn, NY 11205

BNY's facilities consist of a 286MW combined cycle cogeneration facility located at Brooklyn Navy Yard Industrial
Park in Brooklyn, New York.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy, through its wholly owned subsidiary Mission Energy New York, Inc., owns 50% of Brooklyn Navy Yard Cogeneration Partners,
L.P., the exempt wholesale generator.

(c)  Capital contributions made by Edison Mission Energy through its subsidiary Mission Energy New York, Inc., were in the amount of $12,758,043.  BNY completed a $407 million permanent non-recourse financing for the project
(the "Financing").  Edison Mission Energy agreed to indemnify BNY and its partners from all claims and costs arising from or in connection with certain construction litigation between BNY (and its partners) and PMNC, as contractor for BNY.  Said indemnification has been assigned for the benefit of the senior lenders of the
Financing.  Mission Energy New York, Inc., entered into a Construction Loan Note (approximately $94 million) in favor of BNY to fund a portion of the project.

(d)  Capitalization or total equity = ($55,073,066)
Net loss after taxes for 2002 = ($4,194,158)

(e)  Other than with respect to the Edison Mission Energy indemnity and the Construction Loan Note as listed in
Item (c) above, there are no contracts between BNY and any system company.

4.EME06  LOY YANG B JOINT VENTURE [FUCO]

(a)  Loy Yang B Joint Venture ("LYBJV"), Bartons Lane, Loy Yang, Victoria, Australia 3844

LYBJV owns two coal-fired generating units with generator nameplate ratings of 500,000 kW each, located in the
Latrobe Valley in the State of Victoria, Australia (the "Project").  Unit 1 began commercial operation on
September 30, 1993, and Unit 2 began commercial operation on September 30, 1996.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI, through wholly owned subsidiaries of Edison Mission Energy, collectively owns 100% of the interests in Loy
Yang B Joint Venture, the foreign utility company, as explained below.

The system-owned venturer is Latrobe Power Partnership ("LPP"), which owns a 51% interest.  LPP is 1% owned by
Edison Mission Energy Australia Ltd. (the managing general partner) and 99% owned by Mission Victoria Partnership
(a general partner).

Edison Mission Energy Australia Ltd. is wholly owned by Edison Mission Energy Holdings Pty Ltd, which is wholly owned by Loy Yang Holdings Pty Ltd, which is a wholly owned subsidiary of MEC International B.V.

Mission Victoria Partnership is 52.31% owned by Latrobe Power Pty Ltd (general partner), 46.69% owned by
Traralgon Power Pty Ltd (general partner), and 1% owned by Mission Energy Ventures Australia Pty Ltd (managing general partner).  Latrobe Power Pty Ltd and Traralgon Power Pty Ltd are both owned 99% by MEC International B.V.
and 1% by Loy Yang Holdings Pty Ltd.  Mission Energy Ventures Australia Pty Ltd is wholly owned by Loy Yang
Holdings Pty Ltd, which is owned as described above.  Gippsland Power Pty Ltd. owns the remaining 49% in LYBJV.
Gippsland is 100% owned by Mission Energy Development Australia Pty Ltd., which is 100% owned by EME Victoria
Generation Ltd., which is 100% owned by EME Generation Holdings Ltd., which is 100% owned by Mission Hydro
Limited Partnership, which is 69% owned by MEC Wales BV, 30% owned by Mission Energy Wales Company and 1% owned by Mission Hydro (UK) Limited.  All three partners to Mission Hydro Limited Partnership are 100% directly or indirectly owned by Edison Mission Energy.

(c)  In May 1997, Edison Mission Energy, through its indirect and direct subsidiaries, closed financing (the
"Financing") for the purchase of the remaining 49% of LYBJV.  The Financing was structured on a non-recourse basis.

Advance Opinion Undertaking - In the Advance Opinion Undertaking, EME is obligated to Chase Securities (as
---------------------------
Security Agent under the Project Facility) to cause to make available to the Project funds in an amount sufficient to pay income or capital gains taxes on assessments under the Australian income tax laws which materially and adversely affect (a) the Project, (b) the operating cash flow of the Project or (c) the ability to meet obligations to pay interest or repay principal or other amounts under the Project Facility (which result from an assessment which directly conflicts with certain tax assumptions expressed in the Advance Opinion from the Australian Tax Office).

In connection with the financing, EME issued, under its corporate revolver, a Letter of Credit in favor of JP
Morgan Australia Limited on behalf of Energy Capital Partnership, an indirect, wholly owned subsidiary of EME.
The Letter of Credit is currently for AUD $50,000,000, the equivalent of six months Debt Service Reserve.

LPP's and Gippsland's capital contribution = $78,412,225

(d)  LPP's and Gippsland's Equity = ($2,925,747)
LPP's and Gippsland's Net Income after taxes for 2002 = $36,468,083

(e)  An indirect, wholly owned subsidiary of MEC International B.V., Edison Mission Operation & Maintenance Loy
Yang Pty Ltd. operates the generating plant pursuant to an amended operating and maintenance contract.  The intermediate holding company of Edison Mission Operation & Maintenance Loy Yang Pty Ltd. is Edison Mission Energy
Holdings Pty Ltd.  As operator, Edison Mission Operation & Maintenance Loy Yang Pty Ltd. performs the following services:  management and supervision of the construction commissioning, testing, operation and maintenance of the Loy Yang B power station on behalf of the joint venture participants.

4.EME07  FIRST HYDRO COMPANY [FUCO]

(a)  First Hydro Company ("FHC"), Bala House, St. David's Park, Deeside, Flintshire, Wales CH5 3XJ

The principal assets of FHC are two pumped storage stations located in North Wales at Dinorwig and Ffestiniog which have a combined registered capacity of 2,088 MW.  These facilities were built to provide additional generation for meeting peak demand throughout the day and to provide rapid generation response to sudden changes in electricity demands.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy, which through its subsidiaries (i)
wholly owned Mission Energy Wales Company, owns 30%LP of Mission Hydro Limited Partnership, which in turn owns
100% of EME Generation Holdings, Ltd., which in turn owns 99% of First Hydro Holdings Company, which owns 100% of
First Hydro Finance plc, which owns 1% of FHC; (ii) wholly owned Mission Energy Holdings International, Inc.
directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of
MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI;
Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison
Mission Project Co.; MECI owns 100% of Mission Energy Company (UK) Limited, which owns 100% of Mission Hydro (UK)
Limited, which in turn directly owns 1% of First Hydro Holdings Company and indirectly owns the remaining 99% of
First Hydro Holdings Company through its 1%GP interest in Mission Hydro Limited Partnership, First Hydro Holdings
Company owns 100% of First Hydro Finance plc, which in turn owns 1% of FHC; and (iii) the wholly owned subsidiary
Mission Energy Holdings International, Inc. owns 99.97% of MEC International B.V. (see above for remaining
0.03%), which directly owns 99% of MEC Wales B.V. and through its wholly owned subsidiary MEC International
Holdings B.V. indirectly owns the remaining 1% of MEC Wales B.V., MEC Wales B.V. owns 69%LP of Mission Hydro
Limited Partnership, which in turn owns 100% of EME Generation Holdings, Ltd., which owns 99% of First Hydro
Holdings Company, which owns 100% of First Hydro Finance plc, which owns 1% and First Hydro Holdings Company owns
99% of FHC the foreign utility company.

(c)  First Hydro Company ("FHC"), an indirect wholly owned subsidiary of EME, generates, markets and enters into contracts for the purchase and sale of electricity.  EME provides credit support to FHC in the form of guarantees and letters of credit with respect to FHC's obligations arising out of these transactions.  Following the downgrade of EME on October 1, 2002, Edison Mission Operation & Maintenance Limited, an indirect wholly owned subsidiary of EME ("EMOML") is providing credit support to FHC in the form of letters of credit, which replaced the credit support provided by EME.  Presently, EMOML is obligated to reimburse drawings under letters of credit in an aggregate amount of US$22,372,050.

(d)  Capitalization or total equity = $266,908,974
Net income after taxes for 2002 = $24,005,210

(e)  There are no contracts between FHC and any system company.

4.EME08  CBK POWER COMPANY LTD.  [FUCO]

(a)  CBK Power Company Limited, a Philippine limited partnership ("CBK"), 1701 One Magnificent Mile Building, San
Miguel Avenue, Ortigas Center, Pasig City, Philippines

Upon completion of all rehabilitation and upgrading (of 3 hydroelectric power plants known as Caliraya, Botocan, and Kalayaan I and related civil structures located in the province of Laguna, Republic of the Philippines) and construction of a new 348.6 MW, two-unit hydroelectric power plant and a new spillway), the new and upgraded CBK
Complex will have a reliable power output of 728 MW.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of Edison Mission  Millennium B.V. which owns 100% of EME Kalayaan B.V. and EME Caliraya B.V.; EME
Kalayaan B.V. owns 1% GP of CBK and EME Caliraya B.V. owns 49% LP of CBK.

(c)  Capital invest as of December 31, 2002
      Payment to IMPSA under General Engineering services = $20 million
      Equity contribution = $21,918,342
      Equity Guarantee - Under the Capital Contribution Guarantee, EME guarantees its equity contribution obligation of $56 million (now $34 million).  In the event  EME should be down graded below investment grade, EME would be required to provide a letter of credit to back up the uncontributed portion.

(d)  Capitalization or total equity = $58,186,209
Net income after taxes for 2002 = $4,698,798

(e)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is US$1,575,000.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is US$945,000.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per year escalated according to US Producers Price Index.
CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management Fee plus bonus.  There are no consequential damages.

4.EME09  KALAYAAN POWER MANAGEMENT CORPORATION (FUCO)

(a)  Kalayaan Power Management Corporation, a Philippines Corporation, NPC Compound, Kalayaan, Province of
Laguna, Philippines

Kalayaan Power Management Corporation ("Kalayaan PMC"), Kalayaan PMC is to provide operation and services for CBK
Power Company Limited ("CBK") which is rehabilitating and upgrading four hydroelectric power plant projects in the province of Laguna, Republic of the Philippines. Under the terms of a management and technical services contract between CBK and this project.  When this project is completed, the total installed capacity of these four hydroelectric facilities will increase from 367.8 MW to approximately 728
MW, as follows:  (1) the Kalayaan I facility, a pumped storage facility with two turbine pump units will be upgraded such that both will be 168 MW, for a total of 336 MW; (2) the Kalayaan II facility, another pumped storage facility, will be constructed to consist of two pump units of 174.3 MW each, for a total of 348.6 MW; (3)
the Caliraya hydroelectric facility will be upgraded to divert water into two 11.3 MW units, for a total of 22.6
MW; and (4) the Botocan facility will be upgraded to divert water into two 10 MW units, for a total of 20 MW.
Each power plant will include auxiliary equipment and interconnecting transmission facilities.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares).  MECI owns 100% of Edison Mission Operation and Maintenance Services
B.V., which owns 50% of Kalayaan Power Management Corporation.

(c)  Capital invest as of December 31, 2002 = $103,043
Equity Guarantee - Under the Capital Contribution Guarantee, EME guarantees its equity contribution obligation of
$56 million (now $34 million).  In the event EME should be down graded below investment grade, EME would be required to provide a letter of credit to back up the uncontributed portion.

(d)  Capitalization or total equity = $258,341
Net income after taxes for 2002 = $232,017

(c)  (1)  Owner's Representative Agreement for onshore services - Entered into between CBK and EME Philippines
Services Corporation ("EME Philippines"). EME Philippines provides onshore owner's representative services to CBK during the construction period.  Total fee is US$ 4.5165 million.

(2)  Owner's Representative Agreement for offshore services - Entered into between CBK and Edison Mission Energy
Asia ("EME Asia").  EME Asia provides offshore owner's representative services to CBK during the construction period.  Total fee is US$ 3.3835 million.

(3)  Management and Technical Services Contract - This is the O&M contract entered into between CBK and  Kalayann
Power Management Corporation ("KPMC") for 25 years commencing on February 9, 2001.  KPMC is a 50/50 JV between
EMOM Services B.V. and IMPSA Construction and Services B.V.  KPMC provides service to manage the maintenance, repair and operation of CBK.  The Fee is US$500,000 per year escalated according to US Producers Price Index.
CBK is also to reimburse all costs and expenses incurred by KPMC in performing these services.  The aggregate liability of KPMC shall in no event exceed the Management Fee plus bonus.  There are no consequential damages.

4.EME10  ITALIAN VENTO POWER CORPORATION 4 S.R.L. [FUCO]

(a)  Italian Vento Power Corporation 4 S.r.l. ("IVPC"), Via Circumvallazione, 54/h, 83100 Avellino, Italy

IVPC is developing 280.7 MW of wind-generated capacity in rural Italy in eleven projects, consisting of clusters of 660 kW and 600kW turbines and associated equipment in the following comunes (townships): (1) 47 turbines totaling 30 MW in Andretta and Bisaccia; (2) 60 turbines totaling 39.6 MW in Lacedonia and Monteverde; (3) 41 turbines totaling 27.06 MW in Monacilioni, Pielracatella, and Sant Elia; (4) 60 turbines totaling 39.6 MW in
Forenza and Maschito; (5) 25 turbines totaling 15 MW in Volturara and Motta Moniecorvino; (6) 30 turbines totaling 18 MW in Roselo; (7) 47 turbines totaling 30.3 MW in Celle San Vito, Greci and Montaguto; (8) 30
turbines totaling 19.8 MW in Panni; (9) 45 turbines totaling 29.7 MW in Bortigiadas, Aggius and Vidalba; (10) 34 turbines totaling 22.44 MW in Avigliano; and (11) 14 turbines totaling 9.24 MW in Roseto.  The projects include transmission lines connecting the generating facilities to

the grid, ranging in length from less than 100 meters to a maximum of 9 kilometers. IVPC is also constructing, but will not own, substations associated with the projects.  IVPC also owns and is currently operating a 2.4 MW project in Rocca San Felice consisting of four 600 kW turbines and associated equipment.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of Edison Mission Wind Power Italy B.V. (formerly IVPC Energy 5 B.V.) ("EMWP"), which owns 50% of
IVPC, the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through Edison Mission Wind Power was $47,802,609.

Under the terms of the Intercreditor Agreement dated March 3, 2000, to which EMWP is a party, any Junior Debt, which is widely defined as, essentially, any liability owed by IVPC to EMWP, is subordinated to the obligations of IVPC to the banks party thereto, in a manner in which any amount received or otherwise receivable by EMWP from
IVPC may be applied against IVPC's debts to such banks, save for certain excepted payments specified therein, referred to as Permitted Distributions.

Under the terms of the Project Finance Facilities Syndicated Credit Agreement dated September 7, 2000, to which
IVPC, but not EMWP, is a party, there are restrictions imposed upon IVPC on amounts that IVPC may distribute or otherwise pay to EMWP and in certain circumstances amounts otherwise so distributable or payable may be applied against the amounts outstanding under that agreement from IVPC to the banks lending thereunder.

EMWP has also pledged its shares to the lenders under the Facilities Agreement referred to above and other financial institutions as security for IVPC's obligations.

(c.1)  (a) on March 3, 2000, EMWP and IVPC entered into a "Subordinated Loan Agreement" according to which EMWP has undertaken to finance IVPC by way of subordinated loans in the amounts set forth therein; and (b) according to the "Development Permits for Stages A and B" letter dated March 15, 2000, MECI has undertaken toward UPC
International Partnership CV II, inter alia, the obligation to procure that EMWP extends a loan to IVPC for up to
50% of the equity contribution required to be contributed to IVPC with respect to such Stage under the Senior
Loan, in the event that any Permit for Stages A and B has not been issued.

(d)  Capitalization or total equity = ($7,223,063)
Net income after taxes for 2002 = $3,779,295

(e)  There are no services contracts between IVPC and any system company.

4.EME11  CONTACT ENERGY LIMITED [FUCO]

(a)  Contact Energy Limited ("Contact"), Level 1, Harbour City Tower, 29 Brandon Street, Box 10-742, Wellington,
New Zealand

In March 1999, Edison Mission Energy Taupo Ltd.("EME Taupo"), an indirect, wholly owned subsidiary of Edison
Mission Energy entered into agreements with the government of New Zealand to acquire 40% of Contact.  Contact owns and operates hydroelectric, geothermal and natural gas-fired power generating plants in New Zealand with a total generating capacity of 2,449 MW.  Contact also supplies gas and electricity to customers in New Zealand and has a minority interest in a power project in Australia.  The acquisition was conditioned on the New Zealand government completing an initial public offering of the remaining 60% of Contact, which occurred in mid-May
1999.  In December 2000, Edison Mission Energy's

ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by  Mission Energy Pacific Holdings (formerly EME Pacific Holdings ("Pacific").

 (b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of EME Atlantic Holdings Limited, which owns 100% of EME Ascot Limited, which owns 100% of EME
Buckingham Limited, which owns 100% of EME Precision B.V., which owns 100% of Mission Energy Universal Holdings
[formerly EME Universal Holdings], which now owns 0.624% of Contact and 100% of Mission Energy Pacific Holdings
[formerly EME Pacific Holdings], which now owns 50.598% of Contact, the foreign utility company.  EME, through its subsidiaries, now owns 51.2% of Contact.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary Edison Mission Project
Company, in the amount of $466,966,613.

In December 2000, EME Taupo transferred its 40% interest in Contact to Pacific as part of a global restructuring of Edison Mission Energy's investment in Contact (the "Transfer").  In connection with the Transfer, Edison
Mission Energy entered into a Deed of Covenant in favor of the institutional subscriber of $160 million of the preferred stock issued by EME Taupo in May 1999.  This Deed of Covenant requires Edison Mission Energy to compensate the institutional preferred stock subscriber in the event that a private binding ruling issued to it by the New Zealand Inland Revenue Department ceases to apply as a direct result of the Transfer.  The amount of any compensation that may become payable by Edison Mission Energy under the further Deed of Covenant is limited to that necessary to keep the preferred stock subscriber in the same position that it would have been in had the private binding ruling continued to apply.  Also in December 2000, Edison Mission Energy's ownership increased a total of 2.26% due to (i) Contact's buyback of shares from the open market and (ii) an additional purchase of shares by Pacific.

As noted above, the preferred stock has been redeemed and no further dividends are to be paid with respect to the preferred stock.  The Deed of Covenant continues for the benefit of the institutional subscriber protecting it against the possibility that the binding ruling ceases to apply in respect of dividends already paid.  EME has obtained a legal opinion that confirms the "low risk" of any change to this taxation treatment.

The acquisition of further shares by Pacific and the funding required for the redemption of the EME Taupo preferred stock was obtained through a refinancing with CSFB and other financial institutions and through a new issue of preferred stock by Pacific. Pacific borrowed the US$ equivalent of N.Z.$135,000,000 to settle the purchase of approximately 7.64% of Contact shares (excluding the shares held by Contact as treasury stock).  This borrowing was repaid with the proceeds of preferred stock issued to the public in New Zealand by a sister company to Pacific, Mission Contact Finance Limited.

The redemption of the NZ$400 million preferred stock was funded by the issue of preferred stock through Mission
Contact Finance Limited and also by borrowings from CSFB for the US dollar equivalent of NZ$386,523,000.

(d)  Capitalization or total equity = $417,094,498
Net income after taxes for 2002 = $29,507,893

(e)  There are no service, sales or construction agreements between Contact and any system company.

4.EME12  TRI ENERGY COMPANY LIMITED [FUCO]

(a)  Tri Energy Company Limited ("Tri Energy"), 16th Floor, Grand Amarin Tower, New Petchburi Road, Ratchathewi,
Bangkok 10320 Thailand

Tri Energy's facilities consist of a 700 MW gas turbine combined cycle facility located in Ratchaburi Province, west of Bangkok, Thailand, and interconnection equipment necessary to connect the facility with the company's wholesale purchaser, the Electricity Generating Authority of Thailand.  Tri Energy became operational on June 30,
2000.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of EME Tri Gen B.V., which owns 25% of Tri Energy Company Limited, the foreign utility company.

(c)  Capital contributions were made by Edison Mission Energy through its subsidiary EME Tri Gen B.V. in the amount of $23,289,420.

(d)  Capitalization or total equity = $17,332,324
Net income after taxes for 2002 = $3,265,348

(e)  Edison Mission Energy Asia Pacific Pte Ltd. ("EME Asia") and Tri Energy have entered into an Onshore Service
Agreement and an Offshore Service Agreement.  Under the Onshore Service agreement, EME Asia is to provide managerial, professional and technical services within Thailand to Tri Energy for a fixed annual fee of
$140,000.  Under the Offshore Service agreement, EME Asia is to provide managerial, professional and technical services outside of Thailand on an hourly fee basis.  As of December 31, 2002, EME Asia has received payment of
$0.

4.EME13  IBERICA DE ENERGIAS, S.A. [FUCO]

(a)  Iberica de Energias, S.A. ("Iberica"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

Iberica's facilities consist of the following fifteen mini-hydroelectric facilities which are capable of producing a total of 48.55 MW:
Quintana:  1.48MW facility in Herrera de Valdecana, Palencia
La Flecha:  2.66MW facility in Arroyo Encomienda, Valladolid
Toro:  4.50MW facility in Toro, Zamora
Tudela:  1.48MW facility in Tudela de Duero, Valladolid
Sardon Bajo:  1.60MW facility in Villabanez, Valladolid
Bocos:  1.60MW facility in Bocos de Duero, Valladolid
Monasterio:  1.60MW facility in Quintanilla de Arriba, Valladolid
Logrono:  3.68MW facility in Logrono, La Rioja
Mendavia:  5.60MW facility in Mendavia, Navarra
La Ribera:  4.40MW facility in Pradejon, La Rioja
Gelsa:  7.20MW facility in Gelsa, Zaragoza
Alos: 4.80MW facility in Alos de Balaguer, Lerida
Castellas:  2.25MW facility in Valls de Aguilar, Lerida
Sossis:  3.3MW facility in Pyrenees (Lerida)
Olvera:  2.4MW facility in south of Spain (Jaen)

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings

International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or
100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.  MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power Amsterdam B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns
95.77% of Iberica de Energias, the foreign utility company, and Iberian Hy-Power Amsterdam B.V. owns the remaining 4.23%.

(c)  The capital contribution made by Edison Mission Energy through its subsidiary Iberian Hy-Power Amsterdam
B.V. was $21,992,654.  In August, 1993, MECI, through its 34% ownership interest and its direct ownership interest in Hydro Energy B.V., acquired an aggregate 40.6% interest in Energias Hidraulicas, S.A. ("EH") from
Energies, S.A., the hydroelectric development subsidiary of Vivendi (formerly Compagne Generale des Eaux).
Subsequently, EH sold Iberica and Mediterranea to Hydro Energy B.V.  Compagne Generale des Eaux is a French water utility company.  EH is a Spanish holding company which will develop water right concessions, but has no operating facilities.  During 1996, the five facilities previously owned by Compania Mediterranea de Energias,
S.A., were merged into Iberica.  Also in 1996, Energias Hidraulicas' name was changed to Edison Mission Energy
Espana, S.A.  During 1997, EH, Hidroelectrica de Sossis S.A. and Hidroelectrica de Olvera S.A. were merged into
Iberica.

In connection with the acquisition of EH, Vivendi provided to Iberica and Mediterranea a 10-year limited revenue guaranty, which allowed Iberica and Mediterranea to secure non-recourse project financing.  Consideration to
Vivendi for the acquisition of Iberica and Mediterranea included the assumption by Hydro Energy B.V. of an existing loan with deferred payments to Vivendi beginning in 1999 and ending in 2003.  Edison Mission Energy has provided a guarantee for any such deferred payments which are outstanding as of September 30, 2003 (six months after the due date for all such deferred payments).  The guarantee by Edison Mission Energy provides for no rights of acceleration by Vivendi under any circumstances.  At December 31, 2002, the present value of the deferred payments will amount to $32.7 million ($35.7 million face value discounted at 11.5%).

(d)  Capitalization or total equity = $15,344,054
Net income after taxes for 2002 = ($551,108)

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2002, EMESA has paid Iberica $464,900 for services rendered under this management fee arrangement.

4.EME14  ELECTROMETALURGICA DEL EBRO, S.A. [FUCO]

(a)  Electrometalurgica del Ebro, S.A. ("EMESA"), Paseo de Gracia 18, Planta 4, 08007, Barcelona, Spain

EMESA's facilities consist of three mini-hydroelectric facilities (Sastago I, Sastago II and Menza) all located near the Ebro River in Zaragoza.  The three mini-facilities are masonry weir, concrete intake structures capable of producing 3 MW, 17.3 MW and 13 MW, respectively.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 10% of Hydro Energy B.V. and indirectly through its wholly owned subsidiary Iberian Hy-Power Amsterdam
B.V. owns the remaining 90% of Hydro Energy B.V.; Hydro Energy B.V. owns 95.77% of Iberica de Energias and
Iberian Hy-Power Amsterdam B.V. owns the remaining 4.23%; Iberica de Energias owns 91.32% of EMESA, the foreign utility company.

(c)  The capital contribution made by MECI through Iberian Hy-Power Amsterdam B.V. was $63,266.

(d)  Capitalization or total equity = $5,963,363
Net income after taxes for 2002 = $459,984

(e)  There is a management fee agreement between Iberica and Electro Metalurgica del Ebro S.L. (EMESA).   Iberica
provides administrative and financial services to EMESA.  As of December 31 2002, EMESA has paid Iberica $464,900 for services rendered under this management fee arrangement.

4.EME15  PERTH POWER PARTNERSHIP [FUCO] - SUCCESSOR OF INTEREST TO KWINANA POWER PARTNERSHIP ("KPP")

(a)  Perth Power Partnership ("PPP") (formerly Kwinana Power Partnership), James Court, Kwinana Beach 6167,
Western Australia.

PPP's facilities used for the generation, transmission, or distribution of electric energy for sale consist of a
116 MW gas-fired combined cycle cogeneration plant at the oil refinery owned and operated by British Petroleum
Refinery Proprietary Limited at Kwinana near Perth, Australia, and interconnection equipment necessary to connect the plant with the refinery and with PPP's wholesale purchaser, Western Power Corporation.  KPP commenced operation in December 1996.  On August 11, 2000, KPP sold 30% of the facilities and obligations related to the facilities to SembCorp Energy (Kwinana) Pte Ltd. (SembCorp).  KPP and SembCorp simultaneously formed PPP, a partnership to directly own the facilities.  SembCorp owns a 30% partnership interest in PPP, and KPP owns a 70%
partnership interest.  The partners of KPP continue to be MEC Perth B.V. (99%) and Mission Energy (Kwinana) Pty
Ltd. (1%).

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI directly owns 99% of MEC Perth B.V. and through its wholly owned subsidiary MEC International Holdings B.V.
indirectly owns the remaining 1% of MEC Perth B.V.; MEC Perth B.V. owns 99% of KPP, which owns 70% of PPP, the foreign utility company.  MECI also directly owns 100% of Loy Yang Holdings Pty Ltd, which owns 100% of Edison
Mission Energy Holdings Pty Ltd, which owns 100% of Mission Energy (Kwinana) Pty Ltd, which owns the remaining 1%
of KPP, which owns 70% of PPP, the foreign utility company.

(c)  The only outstanding guarantee by Edison Mission Energy or a subsidiary in relation to PPP is the Guarantee and Indemnity dated March 21, 1995, between KPP and Edison Mission Operation & Maintenance, Inc. ("MOMI
Guarantee") (assigned to PPP on August 11, 2000). The MOMI Guarantee is given to Edison Mission Operation &
Maintenance, Inc. to guarantee the operations of Edison Mission Operations (Kwinana) Pty Ltd under the Kwinana
Operation and Maintenance Agreement dated March 21, 1995.

(d)  Capitalization or total equity = $24,837,783
Net income after taxes for 2002 = $2,375,370

(e)  The Administrative Support Agreement dated March 21, 1995, between Edison Mission Energy Holdings Pty Ltd and KPP (assigned to PPP pursuant to Assumption Deed dated August 8, 2000).  Under the Administrative Support
Agreement, Edison Mission Energy Holdings Pty Ltd agrees to provide personnel and administrative support, (e.g., accounting, banking and tax, business promotion) to KPP to assist KPP in fulfilling its obligations under the
Syndicated Project Facility Agreement dated March 21, 1995.

The Operation and Maintenance Agreement ("OMA") between Mission Operations (Kwinana) Pty Limited and KPP dated
March 21, 1995 (amended and restated pursuant to Deed of Amendment and Restatement dated August 7, 2000, and assigned to PPP on August 11, 2000.)  The OMA appoints an indirect, wholly owned subsidiary of MECI, Edison Mission Operation & Maintenance Kwinana Pty Ltd ("EMOK") to operate and maintain the Kwinana cogeneration plant and equipment.  EMOK received $335,655 in compensation as operator in 2002.

Under the Professional and Administrative Services Agreement ("PASA") between EMOK and Edison Mission Energy
Holdings Pty Ltd. ("EMEH") dated March 17, 1995, EMEH agrees to provide professional and administrative services
(e.g., accounting, banking and tax, business promotion) and staff to EMOK to assist EMOK in fulfilling its obligations under the OMA.  EMEH received $0 in compensation under the PASA in 2002.

Under the Technical Support Agreement ("TSA") between Edison Mission Operation and Maintenance, Inc ("EMOMI") and
Edison Mission Operation & Maintenance Pty Ltd dated March 17, 1995, EMOMI provides technical support, (i.e., personnel and knowledge) to EMOK to enable EMOK to comply with its obligations under the OMA.  EMOMI received $0 in compensation under the TSA in 2002.

4.EME16  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]

(a)  Doga Enerji Uretim Sanayi ve Ticaret L.S. ("Doga"), Merkez Mahallesi, Birlik Caddesi 11/8, Esenyurt,
Istanbul, Turkey

Doga's facility used for the generation, transmission, or distribution of electric energy for sale consists of a
180 MW combined cycle turbine cogeneration plant in Istanbul, Turkey.  Doga became operational in May 1999.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 99% of MEC Esenyurt B.V. and through its wholly owned subsidiary MEC International Holdings B.V.
indirectly owns the remaining 1% of MEC Esenyurt B.V.; MEC Esenyurt B.V. owns 80% of Doga, the foreign utility company.

(c)  In connection with the financing of Doga, Edison Mission Operation & Maintenance, Inc. ("EMOMI"), pursuant to a guarantee ("EMOMI Guarantee"), has guaranteed (for the benefit of Doga and the Banks) the financial obligations of Doga Isletme ve Bakim Ticaret L.S. (as operator) to Doga under the Operation and Maintenance
Agreement for the operation and maintenance of the power plant. The maximum amount payable by EMOMI under the
EMOMI Guarantee is capped at the base fee paid in any given year (no more than $1 million per year.)

The capital contribution made by Edison Mission Energy through MEC Esenyurt B.V. was $34,849,343.

(d)  Capitalization or total equity = $48,101,536
Net income after taxes for 2002 = $9,844,807

(e)  There are no contracts between Doga and any system company.

4.EME17  PT. PAITON ENERGY [FUCO]

(a)  PT. Paiton Energy ("Paiton"), Jl. Raya Surabaya Situbondo KM 141, Paiton 67291, Probolinggo, East Java,
Indonesia

Paiton's facilities consist of two coal-fired electric generating units in Paiton, Indonesia, on the northeast
Java coast, both of which achieved commercial operation during 1999.  Each unit has a nominal net design capacity of 605 MW and is comprised of a boiler and steam turbine generator with ancillary facilities.  The two units share a control room.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI directly owns 99% of MEC Indonesia B.V. and through its wholly owned subsidiary MEC International Holdings
B.V. indirectly owns the remaining 1% of MEC Indonesia B.V.; MEC Indonesia B.V. owns 40% of PT. Paiton Energy, the foreign utility company.

(c)  Capital contribution made by Edison Mission Energy through its subsidiary MEC Indonesia B.V. was in the amount of $125,694,200.  Edison Mission Energy and its wholly owned affiliates, MEC Indonesia B.V., MEC
International B.V., and MEC International Holdings B.V. ("Mission Affiliates") have undertaken the following obligations:

The project is financed by multiple credit facilities (the "Credit Facilities"), of varying terms and tenor, provided by the Export-Import Bank of the United States, the Japan Bank for International Cooperation, Overseas
Private Investment Corporation and commercial banks.  The project also contains financing indirectly provided by the proceeds of $180,000,000 of bonds issued in reliance upon Rule 144A.

The following is a listing of the various obligations of EME with respect to the Paiton Project:

         Guarantees Related to Equity Infusion.  EME and its wholly-owned affiliates (MEC International, B.V.,
         --------------------------------------
MEC International Holdings, B.V. and MEC Indonesia (the "Mission Affiliates")) have undertaken the following obligations:

         Equity Support Guarantee.  EME and the Mission Affiliates have guaranteed payment of 47.06% of PE's
         -------------------------
         obligations to contribute base equity, overrun equity and contingent overrun equity to the Paiton
         Project.  EME and the Mission Affiliates' obligations are $320,008,000 for base equity (as of
         December 31, 1999 these obligations had been fully funded), $82,355,000 for overrun equity (as of
         September 30, 2000, this amount had been fully funded), and $58,825,000 for contingent overrun equity
         (as of December 31, 2002, $5,283,667.58 remains outstanding).  The total EME/Mission Affiliates'
         commitment is $461,188,000.  On February 2, 2001, the outstanding amount for contingent overrun equity was reduced by an equity contribution made by EME in the amount of $22,907,876.  This contribution arose as a result of Edison International's credit downgrade and discharged EME's guarantee of an initial
         38.24% of PE's equity obligations pursuant to EME's Equity Support Agreement.

         (a)      Overrun Equity.  Overrun Equity in the amount of $82,355,000 (EME/Mission Affiliates' portion)
                  ---------------
                  is for costs incurred by the Paiton Project that were not included in the project budget and not otherwise covered by third parties such as insurers or the construction contractor.

         (b)      Contingent Overrun Equity.  Contingent Overrun Equity in the amount of $58,825,000 (EME/Mission
                  --------------------------
                  Affiliates' portion) will be utilized on the same basis as Overrun Equity once the Overrun
                  Equity has been fully utilized.

         (c)      BHP Loans.  EME has agreed to lend 47.06% of the equity amount required to be contributed by
                  ----------
                  P.T. Batu Hitam Perkasa, an Indonesian limited liability company, and 15% shareholder in PE
                  (the "BHP Loans").  The BHP Loans are to be repaid out of PE dividends, carry an interest rate of Libor plus 2.25%, a term of 20 years.  The BHP Loan obligation is included in EME's Equity
                  Support Agreement commitment and accounts for $21,459,360 of that obligation.  This obligation has been fully funded.

(d)  Capitalization or total equity = $120,245,399
Net loss after taxes for 2002 = $19,795,099

(e)  Edison Mission Energy Asia Pte Ltd., a wholly owned subsidiary of MEC International B.V., has entered into an Operation and Maintenance Agreement with Paiton to provide operation and maintenance services.  The services under the Operation and Maintenance Agreement have been assumed by P.T. Edison Mission Operation & Maintenance
Indonesia ("PTEMO&M"), another indirect subsidiary of Edison Mission Energy.  PTEMO&M has received $8,151,046 in fees from Paiton in 2002.

4.EME18  ISAB ENERGY, s.r.l. [FUCO]

(a)  ISAB Energy, s.r.l. ("ISAB"), Corso Gelone No. 103, Siracusa, Sicily, Italy

ISAB's facilities consist of a 512 MW integrated gasification and combined cycle power plant, located in Priolo
Gargallo, 8 kilometers from Siracusa, Sicily.  ISAB became operational in April 2000.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI directly owns 99% of MEC Priolo B.V. and through its wholly owned subsidiary MEC International Holdings B.V.
indirectly owns the remaining 1% of MEC Priolo B.V.; MEC Priolo B.V. owns 49% of ISAB, the foreign utility company.

(c)  In connection with the refinancing of ISAB in June 2000, (i) the partners agreed to reduce the equity and subordinated debt required from 25% of project costs to 10%, and (ii) Edison Mission Energy guaranteed (for the benefit of the banks financing the construction of the power plant) MEC Priolo B.V.'s obligation to inject into
ISAB equity and subordinated debt totaling $45,133,150.   In connection with the financing of ISAB, Edison
Mission Operation & Maintenance, Inc. ("EMOMI") pursuant to a guarantee (the "EMOMI Guarantee") has guaranteed
(for the benefit of ISAB and the banks financing the construction of the ISAB power plant) ISAB Energy Services'
financial obligations (as the operator) to ISAB under the Operation and Maintenance Agreement for the operation and maintenance of the power plant.  The maximum payable by EMOMI under the EMOMI Guarantee is capped at the mobilization fee or base fee paid in any given year (anywhere from $3-5 million per year).  Deasphalter O&M
(capped at base or mobilization fee - less than $1 million per year).

(d)  Capitalization or total equity = $63,258,171
Net income after taxes for 2002 = $26,848,516

(e)  ISAB and Edison Mission Energy Limited ("EMEL") entered into a Secondment Agreement on January 1, 1997, wherein EMEL seconds certain of its employees to ISAB to assist in areas related to ISAB's business (i.e., project management).  Under this agreement, EMEL has received compensation in the amount of $0 for 2002.

Mission Energy Italia s.r.l. ("MEI") and ISAB have entered into a Secondment Agreement effective January 1, 1997
(amended October 1, 2000), wherein MEI seconds certain of its employees to ISAB to assist in areas related to
ISAB's business (i.e., project control and general management).  Under this Secondment Agreement, MEI has received $179,985 for the year ended December 31, 2002.

EMEL entered into a Sponsor Support Agreement with ISAB effective January 1, 1997 (amended October 1, 2000), wherein EMEL provides activities to ISAB in the areas which include the following:  financial model administration; maintenance and development of relationship with lenders to ISAB; advice on finance; maintenance and development of relationship with insurance companies; maintenance and development of relationship with international law firms; supervision and preparation of legal contracts and provide interpretation of existing contracts.  During 2002, EMEL has received $163,267under this Sponsor Support Agreement.

4.EME19  DERWENT COGENERATION LIMITED [FUCO]

(a)  Derwent Cogeneration Limited ("Derwent"), Lansdowne House, Berkeley Square, London W1X 5DH England

The 214 MW plant at Spondon, Derbyshire, England, went into operation in 1995.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of Mission Energy Company (UK) Limited which owns 33% of Derwent, the foreign utility company.

(c)  Total capital contribution = $2,468,719

(d)  Capitalization or total equity = $2,487,305
Net income after taxes for 2002 = $2,994,850

(e)  Edison Mission Services Limited (formerly Mission Energy Services Limited) ("EMSL") provided construction management services to Derwent throughout the construction phase of the project and is now the operator of the facility.  EMSL is to receive a fee of $3,266,808 per year for operation and maintenance services as well as reimbursement from Derwent for expenditures incurred for operation and maintenance services.  EMSL received
$3,123,744 in fees in 2002.

4.EME20  LAKELAND POWER LTD. [FUCO]

(a)  Lakeland Power Ltd. ("Lakeland"), Roosecote Power Station, Barrow-in-Furness, Cumbria, England LA13 OPQ

Lakeland's facilities consist of a 220 MW gas-fired combined cycle electricity generation plant.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 1% of Pride Hold Limited and 100% of Mission Energy Company (UK) Limited; Mission Energy Company (UK)
Limited owns 99% of Pride Hold Limited.  Pride Hold Limited owns 100% of Lakeland Power Ltd., the foreign utility company.

(c)  The capital contribution made by Edison Mission Energy through its subsidiary Pride Hold Limited was
$6,021,299.

(d)  Capitalization or total equity = ($3,674,971)
Net income after taxes for 2002 = ($38,824,661)

(e)  There are no contracts between Lakeland and any system company.

4.EME21  ECOELECTRICA LP [FUCO]

(a)  EcoElectrica L.P. ("EcoElectric"), a Bermuda limited partnership ("EcoElectrica") Plaza Scotiabank, Suite
902, Avenida Ponce de Leon 273, Hato Rey, Puerto Rico 00918

EcoElectrica owns and operates a liquefied natural gas marine unloading facility, two 1,000,000-barrel LNG storage tanks, LNG vaporization equipment, an approximately 461 MW cogeneration power plant facility with two natural gas turbines and one steam turbine, and a desalination plant, located in Penuelas, Puerto Rico.
EcoElectrica also owns and operates: a 2.3 mile, 230 kV transmission line connecting the power plant substation to an existing Puerto Rico Electric Power Authority ("PREPA") substation, a 1.2 mile, 24 inch diameter natural gas accumulator pipeline, a 3.5 mile, 10 inch diameter pipeline to supply liquefied petroleum gas ("LPG") to the facility, and a 1.1 mile, 6 to 8 inch diameter pipeline connecting the natural gas accumulator and PREPA's Costa
Sur Power Plant.  EcoElectrica became operational in March 2000.

(b)  Edison International owns 100% of The Mission Group; The Mission Group owns 100% of Mission Energy Holding
Company; Mission Energy Holding Company owns 100% of Edison Mission Energy; Edison Mission Energy owns 100% of
Mission Energy Holdings International, Inc.  Mission Energy Holdings International, Inc. directly owns 99.97%
(100% of the Class A shares) of MEC International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and
EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.
MECI owns 100% of EcoElectrica S.a.r.l; EcoElectrica S.a.r.l. owns 100% of EME del Caribe Holding GmbH; EME del
Caribe Holding GmbH owns 100% of EME del Caribe; EME del Caribe owns 50% of EcoElectrica Holdings, Ltd.;
EcoElectrica Holdings, Ltd. owns 100% of EcoElectrica Ltd. and 99%LP of EcoElectrica; EcoElectrica Ltd. owns 1%GP of EcoElectrica, the foreign utility company.

 (c)  Capital contributions were made by Edison Mission Energy through its subsidiary EcoElectrica S.a.r.l. in the amount of $256,376,254.

The following is a listing of the various obligations of Edison Mission Energy with respect to EcoElectrica:

EcoElectrica entered into an Option to Purchase Agreement with Union Carbide Caribe Inc. ("UCCI") under which
EcoElectrica agreed to indemnify UCCI with respect to certain post-closing activities (property damage or personal injury) and environmental contamination on the plant site.  This indemnity obligation was guaranteed by
Enron Power Corp. and Kenetech Energy Systems Inc., ("KES") pursuant to a Guaranty dated November 25, 1997 (the
"UCCI Guaranty").

Edison Mission Energy was required to execute a Guarantee Assumption Agreement under which Edison Mission Energy agreed to assume all of the obligations of KES under the UCCI Guaranty.

 (d)  Capitalization or total equity = $11,601,500
Net income after taxes for 2002 = $5,914,704

(e)  Assignment and Assumption Agreement:  On October 31, 1997, KES Bermuda, Inc. and EcoElectrica entered into that certain Administrative Services Agreement pursuant to which KES Bermuda, Inc. receives a fee, plus expense reimbursement in return for providing advisory services to EcoElectrica.  As of December 23, 1998, KES Bermuda,
Inc. assigned its rights, title and interests under said agreement to EME del Caribe.  As of December 31, 2002,
EME del Caribe has received $710,689 for providing services to EcoElectrica.

                                                     EXHIBIT A

         A CONSOLIDATING STATEMENT OF INCOME AND SURPLUS OF THE
CLAIMANT AND ITS SUBSIDIARY COMPANIES FOR THE LAST CALENDAR YEAR,
TOGETHER WITH A CONSOLIDATING BALANCE SHEET OF CLAIMANT AND ITS
SUBSIDIARY COMPANIES AS OF THE CLOSE OF SUCH CALENDAR YEAR.

         Consolidating statements of income and surplus for the year ended December 31, 2002, and consolidating balance sheets as of December 31, 2002, for the claimant and its subsidiary companies.

                                                     EXHIBIT B

         AN ORGANIZATIONAL CHART SHOWING THE RELATIONSHIP OF EACH EWG
OR FOREIGN UTILITY COMPANY TO ASSOCIATE COMPANIES IN THE HOLDING
COMPANY SYSTEM.

         The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 28th day of February, 2003.

                                                     EDISON INTERNATIONAL

                                                     By:  Kenneth S. Stewart
                                                          ------------------
                                                     Kenneth S. Stewart
                                                     Assistant General Counsel

Corporate Seal
Attest:

Bonita J. Smith
---------------
Bonita J. Smith
Assistant Secretary

NAME, TITLE AND ADDRESS OF OFFICER TO WHOM NOTICES AND CORRESPONDENCE CONCERNING THIS STATEMENT SHOULD BE
ADDRESSED:
Kenneth S. Stewart                                          Assistant General Counsel
-------------------------------------------------------------------------------------
      (Name)                                                                       (Title)
2244 Walnut Grove Avenue, Post Office Box 999, Rosemead, CA 91770
-----------------------------------------------------------------
                                            (Address)

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                      SCHEDULE I
                                          SOUTHERN CALIFORNIA EDISON COMPANY
                                            ELECTRIC GENERATING PROPERTIES

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

MAIN SYSTEM - SCE OWNED

COAL:

Four Corners                                  San Juan, NM          4        07/01/1969                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                    5        07/01/1970                818,100
    Owned by Others - 52%                                                                            (425,412)
                                                                                               ----------------
    Owned by SCE - 48%                                                                                 392,688

                                                                             TOTAL SCE                 785,376
                                                                                               ================

Mohave                                        Clark, NV             1        04/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                    2        10/01/1971                818,100
    Owned by Others - 44%                                                                            (359,964)
                                                                                               ----------------
    Owned by SCE - 56%                                                                                 458,136

                                                                             TOTAL SCE                 916,272
                                                                                               ================

                                              TOTAL COAL                                             1,701,648
                                                                                               ================

NUCLEAR:

San Onofre                                    San Diego             1        01/01/1968                      0
    Owned by Others - 20%                                                                                    0
                                                                                               ----------------
    Owned by SCE - 80%                                                                                       0

                                                                    2        08/08/1983              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                    3        04/01/1984              1,127,000
    Owned by Others - 24.95%                                                                         (281,185)
                                                                                               ----------------
    Owned by SCE - 75.05%                                                                              845,815

                                                                             TOTAL SCE               1,691,630
                                                                                               ================

Palo Verde                                    Maricopa, AZ          1        02/01/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                    2        09/19/1986              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------

                                                                    3        01/20/1988              1,403,100
    Owned by Others - 84.2%                                                                        (1,181,410)
                                                                                               ----------------
    Owned by SCE - 15.8%                                                                               221,690

                                                                             TOTAL SCE                 665,070
                                                                                               ================

                                              TOTAL NUCLEAR:                                         2,356,700
                                                                                               ================

HYDRO:

NORTHERN REGION HYDROELECTRIC PLANTS:

Big Creek #1                                  Fresno                1        11/08/1913                 19,800
                                                                    2        11/08/1913                 15,750
                                                                    3        07/12/1923                 21,600
                                                                    4        06/08/1925                 31,200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                88,350

Big Creek #2                                  Fresno                3        12/18/1913                 15,750
                                                                    4        01/11/1914                 15,750
                                                                    5        02/01/1921                 17,500
                                                                    6        03/31/1925                 17,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                66,500

Big Creek #2A                                 Fresno                1        08/06/1928                 55,000
                                                                    2        12/21/1928                 55,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               110,000

Big Creek #3                                  Fresno & Madera       1        10/03/1923                 34,000
                                                                    2        09/30/1923                 34,000
                                                                    3        10/05/1923                 34,000
                                                                    4        04/28/1948                 36,000
                                                                    5        02/24/1980                 36,450
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               174,450

Big Creek #4                                  Fresno & Madera       1        06/12/1951                 50,000
                                                                    2        07/02/1951                 50,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               100,000

Big Creek #4 Dam 7                            Fresno & Madera                                              350
(fishwater generator)

Big Creek #8                                  Fresno                1        08/16/1921                 30,000
                                                                    2        06/08/1929                 45,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                75,000

Mammoth Pool                                  Madera                1        03/28/1960                 95,000
                                                                    2        03/28/1960                 95,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT               190,000

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
NORTHERN REGION HYDROELECTRIC PLANTS
(continued)

Mammoth Pool - Res.                           Madera                                                       937
(fishwater generator)

Portal                                        Fresno                1        12/22/1956                 10,800

John S. Eastwood                              Fresno                1        12/01/1987                199,800

                                              TOTAL NORTHERN REGION HYDRO
                                              PLANTS                                                 1,016,187
                                                                                               ================

EASTERN REGION HYDROELECTRIC PLANTS:

Fontana                                       San Bernardino        1        12/22/1917                  1,475
                                                                    2        12/22/1917                  1,475
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,950

Kaweah #1                                     Tulare                1        05/25/1929                  2,250

Kaweah #2                                     Tulare                2        09/13/1929                  1,800

Kaweah #3                                     Tulare                1        05/29/1913                  2,400
                                                                    2        05/29/1913                  2,400
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,800

Kern River #1                                 Kern                  1        05/19/1907                  6,570
                                                                    2        06/07/1907                  6,570
                                                                    3        07/29/1907                  6,570
                                                                    4        06/27/1907                  6,570
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                26,280

Kern River #3                                 Kern                  1        05/13/1921                 20,500
                                                                    2        03/22/1921                 19,675
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                40,175

Kern River Borel                              Kern                  1        12/31/1904                  3,000
                                                                    2        12/31/1904                  3,000
                                                                    3        01/23/1932                  6,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                12,000

Lytle Creek                                   San Bernardino        1        10/23/1904                    250
                                                                    2        09/15/1904                    250
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   500

Ontario #1                                    Los Angeles           1        12/00/1902                    200
                                                                    2        12/00/1902                    200
                                                                    3        12/00/1902                    200
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   600

Ontario #2                                    Los Angeles           1        06/13/1963                    320

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

San Gorgonio #1                               Riverside             1        12/05/1923                  1,500

San Gorgonio #2                               Riverside             1        12/17/1923                    938

Santa Ana #1                                  San Bernardino        1        02/14/1899                    800
                                                                    2        02/10/1899                    800
                                                                    3        01/09/1899                    800
                                                                    4        01/10/1899                    800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,200

Santa Ana #3                                  San Bernardino        1        11/16/1999                  3,100
[Santa Ana #2&#3 replaced by new Santa Ana #3 plant]

Sierra                                        Los Angeles           1        01/12/1922                    240
                                                                    2        02/16/1922                    240
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   480

Tule River                                    Tulare                1        09/14/1909                  1,260
                                                                    2        09/14/1909                  1,260
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 2,520

Mill Creek #1                                 San Bernardino        1        09/07/1893                    800

Mill Creek #2                                 San Bernardino        1        08/03/1904                    250

Mill Creek #3                                 San Bernardino        3        03/20/1903                  1,000
                                                                    4        01/23/1904                  1,000
                                                                    5        03/03/1904                  1,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Bishop Creek #2                               Inyo                  1        11/00/1908                  2,500
                                                                    2        11/00/1908                  2,500
                                                                    3        06/00/1911                  2,320
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,320

Bishop Creek #3                               Inyo                  1        06/12/1913                  2,750
                                                                    2        06/12/1913                  2,340
                                                                    3        06/12/1913                  2,750
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,840

Bishop Creek #4                               Inyo                  1        09/20/1905                  1,000
                                                                    2        09/20/1905                  1,000
                                                                    3        00/00/1906                  1,985
                                                                    4        10/01/1907                  1,985
                                                                    5        00/00/1909                  1,985
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 7,955

Bishop Creek #5                               Inyo                  1        05/30/1943                  2,000
                                                                    2        06/01/1919                  2,532
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 4,532

                                                                                               Generator
                                              Location              Unit     Date of           Nameplate
Name of Plant                                 County                No.      Operation         Rating kW
--------------------------------------------- --------------------- -------- ----------------- ----------------
EASTERN REGION HYDROELECTRIC PLANTS
(continued)

Bishop Creek #6                               Inyo                  1        03/12/1913                  1,600

Lundy                                         Mono                  1        12/09/1911                  1,500
                                                                    2        02/02/1912                  1,500
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 3,000

Poole                                         Mono                  1        00/00/1924                 11,250

Rush Creek                                    Mono                  1        10/17/1916                  4,400
                                                                    2        12/11/1917                  4,000
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 8,400

                                              TOTAL EASTERN REGION HYDRO
                                              PLANTS                                                   159,360
                                                                                               ================

                                              TOTAL HYDRO PLANTS                                     1,175,547
                                                                                               ================

TOTAL SCE OWNED RESOURCES (MAIN SYSTEM)
                                                                                                     5,233,895
                                                                                               ================

ISOLATED SYSTEMS:

Pebbly Beach (Diesel)                         Los Angeles           7        07/03/1958                  1,000
                                              (Catalina)            8        06/26/1963                  1,500
                                                                    10       07/25/1966                  1,125
                                                                    12       06/18/1976                  1,550
                                                                    14       10/24/1986                  1,400
                                                                    15       12/31/1995                  2,800
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                 9,375

Catalina Hydro                                Los Angeles           1        05/05/1983                     30
                                                                    2        07/24/1985                     22
                                                                    3        07/24/1985                     57
                                                                             ----------------- ----------------
                                                                             TOTAL PLANT                   109

TOTAL SCE OWNED RESOURCES:                                                                               9,484
                                                                                               ================

TOTAL ISOLATED SYSTEMS RESOURCES
                                                                                                         9,484
                                                                                               ================

                                                     EXHIBIT A
                                  CONSOLIDATING STATEMENTS OF INCOME AND SURPLUS
                                           CONSOLIDATING BALANCE SHEETS

                                                     EXHIBIT A
                                  CONSOLIDATING STATEMENTS OF INCOME AND SURPLUS
                                           CONSOLIDATING BALANCE SHEETS

Attached hereto as Exhibit A are the following financial statements dated as of December 31, 2002, or for the year then ended:

                                                                                                     PAGES
Consolidating Balance Sheet and Consolidating Statements
of Income and Retained Earnings, unless otherwise noted:

-------------------------------Part 2------------------------------
Edison International and Subsidiaries                                                                81-92
Southern California Edison Company and Subsidiaries                                                 93-108
Southern California Edison Company and Subsidiaries
       Equity Investments                                                                              109
Edison Ventures and Subsidiaries                                                                   110-115
The Mission Group and Subsidiaries                                                                 116-127
Edison Enterprises and Subsidiaries                                                                128-133
Edison Source and Subsidiaries                                                                     134-139
Edison Technology Solutions and Subsidiaries                                                       140-145
Edison Technology Solutions and Subsidiaries
       Equity Investments                                                                              146
Mission Energy Holding Company and Subsidiaries                                                    147-152

-------------------------------Part 3------------------------------
Edison Capital and Subsidiaries
       Consolidating Balance Sheet                                                                 153-216
       Consolidating Statements of Income and Retained Earnings                                    217-248

-------------------------------Part 4 -----------------------------
Edison Capital and Subsidiaries
       Equity Investments in Real Estate Limited Partnerships
       [Based on financial statements as of December 31, 2001]                                     249-317
Mission Land Company and Subsidiaries                                                              318-332
Mission Power Engineering Company and Subsidiaries                                                 333-338

-------------------------------Part 5 -----------------------------
Edison Mission Energy and Subsidiaries
       Consolidating Balance Sheet                                                                 339-406
       Consolidating Statements of Income and Retained Earnings                                    407-440
       Equity Investments                                                                          441-447

-------------------------------Part 6------------------------------
Edison Mission Energy Fuel and Subsidiaries                                                        448-456
Edison Mission Holdings Co. and Subsidiaries                                                       457-465
EME CP Holdings Co. and Subsidiaries                                                               466-477
EME Eastern Holdings Co. and Subsidiaries                                                          478-483
Hanover Energy Company and Subsidiaries                                                            484-489
Majestic Energy Limited and Subsidiaries                                                           490-495
Midwest Generation EME, LLC and Subsidiaries                                                       496-504
Mission Del Cielo, Inc. and Subsidiaries                                                           505-510
Mission Energy Holdings International, Inc. and Subsidiaries                                       511-519
Mission Energy Wales Company and Subsidiaries                                                      420-552

                                                                                                     PAGES

-------------------------------Part 7 ------------------------------
MEC International B.V. and Subsidiaries                                                            553-609
MECI, Edison Mission Energy Asia Pte Ltd and Subsidiaries                                          610-618
MECI, Edison Mission Millennium B.V. and Subsidiaries                                              619-627
MECI, Edison Mission Operation & Maintenance Services B.V. and Subsidiaries                        628-633
MECI, EME Atlantic Holdings Limited and Subsidiaries                                               634-642
MECI, EMEA, Mission Energy Universal Holdings and Subsidiaries                                     643-651
MECI, Global Generation B.V. and Subsidiaries                                                      652-657
MECI, GGBV, Edison First Power Holdings II and Subsidiaries                                        658-663

-------------------------------Part 8 ------------------------------
MECI, GGBV, EFPHII, Edison First Power Holdings I and Subsidiaries                                 664-672
MECI, GGBV, EFPHII, EFPHI, South Australian Holdings Ltd. and Subsidiaries                         673-678
MECI, GGBV, EFPHII, EFPHI, SAHL, EME International Dragon Limited                                  679-684
MECI, GGBV, EFPHII, EFPHI, Maplekey Holdings Limited and Subsidiaries                              685-690
MECI, Hydro Energy B.V. and Subsidiaries                                                           691-696
MECI, Iberian Hy-Power Amsterdam B.V. and Subsidiaries                                             697-708
MECI, Latrobe Power Pty Ltd and Subsidiaries                                                       709-714
MECI, Latrobe Valley B.V. and Subsidiaries                                                         715-720
MECI, Loy Yang Holdings Pty Ltd and Subsidiaries                                                   721-729
MECI, Loy Yang, Edison Mission Energy Holdings Pty Ltd and Subsidiaries                            730-744
MECI, Loy Yang, Latrobe Power Pty Ltd and Subsidiaries                                             745-750
MECI, Loy Yang, Mission Energy Ventures Australia Pty Ltd and Subsidiaries                         751-756
MECI, Loy Yang, Traralgon Power Pty. Ltd. and Subsidiaries                                         757-762

-------------------------------Part 9 ------------------------------
MECI, MEC Esenyurt B.V. and Subsidiaries                                                           763-768
MECI, MEC International Holdings B.V. and Subsidiaries                                             769-789
MECI, MECI Holdings, MEC Esenyurt B.V. and Subsidiaries                                            790-795
MECI, MECI Holdings, MEC Perth B.V. and Subsidiaries                                               796-801
MECI, MECI Holdings, MEC San Pascual B.V. and Subsidiaries                                         802-807
MECI, MECI Holdings, MEC Wales B.V. and Subsidiaries                                               808-813
MECI, MECI Holdings, MEC Wales, Mission Hydro Limited
       Partnership and Subsidiaries                                                                814-819
MECI, MECI Holdings, MEC Wales, MHLP, EME Generation
       Holdings Limited and Subsidiaries                                                           820-840
MECI, MEC Perth B.V. and Subsidiaries                                                              841-846
MECI, MEC San Pascual B.V. and Subsidiaries                                                        847-852

-------------------------------Part 10------------------------------
MECI, MEC Wales B.V. and Subsidiaries                                                              853-858
MECI, MEC Wales, Mission Hydro Limited Partnership and Subsidiaries                                859-864
MECI, MEC Wales, MHLP, EME Generation Holdings Limited and Subsidiaries                            865-885
MECI, Mission Energy Company (U.K.) Limited and Subsidiaries                                       886-894
MECI, MEC(UK), Mission Hydro (UK) Limited and Subsidiaries                                         895-900
MECI, MEC(UK), MH(UK), First Hydro Holdings Co. and Subsidiaries                                   901-906
MECI, MEC(UK), MH(UK), Mission Hydro Limited Partnership and Subsidiaries                          907-912
MECI, MEC(UK), MH(UK), MHLP, EME Generation Holdings Limited and Subsidiaries                      913-933
MECI, MEC(UK), Pride Hold Limited and Subsidiaries                                                 934-939
MECI, Pride Hold Limited and Subsidiaries                                                          940-945
MECI, EcoElectrica S.a.r.l. and Subsidiaries                                                       946-954
MECI, Traralgon Power Pty. Ltd. and Subsidiaries                                                   955-960
MEC International B.V. and Subsidiaries Equity Investments                                         961-962

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

                                                     EXHIBIT B
                                        EXEMPT WHOLESALE GENERATORS [EWGs]
                                       AND FOREIGN UTILITY COMPANIES [FUCOs]

EDISON CAPITAL
--------------

4.EC01  ELECTRICIDAD DE LA PAZ S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Electricidad de La Paz S.A.

4.EC02  EMPRESA DE LUZ Y FUERZA ELECTRICA DE ORURO S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Edison Capital International (Bermuda) Ltd.
06                        Edison Capital Latin American Investments (Bermuda) Ltd.
07                           AIG-GE Capital Latin American Infrastructure Fund LP
08                              Andes Energy XII Ltd.
09                                  Paz Holdings Ltd.
10                                     Empresa de Luz y Fuerza Electrica de Oruro S.A.

4.EC03  EPZ MISSION FUNDING MU TRUST  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Alpha
06                        Mission Funding Mu
07                           EPZ Mission Funding Mu Trust

4.EC04  EPZ MISSION FUNDING NU TRUST  [FUCO]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Epsilon
05                    Mission Funding Delta
06                        Mission Funding Nu
07                           EPZ Mission Funding Nu Trust

4.EC05  LAKOTA RIDGE LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Lakota Ridge LLC 75%

4.EC06  SHAOKATAN HILLS LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Shaokatan Hills LLC 75%

4.EC07  WOODSTOCK HILLS LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Funding Zeta
05                    Woodstock Hills LLC 75%

4.EC08  STORM LAKE PARTNERS I LLC  [EWG]
00    Edison International
01       The Mission Group
02           Edison Capital
03              Edison Funding Company
04                 Mission Iowa Wind Company
05                    Storm Lake Partners I LLC 99%

EDISON MISSION ENERGY
---------------------

4.EME01  EME HOMER CITY GENERATION L.P.  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Chestnut Ridge Energy Company
06                        EME Homer City Generation L.P. (99%LP)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Edison Mission Holdings Co.
05                    Mission Energy Westside, Inc.
06                        EME Homer City Generation L.P. (1%GP)

4.EME02  GORDONSVILLE ENERGY, LP  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Madison Energy Company
05                    Gordonsville Energy, LP (49%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Rapidan Energy Company
05                    Gordonsville Energy, LP (1%)

4.EME03  MIDWEST GENERATION, LLC  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Midwest Generation EME, LLC
05                    Edison Mission Midwest Holdings Co.
06                        Midwest Generation, LLC

4.EME04  SUNRISE POWER COMPANY LLC  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Del Cielo, Inc.
05                    Mission Del Sol, LLC
06                        Sunrise Power Company, LLC (50%)

4.EME05  BROOKLYN NAVY YARD COGENERATION PARTNERS, LP  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy New York, Inc.
05                    Brooklyn Navy Yard Cogeneration Partners, LP (1% GP & 49%LP)

4.EME06  LOY YANG B JOINT VENTURE  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06A                       Latrobe Power Pty Ltd (99%)
07A                          Mission Victoria Partnership (52.31%)
08A                             Latrobe Power Partnership (99%)
09A                                 Loy Yang B Joint Venture (51%)
---

06B                       Loy Yang Holdings Pty Ltd
07B                          Edison Mission Energy Holdings Pty Ltd
08B                             Edison Mission Energy Australia Ltd
09B                                 Latrobe Power Partnership (1%)
10B                                    Loy Yang B Joint Venture (51%)
---
06C                       Loy Yang Holdings Pty Ltd
07C                          Latrobe Power Pty Ltd (1%)
08C                             Mission Victoria Partnership (52.31%)
09C                                 Latrobe Power Partnership (99%)
10C                                    Loy Yang B Joint Venture (51%)
---
06D                       Loy Yang Holdings Pty Ltd
07D                          Mission Energy Ventures Australia Pty Ltd
08D                             Mission Victoria Partnership (1%)
09D                                 Latrobe Power Partnership (99%)
10D                                    Loy Yang B Joint Venture (51%)
---
06E                       Loy Yang Holdings Pty Ltd
07E                          Traralgon Power Pty Ltd (1%)
08E                             Mission Victoria Partnership (46.69%)
09E                                 Latrobe Power Partnership (99%)
10E                                    Loy Yang B Joint Venture (51%)
---
06F                       Traralgon Power Pty Ltd (99%)
07F                          Mission Victoria Partnership (46.69%)
08F                             Latrobe Power Partnership (99%)
09F                                 Loy Yang B Joint Venture (51%)
---
06G                       Mission Energy Company (UK) Limited
07G                          Mission Hydro (UK) Ltd
08G                             Mission Hydro Limited Partnership (1%)
09G                                 EME Generation Holdings Ltd
10G                                    EME Victoria Generation Ltd
11G                                       Mission Energy Development Australia Pty Ltd
12G                                          Gippsland Power Pty Ltd
13G                                              Loy Yang B Joint Venture (49%)
---
06H                       MEC Wales B.V. (99%)
07H                          Mission Hydro Limited Partnership (69%)
08H                             EME Generation Holdings Ltd
09H                                 EME Victoria Generation Ltd
10H                                    Mission Energy Development Australia Pty Ltd
11H                                       Gippsland Power Pty Ltd
12H                                          Loy Yang B Joint Venture (49%)
---
06I                       MEC International Holdings B.V.
07I                          MEC Wales B.V. (1%)
08I                             Mission Hydro Limited Partnership (69%)
09I                                 EME Generation Holdings Ltd
10I                                    EME Victoria Generation Ltd
11I                                       Mission Energy Development Australia Pty Ltd
12I                                          Gippsland Power Pty Ltd
13I                                              Loy Yang B Joint Venture (49%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           EME Victoria Generation Ltd
08                              Mission Energy Development Australia Pty Ltd
09                                  Gippsland Power Pty Ltd
10                                     Loy Yang B Joint Venture (49%)

4.EME07  FIRST HYDRO COMPANY  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
---
06J                       Mission Energy Company (UK) Limited
07J                          Mission Hydro (UK) Ltd
08J                             Mission Hydro Limited Partnership (1%)
09J                                 EME Generation Holdings Ltd
10J                                    First Hydro Holdings Company (99%)
11J                                       First Hydro Company (99%)
---
06K                       Mission Energy Company (UK) Limited
07K                          Mission Hydro (UK) Ltd
08K                             Mission Hydro Limited Partnership (1%)
09K                                 EME Generation Holdings Ltd
10K                                    First Hydro Holdings Company (99%)
11K                                       First Hydro Finance plc
12K                                          First Hydro Company (1%)
---
06L                       MEC Wales B.V. (99%)
07L                          Mission Hydro Limited Partnership (69%)
08L                             EME Generation Holdings Ltd
09L                                 First Hydro Holdings Company (99%)
10L                                    First Hydro Company (99%)
---
06M                       MEC Wales B.V. (99%)
07M                          Mission Hydro Limited Partnership (69%)
08M                             EME Generation Holdings Ltd
09M                                 First Hydro Holdings Company (99%)
10M                                    First Hydro Finance plc
11M                                       First Hydro Company (1%)
---
06N                       MEC International Holdings B.V.
07N                          MEC Wales B.V. (1%)
08N                             Mission Hydro Limited Partnership (69%)
09N                                 EME Generation Holdings Ltd
10N                                    First Hydro Holdings Company (99%)
11N                                       First Hydro Company (99%)
---

06O                       MEC International Holdings B.V.
07O                          MEC Wales B.V. (1%)
08O                             Mission Hydro Limited Partnership (69%)
09O                                 EME Generation Holdings Ltd
10O                                    First Hydro Holdings Company (99%)
11O                                       First Hydro Finance plc
12O                                          First Hydro Company (1%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Wales Company
05                    Mission Hydro Limited Partnership (30%)
06                        EME Generation Holdings Ltd
07                           First Hydro Holdings Company (99%)
---
08                              First Hydro Company (99%)
---
08                              First Hydro Finance plc
09                                  First Hydro Company (1%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Mission Hydro (UK) Ltd
08                              First Hydro Holdings Company (1%)
09                              First Hydro Company (99%)
---
09                                  First Hydro Finance plc
10                                     First Hydro Company (1%)

4.EME08  CBK POWER COMPANY LTD.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Millennium B.V.
07                           EME Caliraya B.V. (75%)
08                              CBK Power Company Ltd. (49%)
---
07                           EME Kayalaan B.V.
08                              CBK Power Company Ltd. (1%)

4.EME09  KALAYAAN POWER MANAGEMENT CORPORATION  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Operation and Maintenance Services B.V.
07                           Kalayaan Power Management Corporation (50%)

4.EME10  ITALIAN VENTO POWER CORPORATION 4 S.R.L.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Edison Mission Wind Power Italy B.V.
07                           Italian Vento Power Corporation 4 S.r.l. (50%)

4.EME11  CONTACT ENERGY LIMITED  [EWG]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Atlantic Holdings Limited
07                           EME Ascot Limited
08                              EME Buckingham Limited
09                                  EME Precision B.V.
10                                     Mission Energy Universal Holdings
11                                        Mission Energy Pacific Holdings
12                                           Contact Energy Limited (50.598%)
---
10                                     Mission Energy Universal Holdings
11                                        Contact Energy Limited (0.624%)

4.EME12  TRI ENERGY COMPANY LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EME Tri Gen B.V.
07                           Tri Energy Company Limited (25%)

4.EME13  IBERICA DE ENERGIAS, S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
---
07                        Iberica de Energias (3.35%)

4.EME14  ELECTROMETALURGICA DEL EBRO, S.A.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Hydro Energy B.V. (10%)
07                           Iberica de Energias, S.A. (96.65%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Iberian Hy-Power Amsterdam B.V.
07                           Hydro Energy B.V. (90%)
08                              Iberica de Energias, S.A. (96.65%)
09                                  Electrometalurgica del Ebro, S.A. (91.32%)
--
07                           Iberica de Energias, S.A. (3.35%)
08                              Electrometalurgica del Ebro, S.A. (91.32%)

4.EME15  PERTH POWER PARTNERSHIP  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Perth B.V. (99%)
07                           Kwinana Power Partnership (99%)
08                              Perth Power Partnership (70%)
---

06                        MEC International Holdings B.V.
07                           MEC Perth B.V. (1%)
08                              Kwinana Power Partnership (99%)
09                                  Perth Power Partnership (70%)

00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Loy Yang Holdings Pty Ltd.
07                           Edison Mission Energy Holdings Pty Ltd.
08                              Mission Energy (Kwinana) Pty Ltd.
09                                  Kwinana Power Partnership (1%)
10                                     Perth Power Partnership (70%)

4.EME16  DOGA ENERJI URETIM SANAYI VE TICARET L.S.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Esenyurt B.V. (99%)
07                           Doya Enerji Uretim Sanayi ve Ticaret L.S. (80%)
---
06                        MEC International Holdings B.V.
07                           MEC Esenyurt B.V. (1%)
08                              Doya Enerji Uretim Sanayi ve Ticaret Anonim Sirketi (80%)

4.EME17  PT. PAITON ENERGY COMPANY  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Indonesia B.V. (99%)
07                           P. T. Paiton Energy Company (40%)
---
06                        MEC International Holdings B.V.
07                           MEC Indonesia B.V. (1%)
08                              P. T. Paiton Energy Company (40%)

4.EME18  ISAB ENERGY, S.R.L.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        MEC Priolo B.V. (99%)
07                           ISAB Energy, s.r.l. (49%)
---

06                        MEC International Holdings B.V.
07                           MEC Priolo B.V. (1%)
08                              ISAB Energy, s.r.l. (49%)

4.EME19  DERWENT COGENERATION LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Derwent Cogeneration Limited (33%)

4.EME20  LAKELAND POWER LIMITED  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        Mission Energy Company (UK) Limited
07                           Pride Hold Limited (99%)
08                              Lakeland Power Limited
---
06                        Pride Hold Limited (1%)
07                           Lakeland Power Limited

4.EME21  ECOELECTRICA L.P.  [FUCO]
00    Edison International
01       The Mission Group
02           Mission Energy Holding Company
03              Edison Mission Energy
04                 Mission Energy Holdings International, Inc.*
05                    MEC International B.V.
06                        EcoElectrica S.a.r.l.
07                           EME del Caribe Holding GmbH
08                              EME del Caribe
09                                  EcoElectrica Holdings, Ltd. 50%
10                                     EcoElectrica Ltd.
11                                        Ecoelectrica LP (1%)
---
10                                     Ecoelectrica LP (99%)

*  Mission Energy Holdings International, Inc. directly owns 99.97% (100% of the Class A shares) of MEC
International B.V. ("MECI") and indirectly owns 0.02% of MECI through its wholly owned subsidiaries EME UK
International LLC, which owns 0.01% or 100% of the Class B shares of MECI, and EME Southwest Power Corporation, which owns 0.01 or 100% of the Class C shares of MECI; Edison Mission Energy owns 0.01% (100% of the Class D shares) of MECI through its wholly owned subsidiary Edison Mission Project Co.

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Southern             The Mission Group    Edison Ventures
                                                              California Edison    Consolidated         Consolidated
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                 $1,038,827           $1,230,044
Receivables - net                                                       767,483              374,301                   $3
Accrued unbilled revenue                                                437,211
Fuel inventory                                                           11,998              111,555
Materials and supplies, at average cost                                 159,295               65,469
Accumulated deferred income taxes - net                                  41,736                                         3
Trading and price risk management assets                                                      33,742
Regulatory assets - net                                                 509,964
Prepayments and other current assets                                     55,258              445,147
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                  3,021,772            2,260,258                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               154,011            6,768,013
Nuclear decommissioning trusts                                        2,210,216
Investments in partnerships
  and unconsolidated subsidiaries                                                          2,010,763
Investments in leveraged leases                                                            2,312,751
Other investments                                                       214,147                                     2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     2,578,374           11,091,527                2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                      14,201,640
  Generation                                                          1,771,468
Accumulated provision for depreciation
  and decommissioning                                                (8,347,244)
Construction work in progress                                           528,963
Nuclear fuel, at amortized cost                                         153,043
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                   8,307,870
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                     660,959
Regulatory assets - net                                               3,706,555
Other deferred charges                                                  626,371            1,657,565
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                4,332,926            2,318,524
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                             75,492
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        $18,240,942          $15,745,801               $2,412
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Insurance     Edison Drives        Edison
                                                              Services, Inc.       Electric             International
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

                                                                            $63                                  $251,940
Cash and equivalents                                                      7,979                                 1,251,797
Receivables - net
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets                                                                                1,759
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      8,042                                 1,505,496
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           1,680
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                        18,363                                 7,025,535
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        18,363                                 7,027,215
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                    5,529                                     1,891
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    5,529                                     1,891
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $31,934                                $8,534,602
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EIX Trust I          EIX Trust II         EIX Trust III
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                       $79,103              $56,468
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     79,103               56,468
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                       515,464              335,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       515,464              335,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $594,567             $391,520
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison
                                                              Adjustments          International
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                      $2,520,874
Receivables - net                                                   ($1,425,946)           1,111,188
Accrued unbilled revenue                                                                     437,211
Fuel inventory                                                                               123,553
Materials and supplies, at average cost                                                      224,764
Accumulated deferred income taxes - net                                                       41,739
Trading and price risk management assets                                                      33,742
Regulatory assets - net                                                                      509,964
Prepayments and other current assets                                   (276,012)             226,152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                 (1,701,958)           5,229,187
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  6,923,704
Nuclear decommissioning trusts                                                             2,210,216
Investments in partnerships
  and unconsolidated subsidiaries                                                          2,010,763
Investments in leveraged leases                                                            2,312,751
Other investments                                                    (7,876,051)             234,916
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                    (7,876,051)          13,692,350
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                           14,201,640
  Generation                                                                               1,771,468
Accumulated provision for depreciation
  and decommissioning                                                                     (8,347,244)
Construction work in progress                                                                528,963
Nuclear fuel, at amortized cost                                                              153,043
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                                        8,307,870
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                     660,959
Regulatory assets - net                                                                    3,706,555
Other deferred charges                                                 (967,936)           1,323,420
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                     5,690,934
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                       (14,558)              60,934
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                       ($10,560,503)         $32,981,276
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Southern             The Mission Group    Edison Ventures
                                                              California Edison    Consolidated         Consolidated
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $77,551
Long-term debt due within one year                                   $1,671,300            1,089,918
Preferred stock to be redeemed within one year                            8,750
Accounts payable                                                        745,488              174,595                  $22
Accrued taxes                                                           699,145               36,249
Trading and price risk management liabilities                                                 45,495
Other current liabilities                                             1,437,914              450,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                             4,562,597            1,874,103                   22
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        4,503,697            6,458,659
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               2,662,091            3,344,117
Accumulated deferred investment tax credits                             147,924               18,866
Customer advances and other deferred credits                            963,814              877,393
Power-purchase contracts                                                239,529
Accumulated provision for pension and benefits                          344,167               43,294
Other long-term liabilities                                             151,667
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          4,509,192            4,283,670
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                        72,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           393              424,707
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                   128,755
  Subject to mandatory redemption                                       146,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                           150,000
Other preferred securities                                                                   131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              275,705              281,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          2,508,763            3,310,365                2,406
Accumulated other comprehensive income (loss)                           (11,053)            (225,782)
Retained earnings                                                     1,891,649             (733,636)                 (16)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     4,389,359            2,350,947                2,390
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          $18,240,943          $15,745,801               $2,412
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Insurance     Edison Drives        Edison
                                                              Services, Inc.       Electric             International
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $6,393                   $8           $1,491,306
Accrued taxes                                                                                                    (264,758)
Trading and price risk management liabilities
Other current liabilities                                                   210                                   153,570
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 6,603                    8            1,380,118
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                  2,414,652
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (3,817)                                    3,851
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                                     51,392
Other long-term liabilities                                               9,345
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              5,528                                    55,243
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,730                   31            1,973,342
Accumulated other comprehensive income (loss)                               113
Retained earnings                                                        17,960                  (39)           2,711,247
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        19,803                  ($8)           4,684,589
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $31,934                                $8,534,602
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EIX Trust I          EIX Trust II         EIX Trust III
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $16,576              $10,634
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                76,871               54,883
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                93,447               65,517
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      485,321              315,483
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              485,321              315,483
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             15,464               10,052
Accumulated other comprehensive income (loss)
Retained earnings                                                           335                  468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        15,799               10,520
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $594,567             $391,520
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison
                                                              Adjustments          International
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $77,551
Long-term debt due within one year                                                         2,761,218
Preferred stock to be redeemed within one year                                                 8,750
Accounts payable                                                    ($1,579,708)             865,314
Accrued taxes                                                           159,400              630,036
Trading and price risk management liabilities                                                 45,495
Other current liabilities                                              (135,599)           2,038,144
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                            (1,555,907)           6,426,508
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                       (1,819,664)          11,557,344
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                (159,400)           5,846,842
Accumulated deferred investment tax credits                                                  166,790
Customer advances and other deferred credits                                               1,841,207
Power-purchase contracts                                                                     239,529
Accumulated provision for pension and benefits                                               438,853
Other long-term liabilities                                                                  161,012
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                           (159,400)           8,694,233
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                        72,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                            425,100
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                                        128,755
  Subject to mandatory redemption                                                            146,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                           950,804
Other preferred securities                                                                   131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                 1,357,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                         (5,848,811)           1,973,342
Accumulated other comprehensive income (loss)                                               (236,722)
Retained earnings                                                    (1,176,721)           2,711,247
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    (7,025,532)           4,447,867
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                         ($10,449,503)         $32,981,276
============================================================= ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Southern             The Mission Group    Edison Ventures
                                                                California Edison    Consolidated         Consolidated
                                                                Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                       $8,705,949
Nonutility power generation                                                                 $3,032,655
Financial services and other                                                                    32,353
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 8,705,949            3,065,008
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      242,540              943,639
Purchased power                                                         2,015,869
Provisions for regulatory adjustment clauses - net                      1,501,821
Other operation and maintenance                                         1,926,223            1,314,493                  ($1)
Depreciation, decommissioning and amortization                            780,248              249,034
Property and other taxes                                                  117,425               27,959
Net gain on sale of utility plant                                          (4,793)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                6,579,333            2,535,125                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                 2,126,616              529,883                    1
Interest and dividend income                                              261,894               30,927
Other nonoperating income                                                  82,343              (51,304)
Interest expense - net of amounts capitalized                            (584,448)            (647,193)
Other nonoperating deductions                                               2,272              (27,159)
Dividends on preferred securities                                                              (21,176)
Dividends on utility preferred stock                                       19,224
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                   1,869,453             (186,022)                   1
Income taxes (benefit)                                                    641,784             (186,974)                 ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                1,227,669                  952
Loss from discontinued operations                                                              (74,382)
Income taxes (benefit) on discontinued operations                                               15,905
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                       1,227,669              (57,525)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     664,040             (675,782)
Dividends declared on common stock                                                                (329)
Dividends declared on preferred stock
Stock option appreciation                                                     (60)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $1,891,649            ($733,636)
=============================================================== ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Catalina             Edison Insurance     Edison Drives
                                                                                     Services, Inc.       Electric
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                   $17,190
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         17,190
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 19,728                 ($16)
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        19,728                  (16)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (2,538)                  16
Interest and dividend income                                                                       422
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           (2,116)                  16
Income taxes (benefit)                                                                          (1,069)                   6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        (1,047)                  10
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               (1,047)                  10
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           19,008                  (48)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $17,961                 ($38)
=============================================================== ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EIX Trust I          EIX Trust II         EIX Trust III
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                              $44,494              $31,850
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities                                          43,829               31,337
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         665                  513
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      665                  513
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             665                  513
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (330)                 (44)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($335)               ($469)
=============================================================== ==================== ==================== ====================

EDISON INTERNATIONAL and Subsidiaries [Tier 1]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison               Consolidating        Edison
                                                                International        Adjustments          International
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                                                 $8,705,949
Nonutility power generation                                                                                       3,032,655
Financial services and other                                              $76,026             ($93,677)              31,892
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    76,026              (93,677)          11,771,496
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                              1,186,179
Purchased power                                                                                                   2,015,869
Provisions for regulatory adjustment clauses - net                                                                1,501,821
Other operation and maintenance                                            97,721             (115,894)           3,242,256
Depreciation, decommissioning and amortization                                269                                 1,029,551
Property and other taxes                                                                                            145,384
Net gain on sale of utility plant                                                                                    (4,793)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   97,990             (115,894)           9,116,267
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (21,964)               1,251            2,655,229
Interest and dividend income                                                1,874              (84,986)             286,475
Other nonoperating income                                                                      (62,365)              93,404
Interest expense - net of amounts capitalized                            (136,069)                               (1,283,204)
Other nonoperating deductions                                                                  (85,436)            (110,323)
Dividends on preferred securities                                                                                   (96,342)
Dividends on utility preferred stock                                                                                (19,224)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (156,159)                                1,526,349
Income taxes (benefit)                                                    (63,256)                                  390,490
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (92,903)                                1,135,859
Loss from discontinued operations                                                                                   (74,382)
Income taxes (benefit) on discontinued operations                                                                   (15,905)
Equity on earnings of subsidiaries                                      1,170,285
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                       1,077,382           (1,170,285)           1,077,382
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                   1,634,213                                 1,634,213
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation                                                    (348)                                     (348)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $2,711,247          ($1,176,740)          $2,711,247
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              California           Conservation         Edison ESI
                                                              Electric Power       Financing
                                                              Company              Corporation
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $2,692
Receivables - net                                                                                                   1,951
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                                                52
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets                                                                                3,423
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                8,118
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                               8
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                       8
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                      $151,000                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       151,000                    3
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $151,000               $8,129
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Material      Mono Power Company   SCE Capital Company
                                                              Supply LLC           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $807
Receivables - net                                                       $36,511                                       $10
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost                                  89,186
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    125,697                  807                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $125,697                 $807                  $10
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              SCE Funding LLC      SCE Trust I          SCE Trust II
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $48,706
Receivables - net                                                            22
Accrued unbilled revenue
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Regulatory assets - net
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     48,728
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                1,278,316
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                1,278,316
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,327,044
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              SCE UK Services      Southern States      Southern
                                                              Limited              Realty               California Edison
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $8             $986,614
Receivables - net                                                           $42                   19              816,441
Accrued unbilled revenue                                                                                          437,211
Fuel inventory                                                                                                     11,998
Materials and supplies, at average cost                                                                            81,297
Accumulated deferred income taxes - net                                                                            41,684
Trading and price risk management assets
Regulatory assets - net                                                                                           523,905
Prepayments and other current assets                                                                               51,835
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         42                   27            2,950,985
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         69              153,934
Nuclear decommissioning trusts                                                                                  2,210,216
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                                                                 430,013
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 69            2,794,163
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:                                                                               14,201,640
  Transmission and distribution                                                                                 1,771,468
  Generation
Accumulated provision for depreciation
  and decommissioning                                                                                          (8,347,244)
Construction work in progress                                                                                     528,963
Nuclear fuel, at amortized cost                                                                                   153,043
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                                                             8,307,870
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net                                                                                         3,706,555
Other deferred charges                                                                                            529,059
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                          4,235,614
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $42                  $96          $18,288,632
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Southern
                                                              Adjustments          California Edison
                                                                                   Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                      $1,038,827
Receivables - net                                                      ($87,513)             767,483
Accrued unbilled revenue                                                                     437,211
Fuel inventory                                                                                11,998
Materials and supplies, at average cost                                 (11,188)             159,295
Accumulated deferred income taxes - net                                                       41,736
Trading and price risk management assets
Regulatory assets - net                                                 (13,941)             509,964
Prepayments and other current assets                                                          55,258
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                   (112,642)           3,021,772
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                    154,011
Nuclear decommissioning trusts                                                             2,210,216
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                      (215,866)             214,147
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                      (215,866)           2,578,374
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution                                                           14,201,640
  Generation                                                                               1,771,468
Accumulated provision for depreciation
  and decommissioning                                                                     (8,347,244)
Construction work in progress                                                                528,963
Nuclear fuel, at amortized cost                                                              153,043
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant                                                                        8,307,870
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net                                                                    3,706,555
Other deferred charges                                               (1,332,007)             626,371
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                               (1,332,007)           4,332,926
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($1,660,515)         $18,240,942
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              California           Conservation         Edison ESI
                                                              Electric Power       Financing
                                                              Company (Inactive)   Corporation
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $682                 $786
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        682                  786
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (47,732)               1,050
Accumulated deferred investment tax credits                                                   53,384
Customer advances and other deferred credits                                                  57,155                1,025
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  62,807                2,075
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                393
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  63,003                  100
Accumulated other comprehensive income (loss)
Retained earnings                                                                             24,115                5,168
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             87,118                5,268
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $151,000               $8,129
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Material      Mono Power Company   SCE Capital Company
                                                              Supply LLC           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $53,974                 $107               $2,097
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                20,465
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                74,439                  107                2,097
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             50,000                2,749                  120
Accumulated other comprehensive income (loss)
Retained earnings                                                         1,258               (2,049)              (2,207)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        51,258                  700               (2,087)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $125,697                 $807                  $10
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              SCE Funding LLC      SCE Trust I          SCE Trust II
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                     $246,300
Preferred stock to be redeemed within one year
Accounts payable                                                         21,310
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                 1,091
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               268,701
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          984,859
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             85,944
Accumulated other comprehensive income (loss)
Retained earnings                                                       (12,460)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        73,484
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,327,044
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              SCE UK Services      Southern States      Southern
                                                              Limited              Realty               California Edison
                                                                                                        Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                             $1,425,000
Preferred stock to be redeemed within one year                                                                      8,750
Accounts payable                                                                                                  757,804
Accrued taxes                                                                                                     699,145
Trading and price risk management liabilities
Other current liabilities                                                   $14                                 1,431,514
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    14                                 4,322,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                  4,797,461
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          ($2)           2,708,775
Accumulated deferred investment tax credits                                                                       147,924
Customer advances and other deferred credits                                                                      905,634
Power-purchase contracts                                                                                          239,529
Accumulated provision for pension and benefits                                                                    344,167
Other long-term liabilities                                                                                       157,867
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (2)           4,503,896
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                                                             128,755
  Subject to mandatory redemption                                                                                 146,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                                        275,705
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                    2,508,763
Accumulated other comprehensive income (loss)                                 1                                   (11,054)
Retained earnings                                                            27                   98            1,891,649
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            28                   98            4,389,358
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $42                  $96          $18,288,633
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Southern
                                                              Adjustments          California Edison
                                                                                   Company
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                        $1,671,300
Preferred stock to be redeemed within one year                                                 8,750
Accounts payable                                                       ($91,272)             745,488
Accrued taxes                                                                                699,145
Trading and price risk management liabilities
Other current liabilities                                               (15,170)           1,437,914
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (106,442)           4,562,597
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                       (1,278,623)           4,503,697
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                    2,662,091
Accumulated deferred investment tax credits                             (53,384)             147,924
Customer advances and other deferred credits                                                 963,814
Power-purchase contracts                                                                     239,529
Accumulated provision for pension and benefits                                               344,167
Other long-term liabilities                                              (6,200)             151,667
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            (59,584)           4,509,192
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                393
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption                                                        128,755
  Subject to mandatory redemption                                                            146,950
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                   275,705
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                           (201,916)           2,508,763
Accumulated other comprehensive income (loss)                                                (11,053)
Retained earnings                                                       (13,950)           1,891,649
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (215,866)           4,389,359
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          ($1,660,515)         $18,240,943
============================================================= ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                California           Conservation         Edison ESI
                                                                Electric Power       Financing
                                                                Company (Inactive)   Corporation
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                                                                    $19,065
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             $19,065
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net                                                                    1,305
Other operation and maintenance                                                                    $32               15,695
Depreciation, decommissioning and amortization                                                                            7
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            32               17,007
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (32)               2,058
Interest and dividend income                                                                     4,389                  135
Other nonoperating income
Interest expense - net of amounts capitalized                                                       (1)
Other nonoperating deductions                                                                       12
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            4,344                2,193
Income taxes (benefit)                                                                           1,727                  972
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         2,617                1,221
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                2,617                1,221
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           21,499                3,947
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $24,115               $5,168
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Material      Mono Power Company   SCE Capital Company
                                                                Supply LLC           (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                         $398,361
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           398,725                ($121)                  $4
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  398,725                 (121)                   4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (364)                 121                   (4)
Interest and dividend income                                                1,497
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       1,133                  121                   (4)
Income taxes (benefit)                                                                                                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    1,133                  121                   (3)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           1,133                  121                   (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         125               (2,170)              (2,205)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,258              ($2,049)             ($2,208)
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                SCE Funding LLC      SCE Trust I          SCE Trust II
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                          $91,081
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    91,081
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             3,616
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,616
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    87,465
Interest and dividend income                                                1,200
Other nonoperating income
Interest expense - net of amounts capitalized                             (90,449)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (1,784)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,784)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,784)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (10,675)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($12,459)
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                SCE UK Services      Southern States      ENvestSCE
                                                                Limited              Realty
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                              $20                   $3
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        20                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net                                                                     $846
Other operation and maintenance                                                20                    5                   48
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       20                    5                  894
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (2)                (894)
Interest and dividend income                                                                                             27
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           (27)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (2)                (894)
Income taxes (benefit)                                                         (2)                  (5)                (363)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        2                    3                 (531)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               2                    3                ($531)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          25                   95
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $27                  $98
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Pipeline      Edison Carrier       Southern
                                                                and Terminal         Solutions            California Edison
                                                                Company                                   Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                          $35,418              $27,836           $8,622,590
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    35,418               27,836            8,622,590
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          470                                   242,070
Purchased power                                                                                                   2,015,869
Provisions for regulatory adjustment clauses - net                          3,609                                 1,448,361
Other operation and maintenance                                             9,745               12,949            1,886,419
Depreciation, decommissioning and amortization                              3,196                                   777,045
Property and other taxes                                                      303                   69              117,053
Net gain on sale of utility plant                                                                                    (4,793)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   17,323               13,018            6,482,024
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    18,095               14,818            2,140,566
Interest and dividend income                                                                                        246,144
Other nonoperating income                                                                                            86,003
Interest expense - net of amounts capitalized                                                                      (586,545)
Other nonoperating deductions                                                                                        (2,284)
Dividends on preferred securities
Dividends on utility preferred stock                                                                                (19,224)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      18,095               14,818            1,865,568
Income taxes (benefit)                                                      5,810                1,733              632,174
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   12,285               13,085            1,233,394
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         $12,285              $13,085            1,233,394
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                               664,040
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation                                                                                               (60)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                  $1,891,649
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        Southern
                                                                Adjustments          California Edison
                                                                                     Company
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility                                                        ($488,425)          $8,705,949
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                  (488,425)           8,705,949
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           242,540
Purchased power                                                                              2,015,869
Provisions for regulatory adjustment clauses - net                         47,700            1,501,821
Other operation and maintenance                                          (400,914)           1,926,223
Depreciation, decommissioning and amortization                                                 780,248
Property and other taxes                                                                       117,425
Net gain on sale of utility plant                                                               (4,793)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                 (353,214)           6,579,333
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                  (135,211)           2,126,616
Interest and dividend income                                                8,502              261,894
Other nonoperating income                                                  (3,660)              82,343
Interest expense - net of amounts capitalized                              92,574             (584,448)
Other nonoperating deductions                                                                    2,272
Dividends on preferred securities
Dividends on utility preferred stock                                                            19,224
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (34,135)           1,869,453
Income taxes (benefit)                                                        261              641,784
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (33,874)           1,227,669
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (33,874)           1,227,669
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (10,641)             664,040
Dividends declared on common stock
Dividends declared on preferred stock
Stock option appreciation                                                                          (60)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($13,950)          $1,891,649
=============================================================== ==================== ==================== ====================

SOUTHERN CALIFORNIA EDISON COMPANY and Subsidiaries
Equity Investments
December 31, 2002
(In thousands)

                                         Bear Creek Uranium
Name of Entity:                          Company (inactive)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              To develop and operate an
                                         integrated uranium mining
                                         complex in Wyoming.

Ownership Interest(s):                   50% by Mono Power Company

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                                                                        Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                            $3
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                       3
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                         2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,412
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Ventures
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                            $3
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                       3
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                         2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,412
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Ventures      Edison TransEnergy   Consolidating
                                                                                                        Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $22
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    22
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,406
Accumulated other comprehensive income (loss)
Retained earnings                                                           (16)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,390
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,412
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Ventures
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $22
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    22
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,406
Accumulated other comprehensive income (loss)
Retained earnings                                                           (16)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,390
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,412
============================================================= ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Ventures      Edison TransEnergy   Consolidating
                                                                                                          Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               ($1)
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         1
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1
Income taxes (benefit)                                                        ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON VENTURES and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Ventures
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               ($1)
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         1
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1
Income taxes (benefit)                                                        ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              The Mission Group    Edison Capital       Edison Enterprises
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $858             $488,129               $1,401
Receivables - net                                                         9,394               60,874                  408
Fuel inventory
Materials and supplies, at average cost                                                                               587
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         15              237,341                7,071
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     10,267              786,344                9,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      7,567                  229
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            363,650
Investments in leveraged leases                                                            2,312,751
Other investments                                                     1,795,929
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,795,929            2,683,968                  229
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         684                  438
Regulatory assets - net
Other deferred charges                                                  822,836                7,680                  947
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  822,836                8,364                1,385
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                                                  65,219
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $2,629,032           $3,478,676              $76,300
============================================================= ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison               Edison OandM         Edison Technology
                                                              Environmental        Services             Solutions
                                                              Services                                  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $4,225                 $959
Receivables - net                                                                              3,084                  500
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           1,171                   27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           8,480                1,486
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        346
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                346
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                         4,496                1,069
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         4,496                1,069
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $13,322               $2,555
============================================================= ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Land         Mission Power
                                                              Holding Company      Company              Engineering
                                                              Consolidated         Consolidated         Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $734,374                  $98
Receivables - net                                                       309,287               12,457
Fuel inventory                                                          111,555
Materials and supplies, at average cost                                  64,882
Accumulated deferred income taxes - net
Trading and price risk management assets                                 33,742
Prepayments and other current assets                                    197,696                1,766                  $60
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                  1,451,536               14,321                   60
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             6,761,731               (1,860)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,645,253                1,860
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     8,406,984
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                659,837
Regulatory assets - net
Other deferred charges                                                  837,871                                        $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                1,497,708                                         5
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                        10,273
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        $11,366,501              $14,321                  $65
============================================================= ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        The Mission Group
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                      $1,230,044
Receivables - net                                                      ($21,703)             374,301
Fuel inventory                                                                               111,555
Materials and supplies, at average cost                                                       65,469
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      33,742
Prepayments and other current assets                                                         445,147
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    (21,703)           2,260,258
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  6,768,013
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                          2,010,763
Investments in leveraged leases                                                            2,312,751
Other investments                                                    (1,795,929)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                    (1,795,929)          11,091,527
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                     660,959
Regulatory assets - net
Other deferred charges                                                  (17,339)           1,657,565
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  (17,339)           2,318,524
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                             75,492
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($1,834,971)         $15,745,801
============================================================= ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              The Mission Group    Edison Capital       Edison Enterprises
                                                                                   Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                           $11,550
Preferred stock to be redeemed within one year
Accounts payable                                                            $14                1,112                 $165
Accrued taxes                                                                 3                                       573
Trading and price risk management liabilities
Other current liabilities                                                   227               33,740                  145
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   244               46,402                  883
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               424,883
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                    2,180,898                5,252
Accumulated deferred investment tax credits
Customer advances and other deferred credits                                912               33,121
Power-purchase contracts
Accumulated provision for pension and benefits                                                11,261
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                912            2,225,280                5,252
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                                             69,466
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                863
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,310,365               81,546              306,226
Accumulated other comprehensive income (loss)                                                 (8,859)                  23
Retained earnings                                                      (682,489)             708,561             (305,550)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     2,627,876              781,248                  699
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $2,629,032           $3,478,676              $76,300
============================================================= ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison               Edison OandM         Edison Technology
                                                              Environmental        Services             Solutions
                                                              Services                                  Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $789               $1,413
Accrued taxes                                                                                     12                   (2)
Trading and price risk management liabilities
Other current liabilities                                                                     10,502                  113
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     11,303                1,524
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                             1,173
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                        1,173
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                        4,813
Accumulated other comprehensive income (loss)
Retained earnings                                                                            (13,987)              (4,955)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                              2,019                 (142)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $13,322               $2,555
============================================================= ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Land         Mission Power
                                                              Holding Company      Company              Engineering
                                                              Consolidated         Consolidated         Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                    1,089,918
Preferred stock to be redeemed within one year
Accounts payable                                                        181,207                  $38
Accrued taxes                                                            35,396                  267
Trading and price risk management liabilities                            45,494
Other current liabilities                                               405,153                  426
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                             1,834,719                  731
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        6,033,775                                    $8,913
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               1,162,034                3,188
Accumulated deferred investment tax credits                              18,866
Customer advances and other deferred credits                            843,360
Power-purchase contracts
Accumulated provision for pension and benefits                           29,486                2,547
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          2,053,746                5,735
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                    3,024
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       423,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      150,000
Other preferred securities                                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              281,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          2,218,285                8,016                3,000
Accumulated other comprehensive income (loss)                          (216,946)
Retained earnings                                                    (1,265,171)                (161)             (11,848)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       736,168                7,855               (8,848)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          $11,366,501              $14,321                  $65
============================================================= ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        The Mission Group
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $77,551
Long-term debt due within one year                                     ($11,550)           1,089,918
Preferred stock to be redeemed within one year
Accounts payable                                                        (10,143)             174,595
Accrued taxes                                                                                 36,249
Trading and price risk management liabilities                                 1               45,495
Other current liabilities                                                   (11)             450,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (21,703)           1,874,103
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           (8,912)           6,458,659
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (8,428)           3,344,117
Accumulated deferred investment tax credits                                                   18,866
Customer advances and other deferred credits                                                 877,393
Power-purchase contracts
Accumulated provision for pension and benefits                                                43,294
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (8,428)           4,283,670
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                        72,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                            424,707
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                           150,000
Other preferred securities                                                                   131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                   281,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                         (2,637,892)           3,310,365
Accumulated other comprehensive income (loss)                                               (225,782)
Retained earnings                                                       841,964             (733,636)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    (1,795,928)           2,350,947
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          ($1,834,971)         $15,745,801
============================================================= ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                The Mission Group    Edison Capital       Edison Enterprises
                                                                                     Consolidated         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                    $6,933               $4,124
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          6,933                4,124
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $384               47,885                4,128
Depreciation, decommissioning and amortization                                                    (203)                 283
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      384               47,682                4,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (384)             (40,749)                (287)
Interest and dividend income                                                                    (1,413)                  (2)
Other nonoperating income                                                 (10,000)             (34,955)              (5,297)
Interest expense - net of amounts capitalized                                                  (35,808)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (10,384)            (112,925)              (5,586)
Income taxes (benefit)                                                     (4,006)            (146,210)              (2,190)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (6,378)              33,285               (3,396)

Loss from discontinued operations                                                                                       250
Income taxes (benefit) on discontinued operations                                                                    (1,398)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (6,378)              33,285               (4,544)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     543,113              675,319             (301,004)
Dividends declared on common stock                                     (1,219,224)                 (43)                  (2)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($682,489)            $708,561            ($305,550)
=============================================================== ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison               Edison OandM         Edison Technology
                                                                Environmental        Services             Solutions
                                                                Services                                  Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                   $10,809
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         10,809
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 24,451                  $22
Depreciation, decommissioning and amortization                                                   1,468
Property and other taxes                                                                                                  2
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        25,919                   24
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        (15,110)                 (24)
Interest and dividend income                                                                       795                    8
Other nonoperating income                                                                       (9,300)                  (2)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (23,615)                 (18)
Income taxes (benefit)                                                                          (9,057)                  (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (14,558)                 (11)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (14,558)                 (11)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              571               (4,944)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                (13,987)             ($4,955)
=============================================================== ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy       Mission Land         Mission Power
                                                                Holding Company      Company              Engineering
                                                                Consolidated         Consolidated         Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $3,032,655
Financial services and other                                                                   $10,487
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 3,032,655               10,487
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      943,639
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                         1,224,053                4,586                  $58
Depreciation, decommissioning and amortization                            247,486
Property and other taxes                                                   27,951                    6
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                2,443,129                4,592                   58
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   589,526                5,895                  (58)
Interest and dividend income                                               31,435                  240
Other nonoperating income                                                  (1,010)                 334
Interest expense - net of amounts capitalized                            (611,521)
Other nonoperating deductions                                             (27,159)
Dividends on preferred securities                                         (21,176)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (39,905)               6,469                  (58)
Income taxes (benefit)                                                    (28,993)               3,553                  (64)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (10,912)               2,916                    6

Loss from discontinued operations                                         (74,632)
Income taxes (benefit) on discontinued operations                          17,303
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (68,241)               2,916                    6
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                  (1,196,644)              (1,054)             (11,854)
Dividends declared on common stock                                           (286)              (2,023)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,265,171)               ($161)            ($11,848)
=============================================================== ==================== ==================== ====================

THE MISSION GROUP and Subsidiaries [Tier 2]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        The Mission Group
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                 $3,032,655
Financial services and other                                                                    32,353
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                      3,065,008
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           943,639
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                              1,314,493
Depreciation, decommissioning and amortization                                                 249,034
Property and other taxes                                                                        27,959
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                     2,535,125
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        529,883
Interest and dividend income                                                ($136)              30,927
Other nonoperating income                                                                      (51,304)
Interest expense - net of amounts capitalized                                 136             (647,193)
Other nonoperating deductions                                                                  (27,159)
Dividends on preferred securities                                                              (21,176)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                         (186,022)
Income taxes (benefit)                                                                        (186,974)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           952

Loss from discontinued operations                                                              (74,382)
Income taxes (benefit) on discontinued operations                                               15,905
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (57,525)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (379,285)            (675,782)
Dividends declared on common stock                                      1,221,249                 (329)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $841,964            ($733,636)
=============================================================== ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Enterprises   Edison Source        Consolidating
                                                                                   Consolidated         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $1,401
Receivables - net                                                                                408
Fuel inventory
Materials and supplies, at average cost                                                          587
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           7,071
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           9,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        229
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                        21,997                                   (21,997)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        21,997                  229              (21,997)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         438
Regulatory assets - net
Other deferred charges                                                                           947
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         1,385
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                       $46,495               18,724
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $68,492              $29,805             ($21,997)
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Enterprises
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $1,401
Receivables - net                                                           408
Fuel inventory
Materials and supplies, at average cost                                     587
Accumulated deferred income taxes - net
Trading and risk management assets
Prepayments and other current assets                                      7,071
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      9,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   229
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           229
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                    438
Regulatory assets - net
Other deferred charges                                                      947
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,385
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                        65,219
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $76,300
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Enterprises   Edison Source        Consolidating
                                                                                   Consolidated         Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $84                  $82
Accrued taxes                                                                                    573
Trading and price risk management liabilities
Other current liabilities                                                                        145
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    84                  800
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        5,252
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   5,252
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                   67,732                1,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            306,226              106,998            ($106,998)
Accumulated other comprehensive income (loss)                                                     23
Retained earnings                                                      (305,550)             (85,002)              85,002
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           676               22,019              (21,997)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $68,492              $29,805             ($21,997)
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Enterprises
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $165
Accrued taxes                                                               573
Trading and price risk management liabilities
Other current liabilities                                                   145
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   883
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   5,252
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              5,252
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                   69,466
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            306,226
Accumulated other comprehensive income (loss)                                23
Retained earnings                                                      (305,550)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           699
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $76,300
============================================================= ==================== ==================== ====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Enterprises  Edison Source         Consolidating
                                                                                    Consolidated          Adjustments
--------------------------------------------------------------- ------------------- --------------------- ---------------------
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Electric utility
Nonutility power generation
Financial services and other                                                                   $4,124
--------------------------------------------------------------- ------------------- --------------------- ---------------------
Total operating revenue                                                                         4,124
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             ($368)              4,496
Depreciation, decommissioning and amortization                                                    283
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- ------------------- --------------------- ---------------------
Total operating expenses                                                     (368)              4,779
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Operating income (loss)                                                       368                (655)
Interest and dividend income                                                                       (2)
Other nonoperating income                                                  (5,322)                 25
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Income (loss) from continuing operations before taxes                      (4,954)               (632)
Income taxes (benefit)                                                     (1,953)               (237)
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Income (loss) from continuing operations                                   (3,001)               (395)
Loss from discontinued operations                                          (1,454)              1,704
Income taxes (benefit) on discontinued operations                          (1,486)                 88
--------------------------------------------------------------- ------------------- --------------------- ---------------------
Net income (loss)                                                          (5,941)              1,397
--------------------------------------------------------------- ------------------- --------------------- ---------------------
Retained earnings - beginning of year                                    (300,915)                (89)
Dividends declared on common stock                                             (1)                 (1)
Dividends declared on preferred stock
--------------------------------------------------------------- ------------------- --------------------- ---------------------

Retained earnings - end of year                                         ($306,857)             $1,307
=============================================================== =================== ===================== =====================

EDISON ENTERPRISES and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Enterprises
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $4,124
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     4,124
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             4,128
Depreciation, decommissioning and amortization                                283
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    4,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (287)
Interest and dividend income                                                   (2)
Other nonoperating income                                                  (5,297)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (5,586)
Income taxes (benefit)                                                     (2,190)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (3,396)
Loss from discontinued operations                                             250
Income taxes (benefit) on discontinued operations                          (1,398)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (4,544)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (301,004)
Dividends declared on common stock                                             (2)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($305,550)
=============================================================== ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Source        Edison Source        G.H.V.
                                                                                   Norvik Company       Refrigeration, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $1,314                  $87
Receivables - net                                                           408
Fuel inventory
Materials and supplies, at average cost                                      54                  533
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      6,810                  261
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      8,586                  881
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   185                   44
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           185                   44
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         438
Regulatory assets - net
Other deferred charges                                                      947
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      947                  438
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                        18,724
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $28,442               $1,363
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison Source
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $1,401
Receivables - net                                                                                408
Fuel inventory
Materials and supplies, at average cost                                                          587
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           7,071
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           9,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        229
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                229
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                         438
Regulatory assets - net
Other deferred charges                                                                           947
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         1,385
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                                             18,724
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $29,805
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Source        Edison Source        G.H.V.
                                                                                   Norvik Company       Refrigeration, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $66                  $16
Accrued taxes                                                               573
Trading and price risk management liabilities
Other current liabilities                                                    82                1,666                 ($10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   721                1,682                  (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                    1,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   5,252
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              5,252
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            106,998                                        10
Accumulated other comprehensive income (loss)                                                     23
Retained earnings                                                       (84,660)                (342)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        22,338                 (319)                 $10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $30,045               $1,363
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison Source
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $82
Accrued taxes                                                                                    573
Trading and price risk management liabilities
Other current liabilities                                               ($1,593)                 145
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,593)                 800
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        5,252
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   5,252
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                                         1,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                (10)             106,998
Accumulated other comprehensive income (loss)                                                     23
Retained earnings                                                                            (85,002)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (10)              22,019
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($1,603)             $29,805
============================================================= ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Source        Edison Source        G.H.V.
                                                                                     Norvik Company       Refrigeration, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $1,700               $2,424
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,700                2,424
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,934                2,562
Depreciation, decommissioning and amortization                                260                   23
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    2,194                2,585
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (494)                (161)
Interest and dividend income                                                                        (2)
Other nonoperating income                                                      25
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (469)                (163)
Income taxes (benefit)                                                       (177)                 (60)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (292)                (103)
Loss from discontinued operations                                           1,704
Income taxes (benefit) on discontinued operations                              88
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            1500                 (103)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (86)                  (3)
Dividends declared on common stock                                             (1)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,413                ($106)
=============================================================== ==================== ==================== ====================

EDISON SOURCE and Subsidiaries [Tier 4]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        Edison Source
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                    $4,124
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          4,124
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  4,496
Depreciation, decommissioning and amortization                                                     283
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         4,779
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                           (655)
Interest and dividend income                                                                        (2)
Other nonoperating income                                                                           25
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                             (632)
Income taxes (benefit)                                                                            (237)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                          (395)
Loss from discontinued operations                                                                1,704
Income taxes (benefit) on discontinued operations                                                   88
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                1,397
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (89)
Dividends declared on common stock                                                                  (1)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                 $1,307
=============================================================== ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions                                 Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $570                 $389
Receivables - net                                                           277                  223
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        (47)                  74
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        800                  686
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                         1,069
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         1,069
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $800               $1,755
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $959
Receivables - net                                                           500
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,486
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                    1,069
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,069
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,555
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Technology    Edison EV            Consolidating
                                                              Solutions                                 Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $715                 $689
Accrued taxes                                                                (2)
Trading and price risk management liabilities
Other current liabilities                                                     2                  111
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   715                  809
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,117                   56
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,117                   56
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,467                1,346
Accumulated other comprehensive income (loss)
Retained earnings                                                        (4,499)                (456)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (1,032)                 890
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $800               $1,755
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Technology
                                                              Solutions
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,413
Accrued taxes                                                                (2)
Trading and price risk management liabilities
Other current liabilities                                                   113
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,524
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,173
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,173
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              4,813
Accumulated other comprehensive income (loss)                            (4,955)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (142)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,555
============================================================= ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Technology    Edison EV            Consolidating
                                                                Solutions                                 Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $23                  ($1)
Depreciation, decommissioning and amortization
Property and other taxes                                                                             2
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       23                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (23)                  (1)
Interest and dividend income                                                    4                    4
Other nonoperating income                                                                           (2)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (19)                   1
Income taxes (benefit)                                                         (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (12)                   1
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (12)                   1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (4,499)                (456)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($4,499)               ($456)
=============================================================== ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Technology
                                                                Solutions
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $22
Depreciation, decommissioning and amortization
Property and other taxes                                                        2
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       24
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (24)
Interest and dividend income                                                    8
Other nonoperating income                                                      (2)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (18)
Income taxes (benefit)                                                         (7)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (11)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (11)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (4,944)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($4,955
=============================================================== ==================== ==================== ====================

EDISON TECHNOLOGY SOLUTIONS and Subsidiaries
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          Facilichem, Inc.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              Research, development and
                                         commercialization of
                                         liquid membrane
                                         technologies

Ownership Interest(s):                   10% by Edison Technology
                                         Solutions

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Mission Energy       Consolidating
                                                              Energy Consolidated  Holding Company      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $647,164              $87,210
Receivables - net                                                       309,248                   44                  ($5)
Fuel inventory                                                          111,555
Materials and supplies, at average cost                                  64,882
Accumulated deferred income taxes - net
Trading and price risk management assets                                 33,742
Prepayments and other current assets                                    195,663                2,033
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                  1,362,254               89,287                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             6,761,731
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,645,253
Investments in leveraged leases
Other investments                                                                          1,879,762           (1,879,762)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     8,406,984            1,879,762           (1,879,762)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                659,837
Regulatory assets - net
Other deferred charges                                                  652,974              184,899                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                1,312,811              184,899                   (2)
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                        10,273
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        $11,092,322           $2,153,948          ($1,879,769)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy
                                                              Holding Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $734,374
Receivables - net                                                       309,287
Fuel inventory                                                          111,555
Materials and supplies, at average cost                                  64,882
Accumulated deferred income taxes - net
Trading and price risk management assets                                 33,742
Prepayments and other current assets                                    197,696
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                  1,451,536
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             6,761,731
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,645,253
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     8,406,984
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                659,837
Regulatory assets - net
Other deferred charges                                                  837,871
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                1,497,708
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                        10,273
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        $11,366,501
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Mission Energy       Consolidating
                                                              Energy Consolidated  Holding Company      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                    1,089,918
Preferred stock to be redeemed within one year
Accounts payable                                                        181,155                  $56                  ($4)
Accrued taxes                                                            34,684                  712
Trading and price risk management liabilities                            44,538                  957                   (1)
Other current liabilities                                               344,712               60,441
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                             1,772,558               62,166                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        4,872,012            1,161,764                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               1,161,657                  377
Accumulated deferred investment tax credits                              18,866
Customer advances and other deferred credits                            836,625                6,735
Power-purchase contracts
Accumulated provision for pension and benefits                           29,486
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          2,046,634                7,112
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                    3,024
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       423,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      150,000
Other preferred securities                                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              281,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          2,697,016            2,554,681           (3,033,412)
Accumulated other comprehensive income (loss)                          (212,221)              (4,725)
Retained earnings                                                      (791,770)          (1,627,050)           1,153,649
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     1,693,025              922,906           (1,879,763)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          $11,092,322           $2,153,948          ($1,879,769)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy
                                                              Holding Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                    1,089,918
Preferred stock to be redeemed within one year
Accounts payable                                                        181,207
Accrued taxes                                                            35,396
Trading and price risk management liabilities                            45,494
Other current liabilities                                               405,153
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                             1,834,719
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        6,033,775
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               1,162,034
Accumulated deferred investment tax credits                              18,866
Customer advances and other deferred credits                            843,360
Power-purchase contracts
Accumulated provision for pension and benefits                           29,486
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          2,053,746
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                    3,024
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       423,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      150,000
Other preferred securities                                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              281,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          2,218,285
Accumulated other comprehensive income (loss)                          (216,946)
Retained earnings                                                    (1,265,171)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       736,168
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          $11,366,501
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Mission Energy       Consolidating
                                                                Energy Consolidated  Holding Company      Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $3,032,655
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 3,032,655
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      943,639
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                         1,223,588                 $465
Depreciation, decommissioning and amortization                            247,486
Property and other taxes                                                   27,951
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                2,442,664                  465
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   589,991                 (465)
Interest and dividend income                                               23,766                7,669
Other nonoperating income                                                  (1,010)
Interest expense - net of amounts capitalized                            (452,022)            (159,499)
Other nonoperating deductions                                             (27,159)
Dividends on preferred securities                                         (21,176)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     112,390             (152,295)
Income taxes (benefit)                                                     29,577              (58,570)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   82,813              (93,725)
Loss from discontinued operations                                         (74,632)
Income taxes (benefit) on discontinued operations                         (17,303)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          25,484              (93,725)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (816,968)            (412,176)             $32,500
Dividends declared on common stock                                           (286)          (1,121,149)           1,121,149
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($791,770)         ($1,627,050)          $1,153,649
=============================================================== ==================== ==================== ====================

MISSION ENERGY HOLDING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy
                                                                Holding Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $3,032,655
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 3,032,655
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      943,639
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                         1,224,053
Depreciation, decommissioning and amortization                            247,486
Property and other taxes                                                   27,951
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                2,443,129
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   589,526
Interest and dividend income                                               31,435
Other nonoperating income                                                  (1,010)
Interest expense - net of amounts capitalized                            (611,521)
Other nonoperating deductions                                             (27,159)
Dividends on preferred securities                                         (21,176)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (39,905)
Income taxes (benefit)                                                    (28,993)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (10,912)
Loss from discontinued operations                                         (74,632)
Income taxes (benefit) on discontinued operations                         (17,303)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (68,241)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                  (1,196,644)
Dividends declared on common stock                                           (286)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,265,171)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Burlington           Edison Capital       Edison Capital
                                                              Apartments, Inc.     Europe Limited       Ventures Dissolved
                                                                                                        in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $34
Receivables - net                                                                                384
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                   ($220)                  47
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (220)                 465
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($220)                $465
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Funding       Edison Mortgage      Mission Bartlett
                                                              Company              Company Dissolved    Hill Company
                                                              Consolidated         in `02               Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $488,039
Receivables - net                                                        57,733
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                 231,857
Trading and price risk management assets
Prepayments and other current assets                                         50
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    777,679
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 7,215
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       262,879
Investments in leveraged leases                                       2,312,751
Other investments                                                       100,772
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     2,683,617
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                    8,106
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    8,106
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $3,469,402
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission              Renewable Energy     Edison Capital
                                                              International        Capital Company
                                                              Capital, Inc.        Dissolved in `02
                                                              Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $56
Receivables - net                                                                                                   3,157
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                                             5,412
Trading and price risk management assets
Prepayments and other current assets                                                                                  250
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                8,875
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                             352
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 127,166
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 127,518

------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                                257
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                     $136,650
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison Capital
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        $488,129
Receivables - net                                                         ($401)              60,874
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     (55)             237,042
Trading and price risk management assets
Prepayments and other current assets                                                             299
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (456)             786,344
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      7,567
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (127,166)             262,879
Investments in leveraged leases                                                            2,312,751
Other investments                                                                            100,772
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                      (127,166)           2,683,969
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                         8,363
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         8,363
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($127,622)          $3,478,676
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Integrated    Mission First
                                                              Housing              Energy Services      Asset Investment
                                                              Investments          Dissolved in `02     Dissolved in `02
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $1,066
Receivables - net                                                        22,578
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                 186,922
Trading and price risk management assets
Prepayments and other current assets                                         50
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    210,616
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 7,215
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       226,367
Investments in leveraged leases
Other investments                                                       100,403
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       333,985
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                    2,820
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    2,820
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $547,421
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Beta                 Epsilon              Gamma
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $29             $126,845
Receivables - net                                                         7,380               33,799
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                  (3,223)               2,192               $3,220
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,186              162,836                3,220
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            502,783
Investments in leveraged leases                                         568,246              981,741              280,157
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       568,246            1,484,524              280,157
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                            17
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            17
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $572,432           $1,647,377             $283,377
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Funding      Mission Funding      Mission Iowa Wind
                                                              Kappa                Zeta                 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $6
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                 $18,594                2,904              $13,003
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     18,594                2,910               13,003
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             29,862               81,928
Investments in leveraged leases                                         482,607
Other investments                                                                                369
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       482,607               30,231               81,928
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $501,201              $33,141              $94,931
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Funding       Consolidating        Edison Funding
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $360,093                                  $488,039
Receivables - net                                                           580              ($6,604)              57,733
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                   8,245                                   231,857
Trading and price risk management assets
Prepayments and other current assets                                                                                   50
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    368,918               (6,604)             777,679
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           7,215
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,359,815           (1,937,876)             262,879
Investments in leveraged leases                                                                                 2,312,751
Other investments                                                                                                 100,772
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,359,815           (1,937,876)           2,683,617
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                    5,269                                     8,106
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    5,269                                     8,106
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,734,002          ($1,944,480)          $3,469,402
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              East Coast           EC Asset Services,   EC Properties, Inc.
                                                              Capital, Inc.        Inc.
                                                              Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $114                 $575
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                          (66)                 513
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              48                1,088
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $48               $1,088
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EC Properties III,   EC-SLP, Inc.         ECHI-A Company
                                                              Inc.                                      Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $3                  $62
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     102                   (6)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        105                   56
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $105                  $56
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              ECHI-B Company       ECHI Wyvernwood,     ECHP Investment
                                                              Dissolved in `02     Inc. Dissolved in    Company
                                                                                   `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 V Dissolved in    97 VI Dissolved in   97 VII Dissolved
                                                              `02                  `02                  in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 VIII Dissolved    99A Company          99B Company
                                                              in `02               Dissolved in `02     Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Delaware     Housing Florida      Housing Management
                                                              Inc.                 Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $5
Receivables - net                                                            39
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      90                                   ($1,421)
Trading and price risk management assets
Prepayments and other current assets                                         26
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        160                                    (1,421)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 4,429
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         4,429
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                      387
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $4,976                                   ($1,421)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing New Jersey   Housing New York     Housing
                                                                                   Dissolved in `02     Pennsylvania
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                   ($391)                                  ($2,682)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (391)                                   (2,682)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         3,709                                     4,036
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         3,709                                     4,036
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,318                                    $1,354
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Housing       Edison Housing       Edison Housing
                                                              North Carolina       Oregon, Inc.         South Carolina
                                                                                   Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                    $110                                      $288
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        110                                       288
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                         2,068                                       714
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,068                                       714
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,178                                    $1,002
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EHI Development      EHI Development      MHICAL 94 Company
                                                              Company              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $84                                       $18
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      (2)               ($111)              (1,375)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        (82)                (111)              (1,357)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  (1,572)
Investments in leveraged leases
Other investments                                                                              1,062                  325
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              1,062               (1,247)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               ($82)                $951              ($2,604)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MHICAL 95 Company    Edison Housing       MHICAL 96 Company
                                                                                   Consolidation Co.
                                                                                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                             $2,958
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                 ($1,436)                                     $771
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (1,436)               2,958                  771
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (2,315)              14,587                1,012
Investments in leveraged leases
Other investments                                                           539                                     1,321
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (1,776)              14,587                2,333
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($3,212)             $17,545               $3,104
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MHICAL 97 Company    MHIFED 94 Company    MHIFED 95 Company
                                                                                   Dissolved in `02     Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                  $2,941
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      2,941
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                         1,402
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         1,402
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $4,343
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MHIFED 96 Company    MHIFED 96A Company   MHIFED 97 Company
                                                              Dissolved in `02     Dissolved in `02     Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Alpha                Beta                 Delta
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $25
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                    (826)               ($211)                $981
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (801)                (211)                 981
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                148                  367
Investments in leveraged leases
Other investments                                                                                                  (1,637)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                148               (1,270)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                              ($801)                ($63)               ($289)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Denver               Epsilon              Gamma
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                   ($136)                 $20                ($159)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (136)                  20                 (159)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           484                    9                  335
Investments in leveraged leases
Other investments                                                                                106
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           484                  115                  335
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $348                 $135                 $176
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Funding
                                                              Holdings             Theta                Theta [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                   ($934)                $593                  ($1)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (934)                 593                   (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         2,952                   26                   (8)
Investments in leveraged leases
Other investments                                                                                126                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,952                  152                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,018                 $745                  ($8)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Housing      Mission SA Company   Edison Funding
                                                              Zeta                 Dissolved in `02     Omicron Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                   ($552)                                 $128,703
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (552)                                  128,703
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         4,045
Investments in leveraged leases
Other investments                                                                                                  70,973
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         4,045                                    70,973
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,493                                  $199,676
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Funding       Edison Capital       Consolidating
                                                              Olive Court [6]      Housing Investments  Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $161                  $19
Receivables - net                                                             2               22,537
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     148               59,013
Trading and price risk management assets
Prepayments and other current assets                                         24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        335               81,569
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 2,786
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            198,552
Investments in leveraged leases
Other investments                                                                             23,403
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,786              221,955
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                      166                2,267
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      166                2,267
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,287             $305,791
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital
                                                              Housing
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $1,066
Receivables - net                                                        22,578
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                 186,922
Trading and price risk management assets
Prepayments and other current assets                                         50
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    210,616
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 7,215
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       226,367
Investments in leveraged leases
Other investments                                                       100,403
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       333,985
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                    2,820
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    2,820
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $547,421
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                              55                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $126,157
Receivables - net                                                           403
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                   2,357
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    128,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (4,459)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (4,459)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $124,458
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        International        Latin American
                                                              (Bermuda) Ltd.       Transmission         Investments
                                                                                   (Bermuda) Ltd. [6]   Holding Company
                                                                                   Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $65                                      $589
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                    (543)                                   (3,984)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                       (478)                                   (3,395)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        34,111                                   121,435
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        34,111                                   121,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                        7
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        7
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $33,640                                  $118,040
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Mission Funding
                                                              (Netherlands)        (Netherlands)        Alpha
                                                              Holdings Company     Investments B.V.
                                                              B.V. 110             [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2
Receivables - net                                                            12               $6,278              $13,780
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                     (16)                (143)               3,293
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         (2)               6,135               17,073
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         4,781
Investments in leveraged leases                                                                                   687,832
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         4,781                                   687,832
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $4,779               $6,135             $704,905
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Funding Mu   Mission Funding      Mission Funding Nu
                                                              [6]                  Delta                [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                    $376                  $87                ($733)
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        376                   87                 (733)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases                                          24,955                                    58,463
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        24,955                                    58,463
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $25,331                  $87              $57,730
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission              Mission (Bermuda)    Mission Funding
                                                              Investments, Inc.    Investments, Ltd.    Epsilon
                                                                                   28
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $10                  $22
Receivables - net                                                                                                 $13,326
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                      75                   (4)               1,427
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         85                   18               14,753
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 346,915
Investments in leveraged leases                                                                                   210,491
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 557,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                                 10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                 10
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $85                  $18             $572,169
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Mission Funding
                                                              Adjustments          Epsilon
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        $126,845
Receivables - net                                                                             33,799
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net                                                        2,192
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         162,836
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            502,783
Investments in leveraged leases                                                              981,741
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                          1,484,524
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                            17
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            17
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                              $1,647,377
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Burlington           Edison Capital       Edison Capital
                                                              Apartments, Inc.     Europe Limited       Ventures Dissolved
                                                                                                        in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($36)                 $16
Accrued taxes                                                                                     56
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (36)                  72
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      10                   27
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 10                   27
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                    (22)
Retained earnings                                                          (194)                 388
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (194)                 366
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($220)                $465
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Funding       Edison Mortgage      Mission Bartlett
                                                              Company              Company Dissolved    Hill Company
                                                              Consolidated         in `02               Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($120,036)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                17,609
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (102,427)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          424,883
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                               2,175,821
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                            9,943
Other long-term liabilities                                              25,473
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          2,211,237
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           863
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            127,166
Accumulated other comprehensive income (loss)                            (8,835)
Retained earnings                                                       816,515
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       934,846
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $3,469,402
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission              Renewable Energy     Edison Capital
                                                              International        Capital Company
                                                              Capital, Inc.        Dissolved in `02
                                                              Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                   $11,550
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $16                ($115)            $121,564
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                           9,171
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    16                 (115)             142,285
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                             5,042
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                        15,926
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       20,968
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       3               81,545
Accumulated other comprehensive income (loss)
Retained earnings                                                           (16)                 113             (108,148)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          ($16)                 116              (26,603)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $1             $136,650
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison Capital
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $11,550
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($400)               1,108
Accrued taxes                                                               (56)
Trading and price risk management liabilities
Other current liabilities                                                                     26,780
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (456)              39,438
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               424,883
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                    2,180,900
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                 9,943
Other long-term liabilities                                                                   41,399
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                               2,232,242
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                863
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                           (127,166)              81,545
Accumulated other comprehensive income (loss)                                                 (8,857)
Retained earnings                                                                            708,561
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (127,166)             781,249
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                            ($127,622)          $3,478,675
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Integrated    Mission First
                                                              Housing              Energy Services      Asset Investment
                                                              Investments          Dissolved in `02     Dissolved in `02
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       $137,954
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                21,086
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               159,040
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  41,750
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                              11,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             53,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             47,308
Accumulated other comprehensive income (loss)
Retained earnings                                                        46,261
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        93,569
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $305,791
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Funding      Mission Funding      Mission Funding
                                                              Beta                 Epsilon              Gamma
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($164,725)           ($721,485)            ($98,196)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (164,725)            (721,485)             (98,196)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 579,700              987,860              277,307
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            579,700              987,860              277,307
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            115,372            1,225,214               75,295
Accumulated other comprehensive income (loss)                                                 (8,835)
Retained earnings                                                        42,085              164,623               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       157,457            1,381,002              104,266
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $572,432           $1,647,377             $283,377
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Funding      Mission Funding      Mission Iowa Wind
                                                              Kappa                Zeta                 Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $83,050             ($52,301)            ($53,576)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                83,050              (52,301)             (53,576)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 194,449               32,406               38,144
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            194,449               32,406               38,144
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            115,508               40,365               92,500
Accumulated other comprehensive income (loss)
Retained earnings                                                       108,194               12,671               17,863
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       223,702               53,036              110,363
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $501,201              $33,141              $94,931
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Funding       Consolidating        Edison Funding
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       $950,665              ($6,604)           ($120,036)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                 5,484                                    17,609
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               956,149               (6,604)            (102,427)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          417,550                                   424,883
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  13,017                                 2,175,821
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                                      9,943
Other long-term liabilities                                              14,041                                    25,473
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             27,058                                 2,211,237
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                     863
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            127,166           (1,937,876)             127,166
Accumulated other comprehensive income (loss)                                                                      (8,835)
Retained earnings                                                       206,079                                   816,515
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       333,245           (1,937,876)             934,846
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,734,002          ($1,944,480)          $3,469,402
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              East Coast           EC Asset Services,   EC Properties, Inc.
                                                              Capital, Inc.        Inc.
                                                              Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                               ($737)               ($196)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                       (737)                (196)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           33                   44
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      33                   44
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      58                   31
Accumulated other comprehensive income (loss)
Retained earnings                                                                                694                1,209
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                752                1,240
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                       $48               $1,088
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EC Properties III,   EC-SLP, Inc.         ECHI-A Company
                                                              Inc.                                      Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($12)                 $43
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (12)                  43
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      11                    1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 11                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  2
Accumulated other comprehensive income (loss)
Retained earnings                                                           104                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           106                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $105                  $56
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              ECHIB Company        ECHI Wyvernwood,     ECHP Investment
                                                              Dissolved in `02     Inc. Dissolved in    Company
                                                                                   `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 V Dissolved in    97 VI Dissolved in   97 VII Dissolved
                                                              `02                  `02                  in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Affordable Housing   Affordable Housing   Affordable Housing
                                                              97 VIII Dissolved    99A Company          99B Company
                                                              in `02               Dissolved in `02     Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing Delaware     Housing Florida      Housing Management
                                                              Inc.                 Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $98                                   ($4,986)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                   187
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   285                                    (4,986)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            4,826
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                                   (1,836)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                                   (1,836)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                            (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                  2                                     3,772
Accumulated other comprehensive income (loss)
Retained earnings                                                          (133)                                    1,629
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (131)                                    5,401
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $4,976                                   ($1,421)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              Housing New Jersey   Housing New York     Housing
                                                                                   Dissolved in `02     Pennsylvania
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($5,576)                                  ($7,392)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (5,576)                                   (7,392)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (145)                                      189
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (145)                                      189
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              9,248                                     9,325
Accumulated other comprehensive income (loss)
Retained earnings                                                          (209)                                     (768)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         9,039                                     8,557
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,318                                    $1,354
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Housing       Edison Housing       Edison Housing
                                                              North Carolina       Oregon, Inc.         South Carolina
                                                                                   Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,070)                                  ($1,708)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,070)                                   (1,708)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     188                                       182
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                188                                       182
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              2,145                                     2,066
Accumulated other comprehensive income (loss)
Retained earnings                                                           915                                       462
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         3,060                                     2,528
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,178                                    $1,002
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EHI Development      EHI Development      MHICAL 94 Company
                                                              Company              Fund
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,004)             ($3,306)            ($42,799)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,004)              (3,306)             (42,799)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (1,749)                (443)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (1,749)                (443)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,002                5,000               30,581
Accumulated other comprehensive income (loss)
Retained earnings                                                            84                1,006               10,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,086                6,006               40,638
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $82                 $951              ($2,604)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MHICAL 95 Company    Edison Housing       MHICAL 96 Company
                                                                                   Consolidation Co.
                                                                                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($57,203)             ($4,948)            ($35,763)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (57,203)              (4,948)             (35,763)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (601)                                    1,243
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (601)                                    1,243
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             44,132               14,578               25,926
Accumulated other comprehensive income (loss)
Retained earnings                                                        10,460                7,915               11,698
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        54,592               22,493               37,624
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($3,212)             $17,545               $3,104
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MHICAL 97 Company    MHIFED 94 Company    MHIFED 95 Company
                                                                                   Dissolved in `02     Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($8,764)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (8,764)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,182
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,906
Accumulated other comprehensive income (loss)
Retained earnings                                                         8,019
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        11,925
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $4,343
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MHIFED 96 Company    MHIFED 96A Company   MHIFED 97 Company
                                                              Dissolved in `02     Dissolved in `02     Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Alpha                Beta                 Delta
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($4,828)             ($7,072)            ($15,936)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (4,828)              (7,072)             (15,936)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      29                  145                  224
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 29                  145                  224
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,264                4,459               10,110
Accumulated other comprehensive income (loss)
Retained earnings                                                           734                2,405                5,313
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         3,998                6,864               15,423
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                ($801)                ($63)               ($289)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Housing
                                                              Denver               Epsilon              Gamma
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($10,234)             ($1,227)             ($4,947)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (10,234)              (1,227)              (4,947)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (94)                 (51)                 (34)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (94)                 (51)                 (34)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              7,925                1,161                3,340
Accumulated other comprehensive income (loss)
Retained earnings                                                         2,751                  252                1,817
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        10,676                1,413                5,157
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $348                 $135                 $176
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Housing      Mission Housing      Mission Funding
                                                              Holdings             Theta                Theta [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($18,618)             ($1,761)                 ($8)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (18,618)              (1,761)                  (8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (462)                (143)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (462)                (143)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             17,570                1,207                   26
Accumulated other comprehensive income (loss)
Retained earnings                                                         3,528                1,442                  (26)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        21,098                2,649
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,018                 $745                  ($8)
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Housing      Mission SA Company   Edison Funding
                                                              Zeta                 Dissolved in `02     Omicron Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($9,607)                                  $54,842
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                             330
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (9,607)                                   55,172
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (123)                                   13,400
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (123)                                   13,400
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             12,754                                    12,724
Accumulated other comprehensive income (loss)
Retained earnings                                                           469                                   118,380
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        13,223                                   131,104
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,493                                  $199,676
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Funding       Edison Capital       Consolidating
                                                              Olive Court [6]      Housing Investments  Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($99)            $137,954
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                   465               21,086              ($9,943)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   366              159,040               (9,943)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            2,507
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       41,750
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                                      9,943
Other long-term liabilities                                                                   11,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  53,182               $9,943
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           865
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  47,308
Accumulated other comprehensive income (loss)
Retained earnings                                                          (451)              46,261
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (451)              93,569
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,287             $305,791
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital
                                                              Housing
                                                              Investments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($56,864)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                12,125
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (44,739)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                            7,333
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  52,938
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                            9,943
Other long-term liabilities                                              11,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             74,313
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           863
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            273,622
Accumulated other comprehensive income (loss)
Retained earnings                                                       236,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       509,651
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $547,421
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital LAI   Edison Capital
                                                              (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                              Investments, Ltd.                         Investments
                                                                                                        (Bermuda), Ltd. [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       $127,408
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               127,408
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,384
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,384
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              6,723
Accumulated other comprehensive income (loss)                            (6,854)
Retained earnings                                                        (5,203)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (5,334)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $124,458
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Edison Capital
                                                              International        International        Latin American
                                                              (Bermuda) Ltd.       Transmission         Investments
                                                                                   (Bermuda) Ltd. [6]   Holding Company
                                                                                   Dissolved in `02
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $2,404                                    $4,687
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 2,404                                     4,687
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      24                                    (7,232)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 24                                    (7,232)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             29,384                                   124,425
Accumulated other comprehensive income (loss)                                                                      (2,111)
Retained earnings                                                         1,828                                    (1,729)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        31,212                                   120,585
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $33,640                                  $118,040
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Capital       Edison Capital       Mission Funding
                                                              (Netherlands)        (Netherlands)        Alpha
                                                              Holdings Company     Investments B.V.
                                                              B.V.                 [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $305                  $21            ($195,918)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   305                   21             (195,918)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     (15)                (100)             688,682
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                (15)                (100)             688,682
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              4,781                4,781              157,652
Accumulated other comprehensive income (loss)                                                    130
Retained earnings                                                          (292)               1,303               54,489
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         4,489                6,214              212,141
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $4,779               $6,135             $704,905
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Funding Mu   Mission Funding      Mission Funding Nu
                                                              [6]                  Delta                [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($16,569)            ($19,913)            ($36,356)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (16,569)             (19,913)             (36,356)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  17,818                                    40,384
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             17,818                                    40,384
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             14,750               13,880               33,188
Accumulated other comprehensive income (loss)
Retained earnings                                                         9,332                6,120               20,514
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        24,082               20,000               53,702
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $25,331                  $87              $57,730
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission              Mission (Bermuda)    Mission Funding
                                                              Investments, Inc.    Investments, Ltd.    Epsilon
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           ($80)             ($1,598)           ($585,876)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (80)              (1,598)            (585,876)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (150)                (246)             246,311
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (150)                (246)             246,311
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 25                1,174              834,451
Accumulated other comprehensive income (loss)
Retained earnings                                                           290                  688               77,283
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           315                1,862              911,734
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $85                  $18             $572,169
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Mission Funding
                                                              Adjustments          Epsilon
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                           ($721,485)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                   (721,485)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      987,860
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 987,860
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                               1,225,214
Accumulated other comprehensive income (loss)                                                 (8,835)
Retained earnings                                                                            164,623
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                          1,381,002
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                $1,647,377
============================================================= ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Burlington           Edison Capital       Edison Capital
                                                                Apartments, Inc.     Europe Limited       Ventures Dissolved
                                                                                                          in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $19
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            19
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (19)
Interest and dividend income                                                                         1
Other nonoperating income                                                                           (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (19)
Income taxes (benefit)                                                                             (23)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             4
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       ($194)                 384
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($194)                $388
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Funding       Edison Mortgage      Mission Bartlett
                                                                Company              Company Dissolved    Hill Company
                                                                Consolidated         in `02               Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $5,678
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     5,678
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            27,204                   $3
Depreciation, decommissioning and amortization                              8,760
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   35,964                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (30,286)                  (3)
Interest and dividend income                                               (1,416)
Other nonoperating income                                                 (33,698)
Interest expense - net of amounts capitalized                              35,671
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                    (101,071)                  (3)
Income taxes (benefit)                                                   (137,047)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   35,976                   (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
Net income (loss)                                                          35,976                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     793,626                   $2
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $829,602
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Mission              Renewable Energy     Edison Capital
                                                                International        Capital Company
                                                                Capital, Inc.        Dissolved in `02
                                                                Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                            ($2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                  (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $2                                    20,659
Depreciation, decommissioning and amortization                                                                       (8,963)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2                                    11,696
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (2)                                  (11,698)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           137
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (2)                                  (11,835)
Income taxes (benefit)                                                         (1)                                   (9,140)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (1)                                   (2,695)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)                                   (2,695)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          $1                                  (105,453)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                   ($108,148)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Consolidating        Edison Capital
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                    $5,676
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          5,676
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $42               47,929
Depreciation, decommissioning and amortization                                                    (203)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       42               47,726
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (42)             (42,050)
Interest and dividend income                                                                    (1,415)
Other nonoperating income                                                       6              (33,693)
Interest expense - net of amounts capitalized                                                   35,808
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          10             (112,966)
Income taxes (benefit)                                                          4             (146,208)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        6               33,242
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               6               33,242
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($6)             675,319
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                               $708,561
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Capital       Edison Integrated    Mission First
                                                                Housing              Energy Services      Asset Investment
                                                                Investments          Dissolved in `02     Dissolved in `02
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $6,495
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     6,495
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              (194)                  $2                   $2
Depreciation, decommissioning and amortization                              6,343
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    6,149                    2                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       346                   (2)                  (2)
Interest and dividend income                                                  281
Other nonoperating income                                                 (20,489)
Interest expense - net of amounts capitalized                                   2
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (19,864)                  (2)                  (2)
Income taxes (benefit)                                                    (44,338)                  (1)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   24,474                   (1)                  (1)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          24,474                   (1)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     211,554                   $1                   $1
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $236,029
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Mission Funding      Mission Funding      Mission Funding
                                                                Beta                 Epsilon              Gamma
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                             ($23,522)            ($25,723)             ($7,519)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   (23,522)             (25,723)              (7,519)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 3               33,918                    3
Depreciation, decommissioning and amortization                                                   1,243
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3               35,161                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (23,525)             (60,884)              (7,522)
Interest and dividend income                                                                    (3,286)
Other nonoperating income                                                                       (2,272)
Interest expense - net of amounts capitalized                                  15
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (23,540)             (66,442)              (7,522)
Income taxes (benefit)                                                    (20,046)             (44,279)              (9,698)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (3,494)             (22,163)               2,176
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (3,494)             (22,163)               2,176
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      45,579              186,787               26,795
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $42,085             $164,623              $28,971
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Mission Funding      Mission Funding      Mission Iowa Wind
                                                                Kappa                Zeta                 Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              $55,946
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    55,946
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 3                   $8                   $3
Depreciation, decommissioning and amortization                                                     893                  280
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                  901                  283
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    55,943                 (901)                (283)
Interest and dividend income
Other nonoperating income                                                                        1,649               (2,684)
Interest expense - net of amounts capitalized                                                       59
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      55,943                  689               (2,967)
Income taxes (benefit)                                                     15,327                3,571               (8,777)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   40,616               (2,882)               5,810
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          40,616               (2,882)               5,810
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      67,578               15,553               12,053
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $108,194              $12,671              $17,863
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 4]
EDISON FUNDING COMPANY CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Funding       Consolidating        Edison Funding
                                                                Company              Adjustments          Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $1                                    $5,678
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         1                                     5,678
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             6,544                                    27,204
Depreciation, decommissioning and amortization                                  1                                     8,760
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    6,545                                    35,964
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (6,544)                                  (30,286)
Interest and dividend income                                                1,589                                    (1,416)
Other nonoperating income                                                  (9,902)                                  (33,698)
Interest expense - net of amounts capitalized                              35,595                                    35,671
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (50,451)                                 (101,071)
Income taxes (benefit)                                                    (28,805)                                 (137,047)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (21,646)                                   35,976
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (21,645)                                   35,976
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     227,724                                   793,625
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $206,079                                  $829,601
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                East Coast           EC Asset Services,   EC Properties, Inc.
                                                                Capital, Inc.        Inc.
                                                                Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                      $208                 $575
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            208                  575
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            208                  575
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              208                  575
Income taxes (benefit)                                                                              82                   96
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           126                  479
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  126                  479
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              568                  730
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   $694               $1,209
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                EC Properties III,   EC-SLP, Inc.         ECHI-A Company
                                                                Inc.                                      Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                       $37
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             37
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                         1
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               38
Income taxes (benefit)                                                       ($26)                  10
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       26                   28
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              26                   28
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          78                  (16)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $104                  $12
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                ECHI-B Company       ECHI Wyvernwood,     ECHP Investment
                                                                Dissolved in `02     Inc. Dissolved in    Company
                                                                                     `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                Affordable Housing   Affordable Housing   Affordable Housing
                                                                97 V Dissolved in    97 VI Dissolved in   97 VII Dissolved
                                                                `02                  `02                  in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                Affordable Housing   Affordable Housing   Affordable Housing
                                                                97 VIII Dissolved    99A Company          99B Company
                                                                in `02               Dissolved in `02     Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                Housing Delaware     Housing Florida      Housing Management
                                                                Inc.                 Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      $829
--------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                              829
Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               845                   $2                   $3
Depreciation, decommissioning and amortization                                185
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,030                    2                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (201)                  (2)                  (3)
Interest and dividend income
Other nonoperating income                                                       1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (200)                  (2)                  (3)
Income taxes (benefit)                                                        (81)                  (1)                 151
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (119)                  (1)                (154)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (119)                  (1)                (154)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (14)                  $1                1,783
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($133)                                   $1,629
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Housing
                                                                Housing New Jersey   Housing New York     Pennsylvania
                                                                                     Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $2                   $3
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                    2                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                  (2)                  (3)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                  (2)                  (3)
Income taxes (benefit)                                                                              (1)                 (98)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)                  (1)                  95
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)                  (1)                  95
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (206)                  $1                 (863)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($209)                                    ($768)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Housing       Edison Housing       Edison Housing
                                                                North Carolina       Oregon, Inc.         South Carolina
                                                                                     Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $2                   $3
Depreciation, decommissioning and amortization                                 37                                        39
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       40                    2                   42
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (40)                  (2)                 (42)
Interest and dividend income
Other nonoperating income                                                     (33)                                      (35)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (73)                  (2)                 (77)
Income taxes (benefit)                                                       (228)                  (1)                (237)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      155                   (1)                 160
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             155                   (1)                 160
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         760                   $1                  302
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $915                                      $462
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                EHI Development      EHI Development      MHICAL 94 Company
                                                                Company              Fund
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                        $2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                              2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                  888                   $3
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                  888                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                (886)                  (3)
Interest and dividend income                                                                       126                   18
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                (760)                  16
Income taxes (benefit)                                                                            (293)                   7
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)                (467)                   9
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)                (467)                   9
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          87                1,473               10,048
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $84               $1,006              $10,057
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                MHICAL 95 Company    Edison Housing       MHICAL 96 Company
                                                                                     Consolidation Co.
                                                                                     [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $3                   $3
Depreciation, decommissioning and amortization                                 39                                       (85)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       42                    3                  (82)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (42)                  (3)                  82
Interest and dividend income
Other nonoperating income                                                     (53)                                     (198)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (95)                  (3)                (116)
Income taxes (benefit)                                                       (191)                                      503
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       96                   (3)                 387
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              96                   (3)                 387
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      10,364                7,918               11,311
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $10,460               $7,915              $11,698
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                MHICAL 97 Company    MHIFED 94 Company    MHIFED 95 Company
                                                                                     Dissolved in `02     Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3
Depreciation, decommissioning and amortization                                 43
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       46
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (46)
Interest and dividend income
Other nonoperating income                                                    (175)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (221)
Income taxes (benefit)                                                       (593)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      372
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             372
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       7,647
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $8,019
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                MHIFED 96 Company    MHIFED 96A Company   MHIFED 97 Company
                                                                Dissolved in `02     Dissolved in `02     Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)                                                         $1                  ($1)                  $1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        1                   (1)                   1
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               1                   (1)                   1
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)               1,292                  ($1)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                 $1,291
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Mission Housing      Mission Housing      Mission Housing
                                                                Alpha                Beta                 Delta
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $1,265
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,265
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 3                   $3                   $3
Depreciation, decommissioning and amortization                                                                           34
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                    3                   37
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     1,262                   (3)                 (37)
Interest and dividend income
Other nonoperating income                                                    (213)                                      432
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       1,049                   (3)                 395
Income taxes (benefit)                                                        525                                       380
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      524                   (3)                  15
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             524                   (3)                  15
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         210                2,408                5,298
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $734               $2,405               $5,313
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Mission Housing      Mission Housing      Mission Housing
                                                                Denver               Epsilon              Gamma
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $3                   $3
Depreciation, decommissioning and amortization                                                       7
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                   10                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                 (10)                  (3)
Interest and dividend income
Other nonoperating income                                                                           (5)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                 (15)                  (3)
Income taxes (benefit)                                                         (1)                 (31)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)                  16                   (3)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)                  16                   (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       2,753                  236                1,820
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $2,751                 $252               $1,817
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Mission Housing      Mission Housing      Mission Funding
                                                                Holdings             Theta                Theta [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $2                   $3
Depreciation, decommissioning and amortization                                                      29
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                   31                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                 (31)                  (3)
Interest and dividend income
Other nonoperating income                                                                          (22)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                 (53)                  (3)
Income taxes (benefit)                                                                            (249)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)                 196                   (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)                 196                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       3,531                1,246                  (24)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $3,528               $1,442                 ($26)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Mission Housing      Mission SA Company   Edison Funding
                                                                Zeta                 Dissolved in `02     Omicron Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                   $2                 $267
Depreciation, decommissioning and amortization                                                                        3,707
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                    2                3,974
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                  (2)              (3,974)
Interest and dividend income                                                                                              3
Other nonoperating income                                                                                           (12,703)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)                  (2)             (16,674)
Income taxes (benefit)                                                                              (1)             (28,664)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)                  (1)              11,990
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)                  (1)              11,990
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         472                   $1              106,390
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $469                                  $118,380
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Funding       Edison Capital       Consolidating
                                                                Olive Court [6]      Housing Investments  Adjustments

--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                ($156)              $3,735
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      (156)               3,735
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $450               (2,714)
Depreciation, decommissioning and amortization                                116                2,192
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      566                 (522)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (722)               4,257
Interest and dividend income                                                                       133
Other nonoperating income                                                                       (7,485)
Interest expense - net of amounts capitalized                                                        2
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (722)              (3,097)
Income taxes (benefit)                                                       (292)             (14,095)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (430)              10,998
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (430)              10,998
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (21)              35,263
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($451)             $42,261
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
EDISON CAPITAL HOUSING INVESTMENTS CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Capital
                                                                Housing
                                                                Investments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $6,495
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     6,495
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              (194)
Depreciation, decommissioning and amortization                              6,343
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    6,149
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       346
Interest and dividend income                                                  281
Other nonoperating income                                                 (20,489)
Interest expense - net of amounts capitalized                                   2
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (19,864)
Income taxes (benefit)                                                    (44,338)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   24,474
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          24,474
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     211,554
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $236,029
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Capital       Edison Capital LAI   Edison Capital
                                                                (Bermuda)            (Bermuda) Ltd. [6]   Latin American
                                                                Investments, Ltd.                         Investments
                                                                                                          (Bermuda), Ltd. [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                ($139)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                      (139)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            (4,265)
Depreciation, decommissioning and amortization                                633
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   (3,632)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     3,493
Interest and dividend income                                                1,537
Other nonoperating income                                                   3,687
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       8,717
Income taxes (benefit)                                                      6,583
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,134
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,134
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (7,337)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($5,203)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Capital       Edison Capital       Edison Capital
                                                                International        International        Latin American
                                                                (Bermuda) Ltd.       Transmission         Investments
                                                                                     (Bermuda) Ltd.       Holding Company
                                                                                     Dissolved in `02
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                   $2                                   ($7,110)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                         2                                    (7,110)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 6                                    (7,726)
Depreciation, decommissioning and amortization                                  1                                       609
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        7                                    (7,117)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (5)                                        7
Interest and dividend income                                                   24                                    (4,847)
Other nonoperating income                                                                                            (5,910)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          19                                   (10,750)
Income taxes (benefit)                                                         49                                    (6,486)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (30)                                   (4,264)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (30)                                   (4,264)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,858                                     2,535
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,828                                   ($1,729)
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Edison Capital       Edison Capital       Mission Funding
                                                                (Netherlands)        (Netherlands)        Alpha
                                                                Holdings Company     Investments B.V.
                                                                B.V.                 [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                                                       ($18,689)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             (18,689)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $64                  $25                    4
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       64                   25                    4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (64)                 (25)             (18,693)
Interest and dividend income
Other nonoperating income                                                                        6,229
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (64)               6,204              (18,693)
Income taxes (benefit)                                                         63                2,332              (21,292)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (127)               3,871                2,599
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (127)               3,871                2,599
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (165)              (2,568)              51,890
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($292)              $1,303              $51,489
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Mission Funding Mu   Mission Funding      Mission Funding Nu
                                                                [6]                  Delta                [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                                 $263                                       $56
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       263                                        56
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 3                   $3                    3
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                    3                    3
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       260                   (3)                  53
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         260                   (3)                  53
Income taxes (benefit)                                                        475                  (39)              (1,731)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (215)                  36                1,784
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (215)                  36                1,784
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       9,547                6,084               18,730
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $9,332               $6,120              $20,514
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Mission              Mission (Bermuda)    Mission Funding
                                                                Investments, Inc.    Investments, Ltd.    Epsilon
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                               $2,526               $4,307                ($107)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     2,526                4,307                 (107)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 9                   14               52,611
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        9                   14               52,611
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,517                4,293              (52,718)
Interest and dividend income
Other nonoperating income                                                                                            (6,278)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,517                4,293              (58,996)
Income taxes (benefit)                                                      1,813                2,136              (28,182)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      704                2,157              (30,814)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             704                2,157              (30,814)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (414)              (1,469)             108,097
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $290                 $688              $77,283
=============================================================== ==================== ==================== ====================

EDISON CAPITAL and Subsidiaries [Tier 5]
MISSION FUNDING EPSILON CONSOLIDATED
Consolidating Statements of Income (Loss) and Retained Earnings
December 31, 2002
(In thousands)

                                                                Consolidating        Mission Funding
                                                                Adjustments          Epsilon
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              ($6,833)             $25,723
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    (6,833)              25,723
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            (6,833)              33,918
Depreciation, decommissioning and amortization                                                   1,243
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  ($6,833)              35,161
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        (60,884)
Interest and dividend income                                                                    (3,286)
Other nonoperating income                                                                       (2,272)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (66,442)
Income taxes (benefit)                                                                         (44,279)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (22,163)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (22,163)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                          186,787
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                               $164,623
=============================================================== ==================== ==================== ====================

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          1st Time Homebuyer          1010 SVN Assoc LP           1028 Howard St Assoc LP
                                         Opportunities LP (Chester
                                         County Homes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,540                      $993                        $192

  Revenues                               $152                        $43                         $12

  Net Income (Loss)                      $1                          ($19)                       ($14)

Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Mission Housing
                                         Housing Investments         Housing Partners IX LP      Investors Partnership

Name of Entity:                          1101 Howard St Assoc LP     1475 167th Ave Assoc LP     16th and Church St Assoc
                                                                     (Bermuda Gardens Apts)      LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $52                         $1,077                      $1,971

  Revenues                               $3                          $111                        $150

  Net Income (Loss)                      ($2)                        ($47)                       ($221)

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.90% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners XI LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          1732 Champa LP (Buerger     18303 Kittridge Assoc-39    1856 Wells Court Partners
                                         Brothers Lofts)             LP (Kittridge)              LP (Wells Court)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,432                      $1,683                      $2,495

  Revenues                               $666                        $282                        $396

  Net Income (Loss)                      ($111)                      ($9)                        ($117)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Investments         Housing Investments         Omicron Inc.

Name of Entity:                          210 Washington Ave Assoc    2400 Locust Assoc LP        2601 North Broad St Assoc
                                         (Renaissance Plaza)         (Locust on the Park)        LP (Station House)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,723                      $22,243                     $68

  Revenues                               $548                        $3,134                      $5

  Net Income (Loss)                      ($499)                      ($145)                      ($3)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Investments         Housing Investments         for Affordable Housing LP
                                                                                                 II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          2814 Fifth St Assoc LP      3790 Wisconsin Street       5363 Dent Ave Assoc LP
                                         (Land Park Woods)           Partners LP (Wisconsin
                                                                     III)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $777                        $0                          $1,073

  Revenues                               $55                         $0                          $189

  Net Income (Loss)                      ($29)                       $0                          ($39)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by MH II LP
                                         Housing Partners IX LP      Housing Investments

Name of Entity:                          708 Pico LP (Wavecrest      Aaron Michael Assoc LP      Abby Assoc LP (Windmere)
                                         Housing)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $368                        $0                          $4,659

  Revenues                               $12                         $0                          $335

  Net Income (Loss)                      ($6)                        $0                          ($78)

Ownership Interest(s):                   99.9% by Edison Capital     99.9% by Edison Capital     99.00% by MHICAL 95 LP
                                         Housing Partners XV LP      Housing Partners XVIII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Admiralty Heights Assoc     AE Assoc LP (Avenida        Affordable/Citrus Glenn
                                         II 1995 LP (Kent Manor)     Espana)                     Phase II, Ltd (Citrus
                                                                                                 Glenn Apts Phase II)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,680                      $7,247                      $2,732

  Revenues                               $98                         $572                        $364

  Net Income (Loss)                      ($79)                       ($248)                      ($86)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Partners VI LP      Omicron Inc.                Housing Partners VI LP

Name of Entity:                          Agape Housing LP            Alhambra Apts LP            Alma Place Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $722                        $2,485                      $1,031

  Revenues                               $46                         $290                        $80

  Net Income (Loss)                      ($19)                       ($30)                       ($32)

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XIII LP    Housing Partners IX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Altamont Hotel Assoc LP     AMCAL Santa Barbara Fund    Anglo Edison Ravenwood LLC
                                                                     XXXVI LP (Positano)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,805                      $1,540                      $0

  Revenues                               $339                        $119                        $0

  Net Income (Loss)                      ($68)                       ($35)                       $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners VI LP      Housing Partners V LP       Omicron Inc.

Name of Entity:                          Antelope Assoc LP           Apollo Development Assoc    Arbor Lane Assoc Phase II
                                                                     LP (Apollo Hotel)           LP (Timberwood)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $536                        $10

  Revenues                               $0                          $44                         $2

  Net Income (Loss)                      $0                          ($17)                       $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Corporations
                                         Housing Partners XVII LP    Housing Partners XIV LP     for Affordable Housing LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Argyle Redevelopment        Arroyo Vista Assoc LP       Artloft Assoc LP
                                         Partnership LP (The
                                         Argyle)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,591                      $135                        $45

  Revenues                               $3,654                      $16                         $3

  Net Income (Loss)                      ($621)                      ($4)                        ($32)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      35.60% by Corporations
                                         Housing Investments         for Affordable Housing LP   for Affordable Housing LP

                                                                                                 53.39% by Corporations
                                                                                                 for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Auburn Manor Apts LP        Auburn Manor LLC            Avalon Courtyard LP
                                                                                                 (Carson Senior Housing)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,644                      ($10)                       $81

  Revenues                               $396                        $0                          $7

  Net Income (Loss)                      ($59)                       ($3)                        ($3)

Ownership Interest(s):                   99.90% by Edison Capital    50.00% by Edison Capital    99.00% by MHIFED 95 LP
                                         Housing Partners XI LP      Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          B.A.I. Edison Ravenwood     Baker Park Assoc LP         Barnsdall Court LP (Villa
                                         LP (Ravenwood)                                          Mariposa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 ($12)                       $1                          $1,006

  Revenues                               $0                          $0                          $56

  Net Income (Loss)                      ($2)                        $0                          ($27)

Ownership Interest(s):                   90.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Delaware, Inc.      Housing Partners XVII LP    Housing Partners XI LP

Name of Entity:                          Bartlett Hill Assoc LP      Beacon Manor Assoc LP       Benton Green LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,809                      $705                        $603

  Revenues                               $459                        $50                         $18

  Net Income (Loss)                      ($523)                      ($15)                       ($18)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Investments         Housing Partners X LP       Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Berry Ave Assoc LP          Bodega Hills Investors LP   Borregas Court LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $74                         $531                        $2,016

  Revenues                               $4                          $33                         $286

  Net Income (Loss)                      ($3)                        ($12)                       ($53)

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners V LP       Housing Partners XI LP

Name of Entity:                          Boulder Creek Apartments    Bouquet Canyon Seniors LP   Bracher Assoc LP
                                         LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,621                      $2                          $1

  Revenues                               $364                        $0                          $0

  Net Income (Loss)                      ($214)                      $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners X LP       Housing Partners XVI LP     Housing Partners XVIII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Bradley Manor Senior Apts   Brantwood II Assoc LP       Brookline Housing Assoc
                                         LP                                                      LLC (Bridgewater)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,437                      $2,570                      $91

  Revenues                               $181                        $80                         $12

  Net Income (Loss)                      ($45)                       ($67)                       ($2)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.00% by Corporations
                                         Housing Partners VI LP      Omicron Inc.                for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Brooks School Assoc LP      Bryn Mawr - Belle Shore     Bryson Family Apts LP
                                                                     LP (The)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,744                      $22,676                     $2,267

  Revenues                               $140                        $2,333                      $84

  Net Income (Loss)                      ($139)                      ($791)                      ($73)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.90% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Burlington Senior Housing   Bush Hotel LP               Caleb Affordable Housing
                                         LLC                                                     Assoc LP
                                                                                                 (Ledges/Pinebrook)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $587                        $10,609                     $75

  Revenues                               $60                         $614                        $12

  Net Income (Loss)                      ($14)                       ($1,565)                    ($3)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by Corporations
                                         Housing Partners X LP       Omicron Inc.                for Affordable Housing LP

Name of Entity:                          California Park Apts LP     Carlin LP (The)             Carlton Way Apts LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,044                      $143                        $36

  Revenues                               $464                        $15                         $2

  Net Income (Loss)                      ($85)                       ($6)                        ($1)

Ownership Interest(s):                   99.00% by MH I LP           99.00% by Corporations      99.00% by MHIFED 94 LP
                                                                     for Affordable Housing LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Carson Housing LP (Carson   Carson Terrace LP           Casa Rampart LP (Rampart
                                         Street)                                                 Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,801                      $623                        $860

  Revenues                               $100                        $31                         $52

  Net Income (Loss)                      ($93)                       $19                         ($25)

Ownership Interest(s):                   98.00% by Edison Capital    99.90% by Edison Capital    98.90% by Edison Capital
                                         Housing Partners XI LP      Housing Partners XIV LP     Housing Partners XI LP

Name of Entity:                          C-Court LP (Cawelti Court)  CCS/Bellingham LP           CCS/Mount Vernon Housing
                                                                     (Washington Grocery         LP (La Venture)
                                                                     Building)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $572                        $4,039                      $0

  Revenues                               $24                         $281                        $0

  Net Income (Loss)                      ($12)                       ($58)                       $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VII LP     Housing Investments         Housing Partners XIX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          CCS/Renton Housing LP       CDR Senior Housing Assoc    Catalonia Assoc LP
                                         (Renton)                    LP (Casa del Rio)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $616                        $62                         $1,874

  Revenues                               $38                         $4                          $106

  Net Income (Loss)                      ($13)                       ($2)                        ($48)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by MHIFED 94 LP      99.00% by Edison Capital
                                         Housing Partners X LP                                   Housing Partners VIII LP

Name of Entity:                          Cedarshores Limited         Centennial Place LP         Centertown Assoc LP
                                         Dividend Housing
                                         Association LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,263                      $7,745                      $6,399

  Revenues                               $128                        $563                        $441

  Net Income (Loss)                      ($11)                       ($423)                      ($256)

Ownership Interest(s):                   99.99% by Edison Capital    99.00% by MH V LP           99.00% by Edison Funding
                                         Housing Partners XII LP                                 Omicron Inc.

                                         0.01% by Mission Funding
                                         Theta LP
                                         Syndicated in `02

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Centro Partners LP (El      Cincinnati Ravenwood Apts   Chamber Apts LP (The
                                         Centro)                     LP (Ravenwood)              Chamber Bldg)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,887                      $4,987                      $1,326

  Revenues                               $285                        $979                        $93

  Net Income (Loss)                      ($271)                      ($172)                      ($52)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XIII LP

                                                                     1.00% by B.A.I. Edison
                                                                     Ravenwood LP (Ravenwood)

Name of Entity:                          Cochrane Village Apts LP    Colina Vista LP             Conejo Valley Community
                                                                                                 Housing Assoc (Community
                                                                                                 House Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $5,336                      $1,684

  Revenues                               $0                          $247                        $66

  Net Income (Loss)                      $0                          ($203)                      ($54)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 95 LP      99.00% by Edison Capital
                                         Housing Partners XIX LP                                 Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Coolidge Station Apts LLC   Corporations for            Corporations for
                                                                     Affordable Housing LP       Affordable Housing LP II
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $307                        $256                        $245

  Revenues                               $19                         $3                          $4

  Net Income (Loss)                      ($13)                       ($38)                       ($27)

Ownership Interest(s):                   99.00% by Edison Capital    1.00% by EC Properties,     1.00% by EC Properties,
                                         Housing Partners X LP       Inc.                        Inc.

Name of Entity:                          Corporations for            Corona Ely/Ranch Assoc LP   Cottonwood Affordable
                                         Affordable Housing LP III                               Housing LP (Verde Vista)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $12,684                     $86                         $867

  Revenues                               $64                         $6                          $76

  Net Income (Loss)                      ($1,393)                    ($2)                        ($40)

Ownership Interest(s):                   1.00% by EC Properties      99.00% by MHIFED 94 LP      99.00% by Edison Capital
                                         III, Inc.                                               Housing Partners VII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Coyote Springs Apts Assoc   Cypress Cove Assoc          Davis MHA Twin Pines
                                         LP                                                      Community Assoc LP
                                                                                                 (Northstar Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10,410                     $2,557                      $688

  Revenues                               $683                        $189                        $44

  Net Income (Loss)                      ($420)                      ($125)                      ($16)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.90% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XI LP

Name of Entity:                          Del Carlo Court Assoc LP    Delta Plaza Apts LP         DeRose Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,737                      $1,963                      $4,053

  Revenues                               $219                        $91                         $594

  Net Income (Loss)                      ($172)                      ($81)                       ($412)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by MH III LP
                                         Omicron Inc.                Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Diamond Creek Apts LP       Diamond Phase III Venture   Don Avante Assoc I LP
                                                                     LP                          (Don de Dios)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3                          $46                         $660

  Revenues                               $0                          $2                          $76

  Net Income (Loss)                      $0                          ($1)                        ($19)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.90% by Edison Capital
                                         Housing Partners XVI LP     for Affordable Housing LP   Housing Partners XV LP

Name of Entity:                          Don Avante Assoc II LP      Double X Assoc 1995 LP      EAH Larkspur Creekside
                                         (Village Avante)            (Terrace Manor)             Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,218                      $1,684                      $2,289

  Revenues                               $239                        $133                        $249

  Net Income (Loss)                      ($52)                       ($37)                       ($134)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners XIV LP     Housing Partners VI LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          East Cotati Ave Partners    Eastwood Homes LP           ECH/HFC GP Partnership
                                         LP                                                      No. 1
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,016                      $1,871                      $15,604

  Revenues                               $347                        $97                         $8

  Net Income (Loss)                      ($173)                      ($99)                       ($296)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    34.90% by Edison Capital
                                         Omicron Inc.                Housing Partners XI LP      Housing Investments

                                                                                                 50.40% by GP MHICAL 96
                                                                                                 Company

                                                                                                 14.70% by GP MHICAL 97
                                                                                                 Company

Name of Entity:                          ECH/HFC GP Partnership      ECH Investor Partners       ECH Investor Partners
                                         No. 2                       VI-A LP                     VI-B LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,417                      $4,178                      $2

  Revenues                               $1                          $11                         $0

  Net Income (Loss)                      ($22)                       ($186)                      ($0

Ownership Interest(s):                   56.70% by Edison Capital    15.39% by Edison Capital    99% by Edison Capital
                                         Housing Investments         Contributions VI Partners   Contributions VI Partners

                                         43.30% GP by MHICAL 95      1% GP by Edison Capital     1% GP by Edison Capital
                                         Company                     Housing Investments         Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          ECHP LLC                    EDA LP (Eagle's Nest)       Edison Capital Affordable
                                                                                                 Housing 99A G.P.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $20,790                     $88                         $3,768

  Revenues                               $0                          $24                         $14

  Net Income (Loss)                      ($1)                        ($2)                        ($368)

Ownership Interest(s):                   99.999% by ECHP             99.00% by Corporations      27.69% by Edison Capital
                                         Investment Company          for Affordable Housing LP   Housing Investments
                                                                     II
                                                                                                 36.47% GP by MHICAL 96
                                                                                                 Company
                                                                                                 33.05% by MHICAL 97
                                                                                                 Company
                                                                                                 2.78% by Mission Housing
                                                                                                 Epsilon
                                                                                                 0.01% by Mission Funding
                                                                                                 Theta

Name of Entity:                          Edison Capital Affordable   Edison Capital Housing      Edison Capital Housing
                                         Housing 99B G.P.            Partners V LP               Partners VI LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,775                      $298                        $7,846

  Revenues                               $5                          $1                          $23

  Net Income (Loss)                      ($127)                      ($16)                       ($381)

Ownership Interest(s):                   99.99% by Edison Capital    16.18% by Edison Capital    61.82% by ECH Investor
                                         Housing Investments         Housing Investments         Partners VI-A LP

                                         0.01% by Mission Funding                                37.18% by ECH Investor
                                         Theta                                                   Partners VI-B LP

                                                                                                 1% GP by Edison Capital
                                                                                                 Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners VII LP             Partners VIII LP            Partners IX LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,200                      $1,690                      $7,832

  Revenues                               $8                          $2                          $18

  Net Income (Loss)                      ($296)                      ($103)                      ($491)

Ownership Interest(s):                   19.40% GP by ECH/HFC GP     18.54% by ECH/HFC GP        13.5533% GP by Edison
                                         Partnership No. 1           Partnership No. 2           Capital Affordable
                                                                                                 Housing 99A G.P.

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners X LP               Partners XI LP              Partners XII LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $9,964                      $5,204                      $4,579

  Revenues                               $29                         $13                         $20

  Net Income (Loss)                      ($753)                      ($641)                      ($208)

Ownership Interest(s):                   19.3952% by Edison          18.62486% by Edison         13.73759% by Edison
                                         Capital Affordable          Capital Affordable          Capital Affordable
                                         Housing 99B GP              Housing 99B GP              Housing 99B GP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XIII LP            Partners XIV LP             Partners XV LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,291                      $1,861                      $7

  Revenues                               $4                          $15                         $0

  Net Income (Loss)                      ($153)                      ($96)                       ($1)

Ownership Interest(s):                   17.03513% by Edison         7.61% by Edison Capital     9.567% by Edison Capital
                                         Capital Affordable          Affordable Housing 99B GP   Affordable Housing 99B GP
                                         Housing 99B GP

Name of Entity:                          Edison Capital Housing      Edison Capital Housing      Edison Capital Housing
                                         Partners XVI LP             Partners XVII LP            Partners XVIII LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5                          $6                          $1

  Revenues                               $0                          $0                          $0

  Net Income (Loss)                      $0                          $0                          $0

Ownership Interest(s):                   0.01% by ECHP LLC           0.01% by ECHP LLC           0.01% by ECHP LLC

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Edison Capital Housing      Edison Capital              Edgewood Manor Assoc II LP
                                         Partners XIX LP             Contributions VI Partners
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $25,232                     $20,468                     $48

  Revenues                               $52                         $49                         $4

  Net Income (Loss)                      ($836)                      ($806)                      ($2)

Ownership Interest(s):                   0.01% by ECHP LLC           91.77% by Edison Capital    99.00% by Corporations
                                                                     Housing Investments         for Affordable Housing LP
                                                                                                 II

                                                                     4.03% GP by Edison
                                                                     Housing North Carolina

                                                                     4.20% GP by Edison
                                                                     Housing South Carolina

Name of Entity:                          Edmundson Assoc LP (The     El Barrio Academy Urban     Electra Arms Senior Assoc
                                         Willows)                    Renewal Assoc LP (Academy   LP
                                                                     Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,031                      $5,534                      $2,702

  Revenues                               $179                        $194                        $202

  Net Income (Loss)                      ($134)                      ($163)                      ($112)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Elizabeth West and East LP  Emanuel Grant Company LLC   Eugene Hotel LP
                                                                     (Capitol Heights)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,748                      $1,978                      $0

  Revenues                               $169                        $143                        $0

  Net Income (Loss)                      ($96)                       ($107)                      $0

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.90% by Edison Capital
                                         Omicron Inc.                Housing Partners XV LP      Housing Partners XVI LP

Name of Entity:                          Fairmont Hotel Urban        Fairview Village Assoc LP   Farm (The) Assoc LP
                                         Renewal Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $68                         $6                          $6,149

  Revenues                               $3                          $0                          $367

  Net Income (Loss)                      ($5)                        $0                          ($98)

Ownership Interest(s):                   99.00% by Corporations      99.00% by MHIFED 94 LP      99.00% by Edison Funding
                                         for Affordable Housing LP                               Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Fell St Housing Assoc LP    Fifth and Wilshire Apts LP  Flagstaff Affordable
                                                                                                 Housing II LP (Forest
                                                                                                 View Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $129                        $1,148                      $982

  Revenues                               $6                          $37                         $89

  Net Income (Loss)                      ($4)                        ($26)                       ($55)

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Edison Capital    99.00% by Edison Capital
                                                                     Housing Partners VII LP     Housing Partners VII LP

Name of Entity:                          Florence Apts LLC           Florin Woods Assoc LP       Forest Winds Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,526                      $1                          $259

  Revenues                               $127                        $0                          $16

  Net Income (Loss)                      ($111)                      $0                          ($9)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Mission Housing
                                         Housing Investments         Housing Partners XVIII LP   Investors Partnership

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Fremont Building LP         Garnet Housing Assoc LP     Gateway Housing LP
                                         (Crescent Arms)             (Garnet Lane Apts)          (Gateway Plaza)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $2,112                      $73

  Revenues                               $0                          $140                        $13

  Net Income (Loss)                      $0                          ($94)                       $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 97 LP      99.00% by Corporations
                                         Housing Partners XVII LP                                for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Gilroy Redwood Assoc LP     Ginzton Assoc LP            Glen Eden Assoc LP (A
                                         (Redwoods)                                              Street)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,833                      $8,766                      $294

  Revenues                               $196                        $966                        $15

  Net Income (Loss)                      ($119)                      ($82)                       ($12)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.00% by Mission Housing
                                         Omicron Inc.                Omicron Inc.                Investors Partnership

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Good Samaritan Assoc LP     Grace Housing LP (Grace     Gray's Meadows Investors
                                                                     Street)                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $47                         $2,482                      $241

  Revenues                               $2                          $127                        $18

  Net Income (Loss)                      ($1)                        ($97)                       ($14)

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.00% by Edison Capital    99.00% by Mission Housing
                                                                     Housing Partners XI LP      Investors Partnership

Name of Entity:                          Greenway Village Assoc LP   Grossman Apts Investors LP  Hamilton Place Apts LP
                                                                                                 (Larkin Place)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,394                      $1,009                      $3,605

  Revenues                               $261                        $111                        $389

  Net Income (Loss)                      ($163)                      ($38)                       ($59)

Ownership Interest(s):                   99.00% by MHICAL 96 LP      99.00% by Edison Funding    99.00% by Edison Capital
                                                                     Omicron Inc.                Housing Partners VI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Hamilton Place Senior       Harry Clark Jr.             Hearthstone Group 3 LP
                                         Living LP                   Residential Center LLC      (Evergreen Court)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,944                      $1,706                      $1,048

  Revenues                               $269                        $50                         $89

  Net Income (Loss)                      $1                          ($120)                      ($45)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners VI LP      Housing Investments         Housing Partners VI LP

Name of Entity:                          Heather Glen Assoc LP       Hercules Senior Housing     Heritage Partners LP
                                                                     Assoc LP                    (Heritage Villas)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,537                      $1                          $1,972

  Revenues                               $388                        $0                          $165

  Net Income (Loss)                      ($204)                      $0                          ($63)

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XVII LP    Housing Partners XII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Highland Village Partners   Hilltop Farms LP            HMB-Atlanta I LP (Spring
                                         LP                                                      Branch)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,198                      $0                          $4,933

  Revenues                               $41                         $0                          $924

  Net Income (Loss)                      $43                         $0                          ($109)

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners XV LP      Housing Partners XVI LP     Omicron Inc.

Name of Entity:                          Hollywood El Centro LP      Holy Family Assoc LP        Homestead Village Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $106                        $8,683                      $52

  Revenues                               $6                          $655                        $7

  Net Income (Loss)                      ($4)                        ($336)                      ($1)

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.00% by Edison Funding    99.00% by Corporations
                                                                     Omicron Inc.                for Affordable Housing LP
                                                                                                 II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Hope West Apts LP           Hotel Elkhart LLC (The      Huff Ave Assoc LP
                                                                     Cornerstone)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $26                         $110                        $1,896

  Revenues                               $1                          $18                         $163

  Net Income (Loss)                      ($1)                        ($1)                        ($27)

Ownership Interest(s):                   99.00% by MHIFED 94 LP      99.00% by Mission Housing   99.00% by Edison Capital
                                                                     Epsilon                     Housing Partners VII LP

Name of Entity:                          I.G. Partners LP (Island    Josephinum Assoc LP (The)   Junction City Apts LP
                                         Gardens)                                                (Green Park)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $867                        $7,346                      $37

  Revenues                               $87                         $1,266                      $8

  Net Income (Loss)                      ($22)                       ($859)                      $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners XV LP      Housing Investments         for Affordable Housing LP
                                                                                                 II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Karen Partners LP           KDF Malabar LP (Malabar     KDF Park Glenn LP (Park
                                                                     Apts)                       Glenn Apartments)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,069                      $4,621                      $1

  Revenues                               $102                        $683                        $0

  Net Income (Loss)                      ($17)                       ($10)                       $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Capital
                                         Housing Partners XV LP      Housing Partners VI LP      Housing Partners XVI LP

Name of Entity:                          KDF Park Glenn Seniors LP   KDF Santa Paula LP (Santa   Kennedy Court Partners LP
                                         (Park Glenn Senior Apts     Paula)
                                         II)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $0                          $3,122

  Revenues                               $0                          $0                          $214

  Net Income (Loss)                      $0                          $0                          ($149)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by MHICAL 96 LP
                                         Housing Partners XVI LP     Housing Partners XIX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Kennedy Lofts Assoc LP      King Road Assoc LP          Klamath Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $12,275                     $0                          $2,621

  Revenues                               $3,198                      $0                          $208

  Net Income (Loss)                      ($197)                      $0                          ($73)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by MHICAL 96 LP
                                         Housing Investments         Housing Partners XVI LP

Name of Entity:                          Knolls Community Assoc LP   La Brea/Franklin LP         Lackawana Housing Assoc
                                         (The Knolls)                                            (Goodwill)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,136                      $53                         $4,446

  Revenues                               $50                         $3                          $154

  Net Income (Loss)                      ($36)                       ($3)                        ($144)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by MHIFED 95 LP      99.00% by Edison Funding
                                         Housing Partners IX LP                                  Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Lark Ellen LP               Larkin Pine LP              La Terraza Assoc LP
                                                                                                 (Villa Loma)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,519                      $73                         $3

  Revenues                               $166                        $3                          $0

  Net Income (Loss)                      ($57)                       ($3)                        $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHIFED 95 LP      99.00% by Edison Capital
                                         Housing Partners X LP                                   Housing Partners XVII LP

Name of Entity:                          Lavell Village Assoc LP     LL Housing LP (Laurel       LL Housing LLC
                                                                     Lakes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $262                        $1                          $52

  Revenues                               $17                         $0                          $0

  Net Income (Loss)                      ($9)                        $0                          ($1)

Ownership Interest(s):                   99.00% by MHIFED 96 LP      99.00% by Edison Capital    24.50% by Edison Capital
                                                                     Housing Partners XVI LP     Housing Investments

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Lee Park Investors LP       Liberty House Assoc LP      Lilac Estates LP
                                         Sold in 2002
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $25,383                     $41                         $377

  Revenues                               $6,024                      $3                          $20

  Net Income (Loss)                      $157                        ($1)                        ($5)

Ownership Interest(s):                   99.00% by Mission Housing   99.00% by Corporations      99.90% by Edison Capital
                                         Alpha                       for Affordable Housing LP   Housing Partners XV LP
                                                                     II

Name of Entity:                          LINC-Bristol Assoc I, LP    Lovejoy Station LP
                                         (City Gardens)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,042                      $2

  Revenues                               $1,249                      $0

  Net Income (Loss)                      $101                        $0

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners VI LP      Housing Partners XVIII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Mackenzie Park Assoc LP     Madison/Mollison LP (Park   Maple Ridge Development
                                                                     Mollison)                   Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $13                         $6,399                      $20

  Revenues                               $1                          $1,046                      $2

  Net Income (Loss)                      ($1)                        ($26)                       ($1)

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Corporations
                                         for Affordable Housing LP   Housing Investments         for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Maplewood Housing           Maplewood School Apts LP    Mar Assoc LP (Frank Mar)
                                         Associates LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,659                      $4,901                      $9,742

  Revenues                               $527                        $220                        $772

  Net Income (Loss)                      ($266)                      ($184)                      ($594)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Funding
                                         Housing Investments         Omicron Inc.                Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          MAS-WT LP (Washington       Mayacamas Village Assoc LP  McFarland Press Assoc LP
                                         Terrace)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,837                      $5,842                      $6,161

  Revenues                               $704                        $358                        $236

  Net Income (Loss)                      ($110)                      ($187)                      ($227)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHICAL 94 LP      99.00% by Edison Funding
                                         Housing Partners VI LP                                  Omicron Inc.

Name of Entity:                          Mercantile Housing LLC      Mercy Housing California    Mercy Housing California
                                         (Mercantile Square)         III LP (3rd and Reed)       IV LP (Vista Grande)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $17,930                     $60                         $673

  Revenues                               $2,032                      $4                          $40

  Net Income (Loss)                      ($369)                      ($3)                        ($20)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 95 LP      99.00% by Edison Capital
                                         Omicron Inc.                                            Housing Partners V LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Mercy Housing California    Mercy Housing California    Merrill Road Assoc LP
                                         VI LP (205 Jones)           IX LP (Sycamore)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,306                      $1,895                      $3,610

  Revenues                               $282                        $109                        $96

  Net Income (Loss)                      ($164)                      ($59)                       ($90)

Ownership Interest(s):                   99.00% by MHICAL 95 LP      99.90% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners X LP       Omicron Inc.

Name of Entity:                          Metro Senior Assoc LP       MH I LP                     MH II LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $68                         $501                        $2

  Revenues                               $4                          $10                         $2

  Net Income (Loss)                      ($3)                        ($116)                      ($60)

Ownership Interest(s):                   99.00% by MHIFED 96A LP     1.00% by Edison Capital     1.00% by Edison Capital
                                                                     Housing Investments         Housing Investments

                                                                     99.00% by Edison Funding    99.00% by Mission Housing
                                                                     Omicron Inc.                Delta

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          MH III LP                   MH IV LP                    MH V LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $671                        $749                        $2

  Revenues                               $8                          $9                          $0

  Net Income (Loss)                      ($359)                      ($351)                      ($3)

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Mission Housing   99.00% by Mission Housing   99.00% by Mission Housing
                                         Delta                       Delta                       Delta

Name of Entity:                          MHIFED 94 LP                MHICAL 94 LP                MHIFED 95 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $31,531                     $33                         $28,041

  Revenues                               $108                        $1                          $93

  Net Income (Loss)                      ($1,954)                    ($12)                       ($1,816)

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                                                     99.00% by Edison Funding
                                                                     Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          MHICAL 95 LP                MHIFED 96 LP                MHIFED 96A LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $172                        $197                        $26,058

  Revenues                               $3                          $0                          $57

  Net Income (Loss)                      ($44)                       ($13)                       ($1,299)

Ownership Interest(s):                   1.00% by Edison Capital     5.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Edison Funding
                                         Omicron Inc.

Name of Entity:                          MHICAL 96 LP                MHIFED 97 LP                MHICAL 97 LP
                                                                     Dissolved in `02
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 ($686)                      $0                          $16

  Revenues                               $19                         $0                          $0

  Net Income (Loss)                      ($665)                      $0                          ($5)

Ownership Interest(s):                   1.00% by Edison Capital     1.00% by Edison Capital     1.00% by Edison Capital
                                         Housing Investments         Housing Investments         Housing Investments

                                         99.00% by Edison Funding    99.00% by MHIFED 97         99.00% by MHICAL 97
                                         Omicron Inc.                Company                     Company

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Mid-Peninsula Century       Mid-Peninsula Sharmon       Mission Capp LP
                                         Village Assoc LP (Century   Palms Assoc LP (Sharmon
                                         Village)                    Palms)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,725                      $2,681                      $4,559

  Revenues                               $837                        $253                        $431

  Net Income (Loss)                      ($120)                      ($88)                       ($167)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Investments         Omicron Inc.

Name of Entity:                          Mission Housing Investors   Mission Housing             Monterra Village Assoc LP
                                         Partnership                 Partnership 1996 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $20,406                     $0                          $636

  Revenues                               $67                         $0                          $28

  Net Income (Loss)                      ($1,841)                    ($3)                        ($16)

Ownership Interest(s):                   5.00% by Mission Housing    1.00% by Edison Capital     99.00% by Edison Capital
                                         Theta                       Housing Investments         Housing Partners IX LP

                                                                     99.00% by Edison Funding
                                                                     Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Morgan Hill Ranch Housing   Morrone Gardens Assoc LP    Mountainlands Housing
                                         LP                                                      Partners LP (Holiday
                                                                                                 Village Apts)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,058                      $69                         $732

  Revenues                               $143                        $7                          $66

  Net Income (Loss)                      ($58)                       ($3)                        ($15)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MHIFED 94 LP      99.90% by Edison Capital
                                         Housing Partners X LP                                   Housing Partners XV LP

Name of Entity:                          Mountain View Townhomes     MPT Apts LP (MacArthur      NAHF Brockton LP
                                         Assoc LP                    Park)                       (Southfield Gardens)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $831                        $5,638                      $1,151

  Revenues                               $42                         $994                        $187

  Net Income (Loss)                      ($25)                       ($341)                      ($21)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by MH IV LP          99.90% by Edison Capital
                                         Housing Partners VII LP                                 Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          National Boston Lofts       Neary Lagoon Partners LP    Northern Senior Housing
                                         Assoc LLLP (Boston Lofts)                               LP (St. Johnsbury)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $20,646                     $8,515                      $297

  Revenues                               $2,290                      $566                        $13

  Net Income (Loss)                      ($31)                       ($317)                      ($6)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Funding    99.9% by Edison Capital
                                         Housing Investments         Omicron Inc.                Housing Partners XV LP

Name of Entity:                          North Park Village LLC      North Town Housing          Northwood Manor Assoc LP
                                                                     Partners LP (Villa del
                                                                     Norte Village)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,956                      $645                        $1,757

  Revenues                               $143                        $24                         $157

  Net Income (Loss)                      ($86)                       ($23)                       ($22)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 96 LP      99.00% by Edison Capital
                                         Omicron Inc.                                            Housing Partners VI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Oak Forest Assoc LP         Oakdale Terrace Leased      Oceanside Gardens LP
                                                                     Housing Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $523                        $1,542                      $1,701

  Revenues                               $22                         $194                        $95

  Net Income (Loss)                      ($23)                       ($19)                       ($54)

Ownership Interest(s):                   99.00% by Edison Capital    98.99% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners VII LP     Housing Investments         Omicron Inc.

                                                                     0.01% by Mission Funding
                                                                     Theta

Name of Entity:                          Ohlone Housing Assoc LP     Olive Court Apts LP         OL Hope LP (Olympic Hope)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,450                      $3,238                      $1

  Revenues                               $223                        $484                        $0

  Net Income (Loss)                      ($75)                       ($110)                      $0

Ownership Interest(s):                   99.00% by Edison Capital    98.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners VIII LP    Housing Investments         Housing Partners XVIII LP

                                                                     0.60% by Edison Funding
                                                                     Olive Court

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Omaha Amber Ridge LP        Ontario Senior Housing LP   Open Door Assoc LP
                                         (Amber Ridge)               (Ontario Plaza)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $7,336                      $1                          $7,591

  Revenues                               $1,066                      $0                          $547

  Net Income (Loss)                      ($20)                       $0                          ($156)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Partners XIX LP     Omicron Inc.

Name of Entity:                          Osage Terrace LP            Oxnard Housing Assoc LP     Pacific Terrace Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $510                        $35                         $717

  Revenues                               $23                         $3                          $29

  Net Income (Loss)                      ($13)                       ($1)                        ($17)

Ownership Interest(s):                   99.89% by Edison Capital    99.00% by MHIFED 96A LP     99.90% by Edison Capital
                                         Housing Partners XII LP                                 Housing Partners IX LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Pacifica Community Assoc    Pacific Vista Las Flores    Pajaro Court Assoc LP
                                         LP (Villa Pacifica)         LP (Vista Las Flores)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,403                      $5,765                      $15

  Revenues                               $190                        $7                          $1

  Net Income (Loss)                      ($59)                       $28                         ($1)

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by MHIFED 94 LP
                                         Housing Partners X LP       Housing Investments

Name of Entity:                          Palmer Heights, LLC         Palmer House LP             Paradise Road Partners LP
                                                                                                 (Gateway Village)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $1,538                      $829

  Revenues                               $0                          $207                        $47

  Net Income (Loss)                      $0                          ($55)                       ($26)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Capital
                                         Housing Partners XVIII LP   Omicron Inc.                Housing Partners VII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Park Land Senior Apts       Park Place Terrace LP       Park Place 1998, LLC
                                         Investors LP (Banducci)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $445                        $1,394                      $507

  Revenues                               $19                         $49                         $26

  Net Income (Loss)                      ($20)                       ($41)                       ($14)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XIII LP    Housing Partners V LP       Housing Partners XV LP

Name of Entity:                          Park Williams Partners LP   Parkside Assoc LP           Parkview Apts Assoc LP
                                                                     (Parkside Senior)           (Parkview/Sunburst)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $372                        $62                         $1

  Revenues                               $20                         $3                          $0

  Net Income (Loss)                      ($10)                       ($2)                        $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.90% by Edison Capital
                                         Housing Partners XV LP      for Affordable Housing LP   Housing Partners XVII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Parsonage Cottage Senior    Patriots Pointe at          Pecan Court Assoc LP
                                         Residence LP                Colonial Hills LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $43                         $534                        $0

  Revenues                               $14                         $45                         $0

  Net Income (Loss)                      ($2)                        ($31)                       $0

Ownership Interest(s):                   99.00% by Corporations      99.9% by Edison Capital     99.90% by Edison Capital
                                         for Affordable Housing LP   Housing Partners XV LP      Housing Partners XIX LP
                                         II

Name of Entity:                          Pellettieri Homes Urban     Persimmon Assoc LP          Piedmont Housing Assoc
                                         Renewal Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $903                        $127

  Revenues                               $0                          $84                         $22

  Net Income (Loss)                      $0                          ($29)                       ($2)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners XIX LP     Housing Partners X LP       for Affordable Housing LP
                                                                                                 III

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Pilot Grove LP              Pines Housing LP            Pines Housing II LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $5,374                      $34                         $21

  Revenues                               $835                        $4                          $3

  Net Income (Loss)                      ($573)                      $0                          $0

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by Corporations
                                         Housing Investments         for Affordable Housing LP   for Affordable Housing LP

Name of Entity:                          Pines Housing III LP        Pinmore Assoc LP            Pinole Grove Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $23                         $1                          $51

  Revenues                               $3                          $0                          $4

  Net Income (Loss)                      $0                          $0                          ($1)

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by MHIFED 95 LP
                                         for Affordable Housing LP   Housing Partners XVIII LP
                                         III

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          PlumTree Preservation LP    Poco Way Assoc LP           Poinsettia Housing
                                                                                                 Associates
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $725                        $894                        $1,208

  Revenues                               $79                         $49                         $69

  Net Income (Loss)                      ($2)                        ($17)                       ($28)

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by MHIFED 96 LP      99.9% by Edison Capital
                                         Housing Partners XV LP                                  Housing Partners XV LP

Name of Entity:                          Post Office Plaza LP        Preservation Properties I   Preservation Properties
                                                                     LP                          II LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $51,650                     $271                        $229

  Revenues                               $5,723                      $50                         $55

  Net Income (Loss)                      ($3,744)                    ($4)                        ($4)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Investments         Housing Partners XIV LP     Housing Partners XIV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Preservation Properties     Preservation Properties     Preservation Properties V
                                         III LP                      IV LP                       LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $129                        $62                         $369

  Revenues                               $29                         $15                         $58

  Net Income (Loss)                      ($2)                        ($1)                        ($12)

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XIV LP     Housing Partners XIV LP     Housing Partners XIV LP

Name of Entity:                          President John Adams        Prince Bozzuto LP           Project Home I LLC
                                         Manor Apts LP               (Fairground Commons)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,135                      $396                        $279

  Revenues                               $362                        $72                         $27

  Net Income (Loss)                      ($30)                       ($19)                       ($18)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Mission Housing   99.99% by Edison Capital
                                         Housing Partners XIII LP    Investors Partnership       Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Providence-Brown St         PVA LP (Park Victoria)      Quebec Arms Apartments LP
                                         Housing LP (Brown St)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $284                        $743                        $14

  Revenues                               $14                         $106                        $1

  Net Income (Loss)                      ($12)                       ($33)                       $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.9% by Edison Capital
                                         Housing Partners X LP       Housing Partners IX LP      Housing Partners XVII LP

                                                                                                 0.05% by Mission Housing
                                                                                                 Alpha

Name of Entity:                          Rancho Park Assoc LP        Red Lake LP #1              Reseda Village LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $343                        $0                          $37

  Revenues                               $19                         $0                          $3

  Net Income (Loss)                      ($8)                        $0                          ($1)

Ownership Interest(s):                   99.00% by Mission Housing   99.00% by Edison Capital    99.00% by MHIFED 96A LP
                                         Investors Partnership       Housing Partners XVI LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Richmond City Center        Rincon De Los Esteros       Rittenhouse School LP
                                         Assoc LP                    Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,209                      $3                          $52

  Revenues                               $436                        $0                          $4

  Net Income (Loss)                      ($242)                      $0                          ($1)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Corporations
                                         Omicron Inc.                Housing Partners XIX LP     for Affordable Housing LP
                                                                                                 II

Name of Entity:                          Riverside/ Liebrandt        River Walk Apts Homes LP    Riverwalk Apts, Ltd
                                         Partners LP (La Playa)                                  (Colorado)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,331                      $483                        $1,677

  Revenues                               $82                         $43                         $199

  Net Income (Loss)                      ($102)                      ($12)                       ($33)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners V LP       Housing Partners XIII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Roebling Village Inn        Rosebloom Assoc LP          Rosecreek Senior Living LP
                                         Urban Renewal LP            (Oakshade)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,204                      $2,567                      $1,130

  Revenues                               $66                         $196                        $106

  Net Income (Loss)                      ($64)                       ($138)                      ($26)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Funding    99.90% by Edison Capital
                                         Omicron Inc.                Omicron Inc.                Housing Partners XIII LP

Name of Entity:                          Round Walk Village Apts LP  Rowland Heights             Rustic Gardens Assoc LP
                                                                     Preservation LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $128                        $969                        $130

  Revenues                               $10                         $121                        $7

  Net Income (Loss)                      ($3)                        $21                         $4

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.9% by Edison Capital     99.00% by Mission Housing
                                                                     Housing Partners XIV LP     Investors Partnership

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Salem Lafayette Urban       San Diego Golden Villa      San Juan Commons 1996 LP
                                         Renewal Assoc LP            Partners LP (Golden Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $89                         $464                        $550

  Revenues                               $8                          $27                         $40

  Net Income (Loss)                      ($3)                        ($19)                       ($23)

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.90% by Edison Capital
                                         for Affordable Housing LP   Housing Partners V LP       Housing Partners X LP
                                         III

Name of Entity:                          San Martin de Porres LP     San Pablo Senior Housing    San Pedro Gardens Assoc LP
                                                                     Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $3,435                      $2,420

  Revenues                               $1                          $356                        $130

  Net Income (Loss)                      $0                          ($134)                      ($145)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Funding    99.00% by Edison Funding
                                         Housing Partners XVI LP     Omicron Inc.                Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Santa Alicia Family         Santa Alicia Gardens        Santa Paulan Senior Apts
                                         Housing Assoc               Townhomes LP (Gardens       Assoc LP (The Paulan)
                                                                     Townhomes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $73                         $375                        $7,918

  Revenues                               $8                          $27                         $898

  Net Income (Loss)                      ($1)                        ($12)                       ($73)

Ownership Interest(s):                   99.00% by MHIFED 96A LP     99.00% by Edison Capital    99.00% by Edison Funding
                                                                     Housing Partners V LP       Omicron Inc.

Name of Entity:                          Saratoga Vacaville LP       Schoolhouse Court Housing   SD Regency Centre LP
                                         (Saratoga Senior)           Assoc LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $848                        $0                          $1

  Revenues                               $72                         $0                          $0

  Net Income (Loss)                      ($22)                       $0                          $0

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XV LP      Housing Partners XIX LP     Housing Partners XVIII LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Sea Ranch Apts LP           Seasons Affordable Senior   Second St Center LP
                                                                     Housing LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $111                        $275                        $45

  Revenues                               $10                         $23                         $3

  Net Income (Loss)                      ($6)                        ($13)                       ($2)

Ownership Interest(s):                   99.00% by Mission Housing   99.00% by MHIFED 96 LP      99.00% by MHIFED 95 LP
                                         Investors Partnership

Name of Entity:                          Serena Sunbow LP (Villa     Sherman Glen, LLC           Silver City Housing LP
                                         Serena)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $903                        $778                        $56

  Revenues                               $84                         $94                         $14

  Net Income (Loss)                      ($29)                       ($15)                       $0

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners XV LP      Housing Partners IX LP      for Affordable Housing LP
                                                                                                 II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Silver Lake Properties LP   Sky Parkway Housing Assoc   Smyrna Gardens Assoc LP
                                                                     LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,209                      $1                          $33

  Revenues                               $109                        $0                          $3

  Net Income (Loss)                      ($23)                       $0                          ($2)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners VI LP      Housing Partners XVII LP    for Affordable Housing LP

Name of Entity:                          Solinas Village Partners    South 55th St LP            South Beach Housing Assoc
                                         LP                                                      LP (Steamboat Point)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $41                         $26                         $11,628

  Revenues                               $2                          $2                          $735

  Net Income (Loss)                      ($1)                        ($0)                        ($252)

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.00% by Corporations      99.00% by Edison Funding
                                                                     for Affordable Housing LP   Omicron Inc.
                                                                     II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          South Winery Assoc LP       Southern Hotel LP           Springdale Kresson Assoc
                                         (The Winery Apts)                                       LP (Jewish Federation)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $6,875                      $0                          $327

  Revenues                               $937                        $0                          $32

  Net Income (Loss)                      ($357)                      $0                          ($14)

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Mission Housing
                                         Omicron Inc.                Housing Partners XVI LP     Investors Partnership

Name of Entity:                          Springdale Preservation     Spring Valley Commons       Stevenson Housing Assoc
                                         LP (Springdale West)                                    (Park Vista)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,893                      $78                         $61

  Revenues                               $345                        $5                          $6

  Net Income (Loss)                      $9                          ($3)                        ($3)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Corporations      99.00% by Corporations
                                         Housing Partners XIV LP     for Affordable Housing LP   for Affordable Housing LP
                                                                     III                         III

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          St. Hedwig's Gardens        St. Regis Park LP (Pear     Stoney Creek Assoc LP
                                                                     Tree)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $572                        $944                        $8,328

  Revenues                               $36                         $91                         $469

  Net Income (Loss)                      ($11)                       ($33)                       ($439)

Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Edison Funding
                                         Housing Partners V LP       Housing Partners XV LP      Omicron Inc.

Name of Entity:                          Stony Point Apt Investors   Strobridge Housing Assoc    Studebaker Building LP
                                         LP (Panas Place)            LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,911                      $1,524                      $2,542

  Revenues                               $114                        $88                         $281

  Net Income (Loss)                      ($60)                       ($36)                       ($119)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners XI LP      Housing Partners IX LP      Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Sultana Acres Assoc LP      Sunset Creek Partners LP    Sunshine Terrace LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,165                      $1                          $1,254

  Revenues                               $131                        $0                          $52

  Net Income (Loss)                      ($165)                      $0                          ($35)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by Edison Capital    99.00% by Edison Capital
                                         Omicron Inc.                Housing Partners XVII LP    Housing Partners V LP

Name of Entity:                          Tabor Grand LP              Terra Cotta Housing Assoc   Thomson Rental Housing LP
                                                                     LP                          (Washington Place)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,750                      $2                          $1,941

  Revenues                               $276                        $0                          $190

  Net Income (Loss)                      ($136)                      $0                          ($67)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Investments         Housing Partners XVI LP     Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Three Oaks Housing LP       Tierra Linda Assoc LP       Timber Sound, Ltd
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $42                         $27                         $953

  Revenues                               $3                          $1                          $117

  Net Income (Loss)                      ($5)                        ($1)                        ($29)

Ownership Interest(s):                   99.00% by MHIFED 95 LP      99.00% by MHIFED 94 LP      99.00% by Edison Capital
                                                                                                 Housing Partners X LP

Name of Entity:                          Timber Sound II, Ltd        Tioga Gardens LP            Tlaquepaque Housing Assoc
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2,024                      $40                         $57

  Revenues                               $233                        $2                          $4

  Net Income (Loss)                      ($21)                       ($2)                        ($2)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Corporations      99.00% by MHIFED 94 LP
                                         Housing Partners X LP       for Affordable Housing LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Trinity Park Apts LP        Trolley Terrace Townhomes   Tuscany Assoc LP (Tuscany
                                                                     LP                          Villa)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $481                        $366                        $3,514

  Revenues                               $26                         $14                         $242

  Net Income (Loss)                      ($16)                       ($17)                       ($170)

Ownership Interest(s):                   99.90% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing Partners X LP       Housing Partners IX LP      Omicron Inc.

Name of Entity:                          Twin Ponds Apts LP          Union Meadows Apts          University Manor
                                                                                                 Apartments LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,734                      $778                        $5,767

  Revenues                               $179                        $38                         $96

  Net Income (Loss)                      ($78)                       ($42)                       ($3)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.9% by Edison Capital
                                         Housing Partners XIII LP    Housing Partners V LP       Housing Partners XVII LP

                                                                                                 0.05% by Mission Housing
                                                                                                 Alpha

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          University Park             Upland Senior Housing LP    Venbury Trail LP
                                         Properties LP               (Coy D. Estes)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,557                      $3,652                      $1,003

  Revenues                               $28                         $343                        $129

  Net Income (Loss)                      ($40)                       ($66)                       ($15)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners VI LP      Housing Partners VI LP      Housing Partners X LP

Name of Entity:                          Villa Maria Housing         Vine St Court LP            Vine St Court LP II
                                         Partnership
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $4,667                      $31                         $9

  Revenues                               $177                        $2                          $1

  Net Income (Loss)                      ($139)                      ($1)                        ($0)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHIFED 96A LP     99.00% by MHIFED 96A LP
                                         Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Virginia Lane LP            Vista Properties LLC        Vista Sonoma Senior
                                                                     (Vista View)                Living LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $2,280                      $1,837

  Revenues                               $0                          $239                        $111

  Net Income (Loss)                      $0                          ($27)                       ($72)

Ownership Interest(s):                   99.90% by Edison Capital    99.00% by Edison Capital    99.90% by Edison Capital
                                         Housing Partners XIX LP     Housing Partners VI LP      Housing Partners XV LP

Name of Entity:                          Vista Verde Housing         Vista Verde Townhomes II    W.M. Housing Assoc LP
                                         Associates LP (California)  LLC (Colorado)              (Williamsport Manor)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1                          $1,231                      $53

  Revenues                               $0                          $66                         $8

  Net Income (Loss)                      $0                          ($35)                       ($0)

Ownership Interest(s):                   99.9% by Edison Capital     99.00% by Edison Capital    99.00% by Corporations
                                         Housing Partners XVII LP    Housing Partners VI LP      for Affordable Housing LP
                                                                                                 II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Walden Pond Ltd LP          Wall Street Palmer House    Walnut Ave Partnership LP
                                         (Hamlet)                    LP (Palmer Hotel)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $183                        $819                        $646

  Revenues                               $21                         $76                         $49

  Net Income (Loss)                      ($6)                        ($4)                        ($11)

Ownership Interest(s):                   99.00% by Corporations      99.00% by Edison Capital    99.00% by Edison Capital
                                         for Affordable Housing LP   Housing Partners XI LP      Housing Partners IX LP

Name of Entity:                          Washington Creek Assoc LP   West Capital Courtyard LP   Westfair LLC (Cedar Ridge)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $3,295                      $5,763                      $474

  Revenues                               $243                        $342                        $45

  Net Income (Loss)                      ($158)                      $218                        ($16)

Ownership Interest(s):                   99.00% by Edison Funding    99.00% by MHICAL 94 LP      99.90% by Edison Capital
                                         Omicron Inc.                                            Housing Partners XV LP

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Westfield Condominium       Westgate Townhomes Assoc    West Oaks Apts LP
                                         Investment LP               LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,449                      $4,151                      $1,158

  Revenues                               $309                        $229                        $65

  Net Income (Loss)                      ($16)                       ($170)                      ($44)

Ownership Interest(s):                   98.99% by Edison Capital    99.00% by MHICAL 96 LP      99.90% by Edison Capital
                                         Housing Investments                                     Housing Partners XII LP

                                         0.01% by Mission Funding
                                         Theta

Name of Entity:                          Westport Village Homes      West Valley Hart LP (Hart   Wheeler Manor Assoc LP
                                         Assoc LP                    and Alabama)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,070                      $1,865                      $10,340

  Revenues                               $104                        $114                        $645

  Net Income (Loss)                      ($84)                       ($182)                      ($367)

Ownership Interest(s):                   99.00% by Edison Funding    99.90% by Edison Capital    99.00% by Edison Funding
                                         Omicron Inc.                Housing Investments         Omicron Inc.

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          White Mountain Apache       Wilmington Housing Assoc    Windrush Apartments of
                                         Housing                     LP (New Harbor Vista)       Statesville LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $1,844                      $2,290                      $522

  Revenues                               $56                         $150                        $37

  Net Income (Loss)                      ($45)                       ($65)                       ($33)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.9% by Edison Capital
                                         Housing Investments         Housing Partners XI LP      Housing Partners XV LP

Name of Entity:                          Winfield Hill Assoc LP      Wingate LLC (Regency Park)  Winnsboro Apts LP (Deer
                                                                                                 Wood)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $2                          $1,598                      $36

  Revenues                               $0                          $142                        $3

  Net Income (Loss)                      $0                          ($43)                       ($1)

Ownership Interest(s):                   99.00% by Edison Capital    99.9% by Edison Capital     99.00% by Corporations
                                         Housing Partners XIX LP     Housing Partners XV LP      for Affordable Housing LP
                                                                                                 II

EDISON CAPITAL
Equity Investments in Real Estate Limited Partnerships
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          Women's Westlake LP         Woodland Arms Apts, Ltd     Woodleaf Village LP
                                         (Dorothy Day)               (Willow Creek)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $750                        $1,661                      $837

  Revenues                               $40                         $201                        $49

  Net Income (Loss)                      ($23)                       ($94)                       ($41)

Ownership Interest(s):                   99.00% by Edison Capital    99.00% by Edison Capital    99.89% by Edison Capital
                                         Housing Partners XIII LP    Housing Partners VII LP     Housing Partners XIII LP

                                                                                                 0.01% by Mission Funding
                                                                                                 Theta

Name of Entity:                          WPA/Edison LLC (Pier A)     Yale Street LP              YWCA Villa Nueva Partners
                                         Dissolved in `02
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $0                          $827                        $7,445

  Revenues                               $0                          $47                         $352

  Net Income (Loss)                      $0                          ($27)                       ($290)

Ownership Interest(s):                   99.00% by Edison Capital    99.90% by Edison Capital    99.00% by Edison Funding
                                         Housing New York            Housing Partners XII LP     Omicron Inc.

EDISON CAPITAL
Equity Investments
December 31, 2002 - Based on financial statements as of December 31, 2001
(In thousands)

Name of Entity:                          AIG Asian Infrastructure    AIG Emerging Europe         AIG Emerging Europe
                                         Fund II LP                  Infrastructure Fund LP      Infrastructure Management
                                                                                                 LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $53,678                     $8,544                      $158

  Revenues                               $1,668                      $18                         $2,638

  Net Income (Loss)                      ($7,192)                    ($1,541)                    ($26)

Ownership Interest(s):                   5.80% by Edison Capital     22.70% by Edison Capital    18.05% by Edison Capital
                                         Latin American              Latin American              Latin American
                                         Investments (Bermuda) Ltd.  Investments (Bermuda) Ltd.  Investments (Bermuda) Ltd.

Name of Entity:                          AIG-GE Capital Latin        Compania Adminstradora de   Electricidad de La Paz,
                                         American Infrastructure     Empresas Bolivia SA (Cade)  S.A. (Electropaz)
                                         Fund LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $48,518                     $832                        $10,299

  Revenues                               $539                        $596                        $2,615

  Net Income (Loss)                      ($992)                      $248                        $700

Ownership Interest(s):                   8.00% by Edison Capital     12.55% by Edison Capital    10% by Edison Capital
                                         Latin American              International (Bermuda)     International (Bermuda)
                                         Investments (Bermuda) Ltd.  Ltd.                        Ltd.

EDISON CAPITAL
Equity Investments
December 31, 2002 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Empresa de Servicios        Empresa de Luz y Fuerza     Huntington LP
                                         Edeser S.A. (Edesar)        Electrica de Oruro SA
                                                                     (Elfeo)
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $419                        $1,736                      $80,309

  Revenues                               $484                        $1,469                      $11,253

  Net Income (Loss)                      $103                        $29                         $3,579

Ownership Interest(s):                   12.55% by Edison Capital    12.55% by Edison Capital    37.707% by Mission
                                         International (Bermuda)     International (Bermuda)     Funding Zeta
                                         Ltd.                        Ltd.

Name of Equity                           Lakota Ridge LLC            Olmeca Cable Investments    Shaokatan Hills LLC
                                                                     Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $10,607                     $17,907                     $12,251

  Revenues                               $743                        $18                         $890

  Net Income (Loss)                      ($302)                      ($434)                      ($302)

Ownership Interest(s):                   75.00% by Mission Funding   21.7% by Edison Capital     75.00% by Mission Funding
                                         Zeta                        International (Bermuda)     Zeta
                                                                     Ltd.

EDISON CAPITAL
Equity Investments
December 31, 2002 - Based on financial statements as of December 31, 2000
(In thousands)

Name of Entity:                          Storm Lake Power Partners   Trinidad and Tobago         Woodstock Hills LLC
                                                                     Methanol Company Limited
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $173,103                    $3,512                      $8,618

  Revenues                               $11,265                     $1,372                      $694

  Net Income (Loss)                      ($3,287)                    $201                        ($275)

Ownership Interest(s):                   99.00% by Mission Iowa      1.0% by Edison Capital      75.00% by Mission Funding
                                         Wind Company                LAI (Bermuda) Ltd.          Zeta

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (Inactive)           (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (Inactive)   Park Development
                                                              (Inactive)                                Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                              Constructors, Inc.   (Inactive)           Inc. (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (Inactive)   Property Holdings,   LP (Inactive)
                                                                                   Inc. (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $98                                       $98
Receivables - net                                                        14,222                                    14,222
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     14,320                                    14,320
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                (1,860)                                   (1,860)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments                                                         1,860                                     1,860
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             0                                         0
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $14,320                                   $14,320
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Associated           Calabasas            Carol Stream
                                                              Southern             Palatino, Inc.       Developers G.P.
                                                              Investment Company   (Inactive)           (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Centrelake           Irwindale Land       Mission Airport
                                                              Partners LP          Company (Inactive)   Park Development
                                                              (Inactive)                                Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                              Constructors, Inc.   (Inactive)           Inc. (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission South Bay    Mission Texas        Mission Vacaville
                                                              Company (Inactive)   Property Holdings,   LP (Inactive)
                                                                                   Inc. (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt as due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Land         Consolidating        Mission Land
                                                              Company              Adjustments          Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $38                                       $38
Accrued taxes                                                                                                         267
Trading and price risk management liabilities                               267
Other current liabilities                                                   425                                       425
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   730                                       730
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   3,188                                     3,188
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                            2,547                                     2,547
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              5,735                                     5,735
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings                                                         7,855                                     7,855
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         7,855                                     7,855
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $14,320                                   $14,320
============================================================= ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Associated           Calabasas            Carol Stream
                                                                Southern             Palatino, Inc.       Developers G.P.
                                                                Investment Company   (Inactive)           (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      $4,482              ($2,174)              $5,724
Dividends declared on common stock
Dividends declared on preferred stock                                     ($4,482)              $2,174              ($5,724)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Centrelake           Irwindale Land       Mission Airport
                                                                Partners LP          Company (Inactive)   Park Development
                                                                (Inactive)                                Company (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($2,040)              $6,794              ($3,681)
Dividends declared on common stock
Dividends declared on preferred stock                                      $2,040              ($6,794)              $3,681
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Industrial   Mission-Oceangate    Mission/Ontario,
                                                                Constructors, Inc.                        Inc. (Inactive)
                                                                (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)             $24,462               $8,187
Dividends declared on common stock
Dividends declared on preferred stock                                          $1             ($24,462)             ($8,187)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission South Bay    Mission Texas        Mission Vacaville
                                                                Company (Inactive)   Property Holdings,   LP (Inactive)
                                                                                     Inc. (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         $92                ($745)             $29,279
Dividends declared on common stock
Dividends declared on preferred stock                                        ($92)                $745             ($29,279)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MISSION LAND COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Land         Consolidating        Mission Land
                                                                Company              Adjustments          Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other                                              $10,487                                   $10,487
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    10,487                                    10,487
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             4,585                                     4,585
Depreciation, decommissioning and amortization
Property and other taxes                                                        6                                         6
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    4,591                                     4,591
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     5,896                                     5,896
Interest and dividend income                                                  239                                       239
Other nonoperating income                                                     334                                       334
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       6,469                                     6,469
Income taxes (benefit)                                                      3,553                                     3,553
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,916                                     2,916
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,916                                     2,916
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         167                                       167
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $3,083                                    $3,083
=============================================================== ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering          Adjustments
                                                              Engineering          Company (Inactive)
                                                              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                                $60
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              60
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                             5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             5
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                     $65
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                           $60
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         60
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                        5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                        5
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $65
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Associated           Mission Power        Consolidating
                                                              Southern             Engineering          Adjustments
                                                              Engineering          Company (Inactive)
                                                              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  ($8,913)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (8,913)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                ($4)              (3,000)                  $4
Accumulated other comprehensive income (loss)
Retained earnings                                                            $4               11,848                  ($4)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                              8,848
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      ($65)
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Power
                                                              Engineering
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             ($8,913)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (8,913)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             (3,000)
Accumulated other comprehensive income (loss)
Retained earnings                                                        11,848
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         8,848
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 ($65)
============================================================= ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Associated           Mission Power        Consolidating
                                                                Southern             Engineering          Adjustments
                                                                Engineering          Company (Inactive)
                                                                Company (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $58
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            58
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (58)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (58)
Income taxes (benefit)                                                                             (64)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             6
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    6
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($3)             (11,854)                  $3
Dividends declared on common stock
Dividends declared on preferred stock                                          (1)                                        1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($4)            ($11,848)                  $4
=============================================================== ==================== ==================== ====================

MISSION POWER ENGINEERING COMPANY and Subsidiaries [Tier 3]
Consolidating Statements of Income (Loss) and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Power
                                                                Engineering
                                                                Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $58
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       58
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (58)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (58)
Income taxes (benefit)                                                        (64)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        6
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               6
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (11,854)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($11,848)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             $50
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              50
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             16,940
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             16,940
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $16,990
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                              Company              Company              Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Camino Energy        Capistrano           Centerport Energy
                                                              Company              Cogeneration         Company
                                                                                   Company
                                                                                   Sold 01/11/2002
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                          $329
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        393
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        722
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        96,833
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        96,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                      224
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      224
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $97,779
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Chesapeake Bay       Chester Energy       Clayville Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Colonial Energy      Coronado Energy      Crescent Valley
                                                              Company (Inactive)   Company              Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Del Mar Energy       Delaware Energy      Desert Sunrise
                                                              Company              Conservers, Inc.     Energy Company
                                                                                   (Inactive)           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        $41
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         41
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         8,867
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         8,867
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $8,908
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Devereaux Energy     East Maine Energy    Edison Alabama
                                                              Company              Company (Inactive)   Generating Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Development, Inc.    Energy Fuel          Energy Funding
                                                                                   Consolidated         Corp.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                           $26
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         26
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $111,435
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            111,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                            $33,065
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             33,065
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $26             $111,435              $33,065
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Interface     Energy Services,     Fuel Resources,
                                                              Ltd.                 Inc.                 Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                               $408
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             408
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        339
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $366
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           366                  339
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $366                 $747
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Midwest Generation
                                                              Fuel                 Marketing and        Energy Services,
                                                              Transportation,      Trading, Inc.        LLC [5]
                                                              Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $11,222
Receivables - net                                                                             58,463
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      29,017
Prepayments and other current assets                                                           1,663
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         100,365
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      4,702
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              4,702
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                       2,000
Regulatory assets - net
Other deferred charges                                                                        14,569
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        16,569
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $121,636
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Holdings Co.         Operation and        Project Co.
                                                              Consolidated         Maintenance, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $59,177                 $787
Receivables - net                                                         1,295                6,880
Fuel inventory                                                           27,257
Materials and supplies, at average cost                                  24,159
Accumulated deferred income taxes - net
Trading and price risk management assets                                   (291)
Prepayments and other current assets                                     70,314
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    181,911                7,667
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               429,047
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $563,374
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       429,047                                   563,374
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                  159,536                   51
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  159,536                   51
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $770,494               $7,718             $563,374
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              El Dorado Energy     EME CP Holdings      EME Eastern
                                                              Company              Co. Consolidated     Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $1,356
Receivables - net                                                                                903
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                         901
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           3,160
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 $14,431
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  14,431
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                        98,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        98,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $101,408              $14,431
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EMOM Services, Inc.  EMP Inc. (Inactive)  Four Counties Gas
                                                                                                        Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Global Power         Hancock Generation   Hanover Energy
                                                              Investors, Inc.      LLC                  Company
                                                                                                        Consolidated
                                                                                                        Sold in Jan 2002
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Holtsville Energy    Indian Bay Energy    Jefferson Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Kings Canyon         Kingspark Energy     Laguna Energy
                                                              Energy Company       Company              Company (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              La Jolla Energy      Lakeview Energy      Lehigh River
                                                              Company (Inactive)   Company              Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Longview             Madera Energy        Madison Energy
                                                              Cogeneration         Company              Company
                                                              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 $30,808
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  30,808
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                      $30,808
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Majestic Energy      Midwest Generation   Midwest Peaker
                                                              Limited              EME, LLC             Holdings, Inc.
                                                              Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2             $320,214
Receivables - net                                                             1               62,038
Fuel inventory                                                                                79,293
Materials and supplies, at average cost                                                       18,636
Accumulated deferred income taxes - net
Trading and price risk management assets                                                       2,311
Prepayments and other current assets                                                          27,094
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          3              509,586
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  4,031,224
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                          4,031,224
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                                      62,009
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        62,009
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $3           $4,602,819
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Capital LP   Mission Del Cielo    Mission/Eagle
                                                                                   Inc. Consolidated    Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $83
Receivables - net                                                                                143
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             235
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             23,990
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             23,990
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $24,225
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Construction         Generation, Inc.     Holdings, Inc.
                                                              Services, Inc.       (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                        $1,070
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      1,070
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         3,946                                       ($1)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         3,946                                        (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                                              4,824
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              4,824
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,016                                    $4,823
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings             Indonesia            Mexico (Inactive)
                                                              International Inc.   (Inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $206,578
Receivables - net                                                       178,367
Fuel inventory                                                            5,006
Materials and supplies, at average cost                                  22,086
Accumulated deferred income taxes - net
Trading and price risk management assets                                  9,775
Prepayments and other current assets                                     27,751
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    449,563
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             3,528,044
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,297,837
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,825,881
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                669,995
Regulatory assets - net
Other deferred charges                                                   70,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  740,728
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $6,016,172
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy New   Mission Energy       Mission Operations
                                                              York, Inc.           Wales Company        de Mexico, S.A. de
                                                                                   Consolidated         C.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $45
Receivables - net                                                         3,159
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      3,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        76,119             $228,629
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        76,119              228,629
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $79,323             $228,629
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Triple       North Jackson        Northern Sierra
                                                              Cycle Systems        Energy Company       Energy Company
                                                              Company              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Ortega Energy        Panther Timber       Paradise Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Pleasant Valley      Prince George        Quartz Peak Energy
                                                              Energy Company       Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $10
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         10
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           654
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           654
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $664
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Rio Escondido        Riverport Energy     San Gabriel Energy
                                                              Energy Company       Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                                                    ($96)
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                  (96)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                         ($96)
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                          $134
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        177                 $143
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        311                  143
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        51,238               49,025
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        51,238               49,025
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                       76
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       76
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $51,625              $49,168
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                  $51
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   51
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  15,579
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  15,579
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                      $15,630
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Silver Springs       Sonoma Geothermal    South Coast Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Southern Sierra      Thorofare Energy     Viejo Energy
                                                              Energy Company       Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                            $8
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        279                                       $50
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        287                                        50
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        46,119                                    17,203
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        46,119                                    17,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                      126
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      126
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $46,532                                   $17,253
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Vista Energy         Western Sierra       Edison Mission
                                                              Company (Inactive)   Energy Company       Energy
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                              $47,777
Receivables - net                                                                                 $8               54,685
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             309                2,840
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             317              105,302
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                          35,044
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             61,435            6,389,538
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             61,435            6,424,582
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                           164               27,961
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           164               27,961
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $61,916           $6,557,845
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       ($87)            $647,164
Receivables - net                                                       (58,573)             309,248
Fuel inventory                                                               (1)             111,555
Materials and supplies, at average cost                                       1               64,882
Accumulated deferred income taxes - net
Trading and price risk management assets                                 (7,971)              33,742
Prepayments and other current assets                                     64,499              195,663
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (2,132)           1,362,254
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                            (1,266,669)           6,761,731
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                    (7,459,112)           1,645,253
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                    (8,725,781)           8,406,984
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
   Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                (74,167)             659,837
Regulatory assets - net
Other deferred charges                                                  243,397              652,974
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  169,230            1,312,811
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations                                        10,273               10,273
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($8,548,410)         $11,092,322
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($33,653)              $1,056
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (33,653)               1,056
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  34,639                3,746                 ($53)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             34,639                3,746                  (53)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              7,867               10,123                   41
Accumulated other comprehensive income (loss)
Retained earnings                                                        (8,853)               2,065                   12
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         ($986)              12,188                  $53
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $16,990
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                              Company              Company              Energy Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     ($52)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             (52)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     ($4)                 ($5)                  52
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (4)                  (5)                 $52
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 14                   14
Accumulated other comprehensive income (loss)
Retained earnings                                                           (10)                  (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $4                   $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Camino Energy        Capistrano           Centerport Energy
                                                              Company              Cogeneration         Company
                                                                                   Company
                                                                                   Sold 01/11/2002
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($804)                                     ($44)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (804)                                      (44)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  19,355                                        44
Accumulated deferred investment tax credits                               7,140
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             26,495                                        44
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             48,506
Accumulated other comprehensive income (loss)
Retained earnings                                                        23,582
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        72,088
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $97,779
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Chesapeake Bay       Chester Energy       Clayville Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            ($1)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                       1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,518                 $142                   $6
Accumulated other comprehensive income (loss)
Retained earnings                                                       ($1,518)               ($142)                 ($6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Colonial Energy      Coronado Energy      Crescent Valley
                                                              Company (Inactive)   Company              Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $41
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              41
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               (38)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          (38)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $4                   $6                  814
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($4)                 ($6)                (817)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     ($3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Del Mar Energy       Delaware Energy      Desert Sunrise
                                                              Company              Conservers, Inc.     Energy Company
                                                                                   (Inactive)           (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($120)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (120)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,971                                       ($9)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,971                                        (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,738                   $2                    4
Accumulated other comprehensive income (loss)
Retained earnings                                                         2,319                  ($2)                   5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         6,057                                        $9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $8,908
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Devereaux Energy     East Maine Energy    Edison Alabama
                                                              Company              Company (Inactive)   Generating Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $2,421
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 2,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   4,004
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              4,004
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      $8
Accumulated other comprehensive income (loss)
Retained earnings                                                        (6,425)                 ($8)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       ($6,425)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Development, Inc.    Energy Fuel          Energy Funding
                                                                                   Consolidated         Corp.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                          ($10,333)             $46,669
Preferred stock to be redeemed within one year
Accounts payable                                                       ($70,849)                                 (208,053)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                  (248)                 645                5,045
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (71,097)              (9,688)            (156,339)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    189,404
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      53               16,837
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 53               16,837
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             83,793               86,468
Accumulated other comprehensive income (loss)
Retained earnings                                                       (12,723)              17,818
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        71,070              104,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $26             $111,435              $33,065
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Interface     Energy Services,     Fuel Resources,
                                                              Ltd.                 Inc.                 Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $62                 $449
Accrued taxes                                                                (2)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    60                  449
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                315                  401
Accumulated other comprehensive income (loss)                               (76)
Retained earnings                                                            67                 (102)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           306                  299
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $366                 $747
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Midwest Generation
                                                              Fuel Transpor        Marketing and        Energy Services,
                                                              tation, Inc.         Trading, Inc.        LLC [5]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             $38,176
Accrued taxes                                                                                    746
Trading and price risk management liabilities                                                 30,668
Other current liabilities                                                                      2,085
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     71,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (15,913)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   16,089
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     176
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  60,912
Accumulated other comprehensive income (loss)
Retained earnings                                                                            (11,127)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             49,785
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $121,636
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Holdings Co.         Operation and        Project Co.
                                                              Consolidated         Maintenance, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                         $206
Preferred stock to be redeemed within one year
Accounts payable                                                        (28,580)            ($20,149)
Accrued taxes                                                            (1,705)
Trading and price risk management liabilities                             9,293
Other current liabilities                                                17,341               12,766
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (3,445)              (7,383)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              324
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  15,359               (3,115)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                              19,259
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             34,618               (3,115)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            648,938               13,946             $563,374
Accumulated other comprehensive income (loss)                            (4,415)
Retained earnings                                                        94,474                4,270
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       738,997               18,216              563,374
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $770,494               $7,718             $563,374
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              El Dorado Energy     EME CP Holdings      EME Eastern
                                                              Company              Co. Consolidated     Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                              $821
Preferred stock to be redeemed within one year
Accounts payable                                                           $272               (1,229)               ($115)
Accrued taxes
Trading and price risk management liabilities                                                  3,795
Other current liabilities                                                                         18
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   272                3,405                 (115)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                82,729                  100
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,542)               8,213                 (806)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      122
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (1,542)               8,335                 (806)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              9,217                                    15,190
Accumulated other comprehensive income (loss)
Retained earnings                                                        (7,947)               6,939                   62
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        $1,270                6,939               15,252
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $101,408              $14,431
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EMOM Services, Inc.  EMP, Inc.            Four Counties Gas
                                                                                   (Inactive)           Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             ($8,230)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (8,230)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   9,280                   $6
Accumulated other comprehensive income (loss)
Retained earnings                                                                             (1,050)                 ($6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             $8,230
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Global Power         Hancock Generation   Hanover Energy
                                                              Investors, Inc.      LLC                  Company
                                                                                                        Consolidated
                                                                                                        Sold in Jan 2002
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     $622
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             622
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                       10,622
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                 (11,244)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                   ($622)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Holtsville Energy    Indian Bay Energy    Jefferson Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($169)                ($38)                ($23)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (169)                 (38)                 (23)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     169                   38                   23
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                169                  $38                  $23
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                896
Accumulated other comprehensive income (loss)
Retained earnings                                                         ($896)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Kings Canyon         Kingspark Energy     Laguna Energy
                                                              Energy Company       Company              Company (Inactive)
                                                              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             ($1,259)               ($628)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (1,259)                (628)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        1,259                  687
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  $1,259                  687
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $6                                     1,695
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($6)                                   (1,754)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                    ($59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              La Jolla Energy      Lakeview Energy      Lehigh River
                                                              Company (Inactive)   Company              Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                       $5
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                               5
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            (1,674)
Accumulated deferred investment tax credits                                                                             6
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       (1,668)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $6                   $6               10,227
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($6)                 ($6)              (8,564)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                  $1,663
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Longview             Madera Energy        Madison Energy
                                                              Cogeneration         Company              Company
                                                              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                   $1,618
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                           1,618
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          ($5)               5,183
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (5)               5,183
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $6                   14               21,920
Accumulated other comprehensive income (loss)                                                                      (2,670)
Retained earnings                                                           ($6)                  (9)               4,757
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 $5               24,007
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        $30,808
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Majestic Energy      Midwest Generation   Midwest Peaker
                                                              Limited              EME, LLC             Holdings, Inc.
                                                              Consolidated         Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                          $911,000
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,706           (1,398,091)           ($253,443)
Accrued taxes                                                             2,478                   57
Trading and price risk management liabilities                                                  2,959
Other current liabilities                                                   145              166,422
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 4,329             (317,653)            (253,443)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                             2,127,955
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      67              110,973                  (86)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  118,656
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 67              229,629                  (86)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            304,894            2,456,513              249,033
Accumulated other comprehensive income (loss)                              (482)                (989)
Retained earnings                                                      (308,805)             107,364                4,496
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (4,393)           2,562,888             $253,529
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $3           $4,602,819
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Capital LP   Mission Del Cielo,   Mission/Eagle
                                                                                   Inc. Consolidated    Energy Company
                                                                                                        (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($154,639)              $5,770
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (154,639)               5,771
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        2,483                   $1
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   2,483                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities                                              150,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              150,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              4,640               (2,915)                   2
Accumulated other comprehensive income (loss)
Retained earnings                                                            (1)              18,886                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        $4,639               15,971                  ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $24,225
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Construction         Generation, Inc.     Holdings, Inc.
                                                              Services, Inc.       (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($195)                                    ($256)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (195)                                     (256)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     702                                       286
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                702                                       286
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              4,842                                     6,267
Accumulated other comprehensive income (loss)
Retained earnings                                                          (333)                                   (1,474)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         4,509                                     4,793
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,016                                    $4,823
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Energy       Mission Energy
                                                              Holdings             Indonesia            Mexico (Inactive)
                                                              International Inc.   (Inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                      131,222
Preferred stock to be redeemed within one year
Accounts payable                                                        150,516
Accrued taxes                                                            24,518
Trading and price risk management liabilities                             5,795
Other current liabilities                                                87,959
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               477,561
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        2,116,083
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 387,790                                        $5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             479,144
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            866,934                                         5
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       579,656
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      131,225
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,508,221                   $6                1,138
Accumulated other comprehensive income (loss)                          (210,002)
Retained earnings                                                    (1,453,506)                 ($6)              (1,143)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     1,844,713                                       ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $6,016,172
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy New   Mission Energy       Mission Operations
                                                              York, Inc.           Wales Company        de Mexico, S.A. de
                                                                                   Consolidated         C.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       $117,055            ($164,595)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                   431
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               117,486             (164,595)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  36,171              285,464
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             36,171              285,464
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                920
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             27,502               69,272
Accumulated other comprehensive income (loss)
Retained earnings                                                      (101,836)              37,568
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (74,334)             106,840
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $79,323             $228,629
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Triple       North Jackson        Northern Sierra
                                                              Cycle Systems        Energy Company       Energy Company
                                                              Company              (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   ($175)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               (175)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                176                   $3
Accumulated other comprehensive income (loss)
Retained earnings                                                            (1)                 ($3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          $175
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Ortega Energy        Panther Timber       Paradise Energy
                                                              Company              Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                  ($3,923)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                          (3,923)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        ($473)               3,982
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                    (473)               3,982
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $7                  473
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($7)                                      (59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                               $473                 ($59)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Pleasant Valley      Prince George        Quartz Peak Energy
                                                              Energy Company       Energy Company       Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($2,741)                                    ($174)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (2,741)                                     (174)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     983
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                983
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,221                                     8,638
Accumulated other comprehensive income (loss)
Retained earnings                                                        (1,463)                                   (8,464)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        $1,758                                      $174
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

398>

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $32
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    32
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (1,186)                                      ($5)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (1,186)                                       (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              3,947                 $672                   14
Accumulated other comprehensive income (loss)                               (54)
Retained earnings                                                        (2,075)               ($672)                  (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,818                                        $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $664
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Rio Escondido        Riverport Energy     San Gabriel Energy
                                                              Energy Company       Company              Company (Inactive)
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($116)                ($52)             ($5,968)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (116)                 (52)              (5,968)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     116                   52                    2
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                               $116                  $52                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                        2,220
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                   3,650
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                   5,870
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                           ($96)
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        $18,892               $5,576
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                18,892                5,576
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   8,982                7,577                  ($5)
Accumulated deferred investment tax credits                               2,453
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             11,435                7,577                   (5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             10,188                5,455                   14
Accumulated other comprehensive income (loss)                                                  4,484
Retained earnings                                                        11,110               26,076                   (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        21,298               36,015                   $5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $51,625              $49,168
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                              Company              Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                     $890
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                             890
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     ($4)                                    3,160
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (4)                                    3,160
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 13                   $7                9,173
Accumulated other comprehensive income (loss)
Retained earnings                                                            (9)                 ($7)               2,407
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            $4                                    11,580
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        $15,630
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Silver Springs       Sonoma Geothermal    South Coast Energy
                                                              Energy Company       Company              Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $118                 $204
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        118                  204
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                         (319)                (204)
Accumulated deferred investment tax credits                                                       22
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                    (297)               ($204)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 $6                3,445
Accumulated other comprehensive income (loss)
Retained earnings                                                           ($6)              (3,266)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                               $179
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Southern Sierra      Thorofare Energy     Viejo Energy
                                                              Energy Company       Company (Inactive)   Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($23,728)                ($23)              $1,210
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (23,728)                 (23)               1,210
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   5,533                   26                3,720
Accumulated deferred investment tax credits                               3,239
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              8,772                   26                3,720
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             44,190                                    10,041
Accumulated other comprehensive income (loss)
Retained earnings                                                        17,298                   (3)               2,282
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        61,488                  ($3)              12,323
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $46,532                                   $17,253
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Vista Energy         Western Sierra       Edison Mission
                                                              Company (Inactive)   Energy Company       Energy
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,452)            ($20,673)          $2,251,658
Accrued taxes                                                                                                       6,882
Trading and price risk management liabilities
Other current liabilities                                                                                          97,609
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,452)             (20,673)           2,356,149
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                  1,675,063
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,035               11,228              143,948
Accumulated deferred investment tax credits                                                    3,493                2,514
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                                     29,486
Other long-term liabilities                                                                                        57,082
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,035               14,721              233,030
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,097               51,314            2,704,518
Accumulated other comprehensive income (loss)                                                                     107,983
Retained earnings                                                          (680)              16,554             (518,898)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          $417               67,868            2,293,603
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $61,916           $6,557,845
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Energy Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                              $77,551
Long-term debt due within one year                                      $10,333            1,089,918
Preferred stock to be redeemed within one year
Accounts payable                                                        (13,129)             181,155
Accrued taxes                                                             1,710               34,684
Trading and price risk management liabilities                            (7,972)              44,538
Other current liabilities                                               (45,507)             344,712
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (54,565)           1,772,558
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                       (1,319,646)           4,872,012
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  60,360            1,161,657
Accumulated deferred investment tax credits                                  (1)              18,866
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits                                                29,486
Other long-term liabilities                                             146,273              836,625
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            206,632            2,046,634
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations                                    3,024                3,024
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                      (156,732)             423,844
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                                           131,225
Other preferred securities                                                                   150,000
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                   281,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                         (8,401,276)           2,697,016
Accumulated other comprehensive income (loss)                          (106,000)            (212,221)
Retained earnings                                                     1,280,153             (791,770)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    (7,227,123)           1,693,025
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          ($8,548,410)         $11,092,322
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Aguila Energy        Anacapa Energy       Arrowhead Energy
                                                                Company              Company              Company
                                                                                                          (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $7,163
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          7,163
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     76
Depreciation, decommissioning and amortization                                                      68
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           144
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                          7,019
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            7,019
Income (taxes) benefit                                                                           2,707
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         4,312

Loss from discontinued operations
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                4,312
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($8,853)               3,559                  $12
Dividends declared on common stock                                                              (5,806)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($8,853)              $2,065                  $12
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Balboa Energy        Blue Ridge Energy    Bretton Woods
                                                                Company              Company              Energy Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income (taxes) benefit
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        ($10)                 ($9)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($10)                 ($9)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Camino Energy        Capistrano           Centerport Energy
                                                                Company              Cogeneration         Company
                                                                                     Company
                                                                                     Sold 01/11/2002
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $42,613
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    42,613
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               590
Depreciation, decommissioning and amortization                                575
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,165
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    41,448
Interest and dividend income                                               (2,270)
Other nonoperating income                                                     (36)                 ($4)
Interest expense - net of amounts capitalized                                (113)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      39,029                   (4)
Income (taxes) benefit                                                    (15,051)                   2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   23,978                   (2)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          23,978                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         874              (14,951)
Dividends declared on common stock                                         (1,270)             $14,953
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $23,582
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Chesapeake Bay       Chester Energy       Clayville Energy
                                                                Energy Company       Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income (taxes) benefit
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($1,518)               ($142)                 ($6)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,518)               ($142)                 ($6)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Colonial Energy      Coronado Energy      Crescent Valley
                                                                Company (Inactive)   Company              Energy Company
                                                                                                          (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income (taxes) benefit
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($4)                 ($6)               ($817)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($4)                 ($6)               ($817)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Del Mar Energy       Delaware Energy      Desert Sunrise
                                                                Company              Conservers, Inc.     Energy Company
                                                                                     (Inactive)           (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $7,985
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     7,985
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                61
Depreciation, decommissioning and amortization                                 15
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       76
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     7,909
Interest and dividend income
Other nonoperating income                                                      (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       7,908
Income (taxes) benefit                                                     (3,049)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    4,859
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           4,859
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       2,055                  ($2)                  $5
Dividends declared on common stock                                         (4,595)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $2,319                  ($2)                  $5
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Devereaux Energy     East Maine Energy    Edison Alabama
                                                                Company              Company (Inactive)   Generating Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income (taxes) benefit
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($6,425)                 ($8)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($6,425)                 ($8)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Development, Inc.    Energy Fuel          Energy Funding
                                                                                     Consolidated         Corp.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $19,848
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         19,848
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                   1,124
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         1,124
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         18,724
Interest and dividend income                                               $1,389                  633              $19,075
Other nonoperating income
Interest expense - net of amounts capitalized                                                                      ($19,075)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       1,389               19,357
Income (taxes) benefit                                                       (536)              (2,570)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      853               16,787
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             853               16,787
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (13,576)              19,668
Dividends declared on common stock                                                             (18,637)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($12,723)             $17,818
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Interface     Energy Services,     Fuel Resources,
                                                                Ltd                  Inc.                 Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                   $12
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                        12
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 2                 $276
Depreciation, decommissioning and amortization                                                    (247)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2                   29
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        10                  (29)
Interest and dividend income                                                                        (1)
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          10                  (30)
Income (taxes) benefit                                                         (6)                  12
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        4                  (18)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               4                  (18)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          63                 (120)
Dividends declared on common stock                                                                  36
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               $67                ($102)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Edison Mission       Midwest Generation
                                                                Fuel Transpor        Marketing and        Energy Services,
                                                                tation, Inc.         Trading, Inc.        LLC [5]
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $19,740
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         19,740
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 44,228
Depreciation, decommissioning and amortization                                                   2,282
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        46,510
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        (26,770)
Interest and dividend income                                                                     1,317
Other nonoperating income                                                                          106
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (25,347)
Income (taxes) benefit                                                                           9,340
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (16,007)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (16,007)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                            4,880
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                               ($11,127)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Holdings Co.         Operation and        Project Co.
                                                                Consolidated         Maintenance, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $387,490              $22,118
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   387,490               22,118
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      147,927
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           189,074               21,975
Depreciation, decommissioning and amortization                             14,629
Property and other taxes                                                      366
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  351,996               21,975
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    35,494                  143
Interest and dividend income                                              (46,767)                 152
Other nonoperating income                                                  48,870                   32
Interest expense - net of amounts capitalized                                (826)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      36,771                  327
Income (taxes) benefit                                                    (14,513)                (132)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   22,258                  195
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          22,258                  195
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      72,212                5,975
Dividends declared on common stock                                              4               (1,900)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $94,474               $4,270
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                El Dorado Energy     EME CP Holdings      EME Eastern
                                                                Company              Co. Consolidated     Holdings Co.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $22,471                 $953
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         22,471                  953
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     69
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            69
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         22,402                  953
Interest and dividend income                                                                        28                    1
Other nonoperating income                                                                           (2)
Interest expense - net of amounts capitalized                                                   (5,734)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           16,694                  954
Income (taxes) benefit                                                                          (6,438)                (368)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        10,256                  586
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               10,256                  586
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     ($7,947)                (903)               1,401
Dividends declared on common stock                                                              (2,414)              (1,925)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($7,947)              $6,939                  $62
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EMOM Services, Inc.  EMP, Inc.            Four Counties Gas
                                                                                     (Inactive)           Company (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income (taxes) benefit
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                          ($1,050)                 ($6)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                ($1,050)                 ($6)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Global Power         Hancock Generation   Hanover Energy
                                                                Investors, Inc.      LLC                  Company
                                                                                                          Consolidated
                                                                                                          Sold in Jan 2002
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income                                                                                              ($94)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                   (94)
Income (taxes) benefit                                                                                                   36
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                (58)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                       (58)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                  (598)
Dividends declared on common stock                                                                                  (10,588)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                    ($11,244)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Holtsville Energy    Indian Bay Energy    Jefferson Energy
                                                                Company              Company              Company (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income (taxes) benefit
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       ($896)                                      ($1)
Dividends declared on common stock                                                                                       $1
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($896)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Kings Canyon         Kingspark Energy     Laguna Energy
                                                                Energy Company       Company              Company (Inactive)
                                                                (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized                                                                           ($3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                    (3)
Income (taxes) benefit                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                 (2)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                        (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($6)                                   (1,752)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($6)                                  ($1,754)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                La Jolla Energy      Lakeview Energy      Lehigh River
                                                                Company (Inactive)   Company              Energy Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income (taxes) benefit
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($6)                 ($6)             ($8,564)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($6)                 ($6)             ($8,564)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Longview             Madera Energy        Madison Energy
                                                                Cogeneration         Company              Company
                                                                Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                          $5,142
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                               5,142
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                                          132
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                132
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                               5,010
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                 5,010
Income (taxes) benefit                                                                                               (1,932)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                              3,078
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                     3,078
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($6)                 ($9)               2,260
Dividends declared on common stock                                                                                     (581)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($6)                 ($9)              $4,757
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Majestic Energy      Midwest Generation   Midwest Peaker
                                                                Limited              EME, LLC             Holdings, Inc.
                                                                Consolidated         Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                 $1,148,676
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                      1,148,676
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           396,345
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $73              382,441
Depreciation, decommissioning and amortization                                                 153,593
Property and other taxes                                                                        16,672
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       73              949,051
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (73)             199,625
Interest and dividend income                                                    1              120,614               $4,465
Other nonoperating income                                                     171                 (272)
Interest expense - net of amounts capitalized                                                 (165,169)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          99              154,798                4,465
Income (taxes) benefit                                                        (59)             (60,060)              (1,722)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       40               94,738                2,743
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              40               94,738                2,743
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (308,845)              12,625                2,989
Dividends declared on common stock                                                                   1               (1,236)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($308,805)            $107,364               $4,496
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Capital LP   Mission Del Cielo,   Mission/Eagle
                                                                                     Inc. Consolidated    Energy Company
                                                                                                          (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $18,394
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         18,394
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     25
Depreciation, decommissioning and amortization                                                      89
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           114
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         18,280
Interest and dividend income                                              $13,953
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities                                         (13,953)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           18,280
Income (taxes) benefit                                                                          (7,049)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        11,231
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               11,231
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (1)               8,393                  ($3)
Dividends declared on common stock                                                                (738)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)             $18,886                  ($3)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy       Mission Energy       Mission Energy
                                                                Construction         Generation, Inc.     Holdings, Inc.
                                                                Services, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                               $521
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      521
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (521)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities                                                                                     ($218)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (521)                                     (218)
Income (taxes) benefit                                                        201                                        84
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (320)                                     (134)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (320)                                     (134)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (13)                                   (1,340)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($333)                                  ($1,474)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy       Mission Energy       Mission Energy
                                                                Holdings             Indonesia            Mexico (Inactive)
                                                                International Inc.   (Inactive)
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $1,309,295
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 1,309,295
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      426,747
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           484,097
Depreciation, decommissioning and amortization                            114,772
Property and other taxes                                                   12,600
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                1,038,216
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   271,079
Interest and dividend income                                               11,097
Other nonoperating income                                                  21,455
Interest expense - net of amounts capitalized                            (183,693)
Other nonoperating deductions                                             (33,829)
Dividends on preferred securities                                          (7,005)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      79,104
Income (taxes) benefit                                                    (59,698)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   19,406
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          19,406
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                  (1,501,920)                 ($6)             ($1,143)
Dividends declared on common stock                                         29,008
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,453,506)                 ($6)             ($1,143)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy New   Mission Energy       Mission Operations
                                                                York, Inc.           Wales Company        de Mexico, S.A. de
                                                                                     Consolidated         C.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               ($4,534)              $7,590
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    (4,534)               7,590
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             1,148
Depreciation, decommissioning and amortization                              1,271
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    2,419
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (6,953)               7,590
Interest and dividend income                                              (20,105)               4,710
Other nonoperating income                                                      15                   (8)
Interest expense - net of amounts capitalized
Other nonoperating deductions                                                                     (920)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (27,043)              11,372
Income (taxes) benefit                                                      8,760               (5,682)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (18,283)               5,690
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (18,283)               5,690
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (83,553)              31,878
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($101,836)             $37,568
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Triple       North Jackson        Northern Sierra
                                                                Cycle Systems        Energy Company       Energy Company
                                                                Company              (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income (taxes) benefit
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)                 ($3)                 ($1)
Dividends declared on common stock                                                                                       $1
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)                 ($3)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Ortega Energy        Panther Timber       Paradise Energy
                                                                Company              Company              Company (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                        $1
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                1
Income (taxes) benefit                                                                             ($1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($7)                                     ($59)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($7)                                     ($59)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Pleasant Valley      Prince George        Quartz Peak Energy
                                                                Energy Company       Energy Company       Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $129
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      129
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (129)
Interest and dividend income
Other nonoperating income                                                       2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (127)
Income (taxes) benefit                                                         49
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (78)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (78)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,385)                                  ($8,464)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,463)                                  ($8,464)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Rapidan Energy       Reeves Bay Energy    Ridgecrest Energy
                                                                Company              Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $105
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       105
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                  4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       101
Interest and dividend income
Other nonoperating income                                                      21
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         122
Income (taxes) benefit                                                        (47)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       75
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              75
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (2,150)               ($672)                 ($9)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($2,075)               ($672)                 ($9)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Rio Escondido        Riverport Energy     San Gabriel Energy
                                                                Energy Company       Company              Company (Inactive)
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                           ($114)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                (114)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                (114)
Interest and dividend income                                                   $4
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           4                                      (114)
Income (taxes) benefit                                                         (2)                                       44
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        2                                       (70)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               2                                       (70)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          (3)                                    3,720
Dividends declared on common stock                                             $1
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                      $3,650
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                San Joaquin Energy   San Juan Energy      San Pedro Energy
                                                                Company              Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $16,167              $18,713
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    16,167               18,713
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               311                  214
Depreciation, decommissioning and amortization                                 30                   90
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      341                  304
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    15,826               18,409
Interest and dividend income                                                 (671)
Other nonoperating income                                                       4                   (4)
Interest expense - net of amounts capitalized                                 (38)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      15,121               18,405
Income (taxes) benefit                                                     (5,742)              (7,097)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    9,379               11,308
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           9,379               11,308
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       2,122               16,828                  ($9)
Dividends declared on common stock                                           (391)              (2,060)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $11,110              $26,076                  ($9)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Santa Ana Energy     Santa Clara Energy   Silverado Energy
                                                                Company              Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                          $6,610
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                               6,610
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          70
Depreciation, decommissioning and amortization                                                                           50
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                120
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                               6,490
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                 6,490
Income (taxes) benefit                                                                                               (2,503)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                              3,987
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                     3,987
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($9)                 ($7)               4,292
Dividends declared on common stock                                                                                   (5,872)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($9)                 ($7)              $2,407
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Silver Springs       Sonoma Geothermal    South Coast Energy
                                                                Energy Company       Company              Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income (taxes) benefit
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($6)             ($3,266)             $11,548
Dividends declared on common stock                                                                                 ($11,548)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($6)             ($3,266)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Southern Sierra      Thorofare Energy     Viejo Energy
                                                                Energy Company       Company (Inactive)   Company
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $29,070                                    $7,617
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    29,070                                     7,617
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               427                                        75
Depreciation, decommissioning and amortization                                 58                                        65
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      485                                       140
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    28,585                                     7,477
Interest and dividend income                                               (1,931)
Other nonoperating income                                                     109
Interest expense - net of amounts capitalized                                 (63)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      26,700                                     7,477
Income (taxes) benefit                                                    (10,146)                                   (2,883)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   16,554                                     4,594
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          16,554                                     4,594
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,140                  ($3)               3,937
Dividends declared on common stock                                           (396)                                   (6,249)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $17,298                  ($3)              $2,282
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Vista Energy         Western Sierra       Edison Mission
                                                                Company (Inactive)   Energy Company       Energy
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $27,629               $1,517
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         27,629                1,517
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    592              143,330
Depreciation, decommissioning and amortization                                                      37                9,330
Property and other taxes                                                                                                141
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           629              152,801
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         27,000             (151,284)
Interest and dividend income                                                                      (886)            (129,315)
Other nonoperating income                                                    $680                  (27)             (19,640)
Interest expense - net of amounts capitalized                                                      (82)            (168,034)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         680               26,005             (468,273)
Income (taxes) benefit                                                       (262)              (9,895)             202,146
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      418               16,110             (266,127)
Loss from discontinued operations
  (including loss on disposal of $1,309, net of tax)
Income (taxes) benefit on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             418               16,110             (266,127)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,098)               1,075             (252,771)
Dividends declared on common stock                                                                (631)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($680)             $16,554            ($518,898)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY and Subsidiaries [Tier 4]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        Edison Mission
                                                                Adjustments          Energy Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              ($89,615)          $3,032,655
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   (89,615)           3,032,655
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      (27,380)             943,639
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           (45,695)           1,223,588
Depreciation, decommissioning and amortization                            (51,002)             247,486
Property and other taxes                                                   (1,828)              27,951
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                 (125,905)           2,442,664
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    36,290              589,991
Interest and dividend income                                               48,272               23,766
Other nonoperating income                                                 (52,287)              (1,010)
Interest expense - net of amounts capitalized                              90,808             (452,022)
Other nonoperating deductions                                               7,590              (27,159)
Dividends on preferred securities                                                              (21,176)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     130,573              112,390
Income (taxes) benefit                                                    (30,102)             (29,577)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  110,471               82,813

Loss from discontinued operations                                         (74,632)             (74,632)
Income (taxes) benefit on discontinued operations                         (17,303)              17,303
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          43,142               25,484
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                   1,204,465             (816,968)
Dividends declared on common stock                                         32,546                 (286)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                        $1,280,153            ($791,770)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          American Bituminous Power   American Kiln Partners, LP  Bretton Woods
                                         Partners, LP                                            Cogeneration, LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $65,479

  Revenues                               $10,396

  Net Income (Loss)                      ($2,551)

Nature/Purpose of Business:              To own an 80MW              Currently inactive.         To own and operate power
                                         cogeneration facility in                                production facilities.
                                         Grant Town, WV.

Ownership Interest(s):                   49.5% by Aguila Energy      2% by Panther Timber        50% by Blue Ridge Energy
                                         Company                     Company                     Company

                                         0.5% by Pleasant Valley     49.5% of 53% by Aguila      50% by Bretton Woods
                                         Energy Co.                  Energy Company              Energy Company

                                                                     0.5% of 53% by Pleasant
                                                                     Valley Energy Company

Name of Entity:                          Brookhaven Cogeneration LP  Brooklyn Navy Yard          CL Power Sales One,
                                                                     Cogeneration Partners, LP   L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $226,019                    $15,537

  Revenues                                                           $70,109

  Net Income (Loss)                                                  ($14,289)                   $65

Nature/Purpose of Business:              To own and operate power    To own and operate a        To own and operate power
                                         production facilities.      286MW power production      production facilities.
                                                                     facility near the
                                                                     Brooklyn Bridge, NY.

Ownership Interest(s):                   50% by Holtsville Energy    50% by Mission Energy New   25% by Citizens Power
                                         Company                     York, Inc.                  Holdings One, LLC

                                         50% by Madera Energy
                                         Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          CL Power Sales Two,         CL Power Sales Six,         CL Power Sales Seven,
                                         L.L.C. [6]                  L.L.C. [6]                  L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $23,777                                                 $13,928

  Revenues

  Net Income (Loss)                      $61                         ($15)                       $211

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   25% by Citizens Power       25% by Citizens Power       25% by Citizens Power
                                         Holdings One, LLC           Holdings One, LLC           Holdings One, LLC

Name of Entity:                          CL Power Sales Eight,       CL Power Sales Nine,        CL Power Sales Ten,
                                         L.L.C. [6]                  L.L.C. [6]                  L.L.C. [6]
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $46,337                     $2,717                      $16,814

  Revenues

  Net Income (Loss)                      ($1,046)                    $17                         ($305)

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   25% by Citizens Power       25% by Citizens Power       25% by Citizens Power
                                         Holdings One, LLC           Holdings One, LLC           Holdings One, LLC

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          Coalinga Cogeneration       Commonwealth Atlantic LP    CPC Cogeneration LLC
                                         Company                     Sold 01/14/2002             Dissolved in 12/2002
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $18,169

  Revenues                               $14,353

  Net Income (Loss)                      $6,613

Nature/Purpose of Business:              To own and operate a 38MW   To own a 340MW power        To act as an intermediary
                                         cogeneration facility in    production facility in      between Watson
                                         Fresno County, CA.          Chesapeake, VA.             Cogeneration Company and
                                                                                                 Arco

Ownership Interest(s):                   50% by Silverado Energy     50% by Chickahominy River   49% by Camino Energy
                                         Company                     Energy Corp.                Company

Name of Entity:                          Delaware Clean Energy       Four Star Oil and Gas       Georgia Peaker, LP
                                         Project                     Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $124,607

  Revenues                                                           $84,719

  Net Income (Loss)                                                  $25,371

Nature/Purpose of Business:              To own and operate power    To own an interest in       To own and operate power
                                         production facilities.      common stock of domestic    production facilities.
                                                                     oil and gas exploration
                                                                     and production co.

Ownership Interest(s):                   50% by Chesapeake Bay       37.196% by Edison Mission   50% by Lakeview Energy
                                         Energy Company              Energy Oil and Gas          Company

                                                                                                 50% by Silver Springs
                                                                                                 Energy Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          Gordonsville Energy, LP     Harbor Cogeneration         James River Cogeneration
                                                                     Company SOLD                Company
                                                                                                 Sold 01/11/2002
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:                                                     SOLD

  Assets                                 $84,187

  Revenues                               $20,149

  Net Income (Loss)                      $4,978

Nature/Purpose of Business:              To own and operate a        To own and operate a 80MW   To own and operate the
                                         240MW cogeneration          cogeneration facility at    110MW cogeneration
                                         facility in Gordonsville,   Wilmington Oil Field in     facility in Hopewell,
                                         VA.                         LA, CA.                     Chester County, VA.

Ownership Interest(s):                   49% by Madison Energy       30% by South Coast Energy   50% by Capistrano
                                         Company                     Company                     Cogeneration Company

                                         1% by Rapidan Energy
                                         Company

Name of Entity:                          Kern River Cogeneration     March Point Cogeneration    Mid-Set Cogeneration
                                         Company                     Company                     Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $58,477                     $68,823                     $10,593

  Revenues                               $96,093                     $40,389                     $14,852

  Net Income (Loss)                      $29,254                     $17,896                     $8,007

Nature/Purpose of Business:              To own and operate a        To own and operate a        To own and operate a 38MW
                                         300MW Kern River (Omar      140MW cogeneration          cogeneration facility in
                                         Hill) cogeneration          facility in Anacortes, WA.  Kern Co., CA
                                         facility at Texaco's Kern
                                         River Oil Field near
                                         Bakersfield, CA.

Ownership Interest(s):                   50% by Southern Sierra      50% by San Juan Energy      50% by Del Mar Energy
                                         Energy Company              Company                     Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          Midway-Sunset               Mission Interface           North Shore Energy, LP
                                         Cogeneration Company        Partnership
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $76,808                     $367

  Revenues                               $66,021

  Net Income (Loss)                      $14,405

Nature/Purpose of Business:              To own and operate a        To own and operate power    To own and operate power
                                         225MW cogeneration          production facilities.      production facilities.
                                         facility near Taft in
                                         Kern County, CA.

Ownership Interest(s):                   50% by San Joaquin Energy   50% by Edison Mission       50% by Reeves Bay Energy
                                         Company                     Energy Interface, Ltd       Company

                                                                                                 50% by Santa Clara Energy
                                                                                                 Company

Name of Entity:                          Northville Energy           Oconee Energy, LP           Riverhead Cogeneration I,
                                         Corporation                                             LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets

  Revenues

  Net Income (Loss)

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate power
                                         production facilities.      production facilities.      production facilities.

Ownership Interest(s):                   100% by North Shore         50% by Clayville Energy     50% by Centerport Energy
                                         Energy LP                   Company                     Company

                                                                     50% by Coronado Energy      50% by Ridgecrest Energy
                                                                     Company                     Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          Riverhead Cogeneration      Riverhead Cogeneration      Sunrise Power Company, LLC
                                         II, LP                      III, LP
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                                                         $154,381

  Revenues                                                                                       $24,242

  Net Income (Loss)                                                                              $15,100

Nature/Purpose of Business:              To own and operate power    To own and operate power    To own and operate a
                                         production facilities.      production facilities.      320MW power production
                                                                                                 facility in Fellows, CA.

Ownership Interest(s):                   50% by Riverport Energy     50% by Indian Bay Energy    50% by Anacapa Energy
                                         Company                     Company                     Company

                                         50% by San Pedro Energy     50% by Santa Ana Energy
                                         Company                     Company

Name of Entity:                          Salinas River               Sargent Canyon              Smithtown Cogeneration, LP
                                         Cogeneration Company        Cogeneration Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $19,776                     $19,859

  Revenues                               $13,365                     $13,731

  Net Income (Loss)                      $7,235                      $7,767

Nature/Purpose of Business:              To own and operate a 38MW   To own and operate a 38MW   To own and operate power
                                         cogeneration facility in    cogeneration facility in    production facilities.
                                         Monterey Co., CA.           Monterey Co, CA

Ownership Interest(s):                   50% by Anacapa Energy       50% by Viejo Energy         50% by Balboa Energy
                                         Company                     Company                     Company

                                                                                                 50% by Kingspark Energy
                                                                                                 Company

EDISON MISSION ENERGY [Tier 5]
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          Sobel Cogeneration Company  Sycamore Cogeneration       TM Star Fuel Company
                                                                     Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $75,938                     $55,231

  Revenues                                                           $100,936                    $10,673

  Net Income (Loss)                                                  $27,253                     ($1,298)

Nature/Purpose of Business:              Currently is inactive.      To own and operate a        To own a 50% interest in
                                                                     300MW cogeneration          a domestic oil and gas
                                                                     facility at Texaco's Kern   exploration and
                                                                     River Oil Field near        production company.
                                                                     Bakersfield, CA.

Ownership Interest(s):                   50% by Northern Sierra      50% by Western Sierra       50% by Southern Sierra
                                         Energy Company              Energy Co.                  Gas Company

Name of Entity:                          Triple Cycle Partnership    Watson Cogeneration
                                                                     Company
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $102,269

  Revenues                                                           $114,956

  Net Income (Loss)                                                  $32,627

Nature/Purpose of Business:              To own 25% interest in      To own and operate a
                                         partnership that has        385MW cogeneration
                                         rights to a proprietary     facility at ARCO's LA
                                         technology.                 Refinery in Carson, CA

Ownership Interest(s):                   50% by Mission Triple       49% by Camino Energy
                                         Cycle Systems Company       Company

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil and Gas   Energy Petroleum
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $24,204              $30,209
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        24,204               30,209
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $24,204              $30,209
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (Inactive)   Gas Company          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            ($1,148)             $58,170
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             (1,148)              58,170
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 ($1,148)             $58,170
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $111,435
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       111,435
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $111,435
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Energy Oil and Gas   Energy Petroleum
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             ($9,251)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                        645
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (8,606)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  $2,291               13,960                   $5
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,291               13,960                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              5,127               16,057                    1
Accumulated other comprehensive income (loss)
Retained earnings                                                        16,786                8,798                   (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        21,913               24,855                  ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $24,204              $30,209
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Pocono Fuels         Southern Sierra      Consolidating
                                                              Company (Inactive)   Gas Company          Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($562)               ($520)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (562)                (520)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     563                   18
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                563                   18
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                     341              $64,942
Accumulated other comprehensive income (loss)
Retained earnings                                                            (1)                (987)              (6,772)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($1)                (646)              58,170
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   ($1,148)             $58,170
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission
                                                              Energy Fuel
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($10,333)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                   645
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (9,688)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  16,837
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             16,837
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             86,468
Accumulated other comprehensive income (loss)
Retained earnings                                                        17,818
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       104,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $111,435
============================================================= ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Fuel          Energy Oil and Gas   Energy Petroleum
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $21,096
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         21,096
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                   1,124
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         1,124
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         19,972
Interest and dividend income                                                                       633
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           20,605
Income taxes (benefit)                                                                          (3,051)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        17,554
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               17,554
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     $18,636                2,460                  ($6)
Dividends declared on common stock                                         (1,850)             (11,216)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $16,786               $8,798                  ($6)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Pocono Fuels         Southern Sierra      Consolidating
                                                                Company (Inactive)   Gas Company          Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    ($1,248)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         (1,248)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (1,248)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           (1,248)
Income taxes (benefit)                                                                             481
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                          (767)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                 (767)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)                (220)             ($1,201)
Dividends declared on common stock                                                                                   (5,571)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)               ($987)             ($6,772)
=============================================================== ==================== ==================== ====================

EDISON MISSION ENERGY FUEL and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission
                                                                Energy Fuel
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $19,848
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    19,848
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                              1,124
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,124
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    18,724
Interest and dividend income                                                  633
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      19,357
Income taxes (benefit)                                                     (2,570)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   16,787
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          16,787
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      19,668
Dividends declared on common stock                                        (18,637)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $17,818
=============================================================== ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Chestnut Ridge       Homer City           Mission Energy
                                                              Energy Company       Property Holdings,   Westside, Inc.
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $3
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               3
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        385
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $46,962                                      $857
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        46,962                  385                  857
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $46,962                 $388                 $857
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Homer City       Edison Mission       Edison Mission
                                                              Generation LP [6]    Finance Co.          Holdings Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $59,174
Receivables - net                                                         1,295
Fuel inventory                                                           27,257
Materials and supplies, at average cost                                  24,159
Accumulated deferred income taxes - net
Trading and price risk management assets                                   (291)
Prepayments and other current assets                                     70,314
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    181,908
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,969,605
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $705,833
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,969,605                                   705,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   77,910
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   77,910
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $2,229,423                                  $705,833
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $59,177
Receivables - net                                                                              1,295
Fuel inventory                                                                                27,257
Materials and supplies, at average cost                                                       24,159
Accumulated deferred income taxes - net
Trading and price risk management assets                                                        (291)
Prepayments and other current assets                                                          70,314
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         181,911
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                           ($1,540,943)             429,047
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (753,652)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                    (2,294,595)             429,047
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   81,626              159,536
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   81,626              159,536
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                        ($2,212,969)            $770,494
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Chestnut Ridge       Homer City           Mission Energy
                                                              Energy Company       Property Holdings,   Westside, Inc.
                                                                                   Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($939)                ($92)                ($74)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (939)                 (92)                 (74)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,639                    1                   27
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,639                    1                   27
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             63,897                  584                  805
Accumulated other comprehensive income (loss)
Retained earnings                                                       (18,635)                (105)                  99
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        45,262                  479                  904
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $46,962                 $388                 $857
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Homer City       Edison Mission       Edison Mission
                                                              Generation LP [6]    Finance Co.          Holdings Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $59,723
Preferred stock to be redeemed within one year
Accounts payable                                                        630,730            ($658,235)                 $30
Accrued taxes                                                            (1,705)
Trading and price risk management liabilities                             9,293
Other current liabilities                                                59,082
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               757,123             (658,235)                  30
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,426,961
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 (17,324)                (952)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                              19,259
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,935                 (952)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             62,801              626,124              648,935
Accumulated other comprehensive income (loss)                            (4,415)
Retained earnings                                                       (14,982)              33,063               56,868
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        43,404             $659,187              705,803
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $2,229,423                                  $705,833
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Edison Mission
                                                              Adjustments          Holdings Co.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                     ($59,517)                $206
Preferred stock to be redeemed within one year
Accounts payable                                                                             (28,580)
Accrued taxes                                                                                 (1,705)
Trading and price risk management liabilities                                                  9,293
Other current liabilities                                               (41,741)              17,341
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (101,258)              (3,445)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                       (1,426,637)                 324
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  30,968               15,359
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   19,259
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             30,968               34,618
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                           (754,208)             648,938
Accumulated other comprehensive income (loss)                                                 (4,415)
Retained earnings                                                        38,166               94,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (716,042)             738,997
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                          ($2,212,969)            $770,494
============================================================= ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Chestnut Ridge       Homer City           Mission Energy
                                                                Energy Company       Property Holdings,   Westside, Inc.
                                                                                     Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization                                                      $4
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             4
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (4)
Interest and dividend income
Other nonoperating income                                                    $161                    6                  ($3)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         161                    2                   (3)
Income taxes (benefit)                                                        (62)                  (1)                   1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       99                    1                   (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              99                    1                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      24,765                 (106)                 141
Dividends declared on common stock                                        (43,499)                                      (40)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($18,635)               ($105)                 $99
=============================================================== ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Homer City       Edison Mission       Edison Mission
                                                                Generation LP [6]    Finance Co.          Holdings Co.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $387,490
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   387,490
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      147,927
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            86,788                  $73                   $5
Depreciation, decommissioning and amortization                             61,892
Property and other taxes                                                      366
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  296,973                   73                    5
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    90,517                  (73)                  (5)
Interest and dividend income                                              (46,767)
Other nonoperating income                                                  (1,009)              49,715
Interest expense - net of amounts capitalized                            (119,845)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (77,104)              49,642                   (5)
Income taxes (benefit)                                                     33,561              (19,143)                   2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (43,543)              30,499                   (3)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (43,543)              30,499                   (3)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      28,561                2,564               69,813
Dividends declared on common stock                                                                                  (12,942)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($14,982)             $33,063              $56,868
=============================================================== ==================== ==================== ====================

EDISON MISSION HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        Edison Mission
                                                                Adjustments          Holdings Co.
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $387,490
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        387,490
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           147,927
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                          $102,208              189,074
Depreciation, decommissioning and amortization                            (47,267)              14,629
Property and other taxes                                                                           366
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   54,941              351,996
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (54,941)              35,494
Interest and dividend income                                                                   (46,767)
Other nonoperating income                                                                       48,870
Interest expense - net of amounts capitalized                             119,019                 (826)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      64,078               36,771
Income taxes (benefit)                                                    (28,871)             (14,513)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   35,207               22,258
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          35,207               22,258
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (53,526)              72,212
Dividends declared on common stock                                         56,485                    4
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $38,166              $94,474
=============================================================== ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Bretton Woods        CP Power Sales       CP Power Sales
                                                              Funding I, L.L.C.    Five, L.L.C.         Thirteen, L.L.C.
                                                                                   Cancelled            Cancelled
                                                                                   06/03/2002           06/03/2002
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Fourteen, L.L.C.     Fifteen, L.L.C.      Seventeen, L.L.C.
                                                              Cancelled            Cancelled
                                                              06/03/2002           06/03/2002
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $1,356
Receivables - net                                                                                                     903
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                              901
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                3,160
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                             98,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             98,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                     $101,408
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              CP Power Sales       CP Power Sales       Sunapee Funding I,
                                                              Nineteen, L.L.C.     Twenty, L.L.C.       L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME CP Holdings Co.  Consolidating        EME CP Holdings
                                                                                   Adjustments          Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $1,356
Receivables - net                                                                                                     903
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                              901
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                3,160
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $16,105             ($16,105)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        16,105              (16,105)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                             98,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             98,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $16,105             ($16,105)            $101,408
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Bretton Woods        CP Power Sales       CP Power Sales
                                                              Funding I, L.L.C.    Five, L.L.C.         Thirteen, L.L.C.
                                                                                   Cancelled            Cancelled
                                                                                   06/03/2002           06/03/2002
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              CP Power Sales       CP Power Sales       CP Power Sales
                                                              Fourteen, L.L.C.     Fifteen, L.L.C.      Seventeen, L.L.C.
                                                              Cancelled            Cancelled
                                                              06/03/2002           06/03/2002
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                   $821
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      234
Accrued taxes
Trading and price risk management liabilities                                                                       3,795
Other current liabilities                                                                                              18
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                           4,868
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                     82,729
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           122
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          122
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                  13,689
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                  13,689
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                       $101,408
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              CP Power Sales       CP Power Sales       Sunapee Funding I,
                                                              Nineteen, L.L.C.     Twenty, L.L.C.       L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME CP Holdings Co.  Consolidating        EME CP Holdings
                                                                                   Adjustments          Co. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                   $821
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,463)                                   (1,229)
Accrued taxes
Trading and price risk management liabilities                                                                       3,795
Other current liabilities                                                                                              18
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,463)                                    3,405
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                     82,729
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   8,213                                     8,213
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           122
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              8,213                                     8,335
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings                                                         9,355             ($16,105)               6,939
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         9,355              (16,105)               6,939
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $16,105             ($16,105)            $101,408
============================================================= ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Bretton Woods        CP Power Sales       CP Power Sales
                                                                Funding I, L.L.C.    Five, L.L.C.         Thirteen, L.L.C.
                                                                                     Cancelled            Cancelled
                                                                                     06/03/2002           06/03/2002
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                CP Power Sales       CP Power Sales       CP Power Sales
                                                                Fourteen, L.L.C.     Fifteen, L.L.C.      Seventeen, L.L.C.
                                                                Cancelled            Cancelled
                                                                06/03/2002           06/03/2002
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $22,471
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              22,471
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          69
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 69
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              22,402
Interest and dividend income                                                                                             28
Other nonoperating income                                                                                                (2)
Interest expense - net of amounts capitalized                                                                        (5,734)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                16,694
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                             16,694
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                    16,694
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                (3,005)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                     $13,689
=============================================================== ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                CP Power Sales       CP Power Sales       Sunapee Funding I,
                                                                Nineteen, L.L.C.     Twenty, L.L.C.       L.L.C.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

EME CP HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME CP Holdings Co.  Consolidating        EME CP Holdings
                                                                                     Adjustments          Co. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $22,471
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              22,471
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          69
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 69
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              22,402
Interest and dividend income                                                                                             28
Other nonoperating income                                                                                                (2)
Interest expense - net of amounts capitalized                                                                        (5,734)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                16,694
Income taxes (benefit)                                                     $6,438                                     6,438
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (6,438)                                   10,256
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (6,438)                                   10,256
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      15,793             ($16,105)              (3,317)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $9,355             ($16,105)              $6,939
=============================================================== ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Athens Funding,      Citizens Power       CP Power Sales
                                                              L.L.C.               Holdings One, LLC    Twelve, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             $5,836
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              5,836
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $5,836
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Eastern          Consolidating        EME Eastern
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $6,818               $1,777              $14,431
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         6,818                1,777               14,431
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $6,818               $1,777              $14,431
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Athens Funding,      Citizens Power       CP Power Sales
                                                              L.L.C.               Holdings One, LLC    Twelve, L.L.C.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $371
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        371
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                         (806)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                    (806)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   7,047
Accumulated other comprehensive income (loss)
Retained earnings                                                                               (776)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                              6,271
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $5,836
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Eastern          Consolidating        EME Eastern
                                                              Holdings Co.         Adjustments          Holdings Co.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($486)                                    ($115)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (486)                                     (115)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                              100                                       100
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                              (806)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                         (806)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              6,697               $1,446               15,190
Accumulated other comprehensive income (loss)
Retained earnings                                                           507                  331                   62
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         7,204                1,777               15,252
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $6,818               $1,777              $14,431
============================================================= ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Athens Funding,      Citizens Power       CP Power Sales
                                                                L.L.C.               Holdings One, LLC    Twelve, L.L.C.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $953
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            953
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            953
Interest and dividend income
Other nonoperating income                                                                            1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              954
Income taxes (benefit)                                                                            (368)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           586
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  586
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              278
Dividends declared on common stock                                                              (1,640)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                  ($776)
=============================================================== ==================== ==================== ====================

EME EASTERN HOLDINGS CO. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Eastern          Consolidating        EME Eastern
                                                                Holdings Co.         Adjustments          Holdings Co.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                            $953
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                 953
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                 953
Interest and dividend income
Other nonoperating income                                                                                                 1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                   954
Income taxes (benefit)                                                                                                 (368)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                586
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                       586
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      $1,846                ($723)               1,401
Dividends declared on common stock                                         (1,339)               1,054               (1,925)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $507                 $331                  $62
=============================================================== ==================== ==================== ====================

HANOVER ENERGY COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

This entity and its subsidiary were sold in January 2002.

                                                              Chickahominy River   Hanover Energy       Consolidating
                                                              Energy Corp.         Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             $9,656              ($9,656)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              9,656               (9,656)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $9,656              ($9,656)
============================================================= ==================== ==================== ====================

HANOVER ENERGY COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

This entity and its subsidiary were sold in January 2002.

                                                              Hanover Energy
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

HANOVER ENERGY COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

This entity and its subsidiary were sold in January 2002.

                                                              Chickahominy River   Hanover Energy       Consolidating
                                                              Energy Corp.         Company              Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $622
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   622
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             10,622              $10,120             ($10,120)
Accumulated other comprehensive income (loss)
Retained earnings                                                       (11,244)                (464)                 464
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         ($622)               9,656               (9,656)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $9,656              ($9,656)
============================================================= ==================== ==================== ====================

HANOVER ENERGY COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

This entity and its subsidiary were sold in January 2002.

                                                              Hanover Energy
                                                              Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $622
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   622
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             10,622
Accumulated other comprehensive income (loss)
Retained earnings                                                       (11,244)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         ($622)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

HANOVER ENERGY COMPANY and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

This entity and its subsidiary were sold in January 2002.

                                                                Chickahominy River   Hanover Energy       Consolidating
                                                                Energy Corp.         Company              Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income                                                    ($94)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (94)
Income taxes (benefit)                                                         36
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (58)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (58)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (908)               ($407)                $717
Dividends declared on common stock                                        (10,278)                 (57)                (253)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($11,244)               ($464)                $464
=============================================================== ==================== ==================== ====================

HANOVER ENERGY COMPANY and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

This entity and its subsidiary were sold in January 2002.

                                                                Hanover Energy
                                                                Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income                                                    ($94)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (94)
Income taxes (benefit)                                                         36
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (58)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (58)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (598)
Dividends declared on common stock                                        (10,588)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($11,244)
=============================================================== ==================== ==================== ====================

MAJESTIC ENERGY LIMITED and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Majestic Energy      EME Royale Limited   Edison Mission
                                                              Limited                                   Energy Taupo
                                                                                                        Limited [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $2
Receivables - net                                                                                                       1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    3
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $281,241              $55,040
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       281,241               55,040
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $281,241              $55,040                   $3
============================================================= ==================== ==================== ====================

MAJESTIC ENERGY LIMITED and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Majestic Energy
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $2
Receivables - net                                                                                  1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               3
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     ($336,281)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                      (336,281)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                          ($336,281)                  $3
============================================================= ==================== ==================== ====================

MAJESTIC ENERGY LIMITED and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Majestic Energy      EME Royale Limited   Edison Mission
                                                              Limited                                   Energy Taupo
                                                                                                        Limited [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $151               $1,555
Accrued taxes                                                                                   (527)
Trading and price risk management liabilities
Other current liabilities                                                   105                   14                  $26
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   256                1,042                   26
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           67
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            304,894              304,894              302,818
Accumulated other comprehensive income (loss)                            (2,438)             (43,058)                (784)
Retained earnings                                                       (21,471)            (207,905)            (302,057)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       280,985               53,931                  (23)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $281,241              $55,040                   $3
============================================================= ==================== ==================== ====================

MAJESTIC ENERGY LIMITED and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Majestic Energy
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                              $1,706
Accrued taxes                                                                                   (527)
Trading and price risk management liabilities
Other current liabilities                                                                        145
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                      1,324
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           67
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      67
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          ($607,712)             304,894
Accumulated other comprehensive income (loss)                            45,880                 (400)
Retained earnings                                                       225,551             (305,882)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (336,281)              (1,388)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                            ($336,281)                  $3
============================================================= ==================== ==================== ====================

MAJESTIC ENERGY LIMITED and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Majestic Energy      EME Royale Limited   Edison Mission
                                                                Limited                                   Energy Taupo
                                                                                                          Limited [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $42                  $16                  $15
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       42                   16                   15
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (42)                 (16)                 (15)
Interest and dividend income                                                                                              1
Other nonoperating income                                                     (11)                 182
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (53)                 166                  (14)
Income taxes (benefit)                                                                             (65)               2,928
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (53)                 101                2,914
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (53)                 101                2,914
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (21,418)            (208,007)            (304,971)
Dividends declared on common stock                                                                   1
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,471)           ($207,905)           ($302,057)
=============================================================== ==================== ==================== ====================

MAJESTIC ENERGY LIMITED and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        Majestic Energy
                                                                Adjustments          Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $73
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            73
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (73)
Interest and dividend income                                                                         1
Other nonoperating income                                                                          171
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               99
Income taxes (benefit)                                                                           2,863
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         2,962
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                2,962
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    $225,551             (308,845)
Dividends declared on common stock                                                                   1
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $225,551            ($305,882)
=============================================================== ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Midwest Generation   Collins Holdings     Edison Mission
                                                              EME, LLC             EME, LLC             Midwest Holdings
                                                                                                        Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $425                                  $245,129
Receivables - net                                                            52                                       264
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         63
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        540                                   245,393
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 8,505
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,507,077                                 3,806,495
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     2,515,582                                 3,806,495
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                             58,854
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             58,854
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $2,516,122                                $4,110,742
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                              Services, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $4                   $4
Receivables - net                                                                                                     632
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                  187
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               4                  823
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                               9
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                176
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                176                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction  work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $180                 $832
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Midwest Generation   Consolidating        Midwest Generation
                                                              LLC [6]              Adjustments          EME, LLC
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $74,652                                  $320,214
Receivables - net                                                        61,090                                    62,038
Fuel inventory                                                           79,293                                    79,293
Materials and supplies, at average cost                                  18,636                                    18,636
Accumulated deferred income taxes - net
Trading and price risk management assets                                  2,311                                     2,311
Prepayments and other current assets                                     26,844                                    27,094
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    262,826                                   509,586
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             4,805,137            ($782,427)           4,031,224
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                         (6,313,748)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,805,137           (7,096,175)           4,031,224
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    3,155                                    62,009
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    3,155                                    62,009
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $5,071,118          ($7,096,175)          $4,602,819
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Midwest Generation   Collins Holdings     Edison Mission
                                                              EME, LLC             EME, LLC             Midwest Holdings
                                                                                                        Co.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                               $911,000
Preferred stock to be redeemed within one year
Accounts payable                                                        $10,808                   $3             (125,968)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                  (249)                                    8,868
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                10,559                    3              793,900
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    808,308
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     413                                     1,453
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                413                                     1,453
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          2,456,512                                 2,425,000
Accumulated other comprehensive income (loss)
Retained earnings                                                        48,638                   (3)              82,081
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     2,505,150                  ($3)           2,507,081
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $2,516,122                                $4,110,742
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                              Services, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                         ($3,343,669)                $323
Accrued taxes                                                                                                          57
Trading and price risk management liabilities
Other current liabilities                                                                                              40
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                 (3,343,669)                 420
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (4,356)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           226
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (4,356)                 226
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                               3,312,110                   66
Accumulated other comprehensive income (loss)                                                                          10
Retained earnings                                                                             36,095                  110
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                          3,348,205                  186
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $180                 $832
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Midwest Generation   Consolidating        Midwest Generation
                                                              LLC [6]              Adjustments          EME, LLC
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                       $9,792              ($9,792)            $911,000
Preferred stock to be redeemed within one year
Accounts payable                                                      2,060,412                                (1,398,091)
Accrued taxes                                                                                                          57
Trading and price risk management liabilities                             2,959                                     2,959
Other current liabilities                                               179,026              (21,263)             166,422
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                             2,252,189              (31,055)            (317,653)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        2,169,855             (850,208)           2,127,955
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  73,354               40,109              110,973
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             118,430                                   118,656
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            191,784               40,109              229,629
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            650,000           (6,387,175)           2,456,513
Accumulated other comprehensive income (loss)                              (999)                                     (989)
Retained earnings                                                      (191,711)             132,154              107,364
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       457,290           (6,255,021)           2,562,888
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $5,071,118          ($7,096,175)          $4,602,819
============================================================= ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Midwest Generation   Collins Holdings     Edison Mission
                                                                EME, LLC             EME, LLC             Midwest Holdings
                                                                                                          Co.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           $17,325              $26,223                  $27
Depreciation, decommissioning and amortization                              3,412
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   20,737               26,223                   27
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (20,737)             (26,223)                 (27)
Interest and dividend income                                                 (845)                                    1,665
Other nonoperating income                                                      (2)              26,223                  (60)
Interest expense - net of amounts capitalized                                                                       (77,330)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (21,584)                                  (75,752)
Income taxes (benefit)                                                     (8,323)                                  (29,212)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (13,261)                                  (46,540)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (13,261)                                  (46,540)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (25,944)                  (3)              (5,761)
Dividends declared on common stock                                         87,843                                   134,382
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $48,638                  ($3)             $82,081
=============================================================== ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Fuel          Overseas Co. [6]     Overseas Ltd. [7]
                                                                Services, LLC [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      $1,073
Depreciation, decommissioning and amortization                                                                           12
Property and other taxes                                                                                                 10
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                              1,095
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              (1,095)
Interest and dividend income                                                                  $227,066                    2
Other nonoperating income                                                                                             1,212
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          227,066                  119
Income taxes (benefit)                                                                          87,563                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       139,503                  121
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              139,503                  121
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           35,908                  (11)
Dividends declared on common stock                                                            (139,316)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $36,095                 $110
=============================================================== ==================== ==================== ====================

MIDWEST GENERATION EME, LLC and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Midwest Generation   Consolidating        Midwest Generation
                                                                LLC [6]              Adjustments          EME, LLC
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $1,148,676                                $1,148,676
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 1,148,676                                 1,148,676
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      396,345                                   396,345
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           340,520              ($2,727)             382,441
Depreciation, decommissioning and amortization                            175,631              (25,462)             153,593
Property and other taxes                                                   16,662                                    16,672
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  929,158              (28,189)             949,051
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   219,518               28,189              199,625
Interest and dividend income                                             (107,274)                                  120,614
Other nonoperating income                                                  (1,422)             (26,223)                (272)
Interest expense - net of amounts capitalized                            (118,940)              31,101             (165,169)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (8,118)              33,067              154,798
Income taxes (benefit)                                                     (2,875)              12,909               60,060
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (5,243)              20,158               94,738
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (5,243)              20,158               94,738
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (186,467)             194,903               12,625
Dividends declared on common stock                                             (1)             (82,907)                   1
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($191,711)            $132,154             $107,364
=============================================================== ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Del Cielo    Mission Del Sol LLC  Sunrise Power
                                                              Inc.                                      Company, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $83                 $197
Receivables - net                                                                                143
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                               9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                             235                  197
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                          84,314
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $180,471              188,490
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       180,471              188,490               84,314
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $180,471             $188,725              $84,511
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission De Las       Consolidating        Mission Del Cielo
                                                              Estrellas LLC [7]    Adjustments          Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $30                ($227)                 $83
Receivables - net                                                                                                     143
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    9
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         30                 (227)                 235
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   (30)             (84,284)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           (344,971)              23,990
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                          ($30)            (429,255)              23,990
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                               ($429,482)             $24,225
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Del Cielo    Mission Del Sol LLC  Sunrise Power
                                                              Inc.                                      Company, LLC [6]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                              $5,770             ($79,989)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                      5,771              (79,989)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        2,483
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   2,483
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                           $161,585              161,585              164,500
Accumulated other comprehensive income (loss)
Retained earnings                                                        18,886               18,886
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       180,471              180,471              164,500
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $180,471             $188,725              $84,511
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission De Las       Consolidating        Mission Del Cielo,
                                                              Estrellas, LLC [7]   Adjustments          Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             $79,989               $5,770
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     79,989                5,771
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                             2,483
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                        2,483
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                (490,585)              (2,915)
Accumulated other comprehensive income (loss)
Retained earnings                                                                            (18,886)              18,886
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                           (509,471)              15,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                 ($429,482)             $24,225
============================================================= ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Del Cielo    Mission Del Sol LLC  Sunrise Power
                                                                Inc.                                      Company, LLC [6]
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $18,394
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         18,394
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     25
Depreciation, decommissioning and amortization                                                      89
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           114
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         18,280
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           18,280
Income taxes (benefit)                                                                           7,049
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        11,231
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               11,231
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      $8,393                8,393
Dividends declared on common stock                                         10,493                 (738)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $18,886              $18,886
=============================================================== ==================== ==================== ====================

MISSION DEL CIELO, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission De Las       Consolidating        Mission Del Cielo
                                                                Estrellas, LLC [7]   Adjustments          Inc. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $18,394
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              18,394
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                          25
Depreciation, decommissioning and amortization                                                                           89
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                114
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              18,280
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                18,280
Income taxes (benefit)                                                                                                7,049
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                             11,231
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                    11,231
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                          ($8,393)               8,393
Dividends declared on common stock                                                             (10,493)                (738)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                               ($18,886)             $18,886
=============================================================== ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Investments,     EME Southwest        EME UK
                                                              LLC                  Power Corporation    International LLC
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $386,764             $348,366
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            386,764              348,366
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $386,764             $348,366
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC International    Mission Energy       Consolidating
                                                              B.V. Consolidated    Holdings             Adjustments
                                                                                   International, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $206,578
Receivables - net                                                       178,367
Fuel inventory                                                            5,006
Materials and supplies, at average cost                                  22,086
Accumulated deferred income taxes - net
Trading and price risk management assets                                  9,775
Prepayments and other current assets                                     27,751
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    449,563
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             3,528,044
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       769,221             $804,022          ($1,001,341)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,297,265              804,022           (1,001,341)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Goodwill                                                                669,995
Other deferred charges                                                   70,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  740,728
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $5,487,556             $804,022          ($1,001,341)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy
                                                              Holdings
                                                              International,
                                                              Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $206,578
Receivables - net                                                       178,367
Fuel inventory                                                            5,006
Materials and supplies, at average cost                                  22,086
Accumulated deferred income taxes - net
Trading and price risk management assets                                  9,775
Prepayments and other current assets                                     27,751
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    449,563
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             3,528,044
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,307,032
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,835,076
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Goodwill                                                                669,995
Other deferred charges                                                   70,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  740,728
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $6,025,367
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Investments,     EME Southwest        EME UK
                                                              LLC                  Power Corporation    International LLC
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                $809             ($97,780)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        809              (97,780)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                          (37)                 (90)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     (37)                 (90)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 384,756              443,344
Accumulated other comprehensive income (loss)
Retained earnings                                                                              1,236                2,892
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                            385,992              446,236
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $386,764             $348,366
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002 (In thousands)

                                                              MEC International    Mission Energy       Consolidating
                                                              B.V. Consolidated    Holdings             Adjustments
                                                                                   International, Inc.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                      131,222
Preferred stock to be redeemed within one year
Accounts payable                                                        413,245            ($165,757)
Accrued taxes                                                            16,886
Trading and price risk management liabilities                             5,795
Other current liabilities                                                87,957
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               732,656             (165,757)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        2,116,083
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 388,318                1,692
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             479,144
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            867,462                1,692
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       579,656
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      131,225
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          1,850,773            1,709,312            ($879,964)
Accumulated other comprehensive income (loss)                          (209,848)
Retained earnings                                                      (580,451)            (741,225)            (121,377)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     1,060,474              968,087           (1,001,341)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $5,487,556             $804,022          ($1,001,341)
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002 (In thousands)

                                                              Mission Energy
                                                              Holdings Intern'l,
                                                              Inc. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                      131,222
Preferred stock to be redeemed within one year
Accounts payable                                                        150,517
Accrued taxes                                                            16,886
Trading and price risk management liabilities                             5,795
Other current liabilities                                                87,957
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               469,928
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        2,116,083
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 389,883
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             479,144
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            869,027
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       579,656
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      131,225
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,508,221
Accumulated other comprehensive income (loss)                          (209,848)
Retained earnings                                                    (1,438,925)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     1,859,448
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $6,025,367
============================================================= ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Investments,     EME Southwest        EME UK
                                                                LLC                  Power Corporation    International LLC
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                         $4,630
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                 4,630
Income taxes (benefit)                                                                                                1,785
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                              2,845
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                     2,845
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           $1,236                   47
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                 $1,236               $2,892
=============================================================== ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC International    Mission Energy       Consolidating
                                                                B.V. Consolidated    Holdings             Adjustments
                                                                                     International, Inc.
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $1,302,740
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 1,302,740
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      426,747
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           475,638
Depreciation, decommissioning and amortization                            114,772
Property and other taxes                                                   12,600
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                1,029,757
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   272,983
Interest and dividend income                                               (3,190)              $9,657
Other nonoperating income                                                  21,455
Interest expense - net of amounts capitalized                            (183,693)
Other nonoperating deductions                                             (33,829)
Dividends on preferred securities                                          (7,005)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      66,721                9,657
Income taxes (benefit)                                                     33,263               19,264
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   33,458               (9,607)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          33,458               (9,607)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (613,909)            (731,618)           ($121,377)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($580,451)           ($741,225)           ($121,377)
=============================================================== ==================== ==================== ====================

MISSION ENERGY HOLDINGS INTERNATIONAL, INC. and Subsidiaries [Tier 5]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy
                                                                Holdings
                                                                International,
                                                                Inc. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $1,302,740
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 1,302,740
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      426,747
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           475,638
Depreciation, decommissioning and amortization                            114,772
Property and other taxes                                                   12,600
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                1,029,757
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   272,983
Interest and dividend income                                               11,097
Other nonoperating income                                                  21,455
Interest expense - net of amounts capitalized                            (183,693)
Other nonoperating deductions                                             (33,829)
Dividends on preferred securities                                          (7,005)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      81,008
Income taxes (benefit)                                                     54,312
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   26,696
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          26,696
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                  (1,465,619)
Dividends declared on common stock                                             (2)
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,438,925)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro        Mission Energy       Consolidating
                                                              Limited              Wales Company        Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390                                  ($88,390)
Receivables - net                                                        43,862                                   (43,862)
Fuel inventory
Materials and supplies, at average cost                                   6,119                                    (6,119)
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630                                    (8,630)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001                                  (147,001)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243                                (1,227,243)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,963,026             $228,169           (2,962,566)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,190,269              228,169           (4,189,809)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204                                   (64,204)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204                                   (64,204)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,401,474             $228,169          ($4,401,014)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy
                                                              Wales Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $228,629
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       228,629
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $228,629
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro        Mission Energy       Consolidating
                                                              Limited              Wales Company        Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471                                  ($48,471)
Preferred stock to be redeemed within one year
Accounts payable                                                       (140,396)           ($164,595)             140,396
Accrued taxes                                                             9,069                                    (9,069)
Trading and price risk management liabilities
Other current liabilities                                                68,935                                   (68,935)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,921)            (164,595)              13,921
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322                                  (953,322)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550              285,464              (56,550)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917                                  (116,917)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467              285,464             (173,467)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622                  460              (63,162)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,138,409               69,272           (4,138,409)
Accumulated other comprehensive income (loss)                          (387,440)                                  387,440
Retained earnings                                                      (525,985)              37,568              525,985
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,224,984              106,840           (3,224,984)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,401,474             $228,169          ($4,401,014)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy
                                                              Wales Company
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year                        ($164,595)
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (164,595)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 285,464
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            285,464
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           920
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             69,272
Accumulated other comprehensive income (loss)
Retained earnings                                                        37,568
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       106,840
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $228,629
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                                Mission Hydro        Mission Energy       Consolidating
                                                                Limited              Wales Company        Adjustments
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411               $7,130            ($392,951)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411                7,130             (392,951)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349                                  (175,349)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430                                   (62,430)
Depreciation, decommissioning and amortization                             21,462                                   (21,462)
Property and other taxes                                                   13,265                                   (13,265)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506                                  (272,506)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905                7,130             (120,445)
Interest and dividend income                                              131,262                4,710             (131,262)
Other nonoperating income                                                  (4,155)                  (8)               4,155
Interest expense - net of amounts capitalized                            (198,766)                                  198,766
Other nonoperating deductions                                                                     (460)                (460)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,246               11,372              (49,246)
Income taxes (benefit)                                                      6,377                5,682               (6,377)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   42,869                5,690              (42,869)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          42,869                5,690              (42,869)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (568,854)              31,878              568,854
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($525,985)             $37,568             $525,985
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY and Subsidiaries [Tier 5]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                                Mission Energy
                                                                Wales Company
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $7,590
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     7,590
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     7,590
Interest and dividend income                                                4,710
Other nonoperating income                                                      (8)
Interest expense - net of amounts capitalized
Other nonoperating deductions                                                (920)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      11,372
Income taxes (benefit)                                                      5,682
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    5,690
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           5,690
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      31,878
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $37,568
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     3,226,397            ($263,371)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,453,640             (263,371)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,664,845            ($263,371)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,963,026
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,190,269
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,401,474
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (113,103)            ($27,293)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                13,372              (27,293)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,002,514              (49,192)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,924,809              213,601
Accumulated other comprehensive income (loss)                          (387,133)                (307)
Retained earnings                                                      (125,806)            (400,179)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,411,870             (186,885)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,664,845            ($263,370)
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (140,396)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,921)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,138,409
Accumulated other comprehensive income (loss)                          (387,440)
Retained earnings                                                      (525,985)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,224,984
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,401,474
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              128,066               $3,196
Other nonoperating income                                                     573               (4,728)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      50,778               (1,532)
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   44,401               (1,532)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          44,401               (1,532)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (170,207)            (398,647)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($125,806)           ($400,179)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              131,262
Other nonoperating income                                                  (4,155)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,246
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   42,869
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          42,869
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (568,854)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($525,985)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &         Generation Limited   Partnership [8]
                                                              Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $44
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         58
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        102
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   27,468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   27,468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $27,570                                  $706,816
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd [9]  Mission Energy       Gippsland Power
                                                                                   Development          Pty Ltd [9]
                                                                                   Australia Pty Ltd.
                                                                                   [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                              $21,555
Receivables - net                                                                                                   5,762
Fuel inventory
Materials and supplies, at average cost                                                                             4,314
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                3,970
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               35,601
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         481,235
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            ($5,632)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             (5,632)             481,235
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              7,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              7,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  ($5,632)           $524,569
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd [8]
                                                              Venture [10]         Partnership
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $706,816
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [8]          Finance plc [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $4,838              $61,622                 $331
Receivables - net                                                             4               37,632                  464
Fuel inventory
Materials and supplies, at average cost                                                        1,805
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,602
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,842              105,661                  795
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                21,676              724,113                  219
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       852,247                                    10,202
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       873,923              724,113               10,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                            32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $878,765             $829,806              $40,187
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Loyvic Pty Ltd       Energy Capital
                                                              Company [9]                               Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                     $706,816
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd [9]  EME Generation       Consolidating
                                                                                   Holdings Limited     Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                          ($218,583)            $467,715
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                           (218,583)             467,715
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                               ($218,583)            $467,715
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     3,226,397
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,453,640
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,664,845
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &         Generation Limited   Partnership [8]
                                                              Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                 $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                           $565                 $749              335,494
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                    37                   96               11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   602                  845              353,685
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           27,361               22,148              651,416
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                           (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                (8)             (21,890)              25,424
Retained earnings                                                          (385)              (1,103)            (323,707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (393)            ($22,993)            (298,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $27,570                                  $706,816
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd [9]  Mission Energy       Gippsland Power
                                                                                   Development          Pty Ltd [9]
                                                                                   Australia Pty Ltd.
                                                                                   [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($353,681)             ($5,927)            ($78,327)
Accrued taxes                                                                                                         291
Trading and price risk management liabilities
Other current liabilities                                                                                           8,814
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (353,681)              (5,927)             (69,222)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                         (651,415)                                  309,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                                   56,965
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       116,246
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                                  173,211
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            831,438                                    38,034
Accumulated other comprehensive income (loss)                          (150,048)                  14              (15,738)
Retained earnings                                                       323,708                  281               88,763
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    $1,005,098                  295              111,059
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   ($5,632)            $524,569
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd [8]
                                                              Venture [10]         Partnership
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                            $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                                             335,494            ($353,681)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                     11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    353,685             (353,681)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               651,416             (651,415)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (2)                  (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      831,438
Accumulated other comprehensive income (loss)                                                 25,424             (150,048)
Retained earnings                                                                           (323,707)             323,708
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                           (298,283)          $1,005,098
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $706,816
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [8]          Finance plc [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                $28,971
Preferred stock to be redeemed within one year
Accounts payable                                                       $677,214              $11,973             (664,933)
Accrued taxes                                                                                  8,778
Trading and price risk management liabilities
Other current liabilities                                                    44                    2               24,669
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               677,258               20,753             (611,293)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    643,800
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                         (402)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      671
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     269
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            181,987              626,655                   19
Accumulated other comprehensive income (loss)                            18,116                5,599                  187
Retained earnings                                                         1,404              176,530                7,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       201,507              808,784                7,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $878,765             $829,806              $40,187
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Loyvic Pty Ltd       Energy Capital
                                                              Company [9]                               Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                 $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $5              335,494
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                          11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          5              353,685
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    651,415
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (2)                  (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (2)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                                      25,424
Retained earnings                                                                                 (3)            (323,707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($3)            (298,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                       $706,816
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd [9]  EME Generation       Consolidating
                                                                                   Holdings Limited     Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($353,681)                $139
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                        199
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (353,681)                 338
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                         (651,415)                (317)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                 $63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            831,438              180,167              403,633
Accumulated other comprehensive income (loss)                          (150,048)                  (1)                 460
Retained earnings                                                       323,708             (398,770)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    $1,005,098             (218,604)             404,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                 ($218,583)            $467,715
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (113,103)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,934
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                13,371
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,002,515
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,924,809
Accumulated other comprehensive income (loss)                          (387,133)
Retained earnings                                                      (125,806)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,411,870
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,664,845
============================================================= ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       EME Victoria         Energy Capital
                                                                Operation &         Generation Limited   Partnership [8]
                                                                Maintenance Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $194                  $33
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      194                   33
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (194)                 (33)
Interest and dividend income                                                 (222)                  91                 $883
Other nonoperating income                                                                            2
Interest expense - net of amounts capitalized                                                                       (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (416)                  60              (46,741)
Income taxes (benefit)                                                                                              (14,545)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (416)                  60              (32,196)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (416)                  60              (32,196)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          31               (1,163)            (291,511)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($385)             ($1,103)           ($323,707)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Enerloy Pty Ltd [9]  Mission Energy       Gippsland Power
                                                                                     Development          Pty Ltd [9]
                                                                                     Australia Pty Ltd.
                                                                                     [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $71,951
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              71,951
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                  8,788
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      12,157
Depreciation, decommissioning and amortization                                                                       10,740
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                             31,685
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              40,266
Interest and dividend income                                              $46,744                 $303              (18,492)
Other nonoperating income                                                                                                11
Interest expense - net of amounts capitalized                                                                          (427)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      46,744                  303               21,358
Income taxes (benefit)                                                     14,546                   91                6,548
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   32,198                  212               14,810
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          32,198                  212               14,810
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     291,510                   69               73,953
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $323,708                 $281              $88,763
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd [8]
                                                                Venture [10]         Partnership
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $883              $46,744
Other nonoperating income
Interest expense - net of amounts capitalized                                                  (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (46,741)              46,744
Income taxes (benefit)                                                                         (14,545)              14,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (32,196)              32,198
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (32,196)              32,198
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                         (291,511)             291,510
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                              ($323,707)            $323,708
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          First Hydro          First Hydro
                                                                Holdings Company     Company [8]          Finance plc [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $321,460
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        321,460
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           166,561
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $88               49,684                  $20
Depreciation, decommissioning and amortization                                 86               10,635                    1
Property and other taxes                                                                        13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      174              240,145                   21
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (174)              81,315                  (21)
Interest and dividend income                                              (54,050)               2,106               55,185
Other nonoperating income                                                     604                   (8)                  22
Interest expense - net of amounts capitalized                                 (73)                                  (55,394)
Other nonoperating deductions
Dividends on preferred securities                                          54,260              (54,808)                 548
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         567               28,605                  340
Income taxes (benefit)                                                                            (308)                  43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      567               28,913                  297
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             567               28,913                  297
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         837              147,617                7,177
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,404             $176,530               $7,474
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          Loyvic Pty Ltd       Energy Capital
                                                                Company [9]                               Partnership [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                           $883
Other nonoperating income
Interest expense - net of amounts capitalized                                                                       (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                               (46,741)
Income taxes (benefit)                                                                                              (14,545)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                            (32,196)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                   (32,196)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($3)            (291,511)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($3)           ($323,707)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Enerloy Pty Ltd [9]  EME Generation       Consolidating
                                                                                     Holdings Limited     Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   $254
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           254
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                           (254)
Interest and dividend income                                              $46,744                  264
Other nonoperating income                                                                          (58)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      46,744                  (48)
Income taxes (benefit)                                                     14,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   32,198                  (48)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          32,198                  (48)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     291,510             (398,722)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $323,708            ($398,770)
=============================================================== ==================== ==================== ====================

MISSION ENERGY WALES COMPANY, MISSION HYDRO LIMITED PARTNERSHIP
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Generation
                                                                Holdings Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              128,066
Other nonoperating income                                                     573
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      50,778
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   44,401
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          44,401
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (170,207)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($125,806)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. and Subsidiaries [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Adelaide Ventures    Beheer-en            Vindoor
                                                              Ltd. Dissolved       BeleggingsmaatschappiInvestments
                                                              01/14/2003           Jydeno B.V.          Mauritius Limited
                                                                                                        [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $9
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               9
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             (1,139)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             (1,139)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 ($1,130)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Coaltrade Services   Edison Mission       Edison Mission LYB
                                                              International Pte    Advantage B.V.       PEDS Pty Ltd [7]
                                                              Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $8
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               8
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Ausone Pty Ltd.      Energy Asia Pte      Energy
                                                                                   Ltd. Consolidated    International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $2,772                  $92
Receivables - net                                                                             16,714                    8
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             531
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          20,017                  100
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                        251                   25
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            340,333
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            340,584                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         2,142
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         2,142
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $362,743                 $125
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Services      Millennium B.V.      Operation and
                                                              B.V.                 Consolidated         Maintenance
                                                                                                        Services B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $9                 $145
Receivables - net                                                                                                     133
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                  272
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               9                  550
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                              33
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             29,406                  208
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             29,406                  241
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                                  2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $29,415                 $793
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Retail Pty Ltd.      Utilities Pty Ltd.   Wind Power Italy
                                                                                                        B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $2
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  (8,169)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  (8,169)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

GOODWILL
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                      ($8,167)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Italian Vento        Edison Mission       EME Atlantic
                                                              Power Corporation    Vendesi Pty Ltd.     Holdings Limited
                                                              4 S.r.l. [7]                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                              $32,873
Receivables - net                                                                                                  79,585
Fuel inventory                                                                                                         78
Materials and supplies, at average cost                                                                             7,034
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           (9,652)
Prepayments and other current assets                                                                                7,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                              117,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                       1,125,330
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                 159,627
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                               1,284,957
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

GOODWILL                                                                                                          396,153
Other deferred charges                                                                                             96,377
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                            492,530
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                   $1,894,700
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Tri Gen B.V.     EME Victoria B.V.    First Hydro
                                                                                   [Inactive]           Renewables Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1                                      $106
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          1                                       106
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        18,323
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        18,323
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $18,324                                      $106
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Global Generation    Hydro Energy B.V
                                                              Renewables           B.V. Consolidated    Consolidated
                                                              (COWL) Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $6,820                 $269
Receivables - net                                                                                                   8,585
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           (6,255)
Prepayments and other current assets                                                             340                  458
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           7,160                3,057
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      8,438               85,441
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  27,961
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              8,438              113,402
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         6,621                4,732
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         6,621                4,732
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $22,219             $121,191
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Iberian              Latrobe Power Pty.   Latrobe Valley B.V.
                                                              Hy-Power Amsterdam   Ltd. Consolidated
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $617               $7,072                   $1
Receivables - net                                                        13,657               25,866                    5
Fuel inventory
Materials and supplies, at average cost                                                        7,454
Accumulated deferred income taxes - net
Trading and price risk management assets                                (12,510)
Prepayments and other current assets                                        677                4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      2,441               44,524                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               165,722            1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         3,090
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       168,812            1,126,424
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    6,394                3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    6,394                3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $177,647           $1,174,177                   $6
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Valley Power Pty     Loy Yang Holdings    MEC Esenyurt B.V.
                                                              Ltd. [7]             Pty Ltd.             Consolidated
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                         $29,198              $24,470
Receivables - net                                                                             83,563               16,953
Fuel inventory                                                                                                      4,928
Materials and supplies, at average cost                                                       26,852                  944
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               40
Prepayments and other current assets                                                          16,657                1,195
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         156,270               48,530
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  3,984,388              132,373
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             48,758
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                          4,033,146              132,373
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                        12,967               36,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        12,967               36,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                              $4,202,383             $217,299
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC IES              ISAB Energy          MEC India B.V.
                                                              B.V.                 Services s.r.l. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2                                        $8
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          2                                         8
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         2,299
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         2,299
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $2,301                                        $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission        MEC Indo Coal B.V.    MEC Indonesia B.V.
                                                              Energy Power [7]
------------------------------------------------------------- --------------------- --------------------- --------------------
ASSETS
------------------------------------------------------------- --------------------- --------------------- --------------------

Cash and equivalents                                                                             $222                    $1
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- --------------------- --------------------- --------------------

Total current assets                                                                              222                     1
------------------------------------------------------------- --------------------- --------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                              16,974               118,021
Investments in leveraged leases
Other investments
------------------------------------------------------------- --------------------- --------------------- --------------------

Total investment and other assets                                                              16,974               118,021
------------------------------------------------------------- --------------------- --------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- --------------------- --------------------- --------------------

Total utility plant
------------------------------------------------------------- --------------------- --------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                  851
------------------------------------------------------------- --------------------- --------------------- --------------------

Total deferred charges                                                                                                  851
------------------------------------------------------------- --------------------- --------------------- --------------------

Total assets                                                                                  $17,196              $118,873
============================================================= ===================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC International    MEC Laguna Power     Gulf Power
                                                              Holdings B.V.        B.V.                 Generation Co.
                                                              Consolidated                              Ltd. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $120,245
Receivables - net                                                        66,337
Fuel inventory                                                            4,928
Materials and supplies, at average cost                                   9,996
Accumulated deferred income taxes - net
Trading and price risk management assets                                     40
Prepayments and other current assets                                     10,183
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    211,729
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,417,240
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     3,167,179
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,584,419
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  100,712
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  100,712
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,896,860
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Perth B.V.       MEC Priolo B.V.      MEC San Pascual
                                                              Consolidated                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $4,657                   $5
Receivables - net                                                         3,384                                        $1
Fuel inventory
Materials and supplies, at average cost                                   2,933
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        288
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     11,262                    5                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                57,447
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             49,880
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        57,447               49,880
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   (2,544)                  83
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   (2,544)                  83
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $66,165              $49,968                   $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Sidi Krir B.V.   MEC Sumatra B.V.     MEC Wales B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $7                   $5              $88,590
Receivables - net                                                                                                  43,862
Fuel inventory
Materials and supplies, at average cost                                                                             6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          7                    5              147,201
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                       1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                               2,980,005
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                               4,207,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

GOODWILL
Other deferred charges                                                                                             65,902
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             65,902
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $7                   $5           $4,420,351
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Energy       Mission NZ
                                                              Company (UK)         Italia s.r.l.        Operations B.V.
                                                              Limited                                   (Inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $162,998                 $150                   $8
Receivables - net                                                        83,898                   45
Fuel inventory
Materials and supplies, at average cost                                   7,924
Accumulated deferred income taxes - net
Trading and price risk management assets                                 25,642
Prepayments and other current assets                                     13,653                   14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    294,115                  209                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             2,213,003                  152
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,818,742
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     5,031,745                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------
Goodwill                                                                273,840
Regulatory assets - net
Other deferred charges                                                   93,207                   24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  367,047                   24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $5,692,907                 $385                   $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Pride Hold Limited   EcoElectrica         Southwestern
                                                              Consolidated         S.a.r.l.             Generation B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $25                 $339                   $4
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         25                  339                    4
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            218,593
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            218,593
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $25             $218,932                   $4
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Traralgon Power      MEC International    Consolidating
                                                              Pty. Ltd.            B.V.                 Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $7,072              $14,342            ($296,566)
Receivables - net                                                         5,795                   19             (270,043)
Fuel inventory                                                                                                     (4,928)
Materials and supplies, at average cost                                   4,490                                   (51,660)
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           12,470
Prepayments and other current assets                                      4,132                   36              (40,742)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     21,489               14,397             (651,469)
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               598,001                   28           (8,613,495)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,519)           1,829,775          (11,049,126)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       596,482            1,829,803          (19,662,621)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation

Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

GOODWILL                                                                                                                2
Other deferred charges                                                    3,229                                  (359,591)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    3,229                                  (359,589)
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $621,200           $1,844,200         ($20,673,679)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                             MEC International
                                                             B.V. Consolidated
------------------------------------------------------------ -------------------- --------------------- --------------------
ASSETS
------------------------------------------------------------ -------------------- --------------------- --------------------

Cash and equivalents                                                  $206,578
Receivables - net                                                      178,367
Fuel inventory                                                           5,006
Materials and supplies, at average cost                                 22,086
Accumulated deferred income taxes - net
Trading and price risk management assets                                 9,775
Prepayments and other current assets                                    27,751
------------------------------------------------------------ -------------------- --------------------- --------------------

Total current assets                                                   449,563
------------------------------------------------------------ -------------------- --------------------- --------------------

Nonutility property - net                                            3,528,044
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      769,221
Investments in leveraged leases
Other investments
------------------------------------------------------------ -------------------- --------------------- --------------------

Total investment and other assets                                    4,297,265
------------------------------------------------------------ -------------------- --------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------ -------------------- --------------------- --------------------

Total utility plant
------------------------------------------------------------ -------------------- --------------------- --------------------

GOODWILL                                                               669,995
Other deferred charges                                                  70,733
------------------------------------------------------------ -------------------- --------------------- --------------------

Total deferred charges                                                 740,728
------------------------------------------------------------ -------------------- --------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------ -------------------- --------------------- --------------------
------------------------------------------------------------ -------------------- --------------------- --------------------

Total assets                                                        $5,487,556
============================================================ ==================== ===================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Adelaide Ventures    Beheer-en            Vindoor
                                                              Ltd. Dissolved       BeleggingsmaatschappiInvestments
                                                              01/14/2003           Jydeno B.V.          (Mauritius)
                                                                                                        Limited [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes                                                                                ($1,155)
Trading and price risk management liabilities                                                     (2)
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (1,157)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      37
Accumulated other comprehensive income (loss)
Retained earnings                                                                                (10)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 27
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   ($1,130)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Coaltrade Services   Edison Mission       Edison Mission LYB
                                                              International Pte    Advantage B.V.       PEDS Pty Ltd. [7]
                                                              Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes                                                                                    $10
Trading and price risk management liabilities                                                     (3)
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          7
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      17
Accumulated other comprehensive income (loss)
Retained earnings                                                                                (16)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                  1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Ausone Pty Ltd.      Energy Asia Pte      Energy
                                                                                   Ltd Consolidated     International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             ($9,888)              $1,553
Accrued taxes                                                                                     22                  351
Trading and price risk management liabilities                                                      2
Other current liabilities                                                                      1,575                   87
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (8,289)               1,991
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        1,096
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   1,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 338,641                  235
Accumulated other comprehensive income (loss)                                                   (747)
Retained earnings                                                                             32,031               (2,101)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                            369,925               (1,866)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $362,743                 $125
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Services      Millennium B.V.      Operation and
                                                              B.V.                 Consolidated         Maintenance
                                                                                                        Services B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $9                 $150                 $492
Accrued taxes                                                                (9)                 (39)                  21
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        111                  513
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 19               42,084                  431
Accumulated other comprehensive income (loss)                                                (17,210)
Retained earnings                                                          ($19)               4,430                 (151)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             29,304                  280
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $29,415                 $793
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Retail Pty Ltd.      Utilities Pty Ltd.   Wind Power Italy
                                                                                                        B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                 ($12,466)
Accrued taxes                                                                                                        (383)
Trading and price risk management liabilities
Other current liabilities                                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                         (12,848)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                           27
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                   4,654
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                   4,681
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        ($8,167)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Italian Vento        Edison Mission       EME Atlantic
                                                              Power Corporation    Vendesi Pty Ltd.     Holdings Limited
                                                              4 S.r.l. [7]                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                                                                   $77,551
Long-term debt due within one year                                                                                 36,743
Preferred stock to be redeemed within one year
Accounts payable                                                                                                  (88,481)
Accrued taxes                                                                                                      10,108
Trading and price risk management liabilities                                                                         844
Other current liabilities                                                                                           6,152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                          42,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    417,333
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                           120,459
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                         6,183
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                      126,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                 408,272
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding                                                                              131,225
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                                        131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      745,938
Accumulated other comprehensive income (loss)                                                                      19,362
Retained earnings                                                                                                   3,011
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                 768,311
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                     $1,894,700
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Tri Gen B.V.     EME Victoria B.V.    First Hydro
                                                                                   [Inactive]           Renewables Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $2                  $28                   $4
Accrued taxes                                                               (10)                 (16)
Trading and price risk management liabilities
Other current liabilities                                                                                            (278)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    (8)                  12                 (274)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           437
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          437
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                      32
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             24,438                   21
Accumulated other comprehensive income (loss)                            (8,079)                                       10
Retained earnings                                                         1,973                  (33)                 (99)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        18,332                 ($12)                 (89)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $18,324                                      $106
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Global Generation    Hydro Energy B.V.
                                                              Renewables (COWL)    B.V. Consolidated    Consolidated
                                                              Limited [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                          $190,146              $38,878
Preferred stock to be redeemed within one year
Accounts payable                                                                             528,094                   (7)
Accrued taxes                                                                                 (4,891)                (200)
Trading and price risk management liabilities
Other current liabilities                                                                      3,792                  289
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    717,141               38,960
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               181,552               57,789
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            (2,530)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                         2,713
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          183
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                               1,005,865               25,029
Accumulated other comprehensive income (loss)                                                (13,022)              (9,723)
Retained earnings                                                                         (1,869,317)               8,953
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                           (876,474)              24,259
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $22,219             $121,191
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Iberian              Latrobe Power Pty.   Latrobe Valley B.V.
                                                              HyPower Amsterdam    Ltd. Consolidated
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $70,948
Preferred stock to be redeemed within one year
Accounts payable                                                         17,175             ($16,277)                 $21
Accrued taxes                                                            (1,633)                 303                   (2)
Trading and price risk management liabilities
Other current liabilities                                                   422              623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                86,912              607,229                   19
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           76,223              347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (4,720)               3,744
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               3,720              254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (1,000)             257,773
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           518               11,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             17,796                                        18
Accumulated other comprehensive income (loss)                           (18,464)              (9,436)
Retained earnings                                                        15,662              (40,200)                 (31)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        14,994              (49,636)                 (13)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $177,647           $1,174,177                   $6
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Valley Power Pty     Loy Yang Holdings    MEC Esenyurt B.V.
                                                              Ltd. [7]             Pty Ltd.             Consolidated
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $85              $11,281
Preferred stock to be redeemed within one year
Accounts payable                                                                             (75,224)             (14,003)
Accrued taxes                                                                                  1,146                9,176
Trading and price risk management liabilities
Other current liabilities                                                                  1,880,716                5,268
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                  1,806,723               11,722
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                             1,390,289               84,607
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                        7,105              (11,273)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                1,016,178               57,455
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                               1,023,283               46,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             24,198               12,027
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                (241,459)              37,118
Accumulated other comprehensive income (loss)                                               (228,492)                  26
Retained earnings                                                                            427,841               25,617
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                            (42,110)              62,761
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                $4,202,383             $217,299
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC IES B.V.         ISAB Energy          MEC India B.V.
                                                                                   Services s.r.l. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $344                                       $32
Accrued taxes                                                               (97)                                      (15)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   247                                        17
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                117                                        23
Accumulated other comprehensive income (loss)
Retained earnings                                                         1,937                                       (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,054                                        (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $2,301                                        $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       MEC Indo Coal B.V.   MEC Indonesia B.V.
                                                              Energy Power [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $2                 $386
Accrued taxes                                                                                    365                 (948)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                        367                 (562)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                         6,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                        6,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  15,845              126,870
Accumulated other comprehensive income (loss)                                                                     (27,523)
Retained earnings                                                                                984               13,261
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             16,829              112,608
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $17,196             $118,873
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC International    MEC Laguna Power     Gulf Power
                                                              Holdings B.V.        B.V.                 Generation Co.
                                                              Consolidated                              Ltd. [7]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $63,667
Preferred stock to be redeemed within one year
Accounts payable                                                       (524,578)                 $90
Accrued taxes                                                            23,353                  (14)
Trading and price risk management liabilities
Other current liabilities                                                78,745
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (358,813)                  76
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,081,134
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  40,957
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             194,210
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            235,167
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        78,948
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,587,217                6,095
Accumulated other comprehensive income (loss)                          (383,179)
Retained earnings                                                      (343,614)              (6,171)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,860,424                 ($76)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,896,860
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Perth B.V.       MEC Priolo B.V.      MEC San Pascual
                                                              Consolidated                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                       $3,915
Preferred stock to be redeemed within one year
Accounts payable                                                        (21,992)              $1,236                  $98
Accrued taxes                                                               233                 (110)                 (16)
Trading and price risk management liabilities
Other current liabilities                                                 4,327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,517)               1,126                   82
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           43,205
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (4,067)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                              12,407
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              8,340
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                         3,299
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 23               31,354                4,793
Accumulated other comprehensive income (loss)                            (3,799)                 187
Retained earnings                                                        28,614               17,301               (4,874)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        24,838               48,842                  (81)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $66,165              $49,968                   $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Sidi Krir B.V.   MEC Sumatra B.V.     MEC Wales B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                            $24                  $24             (492,853)
Accrued taxes                                                               (12)                 (13)              14,194
Trading and price risk management liabilities
Other current liabilities                                                                                          68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    12                   11             (361,253)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                      173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                  63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 26                   26            4,363,133
Accumulated other comprehensive income (loss)                                                                    (352,087)
Retained earnings                                                           (31)                 (32)            (419,853)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            (5)                  (6)           3,591,193
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $7                   $5           $4,420,351
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Energy       Mission NZ
                                                              Company (UK)         Italia s.r.l.        Operations B.V.
                                                              Limited                                   (Inactive)
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt within one year                                          $77,442
Preferred stock to be redeemed within one year
Accounts payable                                                       (128,309)                ($99)
Accrued taxes                                                            18,271                 (178)                 ($2)
Trading and price risk management liabilities
Other current liabilities                                                96,117                   96
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                63,521                 (181)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,597,122
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 324,279                 (250)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             135,781                  604
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            460,060                  354
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,358,809                   13                   17
Accumulated other comprehensive income (loss)                          (384,240)                  17
Retained earnings                                                      (465,987)                 182                   (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,508,582                  212                   10
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $5,692,907                 $385                   $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Pride Hold Limited   EcoElectrica         Southwestern
                                                              Consolidated         S.a.r.l.             Generation B.V.
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $12              ($1,281)                  $5
Accrued taxes                                                                                    142                   (7)
Trading and price risk management liabilities
Other current liabilities                                                    15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    27               (1,139)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                161              258,508                   21
Accumulated other comprehensive income (loss)                            13,335              (37,890)
Retained earnings                                                       (17,173)                (547)                 (15)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (3,677)             220,071                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $25             $218,932                   $4
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Traralgon Power      MEC International    Consolidating
                                                              Pty. Ltd             B.V.                 Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $68            ($410,422)
Preferred stock to be redeemed within one year
Accounts payable                                                       ($17,395)             284,483              981,834
Accrued taxes                                                               303              (17,252)             (34,110)
Trading and price risk management liabilities                                                                       4,954
Other current liabilities                                                 8,939                  180           (2,690,624)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (8,153)             267,479           (2,148,368)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          347,525                                (4,461,543)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   3,023                  (55)            (146,000)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             254,029                                (1,586,032)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            257,052                  (55)          (1,732,032)
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        11,286                                   (97,454)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                               1,575,021          (15,473,554)
Accumulated other comprehensive income (loss)                            (5,720)              34,477            1,222,349
Retained earnings                                                        19,210              (32,722)           2,016,923
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        13,490            1,576,776          (12,234,282)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $621,200           $1,844,200         ($20,673,679)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC International
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                      131,222
Preferred stock to be redeemed within one year
Accounts payable                                                        413,245
Accrued taxes                                                            16,886
Trading and price risk management liabilities                             5,795
Other current liabilities                                                87,957
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               732,656
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        2,116,083
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 388,318
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             479,144
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            867,462
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       579,656
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures                                      131,225
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          1,850,773
Accumulated other comprehensive income (loss)                          (209,848)
Retained earnings                                                      (580,451)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     1,060,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $5,487,556
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Adelaide Ventures    Beheer-en            Vindoor
                                                                Ltd. Dissolved       BeleggingsmaatschappiInvestments
                                                                01/14/2003           Jydeno B.V.          (Mauritius)
                                                                                                          Limited [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     $2
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (2)
Interest and dividend income                                                                         1
Other nonoperating income                                                                            1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (10)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($10)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Coaltrade Services   Edison Mission       Edison Mission LYB
                                                                International Pte    Advantage B.V.       PEDS Pty Ltd [7]
                                                                Ltd [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $12
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            12
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (12)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (12)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (12)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (12)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               (4)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($16)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Ausone Pty Ltd.      Energy Asia Pte      Energy
                                                                                     Ltd. Consolidated    International B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $8,151
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          8,151
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  9,678                 $233
Depreciation, decommissioning and amortization                                                     371                   26
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        10,049                  259
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (1,898)                (259)
Interest and dividend income                                                                      (742)                   5
Other nonoperating income                                                                        5,256                 (259)
Interest expense - net of amounts capitalized                                                       (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            2,613                 (513)
Income taxes (benefit)                                                                           1,429                   14
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         1,184                 (527)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                1,184                 (527)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           30,847               (1,574)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $32,031              ($2,101)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                 Edison Mission       Edison Mission       Edison Mission
                                                                 Energy Services      Millennium B.V.      Operation and
                                                                 B.V.                 Consolidated         Maintenance
                                                                                                           Services B.V.
                                                                                                           Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $4,699               $1,733
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          4,699                1,733
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $2                   33                1,985
Depreciation, decommissioning and amortization                                                     (18)                  20
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2                   28                2,005
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (2)               4,671                 (272)
Interest and dividend income                                                                                              2
Other nonoperating income                                                      (1)                  (2)                 (18)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (3)               4,669                 (288)
Income taxes (benefit)                                                                                                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (3)               4,669                 (290)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (3)               4,669                 (290)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (16)                (239)                 139
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($19)              $4,430                ($151)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                 Edison Mission       Edison Mission       Edison Mission
                                                                 Retail Pty Ltd.      Utilities Pty Ltd.   Wind Power Italy
                                                                                                           B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                          $3,779
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                               3,779
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                         191
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                191
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                               3,588
Interest and dividend income                                                                                            115
Other nonoperating income                                                                                            (1,787)
Interest expense - net of amounts capitalized                                                                           (23)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                 1,893
Income taxes (benefit)                                                                                                 (351)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                              2,244
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                     2,244
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                 2,410
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                      $4,654
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Italian Vento        Edison Mission       EME Atlantic
                                                                Power Corporation    Vendesi Pty Ltd.     Holdings Limited
                                                                4 S.r.l. [7]                              Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $505,733
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             505,733
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                128,691
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                     236,258
Depreciation, decommissioning and amortization                                                                       39,641
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                            404,590
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                             101,143
Interest and dividend income                                                                                         10,308
Other nonoperating income                                                                                               178
Interest expense - net of amounts capitalized                                                                       (37,850)
Other nonoperating deductions                                                                                       (23,767)
Dividends on preferred securities                                                                                    (7,005)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                43,007
Income taxes (benefit)                                                                                               35,289
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                              7,718
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                     7,718
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                (4,707)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                      $3,011
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Tri Gen B.V.     EME Victoria B.V.    First Hydro
                                                                                     (Inactive)           Renewables Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $3,265
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     3,265
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                10                   $2                  $55
Depreciation, decommissioning and amortization                                274
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      289                    2                   55
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,976                   (2)                 (55)
Interest and dividend income                                                   (2)
Other nonoperating income                                                      (1)                  (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,973                   (3)                 (55)
Income taxes (benefit)                                                         (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,974                   (3)                 (55)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,974                   (3)                 (55)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,001)                 (30)                 (44)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,973                 ($33)                ($99)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          Global Generation    Hydro Energy B.V.
                                                                Renewables (COWL)    B.V. Consolidated    Consolidated
                                                                Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       ($43)             $15,295
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            (43)              15,295
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               211
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  6,901                3,789
Depreciation, decommissioning and amortization                                                   3,398                3,383
Property and other taxes                                                                        (2,924)                 115
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         7,586                7,287
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (7,629)               8,008
Interest and dividend income                                                                   (30,402)                 400
Other nonoperating income                                                                        2,827                 (191)
Interest expense - net of amounts capitalized                                                  (11,654)              (9,834)
Other nonoperating deductions                                                                                            49
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (46,858)              (1,568)
Income taxes (benefit)                                                                            (155)                (682)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (46,703)                (886)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (46,703)                (886)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                       (1,822,614)               9,839
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                            ($1,869,317)              $8,953
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Iberian              Latrobe Power Pty.   Latrobe Valley B.V.
                                                                Hy-Power Amsterdam   Ltd. Consolidated
                                                                B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $9,262              $84,644
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     9,262               84,644

--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             2,880               11,873                  $20
Depreciation, decommissioning and amortization                                910               13,298
Property and other taxes                                                       68
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    3,858               34,318                   20
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     5,404               50,326                  (20)
Interest and dividend income                                                  360              (23,732)
Other nonoperating income                                                    (921)                  12
Interest expense - net of amounts capitalized                              (7,001)                 (55)
Other nonoperating deductions                                                  49              (13,483)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (2,109)              13,068                  (20)
Income taxes (benefit)                                                        858                3,665
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (2,967)               9,403                  (20)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (2,967)               9,403                  (20)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      18,629              (49,603)                 (11)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $15,662             ($40,200)                ($31)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Valley Power Pty     Loy Yang Holdings    MEC Esenyurt B.V.
                                                                Ltd. [7]             Pty. Ltd.            Consolidated
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $403,312             $111,378
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        403,312              111,378
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            36,588               67,757
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 62,259               10,651
Depreciation, decommissioning and amortization                                                  53,952                7,545
Property and other taxes                                                                                                182
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       152,799               86,135
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        250,513               25,243
Interest and dividend income                                                                   (95,142)               1,781
Other nonoperating income                                                                        6,800                1,392
Interest expense - net of amounts capitalized                                                     (237)             (11,835)
Other nonoperating deductions                                                                  (26,686)              (2,461)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          135,248               14,120
Income taxes (benefit)                                                                           6,660                6,081
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       128,588                8,039
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              128,588                8,039
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                          299,253               17,578
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                               $427,841              $25,617
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC IES B.V.         ISAB Energy          MEC India B.V.
                                                                                     Services s.r.l. [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $917
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       917
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                53                                        $2
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       53                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       864                                        (2)
Interest and dividend income                                                    4
Other nonoperating income                                                      14                                         1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         882                                        (1)
Income taxes (benefit)                                                          6                                         1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      876                                        (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             876                                        (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,061                                       (30)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,937                                      ($32)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       MEC Indo Coal B.V.   MEC Indonesia B.V.
                                                                Energy Power [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $21,158
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              21,158
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $10                  378
Depreciation, decommissioning and amortization                                                     153                   42
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           163                  420
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                           (163)              20,738
Interest and dividend income
Other nonoperating income                                                                          259                   (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               96               20,737
Income taxes (benefit)                                                                             171                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (75)              20,738
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (75)              20,738
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                            1,059               (7,477)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   $984              $13,261
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC International    MEC Laguna Power     Gulf Power
                                                                Holdings B.V.        B.V.                 Generation Co.
                                                                Consolidated                              Ltd. [7]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $596,672
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   596,672
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      260,154
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            85,156                  $71
Depreciation, decommissioning and amortization                             33,682
Property and other taxes                                                                            45
Net gain on sale of utility plant                                          13,640
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  392,632                  116
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   204,040                 (116)
Interest and dividend income                                              140,044
Other nonoperating income                                                  (2,357)                  (1)
Interest expense - net of amounts capitalized                            (215,723)
Other nonoperating deductions                                              (3,394)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     122,610                 (117)
Income taxes (benefit)                                                     14,416
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  108,194                 (117)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         108,194                 (117)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (451,808)              (6,054)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($343,614)             ($6,171)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC Perth B.V.       MEC Priolo B.V.      MEC San Pascual
                                                                Consolidated                              B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $32,755              $28,815
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    32,755               28,815
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       17,048
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             4,169                  392                  $30
Depreciation, decommissioning and amortization                              3,786                  559
Property and other taxes                                                                           102                   45
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   25,003                1,053                   75
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     7,752               27,762                  (75)
Interest and dividend income                                                1,572
Other nonoperating income                                                       9                 (809)                   2
Interest expense - net of amounts capitalized                              (5,122)
Other nonoperating deductions                                                (933)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       3,278               26,953                  (73)
Income taxes (benefit)                                                        904                 (195)                   1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,374               27,148                  (74)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,374               27,148                  (74)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      26,240               (9,847)              (4,800)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $28,614              $17,301              ($4,874)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC Sidi Krir B.V.   MEC Sumatra B.V.     MEC Wales B.V.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $393,422
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             393,422
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $2                   $2               62,440
Depreciation, decommissioning and amortization                                                                       21,513
Property and other taxes                                                                                             13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2                    2              272,567
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (2)                  (2)             120,855
Interest and dividend income                                                                                        136,661
Other nonoperating income                                                       1                    1               (4,124)
Interest expense - net of amounts capitalized                                                                      (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (1)                  (1)              54,626
Income taxes (benefit)                                                          1                                     6,418
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (2)                  (1)              48,208
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (2)                  (1)              48,208
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (29)                 (31)            (468,061)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($31)                ($32)           ($419,853)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy       Mission Energy       Mission NZ
                                                                Company (UK)         Italia s.r.l.        Operations B.V.
                                                                Limited                                   (Inactive)
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $786,159                  $76
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   786,159                   76
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      369,084
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           242,216                  956                   $2
Depreciation, decommissioning and amortization                             46,097                   58
Property and other taxes                                                   28,668
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  686,065                1,015                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   100,094                 (939)                  (2)
Interest and dividend income                                              135,584                    4
Other nonoperating income                                                  15,947                1,136
Interest expense - net of amounts capitalized                            (257,432)
Other nonoperating deductions                                                 328
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (5,479)                 201                   (2)
Income taxes (benefit)                                                    (17,895)                 212
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   12,416                  (11)                  (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          12,416                  (11)                  (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (478,403)                 193                   (5)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($465,987)                $182                  ($7)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Pride Hold Limited   EcoElectrica         Southwestern
                                                                Consolidated         S.a.r.l.             Generation B.V.
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $73,771               $5,915
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    73,771                5,915
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       27,174
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            89,284                  106                   $2
Depreciation, decommissioning and amortization                              7,612                6,414
Property and other taxes                                                    1,827
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  125,897                6,520                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (52,126)                (605)                  (2)
Interest and dividend income                                                1,000                  135
Other nonoperating income                                                                            8                    1
Interest expense - net of amounts capitalized                              (3,199)
Other nonoperating deductions                                                  78
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (54,247)                (462)                  (1)
Income taxes (benefit)                                                    (17,303)                  23
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (36,944)                (485)                  (1)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (36,944)                (485)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      19,771                  (62)                 (14)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($17,173)               ($547)                ($15)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Traralgon Power      MEC International    Consolidating
                                                                Pty. Ltd.            B.V.                 Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $83,088                               ($1,871,216)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    83,088                                (1,871,216)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                        9,147                                  (673,603)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            11,784               $4,440             (372,710)
Depreciation, decommissioning and amortization                             13,298                2,735             (143,977)
Property and other taxes                                                                                            (28,793)
Net gain on sale of utility plant                                                                                   (13,640)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   34,229                7,175           (1,232,723)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    48,859               (7,175)            (638,493)
Interest and dividend income                                              (23,912)               1,399             (258,633)
Other nonoperating income                                                      12                2,166               (4,095)
Interest expense - net of amounts capitalized                                 (55)              (5,490)             580,586
Other nonoperating deductions                                             (13,483)                (328)              50,202
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      11,421               (9,428)            (270,433)
Income taxes (benefit)                                                      3,200                 (193)              (9,312)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    8,221               (9,235)            (261,121)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           8,221               (9,235)            (261,121)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      10,989              (23,487)           2,278,044
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $19,210             ($32,722)          $2,016,923
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V. AND SUBSIDIARIES [TIER 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC International
                                                                B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                            $1,302,740
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                 1,302,740
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      426,747
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           475,638
Depreciation, decommissioning and amortization                            114,772
Property and other taxes                                                   12,600
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                1,029,757
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   272,983
Interest and dividend income                                               (3,190)
Other nonoperating income                                                  21,455
Interest expense - net of amounts capitalized                            (183,693)
Other nonoperating deductions                                             (33,829)
Dividends on preferred securities                                          (7,005)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      66,721
Income taxes (benefit)                                                     33,263
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   33,458
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          33,458
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (613,909)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($580,451)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION ENERGY ASIA PTE LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia          Energy Fuel          Operation and
                                                              Pacific Pte Ltd.     Company Pte Ltd.     Maintenance
                                                                                                        Services Pte Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $9                                       $25
Receivables - net                                                            30                                    14,255
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         54                                    14,280
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                     3
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                             3
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $57                                   $14,280
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION ENERGY ASIA PTE LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              P.T. Edison          Edison Mission       Consolidating
                                                              Mission Operation    Energy Asia Pte      Adjustments
                                                              and Maintenance      Ltd.
                                                              Indonesia
------------------------------------------------------------- -------------------- -------------------- ----------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- ----------------------

Cash and equivalents                                                     $2,014                 $724
Receivables - net                                                         2,084                  252                  $93
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         56                  460
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total current assets                                                      4,154                1,436                   93
------------------------------------------------------------- -------------------- -------------------- ----------------------

Nonutility property - net                                                                        248
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            338,509                1,824
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total investment and other assets                                                            338,757                1,824
------------------------------------------------------------- -------------------- -------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- ----------------------

Regulatory assets - net
Other deferred charges                                                                         2,142
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total deferred charges                                                                         2,142
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total assets                                                             $4,154             $342,335               $1,917
============================================================= ==================== ==================== ======================

MEC INTERNATIONAL B.V.
EDISON MISSION ENERGY ASIA PTE LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission
                                                              Energy Asia Pte
                                                              Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $2,772
Receivables - net                                                        16,714
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        531
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     20,017
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                   251
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       340,333
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       340,584
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    2,142
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    2,142
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $362,743
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION ENERGY ASIA PTE LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Asia          Energy Fuel          Operation and
                                                              Pacific Pte Ltd.     Company Pte Ltd.     Maintenance
                                                                                                        Services Pte Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,319                                   $12,417
Accrued taxes                                                                                                        (723)
Trading and price risk management liabilities                                                                           2
Other current liabilities                                                   163
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,482                                    11,696
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               432
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                          432
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                39                                        45
Retained earnings                                                        (1,464)                                    2,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (1,425)                                    2,152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $57                                   $14,280
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION ENERGY ASIA PTE LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              P.T. Edison          Edison Mission       Consolidating
                                                              Mission Operation    Energy Asia Pte      Adjustments
                                                              and Maintenance      Ltd.
                                                              Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $627             ($24,251)
Accrued taxes                                                               451                  294
Trading and price risk management liabilities
Other current liabilities                                                    32                1,380
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,110              (22,577)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (3)                 667
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (3)                 678
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              1,500              338,626              ($1,485)
Accumulated other comprehensive income (loss)                                                   (833)                   2
Retained earnings                                                         1,547               26,441                3,400
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         3,047              364,234                1,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $4,154             $342,335               $1,917
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION ENERGY ASIA PTE LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission
                                                              Energy Asia Pte
                                                              Ltd. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($9,888)
Accrued taxes                                                                22
Trading and price risk management liabilities                                 2
Other current liabilities                                                 1,575
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (8,289)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   1,096
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  11
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,107
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            338,641
Accumulated other comprehensive income (loss)                              (747)
Retained earnings                                                        32,031
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       369,925
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $362,743
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION ENERGY ASIA PTE LTD and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Asia          Energy Fuel          Operations and
                                                                Pacific Pte Ltd      Company Pte Ltd.     Maintenance
                                                                                                          Services Pte Ltd.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $649                                     ($616)
Depreciation, decommissioning and amortization                                  9
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      658                                      (616)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (658)                                      616
Interest and dividend income
Other nonoperating income                                                     160                                       976
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (498)                                    1,592
Income taxes (benefit)                                                          9                                       547
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (507)                                    1,045
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (507)                                    1,045
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (957)                                    1,062
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($1,464)                                   $2,107
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION ENERGY ASIA PTE LTD and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                P.T. Edison          Edison Mission       Consolidating
                                                                Mission Operation    Energy Asia Pte      Adjustments
                                                                and Maintenance      Ltd.
                                                                Indonesia
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $8,151
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     8,151
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             5,764               $7,885              ($4,004)
Depreciation, decommissioning and amortization                                                     362
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    5,764                8,247               (4,004)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,387               (8,247)               4,004
Interest and dividend income                                                   17                 (759)
Other nonoperating income                                                      24                8,009               (3,913)
Interest expense - net of amounts capitalized                                                       (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,428               (1,000)                  91
Income taxes (benefit)                                                        803                   70
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    1,625               (1,070)                  91
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           1,625               (1,070)                  91
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (78)              27,511                3,309
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,547              $26,441               $3,400
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION ENERGY ASIA PTE LTD and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission
                                                                Energy Asia Pte
                                                                Ltd. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $8,151
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     8,151
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             9,678
Depreciation, decommissioning and amortization                                371
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   10,049
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (1,898)
Interest and dividend income                                                 (742)
Other nonoperating income                                                   5,256
Interest expense - net of amounts capitalized                                  (3)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,613
Income taxes (benefit)                                                      1,429
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    1,184
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           1,184
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      30,847
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $32,031
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Caliraya B.V.    CBK Power Company    EME Kayalaan B.V.
                                                                                   Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $1
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        28,574                                      $832
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        28,574                                       832
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $28,575                                      $832
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              CBK Power Company      Edison Mission         Consolidating
                                                              Ltd. [8]               Millennium B.V.        Adjustments
------------------------------------------------------------- ---------------------- ---------------------- ----------------------
ASSETS
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Cash and equivalents                                                                                $8
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total current assets                                                                                 8
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               42,067               ($42,067)
Investments in leveraged leases
Other investments
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total investment and other assets                                                               42,067                (42,067)
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total utility plant
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total deferred charges
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total assets                                                                                   $42,075               ($42,067)
============================================================= ====================== ====================== ======================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission
                                                              Millennium B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $9
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          9
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        29,406
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        29,406
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $29,415
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. and Subsidiaries[Tier 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Caliraya B.V.    CBK Power Company    EME Kayalaan B.V.
                                                                                   Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $168                                      ($18)
Accrued taxes                                                                (9)                                      (28)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   159                                       (46)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             41,203                                       864
Accumulated other comprehensive income (loss)                           (17,210)
Retained earnings                                                         4,423                                        14
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        28,416                                       878
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $28,575                                      $832
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. and Subsidiaries[Tier 6]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              CBK Power Company    Edison Mission       Consolidating
                                                              Ltd. [8]             Millennium B.V.      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes                                                                                    ($2)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  42,084             ($42,067)
Accumulated other comprehensive income (loss)
Retained earnings                                                                                 (7)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             42,077              (42,067)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $42,075             ($42,067)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission
                                                              Millennium B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                           $150
Accrued taxes                                                               (39)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   111
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             42,084
Accumulated other comprehensive income (loss)                           (17,210)
Retained earnings                                                         4,430
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        29,304
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $29,415
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Caliraya B.V.    CBK Power Company    EME Kayalaan B.V.
                                                                                     Ltd. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $4,605                                       $94
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     4,605                                        94
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                42                                         2
Depreciation, decommissioning and amortization                                (18)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       24                                         2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     4,581                                        92
Interest and dividend income
Other nonoperating income                                                      (1)                                       (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,580                                        91
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    4,580                                        91
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           4,580                                        91
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (157)                                      (77)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $4,423                                       $14
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                CBK Power Company    Edison Mission       Consolidating
                                                                Ltd. [8]             Millennium B.V.      Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     $2
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (2)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (2)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                               (5)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($7)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION MILLENNIUM B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission
                                                                Millennium B.V.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $4,699
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     4,699
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                33
Depreciation, decommissioning and amortization                                (18)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       28
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     4,671
Interest and dividend income
Other nonoperating income                                                      (2)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       4,669
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    4,669
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           4,669
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        (239)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $4,430
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Philippines      Kalayaan Power
                                                              Operation and        Services             Management
                                                              Maintenance          Corporation          Corporation
                                                              (Thailand) Company
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $103                  $41
Receivables - net                                                                                133
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             272
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        103                  446
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                         33
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                 33
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                             2
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $103                 $481
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission        Consolidating         Edison Mission
                                                              Operation and         Adjustments           Operation and
                                                              Maintenance                                 Maintenance
                                                              Services, B.V.                              Services B.V.
                                                                                                          Consolidated
------------------------------------------------------------- --------------------- --------------------- --------------------
ASSETS
------------------------------------------------------------- --------------------- --------------------- --------------------

Cash and equivalents                                                         $1                                        $145
Receivables - net                                                                                                       133
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    272
------------------------------------------------------------- --------------------- --------------------- --------------------

Total current assets                                                          1                                         550
------------------------------------------------------------- --------------------- --------------------- --------------------

Nonutility property - net                                                                                                33
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                           517                 ($309)                  208
Investments in leveraged leases
Other investments
------------------------------------------------------------- --------------------- --------------------- --------------------

Total investment and other assets                                           517                  (309)                  241
------------------------------------------------------------- --------------------- --------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- --------------------- --------------------- --------------------

Total utility plant
------------------------------------------------------------- --------------------- --------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                    2
------------------------------------------------------------- --------------------- --------------------- --------------------

Total deferred charges                                                                                                    2
------------------------------------------------------------- --------------------- --------------------- --------------------

Total assets                                                               $518                 ($309)                 $793
============================================================= ===================== ===================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Philippines      Kalayaan Power
                                                              Operation and        Services             Management
                                                              Maintenance          Corporation          Corporation
                                                              (Thailand) Company
                                                              Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $1                 $606
Accrued taxes                                                                                     30
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     1                  636
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                103                  206
Accumulated other comprehensive income (loss)
Retained earnings                                                            (1)                (361)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           102                 (155)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $103                 $481
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. and Subsidiaries[Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Consolidating        Edison Mission
                                                              Operation and        Adjustments          Operation and
                                                              Maintenance                               Maintenance
                                                              Services, B.V.                            Services B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($115)                                     $492
Accrued taxes                                                                (9)                                       21
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (124)                                      513
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                431                ($309)                 431
Accumulated other comprehensive income (loss)
Retained earnings                                                           211                                      (151)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           642                 (309)                 280
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $518                ($309)                $793
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       EME Philippines      Kalayaan Power
                                                                Operation and        Services             Management
                                                                Maintenance          Corporation          Corporation
                                                                (Thailand) Company
                                                                Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $1,501
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          1,501
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  1,983
Depreciation, decommissioning and amortization                                                      20
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         2,003
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                           (502)
Interest and dividend income                                                                         2
Other nonoperating income                                                                          (17)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                             (517)
Income taxes (benefit)                                                                               2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                          (519)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                 (519)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         ($1)                 158
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                               ($1)               ($361)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EDISON MISSION OPERATION AND MAINTENANCE SERVICES, B.V. and Subsidiaries[Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Consolidating        Edison Mission
                                                                Operation and        Adjustments          Operation and
                                                                Maintenance                               Maintenance
                                                                Services, B.V.                            Services B.V.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $232                                    $1,733
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       232                                     1,733
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                 2                                     1,985
Depreciation, decommissioning and amortization                                                                           20
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        2                                     2,005
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       230                                      (272)
Interest and dividend income                                                                                              2
Other nonoperating income                                                      (1)                                      (18)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         229                                      (288)
Income taxes (benefit)                                                                                                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      229                                      (290)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             229                                      (290)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (18)                                      139
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $211                                     ($151)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Ascot Limited    EME Buckingham       EME Precision B.V.
                                                                                   Limited [8]          [9]

------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                  $25
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      $297,622             $297,622              161,016
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       297,622              297,622              161,016
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $297,622             $297,622             $161,041
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       EME Atlantic         Consolidating
                                                              Universal Holdings   Holdings Limited     Adjustments
                                                              Consolidated [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $32,848
Receivables - net                                                        79,585
Fuel inventory                                                               78
Materials and supplies, at average cost                                   7,034
Accumulated deferred income taxes - net
Trading and price risk management assets                                 (9,652)
Prepayments and other current assets                                      7,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    117,188
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,125,330
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,389)            $297,622            ($892,866)
Investments in leveraged leases

Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,123,941              297,622             (892,866)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

GOODWILL                                                                396,153
Other deferred charges                                                   96,377
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  492,530
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,733,659             $297,622            ($892,866)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Atlantic
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $32,873
Receivables - net                                                        79,585
Fuel inventory                                                               78
Materials and supplies, at average cost                                   7,034
Accumulated deferred income taxes - net
Trading and price risk management assets                                 (9,652)
Prepayments and other current assets                                      7,295
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    117,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,125,330
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       159,627
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,284,957
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

GOODWILL                                                                396,153
Other deferred charges                                                   96,377
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  492,530
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,894,700
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Ascot Limited    EME Buckingham       EME Precision B.V.
                                                                                   Limited [8]          [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $31                  $23            ($168,421)
Accrued taxes                                                                                                         342
Trading and price risk management liabilities
Other current liabilities                                                    31                   32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    62                   55             (168,079)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            297,622              297,622              297,643
Accumulated other comprehensive income (loss)                               (10)                  (9)              18,202
Retained earnings                                                           (52)                 (46)              13,275
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       297,560              297,567              329,120
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $297,622             $297,622             $161,041
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       EME Atlantic         Consolidating
                                                              Universal Holdings   Holdings Limited     Adjustments
                                                              Consolidated [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                       36,743
Preferred stock to be redeemed within one year
Accounts payable                                                         79,633                 $253
Accrued taxes                                                             9,766
Trading and price risk management liabilities                               844
Other current liabilities                                                 6,012                   77
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               210,549                  330
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          417,333
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 120,459
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               6,183
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            126,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       408,272
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding                                    131,225
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            448,295              297,622            ($892,866)
Accumulated other comprehensive income (loss)                             1,226                  (47)
Retained earnings                                                        (9,883)                (283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       439,638              297,292             (892,866)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,733,659             $297,622            ($892,866)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED and Subsidiaries[Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Atlantic
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                       36,743
Preferred stock to be redeemed within one year
Accounts payable                                                        (88,481)
Accrued taxes                                                            10,108
Trading and price risk management liabilities                               844
Other current liabilities                                                 6,152
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                42,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          417,333
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 120,459
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               6,183
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            126,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       408,272
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding                                    131,225
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            745,938
Accumulated other comprehensive income (loss)                            19,362
Retained earnings                                                         3,011
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       768,311
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,894,700
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED and Subsidiaries[Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Ascot Limited    EME Buckingham       EME Precision B.V.
                                                                                     Limited [8]          [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $12                  $12                 $111
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       12                   12                  111
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (12)                 (12)                (111)
Interest and dividend income                                                                                          7,345
Other nonoperating income                                                                                               170
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (12)                 (12)               7,404
Income taxes (benefit)                                                                                                   64
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (12)                 (12)               7,340
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (12)                 (12)               7,340
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (40)                 (34)               5,935
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              ($52)                ($46)             $13,275
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED and Subsidiaries[Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy       EME Atlantic         Consolidating
                                                                Universal Holdings   Holdings Limited     Adjustments
                                                                Consolidated [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $505,733
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   505,733
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      128,691
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           235,968                 $155
Depreciation, decommissioning and amortization                             39,641
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  404,300                  155
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   101,433                 (155)
Interest and dividend income                                                2,963
Other nonoperating income                                                       8
Interest expense - net of amounts capitalized                             (37,850)
Other nonoperating deductions                                             (23,767)
Dividends on preferred securities                                          (7,005)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      35,782                 (155)
Income taxes (benefit)                                                     35,225
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      557                 (155)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             557                 (155)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (10,440)                (128)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($9,883)               ($283)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
EME ATLANTIC HOLDINGS LIMITED and Subsidiaries[Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Atlantic
                                                                Holdings Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $505,733
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   505,733
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      128,691
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           236,258
Depreciation, decommissioning and amortization                             39,641
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  404,590
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   101,143
Interest and dividend income                                               10,308
Other nonoperating income                                                     178
Interest expense - net of amounts capitalized                             (37,850)
Other nonoperating deductions                                             (23,767)
Dividends on preferred securities                                          (7,005)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      43,007
Income taxes (benefit)                                                     35,289
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    7,718
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           7,718
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (4,707)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $3,011
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Contact      Mission Energy       Mission Energy
                                                              Finance Limited      Five Star            Pacific Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $43                  $79              $21,950
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         43                   79               21,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       131,225                                   431,326
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       131,225                                   431,326
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------
Goodwill                                                                                                            6,547
Regulatory assets - net
Other deferred charges                                                                                              4,331
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                             10,878
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $131,268                  $79             $464,154
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Contact Energy         Mission Energy         Consolidating
                                                              Limited                Universal Holdings     Adjustments
------------------------------------------------------------- ---------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Cash and equivalents                                                     $8,856                 $1,920
Receivables - net                                                        76,084                                        $3,501
Fuel inventory                                                               78
Materials and supplies, at average cost                                   7,034
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               (9,652)
Prepayments and other current assets                                      7,295
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total current assets                                                     99,347                  1,920                 (6,151)
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Nonutility property - net                                             1,567,724                                      (442,394)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         1,703                146,015               (711,658)
Investments in leveraged leases
Other investments
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total investment and other assets                                     1,569,427                146,015             (1,154,052)
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- ---------------------- ---------------------- --------------------
Goodwill                                                                 92,306                                       297,300
Regulatory assets - net
Other deferred charges                                                                                                 92,046
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total deferred charges                                                   92,306                                       389,346
------------------------------------------------------------- ---------------------- ---------------------- --------------------

Total assets                                                         $1,761,080               $147,935              ($770,857)
============================================================= ====================== ====================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy
                                                              Universal Holdings
                                                              Consolidated
------------------------------------------------------------- ---------------------- ---------------------- ----------------------
ASSETS
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Cash and equivalents                                                    $32,848
Receivables - net                                                        79,585
Fuel inventory                                                               78
Materials and supplies, at average cost                                   7,034
Accumulated deferred income taxes - net
Trading and price risk management assets                                 (9,652)
Prepayments and other current assets                                      7,295
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total current assets                                                    117,188
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Nonutility property - net                                             1,125,330
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,389)
Investments in leveraged leases
Other investments
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total investment and other assets                                     1,123,941
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total utility plant
------------------------------------------------------------- ---------------------- ---------------------- ----------------------
Goodwill                                                                396,153
Regulatory assets - net
Other deferred charges                                                   96,377
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total deferred charges                                                  492,530
------------------------------------------------------------- ---------------------- ---------------------- ----------------------

Total assets                                                         $1,733,659
============================================================= ====================== ====================== ======================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Contact      Mission Energy       Mission Energy
                                                              Finance Limited      Five Star            Pacific Holdings
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $40               $1,957              $20,804
Accrued taxes                                                                 1                   (1)               8,904
Trading and price risk management liabilities
Other current liabilities                                                                                           3,849
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    41                1,956               33,557
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    149,596
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            (2,092)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                       (2,092)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       131,225                                   131,225
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              131,225                                   131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      153,132
Accumulated other comprehensive income (loss)                                                   (379)              44,433
Retained earnings                                                             2               (1,498)             (45,697)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                             2               (1,877)             151,868
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $131,268                  $79             $464,154
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Contact Energy       Mission Energy       Consolidating
                                                              Limited              Universal Holdings   Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                       36,743
Preferred stock to be redeemed within one year
Accounts payable                                                         75,404             ($18,572)
Accrued taxes                                                            (1,515)                 354               $2,023
Trading and price risk management liabilities                                                                         844
Other current liabilities                                                 2,163
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               190,346              (18,218)               2,867
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          289,725                                   (21,988)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                           122,551
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               6,183
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              6,183                                   122,551
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                 408,272
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                                                                (131,225)
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                                                                       (131,225)
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            348,178              172,543             (225,558)
Accumulated other comprehensive income (loss)                           886,534                3,762             (933,124)
Retained earnings                                                        40,114              (10,152)               7,348
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     1,274,826              166,153           (1,151,334)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,761,080             $147,935            ($770,857)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS and Subsidiaries[Tier 11, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy
                                                              Universal Holdings
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt                                                         $77,551
Long-term debt due within one year                                       36,743
Preferred stock to be redeemed within one year
Accounts payable                                                         79,633
Accrued taxes                                                             9,766
Trading and price risk management liabilities                               844
Other current liabilities                                                 6,012
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               210,549
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          417,333
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 120,459
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               6,183
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            126,642
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                       408,272
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption                                       131,225
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries                              131,225
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            448,295
Accumulated other comprehensive income (loss)                             1,226
Retained earnings                                                        (9,883)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       439,638
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,733,659
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS and Subsidiaries[Tier 11, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Contact      Mission Energy       Mission Energy
                                                                Finance Limited      Five Star            Pacific Holdings
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                  $11               $2,268
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                   11                2,268
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                 (11)              (2,268)
Interest and dividend income                                                    2                    4                  341
Other nonoperating income                                                                            5                   46
Interest expense - net of amounts capitalized                                                                       (11,262)
Other nonoperating deductions
Dividends on preferred securities                                                                                    (7,005)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1                   (2)             (20,148)
Income taxes (benefit)                                                          1                   (1)               4,260
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (1)             (24,408)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (1)             (24,408)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                           2               (1,497)             (21,289)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                $2              ($1,498)            ($45,697)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS and Subsidiaries[Tier 11, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Contact Energy       Mission Energy       Consolidating
                                                                Limited              Universal Holdings   Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $506,840                 $711              ($1,818)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   506,840                  711               (1,818)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      129,302                                      (611)
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           233,183                   50                  455
Depreciation, decommissioning and amortization                             39,408                                       233
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  401,893                   50                   77
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   104,947                  661               (1,895)
Interest and dividend income                                                2,480                  136
Other nonoperating income                                                                            1                  (44)
Interest expense - net of amounts capitalized                             (26,588)
Other nonoperating deductions                                                                                       (23,767)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      80,839                  798              (25,706)
Income taxes (benefit)                                                     27,261                  105                3,599
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   53,578                  693              (29,305)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          53,578                  693              (29,305)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (13,464)             (10,845)              36,653
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $40,114             ($10,152)             ($7,348)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., EME ATLANTIC HOLDINGS LIMITED,
MISSION ENERGY UNIVERSAL HOLDINGS and Subsidiaries[Tier 11, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy
                                                                Universal Holdings
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $505,733
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   505,733
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      128,691
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           235,968
Depreciation, decommissioning and amortization                             39,641
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  404,300
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   101,433
Interest and dividend income                                                2,963
Other nonoperating income                                                       8
Interest expense - net of amounts capitalized                             (37,850)
Other nonoperating deductions                                             (23,767)
Dividends on preferred securities                                          (7,005)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      35,782
Income taxes (benefit)                                                     35,225
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      557
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             557
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (10,440)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($9,883)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Caresale Services    Edison First Power   Redbill Contracts
                                                              Limited              Holdings II          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $70               $6,624
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             340
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         70                6,964
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      8,438
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              8,438
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

ASSETS OF DISCONTINUED OPERATIONS
Other deferred charges                                                                         6,621
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         6,621
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $70              $22,023
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Global Generation    Consolidating          Global Generation
                                                              B.V.                 Adjustments            B.V. Consolidated
------------------------------------------------------------- -------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- ---------------------- --------------------

Cash and equivalents                                                       $126                                      $6,820
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    340
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total current assets                                                        126                                       7,160
------------------------------------------------------------- -------------------- ---------------------- --------------------

Nonutility property - net                                                                                             8,438
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     1,046,456          ($1,046,456)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total investment and other assets                                     1,046,456           (1,046,456)                 8,438
------------------------------------------------------------- -------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- ---------------------- --------------------

ASSETS OF DISCONTINUED OPERATIONS
Other deferred charges                                                                                                6,621
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total deferred charges                                                                                                6,621
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total assets                                                         $1,046,582          ($1,046,456)               $22,219
============================================================= ==================== ====================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Caresale Services    Edison First Power   Redbill Contracts
                                                              Limited              Holdings II          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                          $190,146
Preferred stock to be redeemed within one year
Accounts payable                                                             $2             (174,569)
Accrued taxes                                                                (2)                (641)
Trading and price risk management liabilities
Other current liabilities                                                    10                3,744                   $1
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    10               18,680                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               181,552
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
LIABILITIES OF DISCONTINUED OPERATIONS
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            559,652            1,046,418
Accumulated other comprehensive income (loss)                             1,124              (14,298)
Retained earnings                                                      (560,716)          (1,210,329)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            60             (178,209)                 ($1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $70              $22,023
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Global Generation    Consolidating        Global Generation
                                                              B.V.                 Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                               $190,146
Preferred stock to be redeemed within one year
Accounts payable                                                       $702,661                                   528,094
Accrued taxes                                                            (4,246)                                   (4,889)
Trading and price risk management liabilities
Other current liabilities                                                    35                                     3,792
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               698,450                                   717,141
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    181,552
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
LIABILITIES FROM DISCONTINUED OPERATIONS
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            446,251          ($1,046,456)           1,005,865
Accumulated other comprehensive income (loss)                               152                                   (13,022)
Retained earnings                                                       (98,271)                               (1,869,317)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       348,132           (1,046,456)            (876,474)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,046,582          ($1,046,456)             $22,219
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Caresale Services    Edison First Power   Redbill Contracts
                                                                Limited              Holdings II          Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       ($43)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                               211
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                6,862                   $1
Depreciation, decommissioning and amortization                                                   3,398
Property and other taxes                                                                        (2,943)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                7,528                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)              (7,571)                  (1)
Interest and dividend income                                                                       935
Other nonoperating income                                                                        2,817
Interest expense - net of amounts capitalized                                                  (11,654)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (1)             (15,473)                  (1)
Income taxes (benefit)                                                                            (159)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (1)             (15,314)                  (1)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)             (15,314)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (560,715)          (1,195,015)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($560,716)         ($1,210,329)                 ($1)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
GLOBAL GENERATION B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Global Generation    Consolidating        Global Generation
                                                                B.V.                 Adjustments          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                            ($43)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                 (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    211
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $37                                     6,901
Depreciation, decommissioning and amortization                                                                        3,398
Property and other taxes                                                       19                                    (2,924)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       56                                     7,586
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (56)                                   (7,629)
Interest and dividend income                                              (31,337)                                  (30,402)
Other nonoperating income                                                      10                                     2,827
Interest expense - net of amounts capitalized                                                                       (11,654)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (31,383)                                  (46,858)
Income taxes (benefit)                                                          4                                      (155)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (31,387)                                  (46,703)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (31,387)                                  (46,703)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (66,884)                               (1,822,614)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($98,271)                              ($1,869,317)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II and Subsidiaries
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison First Power   Edison First Power   Consolidating
                                                              I Holdings           II Holdings          Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- ----------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- ----------------------

Cash and equivalents                                                     $6,624
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        340
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total current assets                                                      6,964
------------------------------------------------------------- -------------------- -------------------- ----------------------

Nonutility property - net                                                 8,438
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                $20                 ($20)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total investment and other assets                                         8,438                   20                  (20)
------------------------------------------------------------- -------------------- -------------------- ----------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- ----------------------

ASSETS OF DISCONTINUED OPERATIONS
Other deferred charges                                                    6,621
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total deferred charges                                                    6,621
------------------------------------------------------------- -------------------- -------------------- ----------------------

Total assets                                                            $22,023                  $20                 ($20)
============================================================= ==================== ==================== ======================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II and Subsidiaries
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison First Power
                                                              II Holdings
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $6,624
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        340
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      6,964
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                 8,438
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         8,438
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

ASSETS OF DISCONTINUED OPERATIONS
Other deferred charges                                                    6,621
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    6,621
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $22,023
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II and Subsidiaries
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison First Power   Edison First Power   Consolidating
                                                              I Holdings           II Holdings          Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                     $190,146
Preferred stock to be redeemed within one year
Accounts payable                                                       (174,569)
Accrued taxes                                                              (641)
Trading and price risk management liabilities
Other current liabilities                                                 3,721                  $23
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                18,657                   23
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          181,552             (265,953)            $265,953
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
LIABILITIES OF DISCONTINUED OPERATIONS
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          2,094,688              772,064           (1,820,334)
Accumulated other comprehensive income (loss)                           (12,203)              26,709              (28,804)
Retained earnings                                                    (2,260,671)            (532,823)           1,583,165
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (178,186)             265,950             (265,973)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $22,023                  $20                 ($20)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II and Subsidiaries
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison First Power
                                                              II Holdings
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                     $190,146
Preferred stock to be redeemed within one year
Accounts payable                                                       (174,569)
Accrued taxes                                                              (641)
Trading and price risk management liabilities
Other current liabilities                                                 3,744
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                18,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          181,552
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
LIABILITIES OF DISCONTINUED OPERATIONS
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          1,046,418
Accumulated other comprehensive income (loss)                           (14,298)
Retained earnings                                                    (1,210,329)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                      (178,209)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $22,023
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison First Power   Edison First Power   Consolidating
                                                                I Holdings           II Holdings          Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  ($43)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          211
Purchased power
Provisions for regulatory adjustment clauses - net                          6,862
Other operation and maintenance                                             3,376                  $22
Depreciation, decommissioning and amortization
Property and other taxes                                                   (2,943)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    7,506                   22
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (7,549)                 (22)
Interest and dividend income                                                  935
Other nonoperating income                                                   2,817
Interest expense - net of amounts capitalized                             (11,654)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (15,451)                 (22)
Income taxes (benefit)                                                       (159)
--------------------------------------------------------------- -------------------- -------------------- --------------------
                                                                          (15,292)
Income (loss) from continuing operations                                                           (22)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (15,292)                 (22)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                  (2,245,379)            (532,801)          $1,583,165
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($2,260,671)           ($532,823)          $1,583,165
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II and Subsidiaries
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison First Power
                                                                II Holdings
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  ($43)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                          211
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             6,862
Depreciation, decommissioning and amortization                              3,398
Property and other taxes                                                   (2,943)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    7,528
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (7,571)
Interest and dividend income                                                  935
Other nonoperating income                                                   2,817
Interest expense - net of amounts capitalized                             (11,654)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (15,473)
Income taxes (benefit)                                                       (159)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (15,314)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (15,314)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                  (1,195,015)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                       ($1,210,329)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Caresale Services    Edison Mission       EME Finance UK
                                                              Limited              Marketing and        Limited
                                                                                   Services Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $70               $2,186
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             107
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         70                2,293
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      8,438
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              8,438
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                $70              $10,731
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              South Australian     Energy Generation    Maplekey Holdings
                                                              Holdings Ltd.        Finance PLC          Limited
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $4,362
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                  233
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                4,595
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              6,621
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              6,621
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                      $11,216
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison First Power   Consolidating          Edison First Power
                                                              Holdings I           Adjustments            Holdings I
                                                                                                          Consolidated
------------------------------------------------------------- -------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- ---------------------- --------------------

Cash and equivalents                                                         $6                                      $6,624
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    340
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total current assets                                                          6                                       6,964
------------------------------------------------------------- -------------------- ---------------------- --------------------

Nonutility property - net                                                                                             8,438
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        12,929             ($12,929)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total investment and other assets                                        12,929              (12,929)                 8,438
------------------------------------------------------------- -------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- ---------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                6,621
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total deferred charges                                                                                                6,621
------------------------------------------------------------- -------------------- ---------------------- --------------------
------------------------------------------------------------- -------------------- ---------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total assets                                                            $12,935             ($12,929)               $22,023
============================================================= ==================== ====================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Caresale Services    Edison Mission       EME Finance UK
                                                              Limited              Marketing and        Limited
                                                                                   Services Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $2               $6,739            ($181,552)
Accrued taxes                                                                (3)                 (15)
Trading and price risk management liabilities
Other current liabilities                                                    11                  548                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    10                7,272             (181,547)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    181,552
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            559,652               11,589                   18
Accumulated other comprehensive income (loss)                             1,124                  649
Retained earnings                                                      (560,716)              (8,779)                 (23)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                            60                3,459                  ($5)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                  $70              $10,731
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              South Australian     Energy Generation    Maplekey Holdings
                                                              Holdings Ltd.        Finance PLC          Limited
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                               $190,146
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      (14)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                         $2                3,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          2              193,228
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      20            2,453,854
Accumulated other comprehensive income (loss)                                                                     (12,150)
Retained earnings                                                                                (22)          (2,623,716)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($2)            (182,012)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        $11,216
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison First Power   Consolidating        Edison First Power
                                                              Holdings I           Adjustments          Holdings I
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                               $190,146
Preferred stock to be redeemed within one year
Accounts payable                                                           $256                                  (174,569)
Accrued taxes                                                              (623)                                     (641)
Trading and price risk management liabilities
Other current liabilities                                                    59                                     3,721
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (308)                                   18,657
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    181,552
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Liabilities of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            772,064          ($1,702,509)           2,094,688
Accumulated other comprehensive income (loss)                             2,799               (4,625)             (12,203)
Retained earnings                                                      (761,620)           1,694,205           (2,260,671)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        13,243              (12,929)            (178,186)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $12,935             ($12,929)             $22,023
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Caresale Services    Edison Mission       EME Finance UK
                                                                Limited              Marketing and        Limited
                                                                                     Services Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               ($1)              $5,365               $8,866
Depreciation, decommissioning and amortization                                                   3,376
Property and other taxes                                                                            56
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       (1)               8,797                8,866
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                         1               (8,797)              (8,866)
Interest and dividend income                                                                        15
Other nonoperating income                                                                         (232)               8,865
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                           1               (9,014)                  (1)
Income taxes (benefit)                                                                            (159)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                        1               (8,855)                  (1)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                               1               (8,855)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (560,717)                  76                  (22)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($560,716)             ($8,779)                ($23)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                South Australian     Energy Generation    Maplekey Holdings
                                                                Holdings Ltd.        Finance PLC          Limited
                                                                Consolidated                              Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                            ($43)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                 (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    211
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     $1                  205
Depreciation, decommissioning and amortization
Property and other taxes                                                                                             (2,999)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             1               (2,583)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (1)               2,540
Interest and dividend income                                                                                            920
Other nonoperating income                                                                                             1,841
Interest expense - net of amounts capitalized                                                                       (11,654)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (1)              (6,353)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (1)              (6,353)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (1)              (6,353)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (21)          (2,617,363)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($22)         ($2,623,716)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.,
EDISON FIRST POWER HOLDINGS II,
EDISON FIRST POWER HOLDINGS I and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison First Power   Consolidating        Edison First Power
                                                                Holdings I           Adjustments          Holdings I
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                            ($43)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                 (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    211
Purchased power
Provisions for regulatory adjustment clauses - net                                                                    6,862
Other operation and maintenance                                               $82              ($7,656)               3,376
Depreciation, decommissioning and amortization
Property and other taxes                                                                                             (2,943)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       82               (7,656)               7,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (82)               7,656               (7,549)
Interest and dividend income                                                                                            935
Other nonoperating income                                                                       (7,657)               2,817
Interest expense - net of amounts capitalized                                                                       (11,654)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (82)                  (1)             (15,451)
Income taxes (benefit)                                                                                                 (159)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (82)                  (1)             (15,292)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (82)                  (1)             (15,292)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (761,538)           1,694,206           (2,245,379)
Ddends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($761,620)          $1,694,205          ($2,260,671)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD. and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME International      South Australian      Consolidating
                                                              Dragon Limited         Holdings Ltd.         Adjustments
                                                              Consolidated
                                                              Being Liquidated
------------------------------------------------------------- ---------------------- --------------------- ---------------------
ASSETS
------------------------------------------------------------- ---------------------- --------------------- ---------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- ---------------------- --------------------- ---------------------

Total current assets
------------------------------------------------------------- ---------------------- --------------------- ---------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- ---------------------- --------------------- ---------------------

Total investment and other assets
------------------------------------------------------------- ---------------------- --------------------- ---------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- ---------------------- --------------------- ---------------------

Total utility plant
------------------------------------------------------------- ---------------------- --------------------- ---------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- ---------------------- --------------------- ---------------------

Total deferred charges
------------------------------------------------------------- ---------------------- --------------------- ---------------------

Total assets
============================================================= ====================== ===================== =====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD. and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              South Australian
                                                              Holdings Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD. and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME International    South Australian     Consolidating
                                                              Dragon Limited       Holdings Ltd.        Adjustments
                                                              Consolidated
                                                              Being Liquidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD. and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              South Australian
                                                              Holdings Ltd.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD. and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME International    South Australian     Consolidating
                                                                Dragon Limited       Holdings Ltd.        Adjustments
                                                                Consolidated
                                                                Being Liquidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD. and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                South Australian
                                                                Holdings Ltd.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD.
EME INTERNATIONAL DRAGON LIMITED and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Adelaide         EME Monet Ltd.       EME International
                                                              Energy Ltd.          Being Liquidated     Dragon Limited
                                                              Being Liquidated                          Being Liquidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD.
EME INTERNATIONAL DRAGON LIMITED and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating         EME International
                                                              Adjustments           Dragon Limited
                                                                                    Consolidated
------------------------------------------------------------- --------------------- --------------------- ---------------------
ASSETS
------------------------------------------------------------- --------------------- --------------------- ---------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total current assets
------------------------------------------------------------- --------------------- --------------------- ---------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total investment and other assets
------------------------------------------------------------- --------------------- --------------------- ---------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total utility plant
------------------------------------------------------------- --------------------- --------------------- ---------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total deferred charges
------------------------------------------------------------- --------------------- --------------------- ---------------------

Total assets
============================================================= ===================== ===================== =====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD.
EME INTERNATIONAL DRAGON LIMITED and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Adelaide         EME Monet Ltd.       EME International
                                                              Energy Ltd.          Being Liquidated     Dragon Limited
                                                              Being Liquidated                          Being Liquidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD.
EME INTERNATIONAL DRAGON LIMITED and Subsidiaries [Tier 10]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        EME International
                                                              Adjustments          Dragon Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)
Retained earnings
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD.
EME INTERNATIONAL DRAGON LIMITED and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Adelaide         EME Monet Ltd.       EME International
                                                                Energy Ltd.          Being Liquidated     Dragon Limited
                                                                Being Liquidated                          Being Liquidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
SOUTH AUSTRALIAN HOLDINGS LTD.
EME INTERNATIONAL DRAGON LIMITED and Subsidiaries [Tier 10]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        EME International
                                                                Adjustments          Dragon Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED and Subsidiaries [Tier 9. et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Maplekey UK          Maplekey UK          Edison First Power
                                                              Finance Limited      Limited [10]         Limited [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                                                  $4,362
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                  233
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                4,595
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              6,621
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              6,621
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                      $11,216
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED and Subsidiaries [Tier 9. et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Maplekey Holdings    Consolidating          Maplekey Holdings
                                                              Limited              Adjustments            Limited
                                                                                                          Consolidated
------------------------------------------------------------- -------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- ---------------------- --------------------

Cash and equivalents                                                                                                 $4,362
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                    233
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total current assets                                                                                                  4,595
------------------------------------------------------------- -------------------- ---------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- ---------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                6,621
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total deferred charges                                                                                                6,621
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total assets                                                                                                        $11,216
============================================================= ==================== ====================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED and Subsidiaries [Tier 9. et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Maplekey UK          Maplekey UK          Edison First Power
                                                              Finance Limited      Limited [10]         Limited [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                 $190,146
Accrued taxes                                                                                                         (14)
Trading and price risk management liabilities
Other current liabilities                                                    $5                   $5                3,081
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5                    5              193,213
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            423,075              423,075            1,184,629
Accumulated other comprehensive income (loss)                               846                  846              (14,688)
Retained earnings                                                      (423,926)            (423,926)          (1,351,938)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($5)                 ($5)            (181,997)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        $11,216
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED and Subsidiaries [Tier 9. et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Maplekey Holdings    Consolidating        Maplekey Holdings
                                                              Limited              Adjustments          Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                               $190,146
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      (14)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                    $5                                     3,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                     5                                   193,228
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            423,075                                 2,453,854
Accumulated other comprehensive income (loss)                               846                                   (12,150)
Retained earnings                                                      (423,926)                               (2,623,716)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           ($5)                                 (182,012)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        $11,216
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED and Subsidiaries [Tier 9. et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Maplekey UK          Maplekey UK          Edison First Power
                                                                Finance Limited      Limited [10]         Limited [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                            ($43)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                 (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    211
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                   $1                  202
Depreciation, decommissioning and amortization
Property and other taxes                                                                                             (2,999)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                    1               (2,586)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                  (1)               2,543
Interest and dividend income                                                                                            920
Other nonoperating income                                                                                             1,841
Interest expense - net of amounts capitalized                                                                       (11,654)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (1)                  (1)              (6,350)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (1)                  (1)              (6,350)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)                  (1)              (6,350)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (423,925)            (423,925)          (1,345,588)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($423,926)           ($423,926)         ($1,351,938)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., GLOBAL GENERATION B.V.
EDISON FIRST POWER HOLDINGS II, EDISON FIRST POWER HOLDINGS I
MAPLEKEY HOLDINGS LIMITED and Subsidiaries [Tier 9. et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Maplekey Holdings    Consolidating        Maplekey Holdings
                                                                Limited              Adjustments          Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                            ($43)
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                                 (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                    211
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $1                                       205
Depreciation, decommissioning and amortization
Property and other taxes                                                                                             (2,999)
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        1                                    (2,583)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (1)                                    2,540
Interest and dividend income                                                                                            920
Other nonoperating income                                                                                             1,841
Interest expense - net of amounts capitalized                                                                       (11,654)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (1)                                   (6,353)
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (1)                                   (6,353)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (1)                                   (6,353)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (423,925)                               (2,617,363)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($423,926)                              ($2,623,716)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Iberica de           Electro              Monasterio de
                                                              Energias S.L.        Metalurgica del      Rueda, S.L. [9]
                                                                                   Ebro, S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $239                  $30
Receivables - net                                                         5,072                3,513
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                        219                  239
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      5,530                3,782
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                46,631               50,731
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         3,090
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        49,721               50,731
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    1,661                3,071
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    1,661                3,071
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $56,912              $57,584
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V.and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Hydro Energy B.V     Consolidating          Hydro Energy B.V.
                                                                                   Adjustments            Consolidated
------------------------------------------------------------- -------------------- ---------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- ---------------------- --------------------

Cash and equivalents                                                                                                   $269
Receivables - net                                                                                                     8,585
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     ($6,255)                (6,255)
Prepayments and other current assets                                                                                    458
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total current assets                                                                          (6,255)                 3,057
------------------------------------------------------------- -------------------- ---------------------- --------------------

Nonutility property - net                                              ($11,921)                                     85,441
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        24,871                                      27,961
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total investment and other assets                                        12,950                                     113,402
------------------------------------------------------------- -------------------- ---------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- ---------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                                4,732
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total deferred charges                                                                                                4,732
------------------------------------------------------------- -------------------- ---------------------- --------------------

Total assets                                                            $12,950              ($6,255)              $121,191
============================================================= ==================== ====================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V.and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Iberica de           Electro              Monasterio de
                                                              Energias S.L.        Metalurgica del      Rueda, S.L. [9]
                                                                                   Ebro, S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                       $2,566               $6,808
Preferred stock to be redeemed within one year
Accounts payable                                                         (6,505)               3,605
Accrued taxes                                                                14                 (104)
Trading and price risk management liabilities
Other current liabilities                                                   133                  156
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (3,792)              10,465
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           18,432               39,357
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                         (341)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               1,001                1,712
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              1,001                1,371
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             24,932                   72
Accumulated other comprehensive income (loss)                            (4,321)                (997)
Retained earnings                                                        20,660                7,316
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        41,271                6,391
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $56,912              $57,584
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Hydro Energy B.V     Consolidating        Hydro Energy B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $29,504                                   $38,878
Preferred stock to be redeemed within one year
Accounts payable                                                          2,893                                        (7)
Accrued taxes                                                              (110)                                     (200)
Trading and price risk management liabilities
Other current liabilities                                                                                             289
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                32,287                                    38,960
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                     57,789
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      ($2,189)              (2,530)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                         2,713
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (2,189)                 183
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                 25                                    25,029
Accumulated other comprehensive income (loss)                               340               (4,745)              (9,723)
Retained earnings                                                       (19,702)                 679                8,953
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (19,337)              (4,066)              24,259
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $12,950              ($6,255)            $121,191
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Iberica de           Electro              Monasterio de
                                                                Energias S.L.        Metalurgica del      Rueda, S.L. [9]
                                                                                     Ebro, S.L. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $9,262               $6,033
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     9,262                6,033
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             3,106                1,500
Depreciation, decommissioning and amortization                              1,477                2,531
Property and other taxes                                                       68                   47
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    4,651                4,078
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     4,611                1,955
Interest and dividend income                                                  446                   85
Other nonoperating income                                                     540                    4
Interest expense - net of amounts capitalized                              (4,522)              (2,977)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       1,075                 (933)
Income taxes (benefit)                                                          8                 (577)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    1,067                 (356)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           1,067                 (356)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      19,593                7,672
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $20,660               $7,316
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
HYDRO ENERGY B.V. and Subsidiaries [Tier 6]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Hydro Energy B.V     Consolidating        Hydro Energy B.V.
                                                                                     Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $15,295
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              15,295
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               ($6)               ($811)               3,789
Depreciation, decommissioning and amortization                               (625)                                    3,383
Property and other taxes                                                                                                115
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (631)                (811)               7,287
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       631                  811                8,008
Interest and dividend income                                                 (131)                                      400
Other nonoperating income                                                    (133)                (602)                (191)
Interest expense - net of amounts capitalized                              (2,335)                                   (9,834)
Other nonoperating deductions                                                                       49                   49
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (1,968)                 258               (1,568)
Income taxes (benefit)                                                       (113)                                     (682)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,855)                 258                 (886)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,855)                 258                 (886)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (17,847)                 421                9,839
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($19,702)                $679               $8,953
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Desarrello       Hydro Energy B.V.    Iberica de
                                                              Espana S.L.                               Energias S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $373
Receivables - net                                                         8,585
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                 (6,255)
Prepayments and other current assets                                        458
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      3,161
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               106,762             ($11,921)
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             24,871
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       106,762               12,950
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    4,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    4,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $114,656              $12,950
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Electro              Monasterio de        Iberica de
                                                              Metalurgica del      Rueda, S.L. [10]     Energias S.L.
                                                              Ebro, S.L. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                 $239
Receivables - net                                                                                                   5,072
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                  219
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                5,530
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                          46,631
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                   3,090
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  49,721
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              1,661
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              1,661
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                      $56,912
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Electro              Monasterio de        Iberian
                                                              Metalurgica del      Rueda, S.L. [9]      Hy-Power Amsterdam
                                                              Ebro, S.L. [8]                            B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                                   $5
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                           1,471
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                   1,966
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                   3,437
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                       $3,442
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Iberian
                                                              Adjustments          Hy-Power Amsterdam
                                                                                   B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $617
Receivables - net                                                                             13,657
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets                                ($6,255)             (12,510)
Prepayments and other current assets                                                             677
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     (6,255)               2,441
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                22,779              165,722
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (26,837)               3,090
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (4,058)             168,812
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         6,394
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         6,394
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           ($10,313)            $177,647
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Desarrello       Hydro Energy B.V.    Iberica de
                                                              Espana S.L.                               Energias S.L. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $38,878              $29,504
Preferred stock to be redeemed within one year
Accounts payable                                                         10,529                2,893
Accrued taxes                                                              (892)                (110)
Trading and price risk management liabilities
Other current liabilities                                                   289
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                48,804               32,287
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           57,791
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (2,531)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               2,719
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                188
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                           518
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              9,211                   25
Accumulated other comprehensive income (loss)                            (9,653)                 340
Retained earnings                                                         7,797              (19,702)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         7,355              (19,337)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $114,656              $12,950
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Electro              Monasterio de        Iberica de
                                                              Metalurgica del      Rueda, S.L. [10]     Energias S.L.
                                                              Ebro, S.L. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                 $2,566
Preferred stock to be redeemed within one year
Accounts payable                                                                                                   (6,505)
Accrued taxes                                                                                                          14
Trading and price risk management liabilities
Other current liabilities                                                                                             133
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                          (3,792)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                     18,432
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                         1,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                        1,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                       24,932
Accumulated other comprehensive income (loss)                                                                      (4,321)
Retained earnings                                                                                                  20,660
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                  41,271
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                        $56,912
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Electro              Monasterio de        Iberian
                                                              Metalurgica del      Rueda, S.L. [9]      Hy-Power Amsterdam
                                                              Ebro, S.L. [8]                            B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                  $10,258
Accrued taxes                                                                                                        (645)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                           9,613
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                        2,151
Accumulated other comprehensive income (loss)                                                                         (85)
Retained earnings                                                                                                  (8,237)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                  (6,171)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                         $3,442
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Iberian
                                                              Adjustments          Hy-Power Amsterdam
                                                                                   B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                           $70,948
Preferred stock to be redeemed within one year
Accounts payable                                                                              17,175
Accrued taxes                                                                                 (1,633)
Trading and price risk management liabilities
Other current liabilities                                                                        422
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     86,912
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                76,223
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 ($2,189)              (4,720)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                    3,720
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (2,189)              (1,000)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                518
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (18,523)              17,796
Accumulated other comprehensive income (loss)                            (4,745)             (18,464)
Retained earnings                                                        15,144               15,662
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (8,124)              14,994
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             ($10,313)            $177,647
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Desarrello       Hydro Energy B.V.    Iberica de
                                                                Espana S.L.                               Energias S.L. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $444                  ($6)
Depreciation, decommissioning and amortization                                                    (625)
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      444                 (631)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (444)                 631
Interest and dividend income                                                                      (131)
Other nonoperating income                                                      (3)                (133)
Interest expense - net of amounts capitalized                                                   (2,335)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (447)              (1,968)
Income taxes (benefit)                                                      1,064                 (113)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,511)              (1,855)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,511)              (1,855)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       9,308              (17,847)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $7,797             ($19,702)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Electro              Monasterio de        Iberica de
                                                                Metalurgica del      Rueda, S.L. [10]     Energias S.L.
                                                                Ebro, S.L. [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                          $9,262
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                               9,262
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                       3,106
Depreciation, decommissioning and amortization                                                                        1,477
Property and other taxes                                                                                                 68
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                              4,651
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                               4,611
Interest and dividend income                                                                                            446
Other nonoperating income                                                                                               540
Interest expense - net of amounts capitalized                                                                        (4,522)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                 1,075
Income taxes (benefit)                                                                                                    8
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                              1,067
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                     1,067
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                19,593
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                     $20,660
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Electro              Monasterio de        Iberian
                                                                Metalurgica del      Rueda, S.L. [9]      Hy-Power Amsterdam
                                                                Ebro, S.L. [8]                            B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                        $147
Depreciation, decommissioning and amortization                                                                           58
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                205
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                (205)
Interest and dividend income                                                                                             45
Other nonoperating income                                                                                              (723)
Interest expense - net of amounts capitalized                                                                          (144)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                (1,027)
Income taxes (benefit)                                                                                                 (101)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                               (926)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                      (926)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                (7,311)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                     ($8,237)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
IBERIAN HY-POWER AMSTERDAM B.V. and Subsidiaries [Tier 7, et seq.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        Iberian
                                                                Adjustments          Hy-Power Amsterdam
                                                                                     B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $9,262
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          9,262
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                             ($811)               2,880
Depreciation, decommissioning and amortization                                                     910
Property and other taxes                                                                            68
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (811)               3,858
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       811                5,404
Interest and dividend income                                                                       360
Other nonoperating income                                                    (602)                (921)
Interest expense - net of amounts capitalized                                                   (7,001)
Other nonoperating deductions                                                  49                   49
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         258               (2,109)
Income taxes (benefit)                                                                             858
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      258               (2,967)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             258               (2,967)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      14,886               18,629
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $15,144              $15,662
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY LTD and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $55               $7,017
Receivables - net                                                                             25,866
Fuel inventory
Materials and supplies, at average cost                                                        7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         55               44,469
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        25,953
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        25,953            1,126,424
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY LTD and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $7,072
Receivables - net                                                                                                  25,866
Fuel inventory
Materials and supplies, at average cost                                                                             7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               44,524
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                       1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $14,139             ($40,092)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        14,139              (40,092)            1,126424
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $14,139             ($40,092)          $1,174,177
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY LTD and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,781)            ($12,525)
Accrued taxes                                                                                    303
Trading and price risk management liabilities
Other current liabilities                                                                    623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,781)             610,981
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (9)                  67
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (9)             254,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (60,223)             (60,412)
Accumulated other comprehensive income (loss)                           (49,754)             (53,901)
Retained earnings                                                       137,775               75,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        27,798              (38,480)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY LTD and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd                  Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,971)                                 ($16,277)
Accrued taxes                                                                                                         303
Trading and price risk management liabilities
Other current liabilities                                                                                         623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,971)                                  607,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   3,686                                     3,744
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              3,686                                   257,773
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                            $11,286               11,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 120,635
Accumulated other comprehensive income (loss)                            (7,107)             101,326               (9,436)
Retained earnings                                                        19,531             (273,339)             (40,200)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        12,424              (51,378)             (49,636)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $14,139             ($40,092)          $1,174,177
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY LTD and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [8]      Venture [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $27,683              $84,644
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    27,683               84,644
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 11,049
Depreciation, decommissioning and amortization                                                  13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        33,494
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    27,683               51,150
Interest and dividend income                                                    2              (23,995)
Other nonoperating income                                                                           12
Interest expense - net of amounts capitalized                                                      (55)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      27,685               27,112
Income taxes (benefit)                                                                            (237)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   27,685               27,349
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          27,685               27,349
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     110,090               48,484
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $137,775              $75,833
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE POWER PTY LTD and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                                Ltd                  Adjustments          Ltd Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $14,482             ($42,165)             $84,644
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    14,482              (42,165)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                  9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               824                                    11,873
Depreciation, decommissioning and amortization                                                                       13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      824                                    34,318
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    13,658              (42,165)              50,326
Interest and dividend income                                                  261                                   (23,732)
Other nonoperating income                                                                                                12
Interest expense - net of amounts capitalized                                                                           (55)
Other nonoperating deductions                                                                  (13,483)             (13,483)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      13,919              (55,648)              13,068
Income taxes (benefit)                                                      3,902                                     3,665
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   10,017              (55,648)               9,403
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          10,017              (55,648)               9,403
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       9,514             (217,691)             (49,603)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $19,531            ($273,339)            ($40,200)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                              Ltd.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $18,997                   $1
Receivables - net                                                           443                    5
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         36
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     19,476                    6
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                55,714
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        55,174
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      967                                   ($1,111)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      967                                    (1,111)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $76,157                   $6              ($1,111)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Latrobe Valley
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $18,998
Receivables - net                                                           448
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         36
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     19,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                55,714
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        55,714
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                     (144)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                     (144)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $75,052
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                              Ltd.                                      Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                       $4,780
Preferred stock to be redeemed within one year
Accounts payable                                                         40,927                  $21
Accrued taxes                                                              (188)                  (3)
Trading and price risk management liabilities
Other current liabilities                                                 6,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                52,040                   18
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           30,667
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (3,837)                                    ($333)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (3,837)                                     (333)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        (4,771)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             (2,576)                  19
Accumulated other comprehensive income (loss)                                37                                      (778)
Retained earnings                                                         4,597                  (31)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         2,058                  (12)                (778)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $76,157                   $6              ($1,111)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Latrobe Valley
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                       $4,780
Preferred stock to be redeemed within one year
Accounts payable                                                         40,948
Accrued taxes                                                              (191)
Trading and price risk management liabilities
Other current liabilities                                                 6,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                52,058
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           30,667
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  (4,170)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (4,170)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        (4,771)
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             (2,557)
Accumulated other comprehensive income (loss)                              (741)
Retained earnings                                                         4,566
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         1,268
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $75,052
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Valley Power Pty     Latrobe Valley B.V.  Consolidating
                                                                Ltd.                                      Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $13,303
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    13,303
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               388                  $20
Depreciation, decommissioning and amortization                              1,446
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,834                   20
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    11,469                  (20)
Interest and dividend income                                                 (410)
Other nonoperating income                                                       1
Interest expense - net of amounts capitalized                              (2,545)
Other nonoperating deductions                                              (3,444)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       5,071                  (20)
Income taxes (benefit)                                                        474
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    4,597                  (20)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           4,597                  (20)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (11)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $4,597                 ($31)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LATROBE VALLEY B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Latrobe Valley
                                                                B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $13,303
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    13,303
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               408
Depreciation, decommissioning and amortization                              1,446
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,854
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    11,449
Interest and dividend income                                                 (410)
Other nonoperating income                                                       1
Interest expense - net of amounts capitalized                              (2,545)
Other nonoperating deductions                                              (3,444)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       5,501
Income taxes (benefit)                                                        474
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    4,577
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           4,577
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (11)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $4,566
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Latrobe Power Pty    Mission Energy
                                                              Energy Holdings      Ltd Consolidated     Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $7,982               $7,072               $7,072
Receivables - net                                                        26,036               25,866               25,866
Fuel inventory
Materials and supplies, at average cost                                   7,454                7,454                7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      4,261                4,132                4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     45,733               44,524               44,524
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,133,539            1,126,424            1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,323)              25,953               26,223
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,132,216            1,152,377            1,152,647
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    3,280                3,229                3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    3,280                3,229                3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,181,229           $1,200,130           $1,200,400
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty Ltd              Pty Ltd              Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $7,702
Receivables - net                                                         5,795
Fuel inventory
Materials and supplies, at average cost                                   4,490
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     21,489
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               598,001
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,519)             ($1,157)                $581
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       596,482              ($1,157)                 581
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $621,200              ($1,157)                $581
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Loy Yang Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $29,198
Receivables - net                                                        83,563
Fuel inventory
Materials and supplies, at average cost                                  26,852
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                     16,657
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    156,270
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             3,984,388
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        48,758
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,033,146
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   12,967
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   12,967
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,202,383
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Latrobe Power Pty    Mission Energy
                                                              Energy Holdings      Ltd Consolidated     Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                              Consolidated                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $85
Preferred stock to be redeemed within one year
Accounts payable                                                        (27,251)            ($16,277)            ($14,301)
Accrued taxes                                                               302                  303                  238
Trading and price risk management liabilities
Other current liabilities                                               625,371              623,203              623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               598,507              607,229              609,140
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          347,714              347,525              347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     221                3,744                  119
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             254,091              254,029              254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            254,312              257,773              254,148
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             12,912
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (60,412)             (60,412)            (120,635)
Accumulated other comprehensive income (loss)                           (58,663)             (60,258)            (103,813)
Retained earnings                                                        99,771               95,361              214,035
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (19,304)             (25,309)             (10,413)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,181,229           $1,200,130           $1,200,400
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Traralgon Power      Loy Yang Holdings    Consolidating
                                                              Pty Ltd              Pty Ltd              Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                       ($17,395)
Accrued taxes                                                               303
Trading and price risk management liabilities
Other current liabilities                                                 8,939
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (8,153)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   3,023                                       ($2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            257,052                                        (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        11,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                            (5,720)                ($75)                  37
Retained earnings                                                        19,210               (1,082)                 546
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        13,490               (1,157)                 583
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $621,200              ($1,157)                $581
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
Loy Yang Holdings Pty Ltd and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousand s)

                                                              Loy Yang Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $85
Preferred stock to be redeemed within one year
Accounts payable                                                        (75,224)
Accrued taxes                                                             1,146
Trading and price risk management liabilities
Other current liabilities                                             1,880,716
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                             1,806,723
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,390,289
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   7,105
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                           1,016,178
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                          1,023,283
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        24,198
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                           (241,459)
Accumulated other comprehensive income (loss)                          (228,492)
Retained earnings                                                       427,841
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (42,110)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,202,383
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY LTD and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Latrobe Power Pty    Mission Energy
                                                                Energy Holdings      Ltd Consolidated     Ventures Australia
                                                                Pty Ltd                                   Pty Ltd
                                                                Consolidated                              Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $95,293             $112,327             $112,604
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    95,293              112,327              112,604
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                        9,147                9,147                9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            27,553               11,873               11,065
Depreciation, decommissioning and amortization                             14,058               13,298               13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   50,758               34,318               33,510
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    44,535               78,009               79,094
Interest and dividend income                                              (23,511)             (23,732)             (23,987)
Other nonoperating income                                                   6,780                   12                   12
Interest expense - net of amounts capitalized                                 (72)                 (55)                 (55)
Other nonoperating deductions                                                                  (13,203)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      27,732               41,031               55,064
Income taxes (benefit)                                                        (43)               3,665                 (162)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   27,775               37,366               55,226
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          27,775               37,366               55,226
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      71,996               57,995              158,809
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $99,771              $95,361             $214,035
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY LTD and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Traralgon Power      Loy Yang Holdings    Consolidating
                                                                Pty Ltd              Pty Ltd              Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $83,088
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    83,088
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                        9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            11,784                                      ($16)
Depreciation, decommissioning and amortization                             13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   34,229                                       (16)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    48,859                                        16
Interest and dividend income                                              (23,912)
Other nonoperating income                                                      12                                       (16)
Interest expense - net of amounts capitalized                                 (55)
Other nonoperating deductions                                             (13,483)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      11,421
Income taxes (benefit)                                                      3,200
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    8,221
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           8,221
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      10,989              ($1,082)                 546
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $19,210              ($1,082)                $546
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
LOY YANG HOLDINGS PTY LTD and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Loy Yang Holdings
                                                                Pty Ltd
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $403,312
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   403,312
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       36,588
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,259
Depreciation, decommissioning and amortization                             53,952
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  152,799
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   250,513
Interest and dividend income                                              (95,142)
Other nonoperating income                                                   6,800
Interest expense - net of amounts capitalized                                (237)
Other nonoperating deductions                                             (26,686)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     135,248
Income taxes (benefit)                                                      6,660
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  128,588
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         128,588
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     299,253
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $427,841
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Latrobe Power        Loy Yang B Joint
                                                              Energy Australia     Partnership [9]      Venture [10]
                                                              Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $21               $7,017
Receivables - net                                                                             25,866
Fuel inventory
Materials and supplies, at average cost                                                        7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         21               44,469
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,627)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        (1,627)           1,126,424
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            ($1,606)          $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation and        Operation and
                                                              Pilbara Power Pty    Maintenance          Maintenance Loy
                                                              Ltd.                 Kwinana Pty Ltd      Yang Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty Ltd    Partnership [9]
                                                              Superannuation
                                                              Fund Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                               $304
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                304
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                    $304
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Perth Power          Edison Mission       Consolidating
                                                              Partnership [10]     Energy Holdings      Adjustments
                                                                                   Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                            $944
Receivables - net                                                                                170
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             129
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                           1,243
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      1,231               $5,884
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              1,231                5,884
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                            51
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            51
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $2,525               $5,884
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission
                                                              Energy Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $7,982
Receivables - net                                                        26,036
Fuel inventory
Materials and supplies, at average cost                                   7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      4,261
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     45,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,133,539
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        (1,323)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     1,132,216
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                    3,280
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                    3,280
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,181,229
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Latrobe Power        Loy Yang B Joint
                                                              Energy Australia     Partnership [9]      Venture [10]
                                                              Ltd.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($757)            ($12,525)
Accrued taxes                                                                (8)                 303
Trading and price risk management liabilities
Other current liabilities                                                                    623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (765)             610,981
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     329                   67
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                329              254,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 (60,412)
Accumulated other comprehensive income (loss)                            (2,093)             (53,901)
Retained earnings                                                           923               75,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (1,170)             (38,480)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              ($1,606)          $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       Edison Mission       Edison Mission
                                                              Energy Australia     Operation and        Operation and
                                                              Pilbara Power Pty    Maintenance          Maintenance Loy
                                                              Ltd.                 Kwinana Pty Ltd      Yang Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                             ($1,872)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (1,872)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                   104
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                   (197)             ($1,159)
Retained earnings                                                                              1,965               $1,159
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             $1,768
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Mission Energy       Kwinana Power
                                                              Holdings             (Kwinana) Pty Ltd    Partnership [9]
                                                              Superannuation
                                                              Fund Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $55
Accrued taxes
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         55
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                            6
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                       6
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                    (29)
Retained earnings                                                                                272
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                243
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                      $304
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Perth Power          Edison Mission       Consolidating
                                                              Partnership [10]     Energy Holdings      Adjustments
                                                                                   Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                               $85
Preferred stock to be redeemed within one year
Accounts payable                                                                             (12,152)
Accrued taxes                                                                                      7
Trading and price risk management liabilities
Other current liabilities                                                                      2,168
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     (9,892)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                    85
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (1,946)              $1,765
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                       62
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  (1,884)               1,765
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                    105               (1,389)
Retained earnings                                                                             14,111                5,508
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             14,216                4,119
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                    $2,525               $5,884
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission
                                                              Energy Holdings
                                                              Pty Ltd
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                          $85
Preferred stock to be redeemed within one year
Accounts payable                                                        (27,251)
Accrued taxes                                                               302
Trading and price risk management liabilities
Other current liabilities                                               625,371
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               598,507
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          347,714
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                     221
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             254,091
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            254,312
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (60,412)
Accumulated other comprehensive income (loss)                           (58,663)
Retained earnings                                                        99,771
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (19,304)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,181,229
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Latrobe Power        Loy Yang B Joint
                                                                Energy Australia     Partnership [9]      Venture [10]
                                                                Ltd.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $280              $84,644
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       280               84,644
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               994               11,049
Depreciation, decommissioning and amortization                                                  13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      994               33,494
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (714)              51,150
Interest and dividend income                                                    5              (23,995)
Other nonoperating income                                                     981                   12
Interest expense - net of amounts capitalized                                                      (55)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         272               27,112
Income taxes (benefit)                                                         76                 (237)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      196               27,349
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             196               27,349
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         727               48,484
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $923              $75,833
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       Edison Mission       Edison Mission
                                                                Energy Australia     Operation and        Operation and
                                                                Pilbara Power Pty    Maintenance          Maintenance Loy
                                                                Ltd.                 Kwinana Pty Ltd      Yang Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $1,728               $8,600
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          1,728                8,600
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  1,393                8,600
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         1,393                8,600
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            335
Interest and dividend income
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              335
Income taxes (benefit)                                                                            (101)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           234
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  234
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                            1,731                1,159
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                 $1,965               $1,159
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy       Mission Energy       Kwinana Power
                                                                Holdings             (Kwinana) Pty Ltd    Partnership [9]
                                                                Superannuation
                                                                Fund Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                        $41
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                             41
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                      9
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             9
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             32
Interest and dividend income                                                                         3
Other nonoperating income
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               35
Income taxes (benefit)                                                                               6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            29
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   29
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              243
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   $272
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Perth Power          Edison Mission       Consolidating
                                                                Partnership [10]     Energy Holdings      Adjustments
                                                                                     Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 $6,511              ($1,003)
Depreciation, decommissioning and amortization                                                     632                  128
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                         7,143                 (875)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                         (7,143)                 875
Interest and dividend income                                                                       476
Other nonoperating income                                                                        6,790               (1,003)
Interest expense - net of amounts capitalized                                                      (17)
Other nonoperating deductions
Dividends on preferred securities                                                               19,313              (19,313)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           19,419              (19,441)
Income taxes (benefit)                                                                              36                  (25)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        19,383              (19,416)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               19,383              (19,416)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           (5,272)              24,924
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $14,111               $5,508
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
EDISON MISSION ENERGY HOLDINGS PTY LTD and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission
                                                                Energy Holdings
                                                                Pty Ltd
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $95,293
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    95,293
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                        9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            27,553
Depreciation, decommissioning and amortization                             14,058
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   50,758
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    44,535
Interest and dividend income                                              (23,511)
Other nonoperating income                                                   6,780
Interest expense - net of amounts capitalized                                 (72)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      27,732
Income taxes (benefit)                                                        (43)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   27,775
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          27,775
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      71,996
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $99,771
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
LATROBE POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $55               $7,017
Receivables - net                                                                             25,866
Fuel inventory
Materials and supplies, at average cost                                                        7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         55               44,469
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        25,953
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        25,953            1,126,424
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
LATROBE POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd.                 Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $7,072
Receivables - net                                                                                                  25,866
Fuel inventory
Materials and supplies, at average cost                                                                             7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               44,524
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                       1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $14,139             ($40,092)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        14,139              (40,092)            1,126424
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------
------------------------------------------------------------- -------------------- -------------------- --------------------

Assets of discontinued operations
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $14,139             ($40,092)          $1,174,177
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
LATROBE POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,781)            ($12,525)
Accrued taxes                                                                                    303
Trading and price risk management liabilities
Other current liabilities                                                                    623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,781)             610,981
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (9)                  67
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (9)             254,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (60,223)             (60,412)
Accumulated other comprehensive income (loss)                           (49,754)             (53,901)
Retained earnings                                                       137,775               75,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        27,798              (38,480)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
LATROBE POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                              Ltd.                 Adjustments          Ltd Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,971)                                 ($16,277)
Accrued taxes                                                                                                         303
Trading and price risk management liabilities
Other current liabilities                                                                                         623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,971)                                  607,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   3,686                                     3,744
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              3,686                                   257,773
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                            $11,286               11,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 120,635
Accumulated other comprehensive income (loss)                            (7,107)             101,326               (9,436)
Retained earnings                                                        19,531             (273,339)             (40,200)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        12,424              (51,378)             (49,636)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $14,139             ($40,092)          $1,174,177
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
LATROBE POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [9]      Venture [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $27,683              $84,644
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    27,683               84,644
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 11,049
Depreciation, decommissioning and amortization                                                  13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        33,494
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    27,683               51,150
Interest and dividend income                                                    2              (23,995)
Other nonoperating income                                                                           12
Interest expense - net of amounts capitalized                                                      (55)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      27,685               27,112
Income taxes (benefit)                                                                            (237)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   27,685               27,349
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          27,685               27,349
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     110,090               48,484
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $137,775              $75,833
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
LATROBE POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Latrobe Power Pty    Consolidating        Latrobe Power Pty
                                                                Ltd.                 Adjustments          Ltd Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $14,482             ($42,165)             $84,644
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    14,482              (42,165)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                  9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               824                                    11,873
Depreciation, decommissioning and amortization                                                                       13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      824                                    34,318
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    13,658              (42,165)              50,326
Interest and dividend income                                                  261                                   (23,732)
Other nonoperating income                                                                                                12
Interest expense - net of amounts capitalized                                                                           (55)
Other nonoperating deductions                                                                  (13,483)             (13,483)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      13,919              (55,648)              13,068
Income taxes (benefit)                                                      3,902                                     3,665
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   10,017              (55,648)               9,403
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          10,017              (55,648)               9,403
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       9,514             (217,691)             (49,603)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $19,531            ($273,339)            ($40,200)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
MISSION ENERGY VENTURES AUSTRALIA PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $55               $7,017
Receivables - net                                                                             25,866
Fuel inventory
Materials and supplies, at average cost                                                        7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         55               44,469
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        25,953
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        25,953            1,126,424
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
MISSION ENERGY VENTURES AUSTRALIA PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $7,072
Receivables - net                                                                                                  25,866
Fuel inventory
Materials and supplies, at average cost                                                                             7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               44,524
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                       1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                          $270                                    26,223
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                           270                                 1,152,647
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $270                                $1,200,400
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
MISSION ENERGY VENTURES AUSTRALIA PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,781)            ($12,525)
Accrued taxes                                                                                    303
Trading and price risk management liabilities
Other current liabilities                                                                    623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,781)             610,981
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (9)                  67
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (9)             254,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (60,223)             (60,412)
Accumulated other comprehensive income (loss)                           (49,754)             (53,901)
Retained earnings                                                       137,775               75,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        27,798              (38,480)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
MISSION ENERGY VENTURES AUSTRALIA PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Ventures Australia   Adjustments          Ventures Australia
                                                              Pty Ltd                                   Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $5                                  ($14,301)
Accrued taxes                                                               (65)                                      238
Trading and price risk management liabilities
Other current liabilities                                                                                         623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (60)                                  609,140
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      61                                       119
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 61                                   254,148
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                     (120,635)
Accumulated other comprehensive income (loss)                              (158)                                 (103,813)
Retained earnings                                                           427                                   214,035
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           269                                   (10,413)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $270                                $1,200,400
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
MISSION ENERGY VENTURES AUSTRALIA PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [9]      Venture [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $27,683              $84,644
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    27,683               84,644
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 11,049
Depreciation, decommissioning and amortization                                                  13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        33,494
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    27,683               51,150
Interest and dividend income                                                    2              (23,995)
Other nonoperating income                                                                           12
Interest expense - net of amounts capitalized                                                      (55)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      27,685               27,112
Income taxes (benefit)                                                                            (237)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   27,685               27,349
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          27,685               27,349
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     110,090               48,484
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $137,775              $75,833
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
MISSION ENERGY VENTURES AUSTRALIA PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy       Consolidating        Mission Energy
                                                                Ventures Australia   Adjustments          Ventures Australia
                                                                Pty Ltd                                   Pty Ltd
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                  $277                                  $112,604
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                       277                                   112,604
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                  9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                16                                    11,065
Depreciation, decommissioning and amortization                                                                       13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       16                                    33,510
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       261                                    79,094
Interest and dividend income                                                    6                                   (23,987)
Other nonoperating income                                                                                                12
Interest expense - net of amounts capitalized                                                                           (55)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         267                                    55,064
Income taxes (benefit)                                                         75                                      (162)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      192                                    55,226
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             192                                    55,226
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         235                                   158,809
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $427                                  $214,035
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
TRARALGON POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $55               $7,017
Receivables - net                                                                             25,866
Fuel inventory
Materials and supplies, at average cost                                                        7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         55               44,469
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        25,953
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        25,953            1,126,424
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
TRARALGON POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $7,072
Receivables - net                                                                           ($20,071)               5,795
Fuel inventory
Materials and supplies, at average cost                                                       (2,964)               4,490
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (23,035)              21,489
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                   (528,423)             598,001
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $12,620              (40,092)              (1,519)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        12,620             (568,515)             596,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $12,620            ($591,550)            $621,200
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
TRARALGON POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [9]      Venture [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,781)            ($12,525)
Accrued taxes                                                                                    303
Trading and price risk management liabilities
Other current liabilities                                                                    623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,781)             610,981
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (9)                  67
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (9)             254,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (60,223)             (60,412)
Accumulated other comprehensive income (loss)                           (49,754)             (53,901)
Retained earnings                                                       137,775               75,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        27,798              (38,480)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
TRARALGON POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($3,089)                                 ($17,395)
Accrued taxes                                                                                                         303
Trading and price risk management liabilities
Other current liabilities                                                                  ($614,264)               8,939
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (3,089)            (614,264)              (8,153)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,965                                     3,023
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,965                                   257,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             11,286               11,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 120,635
Accumulated other comprehensive income (loss)                            (7,079)             105,104               (5,720)
Retained earnings                                                        19,823             (214,221)              19,210
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        12,744               11,428               13,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $12,620            ($591,550)            $621,200
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
TRARALGON POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [9]      Venture [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $27,683              $84,644
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    27,683               84,644
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 11,049
Depreciation, decommissioning and amortization                                                  13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        33,494
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    27,683               51,150
Interest and dividend income                                                    2              (23,995)
Other nonoperating income                                                                           12
Interest expense - net of amounts capitalized                                                      (55)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      27,685               27,112
Income taxes (benefit)                                                                            (237)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   27,685               27,349
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          27,685               27,349
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     110,090               48,484
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $137,775              $75,833
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., LOY YANG HOLDINGS PTY LTD
TRARALGON POWER PTY LTD and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Traralgon Power      Consolidating        Traralgon Power
                                                                Pty Ltd              Adjustments          Pty Ltd
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $12,926             ($42,165)             $83,088
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    12,926              (42,165)              83,088
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               735                                    11,784
Depreciation, decommissioning and amortization                                                                       13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      735                                    34,229
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    12,191              (42,165)              48,859
Interest and dividend income                                                   81                                   (23,912)
Other nonoperating income                                                                                                12
Interest expense - net of amounts capitalized                                                                           (55)
Other nonoperating deductions                                                                  (13,483)             (13,483)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      12,272              (55,648)              11,421
Income taxes (benefit)                                                      3,437                                     3,200
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    8,835              (55,648)               8,221
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           8,835              (55,648)               8,221
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      10,988             (158,573)              10,989
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $19,823            ($214,221)             $19,210
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret Ltd.
                                                              L.S.                 Ticaret L.S.         Sirketi
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $40,548                 $628                   $9
Receivables - net                                                        16,821                  379                  756
Fuel inventory                                                            6,651
Materials and supplies, at average cost                                     950
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      3,230                   47                   75
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     68,200                1,054                  840
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                12,643                   59                   28
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        12,643                   59                   28
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  173,528                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  173,528                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $254,371               $1,113                 $874
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $14             ($16,729)             $24,470
Receivables - net                                                                             (1,003)              16,953
Fuel inventory                                                                                (1,723)               4,928
Materials and supplies, at average cost                                                           (6)                 944
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          40                   40
Prepayments and other current assets                                                          (2,157)               1,195
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         14              (21,578)              48,530
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                11,123              108,520              132,373
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        21,687              (21,687)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        32,810               86,833              132,373
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      309             (137,447)              36,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      309             (137,447)              36,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $33,133             ($72,192)            $217,299
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret Ltd.
                                                              L.S.                 Ticaret L.S.         Sirketi
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      ($4,333)
Preferred stock to be redeemed within one year
Accounts payable                                                         11,219                 $140                   $1
Accrued taxes                                                               904                    3                   73
Trading and price risk management liabilities
Other current liabilities                                                   772                  907                  412
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 8,562                1,050                  486
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          100,291
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  58                    6                  159
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 58                    6                  159
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             36,111                   59                   59
Accumulated other comprehensive income (loss)
Retained earnings                                                       109,349                   (2)                 170
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       145,460                   57                  229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $254,371               $1,113                 $874
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                           $15,614              $11,281
Preferred stock to be redeemed within one year
Accounts payable                                                          ($771)             (24,592)             (14,003)
Accrued taxes                                                               236                7,960                9,176
Trading and price risk management liabilities
Other current liabilities                                                                      3,177                5,268
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (535)               2,159               11,722
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               (15,684)              84,607
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (11,273)             (11,273)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 630               56,602               57,455
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                630               45,329               46,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             12,027               12,027
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             37,118              (36,229)              37,118
Accumulated other comprehensive income (loss)                                                     26                   26
Retained earnings                                                        (4,080)             (79,820)              25,617
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        33,038             (116,023)              62,761
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $33,133             ($72,192)            $217,299
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                                Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret Ltd.
                                                                L.S.                 Ticaret L.S.         Sirketi
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $130,634                 $829
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   130,634                  829
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       68,068                  829
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            22,551                   72               $1,440
Depreciation, decommissioning and amortization                              3,720                  119                    1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   94,339                1,020                1,441
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    36,295                 (191)              (1,441)
Interest and dividend income                                               (2,920)                   8
Other nonoperating income                                                   6,084                  (56)               1,940
Interest expense - net of amounts capitalized                             (10,451)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      29,008                 (239)                 499
Income taxes (benefit)                                                      1,018                    7                   42
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   27,990                 (246)                 457
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          27,990                 (246)                 457
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      81,359                  244                 (287)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $109,349                  ($2)                $170
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                     Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   ($20,085)            $111,378
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        (20,085)             111,378
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            (1,140)              67,757
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $810              (14,222)              10,651
Depreciation, decommissioning and amortization                                 81                3,624                7,545
Property and other taxes                                                      182                                       182
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,073              (11,738)              86,135
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (1,073)              (8,347)              25,243
Interest and dividend income                                                  117                4,576                1,781
Other nonoperating income                                                    (175)              (6,401)               1,392
Interest expense - net of amounts capitalized                                                   (1,384)             (11,835)
Other nonoperating deductions                                                                   (2,461)              (2,461)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (1,131)             (14,017)              14,120
Income taxes (benefit)                                                        714                4,300                6,081
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,845)             (18,317)               8,039
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,845)             (18,317)               8,039
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (2,235)             (61,503)              17,578
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($4,080)            ($79,820)             $25,617
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       MEC Esenyurt B.V.    MEC IES B.V.
                                                              Energy               Consolidated
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $92              $24,470                   $2
Receivables - net                                                             8               16,953
Fuel inventory                                                                                 4,928
Materials and supplies, at average cost                                                          944
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          40
Prepayments and other current assets                                                           1,195
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        100               48,530                    2
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                    25              132,373
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                   2,299
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                            25              132,373                2,299
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                        36,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        36,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                               $125             $217,299               $2,301
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              ISAB Energy          MEC India B.V.       Edison Mission
                                                              Services s.r.l. [8]                       Energy Power [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $8
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               8
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC Laguna Power
                                                                                                        B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $222                   $1
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        222                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        16,974              118,021
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        16,974              118,021
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                           851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                           851
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $17,196             $118,873
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                              Generation Co.       Consolidated
                                                              Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $4,657                   $5
Receivables - net                                                                              3,384
Fuel inventory
Materials and supplies, at average cost                                                        2,933
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             288
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          11,262                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                     57,447
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  49,880
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             57,447               49,880
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                        (2,544)                  83
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                        (2,544)                  83
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 $66,165              $49,968
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $7                   $5
Receivables - net                                                            $1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          1                    7                    5
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $1                   $7                   $5
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Wales B.V.       Mission Energy       P.T. Edison
                                                              Consolidated         Italia s.r.l.        Mission Operation
                                                                                                        and Maintenance
                                                                                                        Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,590                 $150               $2,014
Receivables - net                                                        43,862                   45                2,084
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630                   14                   56
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,201                  209                4,154
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243                  152
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,980,005
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,207,248                  152
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   65,902                   24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   65,902                   24
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,420,351                 $385               $4,154
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC International    Consolidating        MEC International
                                                              Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $22                                  $120,245
Receivables - net                                                                                                  66,337
Fuel inventory                                                                                                      4,928
Materials and supplies, at average cost                                                                             9,996
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                               40
Prepayments and other current assets                                                                               10,183
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         22                                   211,729
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                       1,417,240
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         5,460              ($5,460)           3,167,179
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         5,460               (5,460)           4,584,419
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                            100,712
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                            100,712
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,482              ($5,460)          $4,896,860
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       MEC Esenyurt B.V.    MEC IES B.V.
                                                              Energy               Consolidated
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                           $11,281
Preferred stock to be redeemed within one year
Accounts payable                                                         $1,553              (14,003)                $344
Accrued taxes                                                               351                9,176                  (97)
Trading and price risk management liabilities
Other current liabilities                                                    87                5,268
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 1,991               11,722                  247
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                84,607
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (11,273)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   57,455
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  46,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             12,027
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                235               37,118                  117
Accumulated other comprehensive income (loss)                                                     26
Retained earnings                                                        (2,101)              25,617                1,937
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        (1,866)              62,761                2,054
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                 $125             $217,299               $2,301
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              ISAB Energy          MEC India B.V.       Edison Mission
                                                              Services s.r.l. [8]                       Energy Power [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $32
Accrued taxes                                                                                    (15)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         17
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      23
Accumulated other comprehensive income (loss)
Retained earnings                                                                                (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                 (9)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $8
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC Laguna Power
                                                                                                        B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                             $2                 $386                  $90
Accrued taxes                                                               365                 (948)                 (14)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   367                 (562)                  76
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                    6,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   6,827
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             15,845              126,870                6,095
Accumulated other comprehensive income (loss)                                                (27,523)
Retained earnings                                                           984               13,261               (6,171)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        16,829              112,608                 ($76)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $17,196             $118,873
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                              Generation Co.       Consolidated
                                                              Ltd. [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                            $3,915
Preferred stock to be redeemed within one year
Accounts payable                                                                             (21,992)              $1,236
Accrued taxes                                                                                    233                 (100)
Trading and price risk management liabilities
Other current liabilities                                                                      4,327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    (13,517)               1,136
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                43,205
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                       (4,067)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   12,407
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   8,340
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                              3,299
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                      23               31,344
Accumulated other comprehensive income (loss)                                                 (3,799)                 187
Retained earnings                                                                             28,614               17,301
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                             24,838               48,832
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   $66,165              $49,968
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                              B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                            $98                  $24                  $24
Accrued taxes                                                               (16)                 (12)                 (13)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                    82                   12                   11
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              4,793                   26                   26
Accumulated other comprehensive income (loss)
Retained earnings                                                        (4,874)                 (31)                 (32)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           (81)                  (5)                  (6)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $1                   $7                   $5
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Wales B.V.       Mission Energy       P.T. Edison
                                                              Consolidated         Italia s.r.l.        Mission Operation
                                                                                                        and Maintenance
                                                                                                        Indonesia
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (492,853)                ($99)                $627
Accrued taxes                                                            14,194                 (178)                 451
Trading and price risk management liabilities
Other current liabilities                                                68,935                   96                   32
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (361,253)                (181)               1,110
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550                 (250)                  (3)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917                  604
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467                  354                   (3)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,363,133                   13                1,500
Accumulated other comprehensive income (loss)                          (352,087)                  17
Retained earnings                                                      (419,853)                 182                1,547
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,591,193                  212                3,047
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,420,351                 $385               $4,154
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC International    Consolidating        MEC International
                                                              Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                $63,667
Preferred stock to be redeemed within one year
Accounts payable                                                           ($47)                                 (524,578)
Accrued taxes                                                               (24)                                   23,353
Trading and price risk management liabilities
Other current liabilities                                                                                          78,745
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   (71)                                 (358,813)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                  1,081,134
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                            40,957
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       194,210
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                      235,167
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                  78,948
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                              5,064              ($5,008)           4,587,217
Accumulated other comprehensive income (loss)                                                                    (383,179)
Retained earnings                                                           489                 (452)            (343,614)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         5,553               (5,460)           3,860,424
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,482              ($5,460)          $4,896,860
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       MEC Esenyurt B.V.    MEC IES B.V.
                                                                Energy               Consolidated
                                                                International B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $111,378                 $917
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        111,378                  917
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            67,757
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $233               10,651                   53
Depreciation, decommissioning and amortization                                 26                7,545
Property and other taxes                                                                           182
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      259               86,135                   53
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (259)              25,243                  864
Interest and dividend income                                                    5                1,781                    4
Other nonoperating income                                                    (259)               1,392                   14
Interest expense - net of amounts capitalized                                                  (11,835)
Other nonoperating deductions                                                                   (2,461)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (513)              14,120                  882
Income taxes (benefit)                                                         14                6,081                    6
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (527)               8,039                  876
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (527)               8,039                  876
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (1,574)              17,578                1,061
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($2,101)             $25,617               $1,937
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                ISAB Energy          MEC India B.V.       Edison Mission
                                                                Services s.r.l. [8]                       Energy Power [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                     $2
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                             2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                             (2)
Interest and dividend income
Other nonoperating income                                                                            1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                               (1)
Income taxes (benefit)                                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                            (2)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                   (2)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (30)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($32)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC Indo Coal B.V.   MEC Indonesia B.V.   MEC Laguna Power
                                                                                                          B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $21,158
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         21,158
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $10                  378                  $71
Depreciation, decommissioning and amortization                                153                   42
Property and other taxes                                                                                                 45
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      163                  420                  116
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (163)              20,738                 (116)
Interest and dividend income
Other nonoperating income                                                     259                   (1)                  (1)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          96               20,737                 (117)
Income taxes (benefit)                                                        171                   (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (75)              20,738                 (117)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (75)              20,738                 (117)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,059               (7,477)              (6,054)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $984              $13,261              ($6,171)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Gulf Power           MEC Perth B.V.       MEC Priolo B.V.
                                                                Generation Co.       Consolidated
                                                                Ltd. [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $32,755              $28,815
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         32,755               28,815
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            17,048
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  4,169                  392
Depreciation, decommissioning and amortization                                                   3,786                  559
Property and other taxes                                                                                                102
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        25,003                1,053
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                          7,752               27,762
Interest and dividend income                                                                     1,572
Other nonoperating income                                                                            9                 (809)
Interest expense - net of amounts capitalized                                                   (5,122)
Other nonoperating deductions                                                                     (933)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                            3,278               26,953
Income taxes (benefit)                                                                             904                 (195)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                         2,374               27,148
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                2,374               27,148
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           26,240               (9,847)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                $28,614              $17,301
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC San Pascual      MEC Sidi Krir B.V.   MEC Sumatra B.V.
                                                                B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $30                   $2                   $2
Depreciation, decommissioning and amortization
Property and other taxes                                                       45
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       75                    2                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (75)                  (2)                  (2)
Interest and dividend income
Other nonoperating income                                                       2                    1                    1
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (73)                  (1)                  (1)
Income taxes (benefit)                                                          1                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (74)                  (2)                  (1)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (74)                  (2)                  (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (4,800)                 (29)                 (31)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($4,874)                ($31)                ($32)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC Wales B.V.       Mission Energy       P.T. Edison
                                                                Consolidated         Italia s.r.l.        Mission Operation
                                                                                                          and Maintenance
                                                                                                          Indonesia
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,422                  $76               $8,151
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,422                   76                8,151
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,440                  956                5,764
Depreciation, decommissioning and amortization                             21,513                   58
Property and other taxes                                                   13,265                    1
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,567                1,015                5,764
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,855                 (939)               2,387
Interest and dividend income                                              136,661                    4                   17
Other nonoperating income                                                  (4,124)               1,136                   24
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      54,626                  201                2,428
Income taxes (benefit)                                                      6,418                  212                  803
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   48,208                  (11)               1,625
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          48,208                  (11)               1,625
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (468,061)                 193                  (78)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($419,853)                $182               $1,547
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC International    Consolidating        MEC International
                                                                Holdings B.V.        Adjustments          Holdings B.V.
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                        $596,672
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                             596,672
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                260,154
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                $3                                    85,156
Depreciation, decommissioning and amortization                                                                       33,682
Property and other taxes
Net gain on sale of utility plant                                                                                    13,640
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                        3                                   392,632
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                        (3)                                  204,040
Interest and dividend income                                                                                        140,044
Other nonoperating income                                                      (2)                                   (2,357)
Interest expense - net of amounts capitalized                                                                      (215,723)
Other nonoperating deductions                                                                                        (3,394)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          (5)                                  122,610
Income taxes (benefit)                                                                                               14,416
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       (5)                                  108,194
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              (5)                                  108,194
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         494                ($452)            (451,808)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $489                ($452)           ($343,614)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret Ltd.
                                                              L.S.                 Ticaret L.S.         Sirketi
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $40,548                 $628                   $9
Receivables - net                                                        16,821                  379                  756
Fuel inventory                                                            6,651
Materials and supplies, at average cost                                     950
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      3,230                   47                   75
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                     68,200                1,054                  840
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                12,643                   59                   28
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        12,643                   59                   28
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                  173,528                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  173,528                                         6
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $254,371               $1,113                 $874
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $14             ($16,729)             $24,470
Receivables - net                                                                             (1,003)              16,953
Fuel inventory                                                                                (1,723)               4,928
Materials and supplies, at average cost                                                           (6)                 944
Accumulated deferred income taxes - net
Trading and price risk management assets                                                          40                   40
Prepayments and other current assets                                                          (2,157)               1,195
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         14              (21,578)              48,530
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                11,123              108,520              132,373
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        21,687              (21,687)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        32,810               86,833              132,373
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                      309             (137,447)              36,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                      309             (137,447)              36,396
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $33,133             ($72,192)            $217,299
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                              Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret Ltd.
                                                              L.S.                 Ticaret L.S.         Sirketi
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      ($4,333)
Preferred stock to be redeemed within one year
Accounts payable                                                         11,219                 $140                   $1
Accrued taxes                                                               904                    3                   73
Trading and price risk management liabilities
Other current liabilities                                                   772                                       412
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 8,562                1,050                  486
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          100,291
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                  58                    6                  159
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 58                    6                  159
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             36,111                   59                   59
Accumulated other comprehensive income (loss)
Retained earnings                                                       109,349                   (2)                 170
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       145,460                   57                  229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $254,371               $1,113                 $874
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                   Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                           $15,614              $11,281
Preferred stock to be redeemed within one year
Accounts payable                                                          ($771)             (24,592)             (14,003)
Accrued taxes                                                               236                7,960                9,176
Trading and price risk management liabilities
Other current liabilities                                                                      3,177                5,268
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (535)               2,159               11,722
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               (15,684)              84,607
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      (11,273)             (11,273)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 630               56,602               57,455
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                630               45,329               46,182
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             12,027               12,027
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             37,118              (36,229)              37,118
Accumulated other comprehensive income (loss)                                                     26                   26
Retained earnings                                                        (4,080)             (79,820)              25,617
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        33,038             (116,023)              62,761
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $33,133             ($72,192)            $217,299
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Doga Enerji Uretim   Doga Isi Satis       Doga Isletme ve
                                                                Sanayi ve Ticaret    Hizmetleri ve        Bakim Ticaret Ltd.
                                                                L.S.                 Ticaret L.S.         Sirketi
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $130,634                 $829
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   130,634                  829
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                       68,068                  829
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            22,551                   72               $1,440
Depreciation, decommissioning and amortization                              3,720                  119                    1
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   94,339                1,020                1,441
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    36,295                 (191)              (1,441)
Interest and dividend income                                               (2,920)                   8
Other nonoperating income                                                   6,084                  (56)               1,940
Interest expense - net of amounts capitalized                             (10,451)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      29,008                 (239)                 499
Income taxes (benefit)                                                      1,018                    7                   42
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   27,990                 (246)                 457
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          27,990                 (246)                 457
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      81,359                  244                 (287)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $109,349                  ($2)                $170
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC ESENYURT B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC Esenyurt B.V.    Consolidating        MEC Esenyurt B.V.
                                                                                     Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   ($20,085)            $111,378
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        (20,085)             111,378
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            (1,140)              67,757
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $810              (14,222)              10,651
Depreciation, decommissioning and amortization                                 81                3,624                7,545
Property and other taxes                                                      182                                       182
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    1,073              (11,738)              86,135
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (1,073)              (8,347)              25,243
Interest and dividend income                                                  117                4,576                1,781
Other nonoperating income                                                    (175)              (6,401)               1,392
Interest expense - net of amounts capitalized                                                   (1,384)             (11,835)
Other nonoperating deductions                                                                   (2,461)              (2,461)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (1,131)             (14,017)              14,120
Income taxes (benefit)                                                        714                4,300                6,081
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (1,845)             (18,317)               8,039
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (1,845)             (18,317)               8,039
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (2,235)             (61,503)              17,578
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($4,080)            ($79,820)             $25,617
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC PERTH B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $4,657
Receivables - net                                                                              3,384
Fuel inventory
Materials and supplies, at average cost                                                        2,933
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             288
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          11,262
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                     73,593
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $18,008                                   $30,483
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        18,008               73,593               30,483
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         1,690
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         1,690
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $18,008              $86,545              $30,483
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC PERTH B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $4,657
Receivables - net                                                                              3,384
Fuel inventory
Materials and supplies, at average cost                                                        2,933
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             288
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          11,262
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                              ($16,146)              57,447
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (48,491)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       (64,637)              57,447
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   (4,234)              (2,544)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   (4,234)              (2,544)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           ($68,871)             $66,165
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC PERTH B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                            $3,915
Preferred stock to be redeemed within one year
Accounts payable                                                       ($28,277)                 338               $5,947
Accrued taxes                                                                                    233
Trading and price risk management liabilities
Other current liabilities                                                     8                4,319
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (28,269)               8,805                5,947
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                43,205
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               587
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               6,330                6,077
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              6,330                6,077                  587
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  43,054                   23
Accumulated other comprehensive income (loss)                            (3,054)              (3,301)              (1,670)
Retained earnings                                                        43,001              (11,295)              25,596
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        39,947               28,458               23,949
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $18,008              $86,545              $30,483
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC PERTH B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                            $3,915
Preferred stock to be redeemed within one year
Accounts payable                                                                             (21,992)
Accrued taxes                                                                                    233
Trading and price risk management liabilities
Other current liabilities                                                                      4,327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    (13,517)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                43,205
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 ($4,654)              (4,067)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   12,407
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (4,654)               8,340
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                         3,299                3,299
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (43,054)                  23
Accumulated other comprehensive income (loss)                             4,226               (3,799)
Retained earnings                                                       (28,688)              28,614
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (67,516)              24,838
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             ($68,871)             $66,165
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC PERTH B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Kwinana Power        Perth Power          MEC Perth B.V.
                                                                Partnership          Partnership [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,419              $32,755               $4,056
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,419               32,755                4,056
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            17,048
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              (748)               4,042                  875
Depreciation, decommissioning and amortization                                                   4,857
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (748)              25,947                  875
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,167                6,808                3,181
Interest and dividend income                                                1,102                  171                  299
Other nonoperating income                                                                            9
Interest expense - net of amounts capitalized                                                   (5,122)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       3,269                1,866                3,480
Income taxes (benefit)                                                                                                  764
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    3,269                1,866                2,716
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           3,269                1,866                2,716
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      39,732              (13,161)              22,880
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $43,001             ($11,295)             $25,596
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC PERTH B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        MEC Perth B.V.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               ($5,475)             $32,755
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    (5,475)              32,755
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            17,048
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  4,169
Depreciation, decommissioning and amortization                             (1,071)               3,786
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   (1,071)              25,003
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (4,404)               7,752
Interest and dividend income                                                                     1,572
Other nonoperating income                                                                            9
Interest expense - net of amounts capitalized                                                   (5,122)
Other nonoperating deductions                                                (933)                (933)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (5,337)               3,278
Income taxes (benefit)                                                        140                  904
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (5,477)               2,374
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (5,477)               2,374
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (23,211)              26,240
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($28,688)             $28,614
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                                                      $1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                                 $1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $98
Accrued taxes                                                                                                         (16)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              82
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                        4,793
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                  (4,874)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     (81)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $98
Accrued taxes                                                                                    (16)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         82
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   4,793
Accumulated other comprehensive income (loss)
Retained earnings                                                                             (4,874)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                (81)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                San Pascual          Morningstar          MEC San Pascual
                                                                Cogeneration         Holdings B.V.        B.V.
                                                                Company
                                                                International B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                         $30
Depreciation, decommissioning and amortization
Property and other taxes                                                                                                 45
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 75
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                 (75)
Interest and dividend income
Other nonoperating income                                                                                                 2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                   (73)
Income taxes (benefit)                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                (74)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                       (74)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                (4,800)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                     ($4,874)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        MEC San Pascual
                                                                Adjustments          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $30
Depreciation, decommissioning and amortization
Property and other taxes                                                                            45
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            75
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (75)
Interest and dividend income
Other nonoperating income                                                                            2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (73)
Income taxes (benefit)                                                                               1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (74)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (74)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           (4,800)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                ($4,874)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V.
MEC WALES B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390                 $200
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001                  200
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,963,026               16,979
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,190,269               16,979
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204                1,698
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204                1,698
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,401,474              $18,877
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V.
MEC WALES B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,590
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,201
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,980,005
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,207,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   65,902
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   65,902
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,420,351
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V.
MEC WALES B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (140,396)           ($352,457)
Accrued taxes                                                             9,069                5,125
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,921)            (347,332)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,138,409              224,724
Accumulated other comprehensive income (loss)                          (387,440)              35,353
Retained earnings                                                      (525,985)             106,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,224,984              366,209
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,401,474              $18,877
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V.
MEC WALES B.V. and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (492,853)
Accrued taxes                                                            14,194
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (361,253)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,363,133
Accumulated other comprehensive income (loss)                          (352,087)
Retained earnings                                                      (419,853)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,591,193
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,420,351
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V.
MEC WALES B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Hydro        MEC Wales B.V.       Consolidating
                                                                Limited                                   Adjustments
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411                  $11
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411                   11
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430                   10
Depreciation, decommissioning and amortization                             21,462                   51
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506                   61
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905                  (50)
Interest and dividend income                                              131,262                5,399
Other nonoperating income                                                  (4,155)                  31
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,246                5,380
Income taxes (benefit)                                                      6,377                   41
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   42,869                5,339
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          42,869                5,339
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (568,854)             100,793
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($525,985)            $106,132
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V.
MEC WALES B.V. and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC Wales B.V.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,422
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,422
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,440
Depreciation, decommissioning and amortization                             21,513
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,567
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,855
Interest and dividend income                                              136,661
Other nonoperating income                                                  (4,124)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      54,626
Income taxes (benefit)                                                      6,418
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   48,208
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          48,208
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (468,061)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($419,853)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     3,226,397            ($263,371)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,453,640             (263,371)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,664,845            ($263,371)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,963,026
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,190,269
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,401,474
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (113,103)            ($27,293)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                13,372              (27,293)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,002,514              (49,192)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,924,809              213,601
Accumulated other comprehensive income (loss)                          (387,133)                (307)
Retained earnings                                                      (125,806)            (400,179)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,411,870             (186,866)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,664,845            ($263,371)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (140,396)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,921)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,138,409
Accumulated other comprehensive income (loss)                          (387,440)
Retained earnings                                                      (525,985)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,224,984
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,401,474
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              128,066               $3,196
Other nonoperating income                                                     573               (4,728)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      50,778               (1,532)
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   44,401               (1,532)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          44,401               (1,532)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (170,207)            (398,647)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($125,806)           ($400,179)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC INTERNATIONAL HOLDINGS B.V., MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              131,262
Other nonoperating income                                                  (4,155)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,246
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   42,869
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          42,869
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (568,854)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($525,985)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership [11]
                                                              Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $44
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         58
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        102
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   27,468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   27,468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $27,570                                  $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      Mission Energy       Gippsland Power
                                                              [12]                 Development          Pty Ltd [11]
                                                                                   Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                              $21,555
Receivables - net                                                                                                   5,762
Fuel inventory
Materials and supplies, at average cost                                                                             4,314
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                3,970
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               35,601
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         481,235
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            ($5,632)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             (5,632)             481,235
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              7,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              7,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 ($5,632)            $524,469
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd
                                                              Venture [12]         Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [11]         Finance plc [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $4,838              $61,622                 $331
Receivables - net                                                             4               37,632                  464
Fuel inventory
Materials and supplies, at average cost                                   1,587                1,805
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,602
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,842              105,611                  795
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                21,676              724,113                  219
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       852,247                                    10,202
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       873,923              724,113               10,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                            32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $878,765             $829,806              $40,187
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Loyvic Pty Ltd       Energy Capital
                                                              Company [12]                              Partnership [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                     $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      EME Generation       Consolidating
                                                              [12]                 Holdings Limited     Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                          ($218,583)            $467,715
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                           (218,583)             467,715
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                               ($218,583)            $467,715
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     3,226,937
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,453,640
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,664,845
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership [11]
                                                              Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                 $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                           $565                 $759              335,494
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                    37                   96               11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   602                  845              353,686
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           27,361               22,148              651,415
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                           (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                (8)             (21,890)              25,424
Retained earnings                                                          (385)              (1,103)            (323,707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (393)            ($22,993)            (298,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $27,570                                  $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      Mission Energy       Gippsland Power
                                                              [12]                 Development          Pty Ltd [11]
                                                                                   Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($353,681)             ($5,927)            ($78,327)
Accrued taxes                                                                                                         291
Trading and price risk management liabilities
Other current liabilities                                                                                           8,814
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (353,681)              (5,927)             (69,222)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                         (651,415)                                  309,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                                   56,965
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       116,246
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                                  173,211
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            831,438                                    38,034
Accumulated other comprehensive income (loss)                          (150,048)                  14              (52,518)
Retained earnings                                                       323,708                  281               88,763
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    $1,005,098                  295              111,059
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   ($5,632)            $524,569
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd
                                                              Venture [12]         Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                            $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                                             335,494            ($353,681)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                     11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    353,685             (353,681)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               651,416
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (2)                  (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      831,438
Accumulated other comprehensive income (loss)                                                 25,424             (150,048)
Retained earnings                                                                           (323,707)             323,708
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                           (298,283)          $1,005,098
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [11]         Finance plc [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                $28,971
Preferred stock to be redeemed within one year
Accounts payable                                                       $677,214              $11,973             (664,933)
Accrued taxes                                                                                  8,778
Trading and price risk management liabilities
Other current liabilities                                                    44                    2               24,669
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               677,258               20,753             (611,293)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    643,800
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                         (402)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      671
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     269
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            181,987              626,655                   19
Accumulated other comprehensive income (loss)                            18,116                5,599                  187
Retained earnings                                                         1,404              176,530                7,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       201,507              808,784                7,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $878,765             $829,806              $40,187
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Loyvic Pty Ltd       Energy Capital
                                                              Company [12]                              Partnership [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                 $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $5              335,494
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                          11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          5              353,685
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    651,415
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (2)                  (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (2)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                                      25,424
Retained earnings                                                                                 (3)            (323,707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($3)            (298,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                       $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      EME Generation       Consolidating
                                                              [12]                 Holdings Limited     Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($353,681)                $139
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                        199
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (353,681                  338
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                         (651,415)                (317)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                 $63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            831,438              180,167              403,633
Accumulated other comprehensive income (loss)                          (150,048)                  (1)                 460
Retained earnings                                                       323,708             (398,770)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    $1,005,098             (218,604)             404,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                 ($218,583)            $467,715
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (113,103)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                13,372
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,002,514
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,924,809
Accumulated other comprehensive income (loss)                          (387,133)
Retained earnings                                                      (125,806)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,411,870
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,664,845
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       EME Victoria         Energy Capital
                                                                Operation &          Generation Limited   Partnership [11]
                                                                Maintenance Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $194                  $33
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      194                   33
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (194)                 (33)
Interest and dividend income                                                 (222)                  91                 $883
Other nonoperating income                                                                            2
Interest expense - net of amounts capitalized                                                                       (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (416)                  60              (46,741)
Income taxes (benefit)                                                                                              (14,545)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (416)                  60              (32,196)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (416)                  60              (32,196)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          31               (1,163)            (291,511)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($385)             ($1,103)           ($323,707)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Enerloy Pty Ltd      Mission Energy       Gippsland Power
                                                                [12]                 Development          Pty Ltd [11]
                                                                                     Australia Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $71,951
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              71,951
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                  8,788
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      12,157
Depreciation, decommissioning and amortization                                                                       10,740
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                             31,685
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              40,266
Interest and dividend income                                              $46,744                 $303              (18,492)
Other nonoperating income                                                                                                11
Interest expense - net of amounts capitalized                                                                          (427)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      46,744                  303               21,358
Income taxes (benefit)                                                     14,546                   91                6,548
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   32,198                  212               14,810
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          32,198                  212               14,810
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     291,510                   69               73,953
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $323,718                 $281              $88,763
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd
                                                                Venture [12]         Partnership          [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $883              $46,744
Other nonoperating income
Interest expense - net of amounts capitalized                                                  (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (46,741)              46,744
Income taxes (benefit)                                                                         (14,545)              14,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (32,196)              32,198
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (32,196)              32,198
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                         (291,511)             291,510
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                              ($323,707)            $323,708
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          First Hydro          First Hydro
                                                                Holdings Company     Company [11]         Finance plc [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $321,460
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        321,460
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           166,561
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $88               49,684                  $20
Depreciation, decommissioning and amortization                                 86               10,635                    1
Property and other taxes                                                                        13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      174              240,145                   21
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (174)              81,315                  (21)
Interest and dividend income                                              (54,050)               2,106               55,185
Other nonoperating income                                                     604                   (8)                  22
Interest expense - net of amounts capitalized                                 (73)                                  (55,394)
Other nonoperating deductions
Dividends on preferred securities                                          54,260              (54,808)                 548
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         567               28,605                  340
Income taxes (benefit)                                                                            (308)                  43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      567               28,913                  297
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             567               28,913                  297
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         837              147,617                7,177
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,404             $176,530               $7,474
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          Loyvic Pty Ltd       Energy Capital
                                                                Company [12]                              Partnership [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                           $883
Other nonoperating income
Interest expense - net of amounts capitalized                                                                       (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                               (46,741)
Income taxes (benefit)                                                                                              (14,545)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                            (32,196)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                   (32,196)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($3)            (291,511)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($3)           ($323,707)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Enerloy Pty Ltd      EME Generation       Consolidating
                                                                [12]                 Holdings Limited     Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   $251
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           254
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                           (254)
Interest and dividend income                                              $46,744                  264
Other nonoperating income                                                                          (58)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      46,744                  (48)
Income taxes (benefit)                                                     14,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   32,198                  (48)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          32,198                  (48)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     291,510             (398,722)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $323,708            ($398,770)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MEC INTERNATIONAL HOLDINGS B.V.,
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Generation
                                                                Holdings Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              128,066
Other nonoperating income                                                     573
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      50,778
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   44,401
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          44,401
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (170,207)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($125,806)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $4,657
Receivables - net                                                                              3,384
Fuel inventory
Materials and supplies, at average cost                                                        2,933
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             288
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          11,262
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                     73,593
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $18,008                                   $30,483
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        18,008               73,593               30,483
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         1,690
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         1,690
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $18,008              $86,545              $30,483
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                          $4,657
Receivables - net                                                                              3,384
Fuel inventory
Materials and supplies, at average cost                                                        2,933
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                             288
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                          11,262
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                              ($16,146)              57,447
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       (48,491)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       (64,637)              57,447
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   (4,234)              (2,544)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   (4,234)              (2,544)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           ($68,871)             $66,165
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Kwinana Power        Perth Power          MEC Perth B.V.
                                                              Partnership          Partnership [8]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                            $3,915
Preferred stock to be redeemed within one year
Accounts payable                                                       ($28,277)                 338               $5,947
Accrued taxes                                                                                    233
Trading and price risk management liabilities
Other current liabilities                                                     8                4,319
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (28,269)               8,805                5,947
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                43,205
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                               587
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                               6,330                6,077
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              6,330                6,077                  587
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                  43,054                   23
Accumulated other comprehensive income (loss)                            (3,054)              (3,301)              (1,670)
Retained earnings                                                        43,001              (11,295)              25,596
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        39,947               28,458               23,949
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $18,008              $86,545              $30,483
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        MEC Perth B.V.
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                            $3,915
Preferred stock to be redeemed within one year
Accounts payable                                                                             (21,992)
Accrued taxes                                                                                    233
Trading and price risk management liabilities
Other current liabilities                                                                      4,327
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    (13,517)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                43,205
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 ($4,654)              (4,067)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   12,407
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                             (4,654)               8,340
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                         3,299                3,299
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (43,054)                  23
Accumulated other comprehensive income (loss)                             4,226               (3,799)
Retained earnings                                                       (28,688)              28,614
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       (67,516)              24,838
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             ($68,871)             $66,165
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Kwinana Power        Perth Power          MEC Perth B.V.
                                                                Partnership          Partnership [8]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $1,419              $32,755               $4,056
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     1,419               32,755                4,056
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            17,048
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              (748)               4,042                  875
Depreciation, decommissioning and amortization                                                   4,857
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                     (748)              25,947                  875
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,167                6,808                3,181
Interest and dividend income                                                1,102                  171                  299
Other nonoperating income                                                                            9
Interest expense - net of amounts capitalized                                                   (5,122)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       3,269                1,866                3,480
Income taxes (benefit)                                                                                                  764
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    3,269                1,866                2,716
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           3,269                1,866                2,716
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      39,732              (13,161)              22,880
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $43,001             ($11,295)             $25,596
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC PERTH B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        MEC Perth B.V.
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               ($5,475)             $32,755
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    (5,475)              32,755
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            17,048
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                  4,169
Depreciation, decommissioning and amortization                             (1,071)               3,786
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   (1,071)              25,003
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    (4,404)               7,752
Interest and dividend income                                                                     1,572
Other nonoperating income                                                                            9
Interest expense - net of amounts capitalized                                                   (5,122)
Other nonoperating deductions                                                (933)                (933)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      (5,337)               3,278
Income taxes (benefit)                                                        140                  904
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   (5,477)               2,374
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          (5,477)               2,374
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     (23,211)              26,240
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($28,688)             $28,614
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net                                                                                                      $1
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                                    1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                           $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                              $1
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                               1
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                      $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              San Pascual          Morningstar          MEC San Pascual
                                                              Cogeneration         Holdings B.V.        B.V.
                                                              Company
                                                              International B.V.
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                                      $98
Accrued taxes                                                                                                         (16)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                                              82
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                        4,793
Accumulated other comprehensive income (loss)
Retained earnings                                                                                                  (4,874)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                                     (81)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                             $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        MEC San Pascual
                                                              Adjustments          B.V. Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $98
Accrued taxes                                                                                    (16)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         82
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                   4,793
Accumulated other comprehensive income (loss)
Retained earnings                                                                             (4,874)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                (81)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                        $1
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                San Pascual          Morningstar          MEC San Pascual
                                                                Cogeneration         Holdings B.V.        B.V.
                                                                Company
                                                                International B.V.
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                         $30
Depreciation, decommissioning and amortization
Property and other taxes                                                                                                 45
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                                 75
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                                 (75)
Interest and dividend income
Other nonoperating income                                                                                                 2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                                   (73)
Income taxes (benefit)                                                                                                    1
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                                (74)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                       (74)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                                                (4,800)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                                     ($4,874)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC SAN PASCUAL B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        MEC San Pascual
                                                                Adjustments          B.V. Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                    $30
Depreciation, decommissioning and amortization
Property and other taxes                                                                            45
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                            75
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                            (75)
Interest and dividend income
Other nonoperating income                                                                            2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                              (73)
Income taxes (benefit)                                                                              (1)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                           (74)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                  (74)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                           (4,800)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                ($4,874)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390                 $200
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001                  200
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,963,026               16,979
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,190,269               16,979
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                   64,204                1,698
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204                1,698
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,401,474              $18,877
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,590
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,201
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,980,005
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,207,248
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                   65,902
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   65,902
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,420,351
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro        MEC Wales B.V.       Consolidating
                                                              Limited                                   Adjustments
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (140,396)           ($352,457)
Accrued taxes                                                             9,069                5,125
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,921)            (347,332)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,138,409              224,724
Accumulated other comprehensive income (loss)                          (387,440)              35,353
Retained earnings                                                      (525,985)             106,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,224,984              366,209
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,401,474              $18,877
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              MEC Wales B.V.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (492,853)
Accrued taxes                                                            14,194
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (361,253)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,363,133
Accumulated other comprehensive income (loss)                          (352,087)
Retained earnings                                                      (419,853)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,591,193
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,420,351
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Hydro        MEC Wales B.V.       Consolidating
                                                                Limited                                   Adjustments
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411                  $11
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411                   11
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430                   10
Depreciation, decommissioning and amortization                             21,462                   51
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506                   61
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905                  (50)
Interest and dividend income                                              131,262                5,399
Other nonoperating income                                                  (4,155)                  31
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,246                5,380
Income taxes (benefit)                                                      6,377                   41
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   42,869                5,339
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          42,869                5,339
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (568,854)             100,793
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($525,985)            $106,132
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V. and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                MEC Wales B.V.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,422
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,422
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,440
Depreciation, decommissioning and amortization                             21,513
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,567
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,855
Interest and dividend income                                              136,661
Other nonoperating income                                                  (4,124)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      54,626
Income taxes (benefit)                                                      6,418
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   48,208
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          48,208
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (468,061)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($419,853)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     3,226,397            ($263,371)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,453,640             (263,371)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,664,845            ($263,371)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,963,026
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,190,269
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,401,474
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (113,103)            ($27,293)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,372)             (27,293)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,002,514              (49,192)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,924,809              213,601
Accumulated other comprehensive income (loss)                          (387,133)                (307)
Retained earnings                                                      (125,806)            (400,179)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,411,870             (186,886)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,664,845            ($263,371)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (140,396)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                13,921
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,138,409
Accumulated other comprehensive income (loss)                          (387,440)
Retained earnings                                                      (525,985)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,224,984
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,401,474
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              128,066               $3,196
Other nonoperating income                                                     573               (4,728)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      50,778               (1,532)
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   44,401               (1,532)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          44,401               (1,532)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (170,207)            (398,647)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($125,806)           ($400,179)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V.
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              131,262
Other nonoperating income                                                  (4,155)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,246
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   42,869
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          42,869
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (568,854)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($525,985)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership [10]
                                                              Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $44
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         58
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        102
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   27,468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   27,468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $27,570                                  $706,816
============================================================= ==================== ==================== ====================
706,816

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      Mission Energy       Gippsland Power
                                                              [11]                 Development          Pty Ltd [11]
                                                                                   Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                              $21,555
Receivables - net                                                                                                   5,762
Fuel inventory
Materials and supplies, at average cost                                                                             4,314
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                3,970
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               35,601
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         481,235
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            ($5,632)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             (5,632)             481,235
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              7,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              7,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 ($5,632)            $524,569
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd
                                                              Venture [12]         Partnership          [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [10]         Finance plc [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $4,838              $61,622                 $331
Receivables - net                                                             4               37,632                  464
Fuel inventory
Materials and supplies, at average cost                                   1,587                1,805
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,602
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,842              105,661                  795
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                21,676              724,113                  219
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       852,247                                    10,202
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       873,923              724,113               10,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                            32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $878,765             $829,806              $40,187
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Loyvic Pty Ltd       Energy Capital
                                                              Company [11]                              Partnership [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                     $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      EME Generation       Consolidating
                                                              [11]                 Holdings Limited     Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                          ($218,583)            $467,715
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                           (218,583)             467,715
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                               ($218,583)            $467,715
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     3,226,397
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,453,640
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,664,845
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership [10]
                                                              Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                 $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                           $565                 $759              335,494
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                    37                   96               11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   602                  845              353,686
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           27,361               22,148              651,415
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                           (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                (8)             (21,890)              25,424
Retained earnings                                                          (385)              (1,103)            (323,707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (393)            ($22,993)            (298,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $27,570                                  $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      Mission Energy       Gippsland Power
                                                              [11]                 Development          Pty Ltd [11]
                                                                                   Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($353,681)             ($5,927)            ($78,327)
Accrued taxes                                                                                                         291
Trading and price risk management liabilities
Other current liabilities                                                                                           8,814
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (353,681)              (5,927)             (69,222)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                         (651,415)                                  309,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                                   56,965
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       116,246
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                                  173,211
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            831,438                                    38,034
Accumulated other comprehensive income (loss)                          (150,048)                  14              (52,518)
Retained earnings                                                       323,708                  281               88,763
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    $1,005,098                  295              111,059
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   ($5,632)            $524,569
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd
                                                              Venture [12]         Partnership          [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                            $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                                             335,494            ($353,681)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                     11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    353,685             (353,681)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               651,416             (651,415)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (2)                  (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      831,438
Accumulated other comprehensive income (loss)                                                 25,424             (150,048)
Retained earnings                                                                           (323,707)             323,708
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                           (298,283)          $1,005,098
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [10]         Finance plc [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                $28,971
Preferred stock to be redeemed within one year
Accounts payable                                                       $677,214              $11,973             (664,933)
Accrued taxes                                                                                  8,778
Trading and price risk management liabilities
Other current liabilities                                                    44                    2               24,669
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               677,258               20,753             (611,293)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    643,800
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                         (402)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      671
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     269
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            181,987              626,665                   19
Accumulated other comprehensive income (loss)                            18,116                5,599                  187
Retained earnings                                                         1,404              176,530                7,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       201,507              808,784                7,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $878,765             $829,806              $40,187
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Loyvic Pty Ltd       Energy Capital
                                                              Company [11]                              Partnership [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                 $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $5              335,494
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                          11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          5              353,685
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    651,415
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (2)                  (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (2)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                                      25,424
Retained earnings                                                                                 (3)            (323,707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($3)            (298,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                       $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      EME Generation       Consolidating
                                                              [11]                 Holdings Limited     Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($353,681)                $139
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                        199
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (353,681)                 338
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                         (651,415)                (317)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                 $63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            831,438              180,167              403,633
Accumulated other comprehensive income (loss)                          (150,048)                  (1)                 460
Retained earnings                                                       323,708             (398,770)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    $1,005,098             (218,604)             404,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                 ($218,583)            $467,715
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (113,103)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                13,372
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,002,514
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,924,809
Accumulated other comprehensive income (loss)                          (387,133)
Retained earnings                                                      (125,806)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,411,870
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,664,845
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       EME Victoria         Energy Capital
                                                                Operation &          Generation Limited   Partnership [10]
                                                                Maintenance Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $194                  $33
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      194                   33
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (194)                 (33)
Interest and dividend income                                                 (222)                  91                 $883
Other nonoperating income                                                                            2
Interest expense - net of amounts capitalized                                                                       (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (416)                  60              (46,741)
Income taxes (benefit)                                                                                              (14,545)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (416)                  60              (32,196)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (416)                  60              (32,196)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          31               (1,163)            (291,511)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($385)             ($1,103)           ($323,707)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Enerloy Pty Ltd      Mission Energy       Gippsland Power
                                                                [11]                 Development          Pty Ltd [11]
                                                                                     Australia Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $71,951
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              71,951
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                  8,788
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      12,157
Depreciation, decommissioning and amortization                                                                       10,740
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                             31,685
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              40,266
Interest and dividend income                                              $46,744                 $303              (18,492)
Other nonoperating income                                                                                                11
Interest expense - net of amounts capitalized                                                                          (427)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      46,744                  303               21,358
Income taxes (benefit)                                                     14,546                   91                6,548
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   32,198                  212               14,810
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          32,198                  212               14,810
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     291,510                   69               73,953
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $323,708                 $281              $88,763
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd
                                                                Venture [12]         Partnership          [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $883              $46,744
Other nonoperating income
Interest expense - net of amounts capitalized                                                  (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (46,741)              46,744
Income taxes (benefit)                                                                         (14,545)              14,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (32,196)              32,198
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (32,196)              32,198
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                         (291,511)             291,510
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                              ($323,707)            $323,708
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          First Hydro          First Hydro
                                                                Holdings Company     Company [10]         Finance plc [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $321,460
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        321,460
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           166,561
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $88               49,684                  $20
Depreciation, decommissioning and amortization                                 86               10,635                    1
Property and other taxes                                                                        13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      174              240,145                   21
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (174)              81,315                  (21)
Interest and dividend income                                              (54,050)               2,106               55,185
Other nonoperating income                                                     604                   (8)                  22
Interest expense - net of amounts capitalized                                 (73)                                  (55,394)
Other nonoperating deductions
Dividends on preferred securities                                          54,260              (54,808)                 548
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         567               28,605                  340
Income taxes (benefit)                                                                            (308)                  43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      567               28,913                  297
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             567               28,913                  297
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         837              147,617                7,177
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,404             $176,530               $7,474
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          Loyvic Pty Ltd       Energy Capital
                                                                Company [11]                              Partnership [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                           $883
Other nonoperating income
Interest expense - net of amounts capitalized                                                                       (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                               (46,741)
Income taxes (benefit)                                                                                              (14,545)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                            (32,196)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                   (32,196)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($3)            (291,511)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($3)           ($323,707)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Enerloy Pty Ltd      EME Generation       Consolidating
                                                                [11]                 Holdings Limited     Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   $254
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           254
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                           (254)
Interest and dividend income                                              $46,744                  264
Other nonoperating income                                                                          (58)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      46,744                  (48)
Income taxes (benefit)                                                     14,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   32,198                  (48)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          32,198                  (48)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     291,510             (398,722)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $323,708            ($398,770)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MEC WALES B.V., MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Generation
                                                                Holdings Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              128,066
Other nonoperating income                                                     573
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      50,778
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   44,401
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          44,401
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (170,207)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($125,806)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Celtic Offshore      Edison Mission       Edison Mission
                                                              Wind Limited         Energy Limited       Services Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $5,311               $1,387                 $547
Receivables - net                                                           563                  919                  349
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         51                  370
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      5,925                2,676                  896
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                      1,983
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                              1,983
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $5,925               $4,659                 $896
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro (UK)   Pride Hold Limited   Rapid Energy
                                                              Limited              Consolidated         Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                   $155,189                  $25
Receivables - net                                                        81,962
Fuel inventory
Materials and supplies, at average cost                                   7,924
Accumulated deferred income taxes - net
Trading and price risk management assets                                 25,642
Prepayments and other current assets                                     13,232
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    283,949                   25
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             2,211,020
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,813,249
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     5,024,269
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------
Goodwill                                                                273,840
Regulatory assets - net
Other deferred charges                                                   93,207
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  367,047
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $5,675,265                  $25
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Company (UK)         Adjustments          Company (UK)
                                                              Limited                                   Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $539                                  $162,998
Receivables - net                                                                               $105               83,898
Fuel inventory
Materials and supplies, at average cost                                                                             7,924
Accumulated deferred income taxes - net
Trading and price risk management assets                                                                           25,642
Prepayments and other current assets                                                                               13,653
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        539                  105              294,115
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                       2,213,003
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                         8,387               (2,894)           2,818,742
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         8,387               (2,894)           5,031,745
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------
Goodwill                                                                                                          273,840
Regulatory assets - net
Other deferred charges                                                                                             93,207
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                            367,047
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $8,926              ($2,789)          $5,692,907
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Celtic Offshore      Edison Mission       Edison Mission
                                                              Wind Limited         Energy Limited       Services Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                         $4,667              ($2,921)                $218
Accrued taxes                                                               (67)                 363                   78
Trading and price risk management liabilities
Other current liabilities                                                   540                1,777                   35
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                 5,140                 (781)                 331
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                              (285)                 729                   (8)
Retained earnings                                                         1,070                4,711                  573
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           785                5,440                  565
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $5,925               $4,659                 $896
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro (UK)   Pride Hold Limited   Rapid Energy
                                                              Limited              Consolidated         Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $77,442
Preferred stock to be redeemed within one year
Accounts payable                                                       (125,454)                 $12
Accrued taxes                                                            17,897
Trading and price risk management liabilities
Other current liabilities                                                93,666                   15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                63,551                   27
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,597,122
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 324,279
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             117,588                3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            441,867                3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,329,285                  161
Accumulated other comprehensive income (loss)                          (373,361)              13,335
Retained earnings                                                      (446,821)             (17,173)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,509,103               (3,677)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $5,675,265                  $25
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Energy       Consolidating        Mission Energy
                                                              Company (UK)         Adjustments          Company (UK)
                                                              Limited                                   Limited
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                $77,442
Preferred stock to be redeemed within one year
Accounts payable                                                        ($4,874)                 $43             (128,309)
Accrued taxes                                                                                                      18,271
Trading and price risk management liabilities
Other current liabilities                                                    84                                    96,117
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (4,790)                  43               63,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                  1,597,122
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                           324,279
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   14,518              135,781
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                  14,518              460,060
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                  63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                             38,412               (9,049)           4,358,809
Accumulated other comprehensive income (loss)                            (3,619)             (21,031)            (384,240)
Retained earnings                                                       (21,077)              12,730             (465,987)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        13,716              (17,350)           3,508,582
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $8,926              ($2,789)          $5,692,907
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Celtic Offshore      Edison Mission       Edison Mission
                                                                Wind Limited         Energy Limited       Services Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                       $170               $3,117
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                            170                3,117
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $55               19,973                2,782
Depreciation, decommissioning and amortization                                                   1,381
Property and other taxes                                                                           311
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       55               21,665                2,782
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (55)             (21,495)                 335
Interest and dividend income                                                                        39                   28
Other nonoperating income                                                                       20,375
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities                                                                                    (1,245)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         (55)              (1,081)                (882)
Income taxes (benefit)                                                                             159                 (123)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      (55)              (1,240)                (759)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             (55)              (1,240)                (759)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                       1,125                5,951                1,332
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,070               $4,711                 $573
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Hydro (UK)   Pride Hold Limited   Rapid Energy
                                                                Limited              Consolidated         Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $706,106               73,771
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   706,106               73,771
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      341,910               27,174
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           112,214               89,284
Depreciation, decommissioning and amortization                             35,969                7,612
Property and other taxes                                                   26,530                1,827
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  516,623              125,897
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   189,483              (52,126)
Interest and dividend income                                              134,511                1,000
Other nonoperating income                                                  (3,559)
Interest expense - net of amounts capitalized                            (254,233)              (3,199)
Other nonoperating deductions                                                                       78
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      66,202              (54,247)
Income taxes (benefit)                                                       (628)             (17,303)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   66,830              (36,944)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          66,830              (36,944)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (513,651)              19,771
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($446,821)            ($17,173)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Energy       Consolidating        Mission Energy
                                                                Company (UK)         Adjustments          Company (UK)
                                                                Limited                                   Limited
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $2,995             $786,159
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          2,995              786,159
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                369,084
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           $18,574                 (666)             242,216
Depreciation, decommissioning and amortization                              1,133                    2               46,097
Property and other taxes                                                                                             28,668
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   19,707                 (664)             686,065
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   (19,707)               3,659              100,094
Interest and dividend income                                                    6                                   135,584
Other nonoperating income                                                    (811)                 (58)              15,947
Interest expense - net of amounts capitalized                                                                      (257,432)
Other nonoperating deductions                                                                      250                  328
Dividends on preferred securities                                           3,823               (2,578)
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                     (16,689)               1,273               (5,479)
Income taxes (benefit)                                                                                              (17,895)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                  (16,689)               1,273               12,416
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                         (16,689)               1,273               12,416
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (4,388)              11,457             (478,403)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          ($21,077)             $12,730            ($465,987)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Mission Hydro        Mission Hydro (UK)
                                                              Holdings Company     Limited              Limited
                                                              Consolidated         Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $66,791              $88,390                   $8
Receivables - net                                                        38,100               43,862
Fuel inventory
Materials and supplies, at average cost                                   1,805                6,119
Accumulated deferred income taxes - net
Trading and price risk management assets                                 25,642
Prepayments and other current assets                                      4,602                8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    136,940              147,001                    8
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               983,777            1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                      (157,731)           2,963,026                7,954
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       826,046            4,190,269                7,954
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill                                                                273,840
Regulatory assets - net
Other deferred charges                                                   29,003               64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                  302,843               64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $1,265,829           $4,401,474               $7,962
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                        $155,189
Receivables - net                                                                             81,962
Fuel inventory
Materials and supplies, at average cost                                                        7,924
Accumulated deferred income taxes - net
Trading and price risk management assets                                                      25,642
Prepayments and other current assets                                                          13,232
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         283,949
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  2,211,020
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                          2,813,249
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                          5,024,269
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------
Goodwill                                                                                     273,840
Regulatory assets - net
Other deferred charges                                                                        93,207
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       367,047
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                              $5,675,265
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Mission Hydro        Mission Hydro (UK)
                                                              Holdings Company     Limited              Limited
                                                              Consolidated         Partnership
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $28,971              $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                         24,254             (140,396)             ($9,312)
Accrued taxes                                                             8,778                9,069                   50
Trading and price risk management liabilities
Other current liabilities                                                24,715               68,935                   16
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                86,718              (13,921)              (9,246)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          643,800              953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                 267,729               56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 671              116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            268,400              173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            181,987            4,138,409                8,889
Accumulated other comprehensive income (loss)                            14,178             (387,440)                 (99)
Retained earnings                                                        70,746             (525,985)               8,418
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       266,911            3,224,984               17,208
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $1,265,829           $4,401,474               $7,962
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Mission Hydro (UK)
                                                              Adjustments          Limited
                                                                                   Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                           $77,442
Preferred stock to be redeemed within one year
Accounts payable                                                                            (125,454)
Accrued taxes                                                                                 17,897
Trading and price risk management liabilities
Other current liabilities                                                                     93,666
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                     63,551
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                             1,597,122
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                      324,279
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  117,588
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 441,867
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                               4,329,285
Accumulated other comprehensive income (loss)                                               (373,361)
Retained earnings                                                                           (446,821)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                          3,509,103
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                $5,675,265
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          Mission Hydro        Mission Hydro (UK)
                                                                Holdings Company     Limited              Limited
                                                                Consolidated         Partnership
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $312,695             $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   312,695              393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      166,561              175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            49,770               62,430                  $14
Depreciation, decommissioning and amortization                             14,507               21,462
Property and other taxes                                                   13,265               13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  244,103              272,506                   14
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    68,592              120,905                  (14)
Interest and dividend income                                                3,241              131,262                    8
Other nonoperating income                                                     596               (4,155)
Interest expense - net of amounts capitalized                             (55,467)            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      16,962               49,246                   (6)
Income taxes (benefit)                                                     (7,043)               6,377                   38
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   24,005               42,869                  (44)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          24,005               42,869                  (44)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      46,741             (568,854)               8,462
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $70,746            ($525,985)              $8,418
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED and Subsidiaries [Tier 8, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        Mission Hydro (UK)
                                                                Adjustments          Limited
                                                                                     Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $706,106
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        706,106
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           341,910
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                112,214
Depreciation, decommissioning and amortization                                                  35,969
Property and other taxes                                                                        26,530
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       516,623
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        189,483
Interest and dividend income                                                                   134,511
Other nonoperating income                                                                       (3,559)
Interest expense - net of amounts capitalized                                                 (254,233)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                           66,202
Income taxes (benefit)                                                                            (628)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                        66,830
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                               66,830
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                         (513,651)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                              ($446,821)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FIRST HYDRO HOLDINGS COMPANY and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro Company  First Hydro          First Hydro
                                                                                   Finance plc          Company [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $61,622                 $331
Receivables - net                                                        37,632                  464
Fuel inventory
Materials and supplies, at average cost                                   1,805
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      4,602
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    105,661                  795
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                               724,113                  219
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                             10,202
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       724,113               10,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                       32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                       32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $829,806              $40,187
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FIRST HYDRO HOLDINGS COMPANY and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Consolidating        First Hydro
                                                              Holdings Company     Adjustments          Holdings Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $4,838                                   $66,791
Receivables - net                                                             4                                    38,100
Fuel inventory
Materials and supplies, at average cost                                                                             1,805
Accumulated deferred income taxes - net
Trading and price risk management assets                                                     $25,642               25,642
Prepayments and other current assets                                                                                4,602
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,842               25,642              136,940
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                21,676              237,769              983,777
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       852,247           (1,020,180)            (157,731)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       873,923             (782,411)             826,046
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------
Goodwill                                                                                     273,840              273,840
Regulatory assets - net
Other deferred charges                                                                                             29,003
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                       27,3840              302,843
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $878,765            ($482,929)          $1,265,829
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FIRST HYDRO HOLDINGS COMPANY and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro Company  First Hydro          First Hydro
                                                                                   Finance plc          Company [10]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                           $28,971
Preferred stock to be redeemed within one year
Accounts payable                                                        $11,973             (664,933)
Accrued taxes                                                             8,778
Trading and price risk management liabilities
Other current liabilities                                                     2               24,669
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                20,753             (611,293)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               643,800
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                    (402)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                 671
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                269
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            626,655                   19
Accumulated other comprehensive income (loss)                             5,599                  187
Retained earnings                                                       176,530                7,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       808,784                7,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $829,806              $40,187
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FIRST HYDRO HOLDINGS COMPANY and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Consolidating        First Hydro
                                                              Holdings Company     Adjustments          Holdings Company
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                $28,971
Preferred stock to be redeemed within one year
Accounts payable                                                       $677,214                                    24,254
Accrued taxes                                                                                                       8,778
Trading and price risk management liabilities
Other current liabilities                                                    44                                    24,715
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               677,258                                    86,718
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    643,800
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                     $268,131              267,729
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                           671
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                 268,131              268,400
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            181,987             (626,674)             181,987
Accumulated other comprehensive income (loss)                            18,116               (9,724)              14,178
Retained earnings                                                         1,404             (114,662)              70,746
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       201,507             (751,060)             266,911
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $878,765            ($482,929)          $1,265,829
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FIRST HYDRO HOLDINGS COMPANY and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro Company  First Hydro          First Hydro
                                                                                     Finance plc          Company [10]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $321,460
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   321,460
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      166,561
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            49,684                  $20
Depreciation, decommissioning and amortization                             10,635                    1
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  240,145                   21
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    81,315                  (21)
Interest and dividend income                                                2,106               55,185
Other nonoperating income                                                      (8)                  22
Interest expense - net of amounts capitalized                                                  (55,394)
Other nonoperating deductions
Dividends on preferred securities                                         (54,808)                 548
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      28,605                  340
Income taxes (benefit)                                                       (308)                  43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   28,913                  297
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          28,913                  297
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     147,617                7,177
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $176,530               $7,474
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
FIRST HYDRO HOLDINGS COMPANY and Subsidiaries [Tier 9, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          Consolidating        First Hydro
                                                                Holdings Company     Adjustments          Holdings Company
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    ($8,765)            $312,695
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         (8,765)             312,695
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                166,561
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $88                  (22)              49,770
Depreciation, decommissioning and amortization                                 86                3,785               14,507
Property and other taxes                                                                                             13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      174                3,763              244,103
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (174)             (12,528)              68,592
Interest and dividend income                                              (54,050)                                    3,241
Other nonoperating income                                                     604                  (22)                 596
Interest expense - net of amounts capitalized                                 (73)                                  (55,467)
Other nonoperating deductions
Dividends on preferred securities                                          54,260
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         567              (12,550)              16,962
Income taxes (benefit)                                                                          (6,778)              (7,043)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      567               (5,772)              24,005
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             567               (5,772)              24,005
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         837             (108,890)              46,741
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,404            ($114,662)             $70,746
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     3,226,397            ($263,371)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,453,640             (263,371)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,664,845            ($263,371)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     2,963,026
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,190,269
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,401,474
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation       Mission Hydro        Consolidating
                                                              Holdings Limited     Limited Partnership  Adjustments
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (113,103)            ($27,293)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                13,372              (27,293)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,002,514              (49,192)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,924,809              213,600
Accumulated other comprehensive income (loss)                          (387,133)                (307)
Retained earnings                                                      (125,806)            (400,179)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,411,870             (186,886)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,664,845            ($263,371)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Hydro
                                                              Limited
                                                              Partnership
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (140,396)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               (13,921)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                          953,322
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          4,138,409
Accumulated other comprehensive income (loss)                          (387,440)
Retained earnings                                                      (525,985)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,224,984
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,401,474
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Generation       Mission Hydro        Consolidating
                                                                Holdings Limited     Limited Partnership  Adjustments
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              128,066               $3,196
Other nonoperating income                                                     573               (4,728)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      50,778               (1,532)
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   44,401               (1,532)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          44,401               (1,532)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (170,207)            (398,647)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($125,806)           ($400,179)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED
MISSION HYDRO (UK) LIMITED
MISSION HYDRO LIMITED PARTNERSHIP and Subsidiaries [Tier 9]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Hydro
                                                                Limited
                                                                Partnership
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              131,262
Other nonoperating income                                                  (4,155)
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      49,246
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   42,869
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          42,869
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (568,854)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($525,985)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership [11]
                                                              Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $44
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                         58
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        102
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                   27,468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   27,468
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $27,570                                  $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      Mission Energy       Gippsland Power
                                                              [12]                 Development          Pty Ltd [11]
                                                                                   Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                              $21,555
Receivables - net                                                                                                   5,762
Fuel inventory
Materials and supplies, at average cost                                                                             4,314
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                3,970
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                                               35,601
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                                         481,235
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            ($5,632)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                             (5,632)             481,235
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              7,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              7,733
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                 ($5,632)            $524,569
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd
                                                              Venture [12]         Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                           $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                  $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [11]         Finance plc [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                     $4,838              $61,622                 $331
Receivables - net                                                             4               37,632                  464
Fuel inventory
Materials and supplies, at average cost                                                        1,805
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,602
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                      4,842              105,661                  795
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                21,676              724,113                  219
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       852,247                                    10,202
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       873,923              724,113               10,421
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                                            32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                            32               28,971
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $878,765           $829,806              $40,187
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Loyvic Pty Ltd       Energy Capital
                                                              Company [12]                              Partnership [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                $706,816
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                 706,816
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                                     $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      EME Generation       Consolidating
                                                              [12]                 Holdings Limited     Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                          ($218,583)            $467,715
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                           (218,583)             467,715
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                               ($218,583)            $467,715
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                    $88,390
Receivables - net                                                        43,862
Fuel inventory
Materials and supplies, at average cost                                   6,119
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                      8,630
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                    147,001
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                             1,227,243
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                     3,226,397
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                     4,453,640
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Goodwill
Regulatory assets - net
Other deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                   64,204
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                         $4,664,845
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Edison Mission       EME Victoria         Energy Capital
                                                              Operation &          Generation Limited   Partnership [11]
                                                              Maintenance Limited
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                 $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                           $565                 $749              335,494
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                    37                   96               11,692
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                   602                  845              353,686
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                           27,361               22,148              651,415
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                                                (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                                           (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                (8)             (21,890)              25,424
Retained earnings                                                          (385)              (1,103)            (323,707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                          (393)            ($22,993)            (298,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $27,570                                  $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      Mission Energy       Gippsland Power
                                                              [12]                 Development          Pty Ltd [11]
                                                                                   Australia Pty Ltd
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($353,681)             ($5,927)            ($78,327)
Accrued taxes                                                                                                         291
Trading and price risk management liabilities
Other current liabilities                                                                                           8,814
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (353,681)              (5,927)             (69,222)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                         (651,415)                                  309,521
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)                                   56,965
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       116,246
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)                                  173,211
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            831,438                                    38,034
Accumulated other comprehensive income (loss)                          (150,048)                  14              (15,738)
Retained earnings                                                       323,708                  281               88,763
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    $1,005,098                  295              111,059
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                   ($5,632)            $524,569
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd
                                                              Venture [12]         Partnership          [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                            $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                                             335,494            ($353,681)
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                     11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                    353,685             (353,681)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               651,416             (651,415)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (2)                  (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (2)                  (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                                      831,438
Accumulated other comprehensive income (loss)                                                 25,424             (150,048)
Retained earnings                                                                           (323,707)             323,708
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                           (298,283)          $1,005,098
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          First Hydro          First Hydro
                                                              Holdings Company     Company [11]         Finance plc [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                $28,971
Preferred stock to be redeemed within one year
Accounts payable                                                       $677,214              $11,973             (664,933)
Accrued taxes                                                                                  8,778
Trading and price risk management liabilities
Other current liabilities                                                    44                    2               24,669
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                               677,258               20,753             (611,293)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    643,800
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                         (402)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                      671
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                     269
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            181,987              626,655                   19
Accumulated other comprehensive income (loss)                            18,116                5,599                  187
Retained earnings                                                         1,404              176,530                7,474
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       201,507              808,784                7,680
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $878,765             $829,806              $40,187
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              First Hydro          Loyvic Pty Ltd       Energy Capital
                                                              Company [12]                              Partnership [11]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                                                                 $6,500
Preferred stock to be redeemed within one year
Accounts payable                                                                                  $5              335,494
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                          11,691
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                          5              353,685
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                                                    651,415
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                                           (2)                  (1)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                      (2)                  (1)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock
Accumulated other comprehensive income (loss)                                                                      25,424
Retained earnings                                                                                 (3)            (323,707)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                                ($3)            (298,283)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                                       $706,816
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Enerloy Pty Ltd      EME Generation       Consolidating
                                                              [12]                 Holdings Limited     Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                      ($353,681)                $139
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                        199
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                              (353,681)                 338
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                         (651,415)                (317)
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (2)
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (2)
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                                                 $63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            831,438              180,167              403,633
Accumulated other comprehensive income (loss)                          (150,048)                  (1)                 460
Retained earnings                                                       323,708             (398,770)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                    $1,005,098             (218,604)             404,093
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                 ($218,583)            $467,715
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME Generation
                                                              Holdings Limited
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year                                      $48,471
Preferred stock to be redeemed within one year
Accounts payable                                                       (113,103)
Accrued taxes                                                             9,069
Trading and price risk management liabilities
Other current liabilities                                                68,935
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                13,372
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                        1,002,514
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                  56,550
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                             116,917
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                            173,467
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                        63,622
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                          3,924,809
Accumulated other comprehensive income (loss)                          (387,133)
Retained earnings                                                      (125,806)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                     3,411,870
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                           $4,664,845
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Edison Mission       EME Victoria         Energy Capital
                                                                Operation &          Generation Limited   Partnership [11]
                                                                Maintenance Limited
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                              $194                  $33
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      194                   33
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (194)                 (33)
Interest and dividend income                                                 (222)                  91                 $883
Other nonoperating income                                                                            2
Interest expense - net of amounts capitalized                                                                       (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (416)                  60              (46,741)
Income taxes (benefit)                                                                                              (14,545)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (416)                  60              (32,196)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (416)                  60              (32,196)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                          31               (1,163)            (291,511)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($385)             ($1,103)           ($323,707)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Enerloy Pty Ltd      Mission Energy       Gippsland Power
                                                                [12]                 Development          Pty Ltd [11]
                                                                                     Australia Pty Ltd
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                                         $71,951
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                                              71,951
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                  8,788
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                                      12,157
Depreciation, decommissioning and amortization                                                                       10,740
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                                             31,685
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                                              40,266
Interest and dividend income                                              $46,744                 $303              (18,492)
Other nonoperating income                                                                                                11
Interest expense - net of amounts capitalized                                                                          (427)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      46,744                  303               21,358
Income taxes (benefit)                                                     14,546                   91                6,548
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   32,198                  212               14,810
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          32,198                  212               14,810
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     291,510                   69               73,953
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $323,708                 $281              $88,763
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Loy Yang B Joint     Energy Capital       Enerloy Pty Ltd
                                                                Venture [12]         Partnership          [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                      $883              $46,744
Other nonoperating income
Interest expense - net of amounts capitalized                                                  (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (46,741)              46,744
Income taxes (benefit)                                                                         (14,545)              14,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (32,196)              32,198
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (32,196)              32,198
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                         (291,511)             291,510
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                              ($323,707)            $323,708
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          First Hydro          First Hydro
                                                                Holdings Company     Company [11]         Finance plc [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                   $321,460
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                        321,460
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                           166,561
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $88               49,684                  $20
Depreciation, decommissioning and amortization                                 86               10,635                    1
Property and other taxes                                                                        13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      174              240,145                   21
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (174)              81,315                  (21)
Interest and dividend income                                              (54,050)               2,106               55,185
Other nonoperating income                                                     604                   (8)                  22
Interest expense - net of amounts capitalized                                 (73)                                  (55,394)
Other nonoperating deductions
Dividends on preferred securities                                          54,260              (54,808)                 548
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                         567               28,605                  340
Income taxes (benefit)                                                                            (308)                  43
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                      567               28,913                  297
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                             567               28,913                  297
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         837              147,617                7,177
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                            $1,404             $176,530               $7,474
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                First Hydro          Loyvic Pty Ltd       Energy Capital
                                                                Company [12]                              Partnership [11]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income                                                                                           $883
Other nonoperating income
Interest expense - net of amounts capitalized                                                                       (47,624)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                               (46,741)
Income taxes (benefit)                                                                                              (14,545)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                                            (32,196)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                                   (32,196)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              ($3)            (291,511)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                    ($3)           ($323,707)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Enerloy Pty Ltd      EME Generation       Consolidating
                                                                [12]                 Holdings Limited     Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                   $254
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                           254
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                           (254)
Interest and dividend income                                              $46,744                  264
Other nonoperating income                                                                          (58)
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      46,744                  (48)
Income taxes (benefit)                                                     14,546
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   32,198                  (48)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          32,198                  (48)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     291,510             (398,722)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $323,708            ($398,770)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V., MISSION ENERGY COMPANY (UK) LIMITED,
MISSION HYDRO (UK) LIMITED, MISSION HYDRO LIMITED PARTNERSHIP,
EME GENERATION HOLDINGS LIMITED and Subsidiaries [Tier 10, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME Generation
                                                                Holdings Limited
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                              $393,411
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                   393,411
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                      175,349
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                            62,430
Depreciation, decommissioning and amortization                             21,462
Property and other taxes                                                   13,265
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                  272,506
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                   120,905
Interest and dividend income                                              128,066
Other nonoperating income                                                     573
Interest expense - net of amounts capitalized                            (198,766)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      50,778
Income taxes (benefit)                                                      6,377
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   44,401
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          44,401
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                    (170,207)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                         ($125,806)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                              Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2                                       $23
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          2                                        23
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  (3,027)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  (3,027)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $2                                   ($3,004)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $25
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              25
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $3,027
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         3,027
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,027                  $25
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                              Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($180)                                     $192
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                              15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (180)                                      207
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   $3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       2                  161
Accumulated other comprehensive income (loss)                                 2                3,989                 (797)
Retained earnings                                                           180               (7,666)              (2,575)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           182              ($3,675)              (3,211)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $2                                   ($3,004)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED and Subsidiaries [Tier 8]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $12
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                         15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         27
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                    3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                ($2)                 161
Accumulated other comprehensive income (loss)                            10,141               13,335
Retained earnings                                                        (7,112)             (17,173)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         3,027               (3,677)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,027                  $25
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                                Development Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $73,771
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         73,771
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            27,174
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 91,691               $1,071
Depreciation, decommissioning and amortization                                                   6,746
Property and other taxes                                                                         1,827
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       127,438                1,071
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        (53,667)              (1,071)
Interest and dividend income                                                                     1,000
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (3,199)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (55,866)              (1,071)
Income taxes (benefit)                                                                          17,224
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (38,642)              (1,071)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (38,642)              (1,071)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        $180               30,976               (1,504)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $180              ($7,666)             ($2,575)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
MISSION ENERGY COMPANY (UK) LIMITED
PRIDE HOLD LIMITED and Subsidiaries [Tier 8]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        Pride Hold Limited
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $73,771
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         73,771
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            27,174
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           ($3,478)              89,284
Depreciation, decommissioning and amortization                                866                7,612
Property and other taxes                                                                         1,827
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   (2,612)             125,897
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,612              (52,126)
Interest and dividend income                                                                     1,000
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (3,199)
Other nonoperating deductions                                                  78                   78
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,690              (54,247)
Income taxes (benefit)                                                        (79)             (17,303)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,769              (36,944)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,769              (36,944)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (9,881)              19,771
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($7,112)            ($17,173)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                              Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                         $2                                       $23
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                          2                                        23
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                                                  (3,027)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                                                  (3,027)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                 $2                                   ($3,004)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $25
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              25
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        $3,027
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                         3,027
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                             $3,027                  $25
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                              Development Company
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                          ($180)                                     $192
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                                              15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                  (180)                                      207
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                   $3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                       2                  161
Accumulated other comprehensive income (loss)                                 2                3,989                 (797)
Retained earnings                                                           180               (7,666)              (2,575)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                           182              ($3,675)              (3,211)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                   $2                                   ($3,004)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Consolidating        Pride Hold Limited
                                                              Adjustments          Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $12
Accrued taxes
Trading and price risk management liabilities
Other current liabilities                                                                         15
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         27
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                    3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                                   3,675
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                ($2)                 161
Accumulated other comprehensive income (loss)                            10,141               13,335
Retained earnings                                                        (7,112)             (17,173)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                         3,027               (3,677)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                               $3,027                  $25
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Lakeland Power       Lakeland Power Ltd   Pride Hold Limited
                                                                Development Company
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $73,771
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         73,771
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            27,174
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 91,691               $1,071
Depreciation, decommissioning and amortization                                                   6,746
Property and other taxes                                                                         1,827
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                       127,438                1,071
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                                        (53,667)              (1,071)
Interest and dividend income                                                                     1,000
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (3,199)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                          (55,866)              (1,071)
Income taxes (benefit)                                                                         (17,224)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                       (38,642)              (1,071)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                              (38,642)              (1,071)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                        $180               30,976               (1,504)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $180              ($7,666)             ($2,575)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
PRIDE HOLD LIMITED and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Consolidating        Pride Hold Limited
                                                                Adjustments          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                    $73,771
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                         73,771
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                            27,174
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                           ($3,478)              89,284
Depreciation, decommissioning and amortization                                866                7,612
Property and other taxes                                                                         1,827
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                   (2,612)             125,897
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                     2,612              (52,126)
Interest and dividend income                                                                     1,000
Other nonoperating income
Interest expense - net of amounts capitalized                                                   (3,199)
Other nonoperating deductions                                                  78                   78
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                       2,690              (54,247)
Income taxes (benefit)                                                        (79)             (17,303)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    2,769              (36,944)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           2,769              (36,944)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      (9,881)              19,771
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           ($7,112)            ($17,173)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                              Holding GmbH                              Holdings, Ltd. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $325
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        325
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       257,037             $218,013
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       257,037              218,013
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $257,362             $218,013
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                              [10]                 S.a.r.l.             Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                             $14
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                              14
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                                            224,993            ($481,450)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                                            224,993             (481,450)
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                                                $225,007            ($481,450)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EcoElectrica
                                                              S.a.r.l.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                       $339
Receivables - net
Fuel inventory
Materials and supplies, at average cost
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                        339
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       218,593
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                       218,593
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                           $218,932
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                              Holding GmbH                              Holdings, Ltd. [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,428)                $110
Accrued taxes                                                                30                  119
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,398)                 229
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            258,493              256,457
Accumulated other comprehensive income (loss)                                                (37,890)
Retained earnings                                                           267                 (783)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       258,760              217,784
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $257,362             $218,013
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                              [10]                 S.a.r.l.             Adjustments
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                                                 $37
Accrued taxes                                                                                     (7)
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                                         30
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 225,008            ($481,450)
Accumulated other comprehensive income (loss)
Retained earnings                                                                                (31)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                                            224,977             (481,450)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                                                  $225,007            ($481,450)
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              EcoElectrica
                                                              S.a.r.l.
                                                              Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,281)
Accrued taxes                                                               142
Trading and price risk management liabilities
Other current liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,139)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            258,508
Accumulated other comprehensive income (loss)                           (37,890)
Retained earnings                                                          (547)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                       220,071
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                             $218,932
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EME del Caribe       EME del Caribe [8]   EcoElectrica
                                                                Holding GmbH                              Holdings, Ltd. [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                                     $5,915
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                                          5,915
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               $43                   63
Depreciation, decommissioning and amortization                                 30                6,384
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                       73                6,447
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                       (73)                (532)
Interest and dividend income                                                  135
Other nonoperating income                                                       6
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                          68                 (532)
Income taxes (benefit)                                                         23
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                       45                 (532)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                              45                 (532)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         222                 (251)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                              $267                ($783)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EcoElectrica Ltd.    EcoElectrica         Consolidating
                                                                [10]                 S.a.r.l.             Adjustments
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance
Depreciation, decommissioning and amortization
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)
Interest and dividend income
Other nonoperating income                                                                           $2
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                                                2
Income taxes (benefit)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                                             2
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                                                    2
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                                              (33)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                                                   ($31)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
ECOELECTRICA S.A.R.L. and Subsidiaries [Tier 7, ET SEQ.]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                EcoElectrica
                                                                S.a.r.l.
                                                                Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                                $5,915
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                     5,915
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               106
Depreciation, decommissioning and amortization                              6,414
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                    6,520
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                      (605)
Interest and dividend income                                                  135
Other nonoperating income                                                       8
Interest expense - net of amounts capitalized
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                        (462)
Income taxes (benefit)                                                         23
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                     (485)
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                            (485)
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                         (62)
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                             ($547)
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                        $55               $7,017
Receivables - net                                                                             25,866
Fuel inventory
Materials and supplies, at average cost                                                        7,454
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                           4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                         55               44,469
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                  1,126,424
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                        25,953
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        25,953            1,126,424
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                         3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
ASSETS
------------------------------------------------------------- -------------------- -------------------- --------------------

Cash and equivalents                                                                                               $7,072
Receivables - net                                                                           ($20,071)               5,795
Fuel inventory
Materials and supplies, at average cost                                                       (2,964)               4,490
Accumulated deferred income taxes - net
Trading and price risk management assets
Prepayments and other current assets                                                                                4,132
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current assets                                                                         (23,035)              21,489
------------------------------------------------------------- -------------------- -------------------- --------------------

Nonutility property - net                                                                   (528,423)             598,001
Nuclear decommissioning trusts
Investments in partnerships
  and unconsolidated subsidiaries                                       $12,620              (40,092)              (1,519)
Investments in leveraged leases
Other investments
------------------------------------------------------------- -------------------- -------------------- --------------------

Total investment and other assets                                        12,620             (568,515)             596,482
------------------------------------------------------------- -------------------- -------------------- --------------------

Utility plant, at original cost:
  Transmission and distribution
  Generation
Accumulated provision for depreciation
  and decommissioning
Construction work in progress
Nuclear fuel, at amortized cost
------------------------------------------------------------- -------------------- -------------------- --------------------

Total utility plant
------------------------------------------------------------- -------------------- -------------------- --------------------

Regulatory assets - net
Other deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred charges                                                                                              3,229
------------------------------------------------------------- -------------------- -------------------- --------------------

Total assets                                                            $12,620            ($591,550)            $621,200
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                              Partnership          Partnership [8]      Venture [9]
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($1,781)            ($12,525)
Accrued taxes                                                                                    303
Trading and price risk management liabilities
Other current liabilities                                                                    623,203
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (1,781)             610,981
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt                                                                               347,525
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                      (9)                  67
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                  254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                                 (9)             254,096
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                            (60,223)             (60,412)
Accumulated other comprehensive income (loss)                           (49,754)             (53,901)
Retained earnings                                                       137,775               75,833
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        27,798              (38,480)
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $26,008           $1,174,122
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY LTD and Subsidiaries [Tier 7]
Consolidating Balance Sheet
December 31, 2002
(In thousands)

                                                              Traralgon Power      Consolidating        Traralgon Power
                                                              Pty Ltd              Adjustments          Pty Ltd
                                                                                                        Consolidated
------------------------------------------------------------- -------------------- -------------------- --------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------- -------------------- -------------------- --------------------

Short-term debt
Long-term debt due within one year
Preferred stock to be redeemed within one year
Accounts payable                                                        ($3,089)                                 ($17,395)
Accrued taxes                                                                                                         303
Trading and price risk management liabilities
Other current liabilities                                                                  ($614,264)               8,939
------------------------------------------------------------- -------------------- -------------------- --------------------

Total current liabilities                                                (3,089)            (614,264)              (8,153)
------------------------------------------------------------- -------------------- -------------------- --------------------

Long-term debt
------------------------------------------------------------- -------------------- -------------------- --------------------

Accumulated deferred income taxes - net                                   2,965                                     3,023
Accumulated deferred investment tax credits
Customer advances and other deferred credits
Power-purchase contracts
Accumulated provision for pension and benefits
Other long-term liabilities                                                                                       254,029
------------------------------------------------------------- -------------------- -------------------- --------------------

Total deferred credits and other liabilities                              2,965                                   257,052
------------------------------------------------------------- -------------------- -------------------- --------------------

Minority Interest                                                                             11,286               11,286
------------------------------------------------------------- -------------------- -------------------- --------------------

Preferred stock of utility:
  Not subject to mandatory redemption
  Subject to mandatory redemption
Company-obligated mandatorily redeemable
  securities of subsidiaries holding
  solely parent company debentures
Other preferred securities
------------------------------------------------------------- -------------------- -------------------- --------------------

Total preferred securities of subsidiaries
------------------------------------------------------------- -------------------- -------------------- --------------------

Common stock                                                                                 120,635
Accumulated other comprehensive income (loss)                            (7,079)             105,014               (5,720)
Retained earnings                                                        19,823             (214,221)              19,210
------------------------------------------------------------- -------------------- -------------------- --------------------

Total common shareholders' equity                                        12,744               11,428               13,490
------------------------------------------------------------- -------------------- -------------------- --------------------

Total liabilities and shareholders' equity                              $12,620            ($591,550)            $621,200
============================================================= ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY LTD and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Mission Victoria     Latrobe Power        Loy Yang B Joint
                                                                Partnership          Partnership [8]      Venture [9]
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $27,683              $84,644
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    27,683               84,644
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                             9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                                                 11,049
Depreciation, decommissioning and amortization                                                  13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                                        33,494
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    27,683               51,150
Interest and dividend income                                                    2              (23,995)
Other nonoperating income                                                                           12
Interest expense - net of amounts capitalized                                                      (55)
Other nonoperating deductions
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      27,685               27,112
Income taxes (benefit)                                                                            (237)
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                   27,685               27,349
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                          27,685               27,349
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                     110,090               48,484
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                          $137,775              $75,833
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
TRARALGON POWER PTY LTD and Subsidiaries [Tier 7]
Consolidating Statements of Income and Retained Earnings
For the Year Ended December 31, 2002
(In thousands)

                                                                Traralgon Power      Consolidating        Traralgon Power
                                                                Pty Ltd              Adjustments          Pty Ltd
                                                                                                          Consolidated
--------------------------------------------------------------- -------------------- -------------------- --------------------

Electric utility
Nonutility power generation                                               $12,926             ($42,165)             $83,088
Financial services and other
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating revenue                                                    12,926              (42,165)              83,088
--------------------------------------------------------------- -------------------- -------------------- --------------------

Fuel                                                                                                                  9,147
Purchased power
Provisions for regulatory adjustment clauses - net
Other operation and maintenance                                               735                                    11,784
Depreciation, decommissioning and amortization                                                                       13,298
Property and other taxes
Net gain on sale of utility plant
--------------------------------------------------------------- -------------------- -------------------- --------------------
Total operating expenses                                                      735                                    34,229
--------------------------------------------------------------- -------------------- -------------------- --------------------

Operating income (loss)                                                    12,191              (42,165)              48,859
Interest and dividend income                                                   81                                   (23,912)
Other nonoperating income                                                                                                12
Interest expense - net of amounts capitalized                                                                           (55)
Other nonoperating deductions                                                                  (13,483)             (13,483)
Dividends on preferred securities
Dividends on utility preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations before taxes                      12,272              (55,648)              11,421
Income taxes (benefit)                                                      3,437                                     3,200
--------------------------------------------------------------- -------------------- -------------------- --------------------

Income (loss) from continuing operations                                    8,835              (55,648)               8,221
Loss from discontinued operations
Income taxes (benefit) on discontinued operations
--------------------------------------------------------------- -------------------- -------------------- --------------------
Net income (loss)                                                           8,835              (55,648)               8,221
--------------------------------------------------------------- -------------------- -------------------- --------------------
Retained earnings - beginning of year                                      10,988             (158,573)              10,989
Dividends declared on common stock
Dividends declared on preferred stock
--------------------------------------------------------------- -------------------- -------------------- --------------------

Retained earnings - end of year                                           $19,823            ($214,221)             $19,210
=============================================================== ==================== ==================== ====================

MEC INTERNATIONAL B.V.
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          CBK Power Company           Derwent Cogeneration        EcoElectrica, L.P.
                                         Lt.                         Limited
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $234,343                    $24,564                     $398,194

  Revenues                               $25,664                     $13,884                     $122,216

  Net Income (Loss)                      $18,408                     $1,372                      $5,915

Nature/Purpose of Business:              To own and operate          To own and operate a 214    To own and operate a 540
                                         a 728 MW hydroelectric      MW gas-fired, combined      MW gas-fired, combined
                                         power plant in the          cycle cogeneration          cycle cogeneration
                                         Philippines                 facility in the United      facility in Puerto Rico
                                                                     Kingdom.

Ownership Interest(s)                    49% LP by EME Caliraya      33% by Mission Energy       99.0% of 50% by
                                         B.V.                        Company (UK) Limited        EcoElectrica Holdings,
                                                                                                 Ltd.

                                         1% GP by EME Kayalaan                                   1.0% of 50% by
                                         B.V.                                                        EcoElectrica Ltd., which
                                                                                                 is owned by EcoElectrica
                                                                                                 Holdings, Ltd.

Name of Entity:                          ISAB Energy s.r.l.          P.T. Adaro Indonesia        P.T. Paiton Energy
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                 $495,946                                                $1,226,069

  Revenues                               $197,005                                                $180,469

  Net Income (Loss)                      $39,963                                                 $28,572

Nature/Purpose of Business:              To own and operate a 518    Fuel supplier for P.T.      To own and operate a
                                         MW cogeneration facility    Paiton Energy Company       1,230 MW cogeneration
                                         located in Sicily, Italy    located in Indonesia        facility located in
                                                                                                 Indonesia.

Ownership Interest(s)                    49% by MEC Priolo B.V.      8.17% MEC Indo Coal B.V.    40% by MEC Indonesia B.V.

MEC INTERNATIONAL B.V.
Equity Investments
December 31, 2002
(In thousands)

Name of Entity:                          San Pascual Cogeneration    Tri Energy Company Limited  I.V.P.C. 4 S.r.1
                                         Company (Philippines) Ltd.
---------------------------------------- --------------------------- --------------------------- ---------------------------

Equity Interest:

  Assets                                                             $100,152                    $207,099

  Revenues                                                           $46,485                     $31,299

  Net Income (Loss)                                                  $6,2938                     $4,577

Nature/Purpose of Business:                                          To own and operate a 700    To own and operate
                                                                     MW combined cycle           facilites which use wind
                                                                     cogeneration facility       to generate electricity.
                                                                     located in Thailand.

Ownership Interest(s)                                                25% by EME Tri Gen B.V.     50% by Edison Mission
                                                                                                 Wind Power Italy B.V.